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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant /x/
Filed by a Party other than the Registrant / /
Check the appropriate box:
/ /	Preliminary Proxy Statement
/ /	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/x/	Definitive Proxy Statement
/ /	Definitive Additional Materials
/ /	Soliciting Material Pursuant to §240.14a-12
RoweCom Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/x/	No fee required
/ /	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
/ /	Fee paid previously with preliminary materials.
/ /	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

PROXY STATEMENT/PROSPECTUS

The Proposed divine/RoweCom Merger

    divine, inc. and RoweCom Inc. have agreed on a transaction whereby divine will acquire RoweCom in a stock-for-stock transaction. The transaction is structured as a merger in which a newly-formed, wholly-owned subsidiary of divine will be merged into RoweCom. If we complete the merger, RoweCom stockholders will receive 0.75 of a share of divine class A common stock for each share of RoweCom common stock that they own.

    divine's class A common stock is traded on the Nasdaq National Market under the symbol "DVIN." On September 10, 2001, the closing sale price of divine's class A common stock was $0.82.

    We cannot complete the merger unless the RoweCom stockholders approve and adopt the merger agreement and the merger. A special meeting has therefore been scheduled for RoweCom stockholders to vote on the merger. This proxy statement/prospectus provides you with detailed information about the proposed merger and the special meeting. Please read this entire document carefully, including the "Risk Factors" section beginning on page 25, which discusses the potential risks involved in the merger, in the operation of the combined company and in owning divine class A common stock.

    Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the meeting, please take the time to vote (1) by completing and mailing the enclosed proxy card to us, (2) by telephone or (3) over the Internet. If you sign, date and mail your proxy card without indicating how you want to vote, we will count your proxy as a vote in favor of approving and adopting the merger agreement, the merger and any other proposal properly submitted to stockholders at the meeting. If you abstain, do not vote or do not instruct your broker how to vote any shares your broker holds for you in its name, the effect will be a vote against approval and adoption of the merger agreement and the merger. Returning your proxy card or voting by telephone or over the Internet will not affect your right to vote in person if you choose to attend the special meeting.

    The date, time and place of the special meeting is as follows:

October 25, 2001
10:00 a.m. Eastern time
RoweCom Inc.
15 Southwest Park
Westwood, Massachusetts 02090

    The board of directors of RoweCom has unanimously approved the merger agreement and the merger and recommends that you vote FOR the proposal to approve and adopt the merger agreement and the merger.

    This proxy statement/prospectus serves as (1) RoweCom's proxy statement in connection with the solicitation of proxies by the RoweCom board of directors for use at the special meeting and (2) divine's prospectus in connection with its issuance of its class A common stock in the merger.

Dr. Richard R. Rowe Chairman and Chief Executive Officer RoweCom Inc.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger or the divine class A common stock to be issued in the merger or determined if this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

    This proxy statement/prospectus is dated September 17, 2001 and was first mailed to RoweCom stockholders on or about September 19, 2001.

RoweCom Inc.
15 Southwest Park
Westwood, Massachusetts 02090-1585

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON OCTOBER 25, 2001

To our stockholders:

    We will hold a special meeting of stockholders of RoweCom Inc. at 10:00 a.m., local time, on October 25, 2001 at our corporate offices located at 15 Southwest Park, Westwood, Massachusetts. At the RoweCom special meeting, we will ask you to vote on:

  •
  a proposal to approve and adopt the agreement and plan of merger and reorganization, dated as of July 6, 2001, by and among divine, inc., Knowledge Resources Acquisition Corp., a wholly-owned subsidiary of divine, and RoweCom Inc., and the merger of Knowledge Resources Acquisition Corp. into RoweCom; and

  •
  such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

    We have fixed the close of business on September 4, 2001 as the record date for determining which of our stockholders are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement of the special meeting. Approval of the merger proposal requires the affirmative vote of a majority of the RoweCom common stock outstanding as of the record date.

    After careful consideration, your board of directors unanimously recommends that you vote FOR approval and adoption of the merger agreement and the merger.

    Please complete, sign and promptly return the proxy card in the enclosed prepaid envelope or vote by telephone or over the Internet in accordance with the instructions provided, whether or not you expect to attend the special meeting. You can revoke your proxy at any time before it has been voted at the special meeting. Returning your proxy card or voting by telephone or over the Internet will not affect your right to vote in person if you choose to attend the special meeting. If you fail to vote by proxy card, telephone, over the Internet or at the special meeting, or fail to instruct your broker how to vote any shares your broker holds for you in its name, or if you abstain, it will have the same effect as voting against the approval and adoption of the merger agreement and the merger. You can revoke your proxy in the manner described in this proxy statement/prospectus at any time before it has been voted at the special meeting.

    You should not send RoweCom stock certificates with your proxy card. After we complete the merger, the exchange agent will send you written instructions for exchanging RoweCom stock certificates for divine stock certificates.

By order of the board of directors,

Brian Keeler, Secretary

Westwood, Massachusetts
September 17, 2001

ADDITIONAL INFORMATION

    divine has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to divine, and RoweCom has supplied all information contained in this proxy statement/prospectus relating to RoweCom.

    This proxy statement/prospectus incorporates important business and financial information about divine that is not included in, or delivered with, this proxy statement/prospectus. You may obtain this information, without charge, by making a written or oral request to divine or Computershare Investor Services, LLC, the exchange agent, as follows:

divine, inc. Attention: Investor Relations 1301 North Elston Avenue Chicago, Illinois 60622 Attention: Investor Relations Telephone: (773) 394-6600 Fax: (773) 394-6604 email: ir@divine.com	Computershare Investor Services, LLC
Attention: Bruce Hartney
2 North LaSalle Street
Chicago, Illinois 60602
Telephone: (312) 588-4991, ext. 4731
Fax: (312) 601-4348
email: bruce.hartney@computershare.com

    In order to receive timely delivery of the documents in advance of the special meeting, you should make your request no later than October 18, 2001, which is five business days prior to the date of the RoweCom special meeting.

    For a more detailed discussion of the information about divine incorporated into this proxy statement/prospectus, see "Where You Can Find More Information" beginning on page 140.

    You should rely only on information contained or incorporated by reference in this proxy statement/prospectus to vote on the merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than the date on the cover of this proxy statement/prospectus, or, in the case of documents incorporated by reference, the date of the referenced document, and neither the mailing of this proxy statement/prospectus to you nor the issuance of divine class A common stock in the merger will create any implication to the contrary.

    divine is a trademark of divine, inc. RoweCom, kStore and kLibrary are trademarks/service marks of RoweCom Inc. Other trademarks appearing in this proxy statement/prospectus are the property of their respective holders.

i

Federal Securities Laws Consequences	65
Nasdaq National Market	65
Material United States Federal Income Tax Consequences	65
THE MERGER AGREEMENT	68
General	68
The Merger	68
Consideration to be Received in the Merger	68
Treatment of Outstanding Options	68
Treatment of Outstanding Warrants	69
Treatment of Outstanding Bridge Notes	69
No Fractional Shares	70
Procedures for Exchange of Certificates	70
Representations and Warranties	71
Covenants and Agreements	72
Conditions of the Merger	74
Indemnification and Insurance	77
Termination	77
Termination Fee	78
Amendments	79
Expenses	79
AGREEMENTS RELATED TO THE MERGER	80
Employment Agreements	80
Reseller Agreement	81
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS	82
INFORMATION REGARDING DIVINE	91
Overview	91
divine's Recent Developments	93
INFORMATION REGARDING ROWECOM	97
Company Overview	97
Nasdaq National Market	97
Services	97
Industry Overview	99
Business Strategy	101
E-Commerce Solutions	104
Sales and Marketing	108
Clients	108
Competition	109
Intellectual Property	110
Technology	111
Employees	111
Property	111
Legal Proceedings	112

ii

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ROWECOM	114
Overview	114
Results of Operations	117
Selected Quarterly Results of Operations	125
Liquidity and Capital Resources	126
Euro Currency Issues	129
Exchange Rate Risk Management	130
Interest Rate Risk Management	130
Recent Accounting Pronouncements	130
STOCK OWNERSHIP BY MANAGEMENT AND PRINCIPAL STOCKHOLDERS OF ROWECOM	131
COMPARISON OF STOCKHOLDERS' RIGHTS	133
Authorized Capital Stock	133
Dividends	134
Voting Rights	134
Cumulative Voting	134
Stockholder Action	134
Stockholders' Rights Plan	135
Special Stockholders Meetings	136
Stockholder Proposals	136
Action by Stockholders Without a Meeting	136
Classified Board of Directors	137
Removal and Appointment of Directors	137
Board of Directors Meetings	137
Indemnification of Certain Persons	138
Amendment of Certificate of Incorporation and Bylaws	138
LEGAL MATTERS	139
EXPERTS	139
STOCKHOLDER PROPOSALS	139
WHERE YOU CAN FIND MORE INFORMATION	140
CONSOLIDATED FINANCIAL STATEMENTS OF ROWECOM INC.	F-1
APPENDIX A	AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
APPENDIX B	OPINION OF CHATSWORTH SECURITIES LLC

iii

QUESTIONS AND ANSWERS ABOUT
THE PROPOSED DIVINE/ROWECOM MERGER

Q:
Why are the two companies proposing to merge?

A:
The products and services offered by the companies are generally complementary, and we expect that the acquisition of RoweCom will provide our combined enterprise significant potential advantages and resources, including a more diversified portfolio of products and services. We believe that the proposed merger will allow us to accelerate long-term growth and provide added stockholder value. Achieving these anticipated benefits, however, is subject to certain risks discussed in "Risk Factors" beginning on page 25. To review the reasons for the acquisition in greater detail, see "The Merger—Reasons for the Merger" beginning on page 52.

Q:
How will I benefit?

A:
We believe that you will benefit by being an owner of a company that is able to compete more effectively than either divine or RoweCom individually.

Q:
What will happen in the merger?

A:
A newly-formed, wholly-owned subsidiary of divine will merge into RoweCom. As a result, RoweCom will survive as a wholly-owned subsidiary of divine.

Q:
What will I receive in the merger?

A:
If we complete the merger, you will receive 0.75 of a share of divine class A common stock in exchange for each share of RoweCom common stock that you own. In this proxy statement/prospectus, all references to divine common stock are to divine class A common stock along with the right to purchase divine's series A junior participating preferred stock under divine's stockholders' rights plan. There are currently no other classes of divine common stock outstanding.

  Example: If you own 1,000 shares of RoweCom common stock at the time we complete the merger, you will be entitled to receive 750 shares of divine common stock.

Q:
What happens as the market price of divine common stock fluctuates?

A:
The exchange ratio, and therefore the number of shares of divine common stock that you will receive in the merger, is fixed and will not be adjusted in the event of any increase or decrease in the price of divine common stock. Therefore, the value of the divine common stock you will receive in the merger will fluctuate as the price of divine common stock increases or decreases. You should obtain a current market quotation for divine common stock before voting on the merger.

Q:
Will divine issue fractional shares?

A:
divine will not issue fractional shares. Instead, you will receive a cash payment for any fractional share based on the closing sale price of a share of divine common stock on the trading day immediately prior to the merger.

Q:
What do I need to do now?

A:
After carefully reviewing and considering this proxy statement/prospectus, you should submit your proxy by mail, by telephone or over the Internet before the special meeting so that your shares are represented at the special meeting. You may also attend the special meeting scheduled to take place on October 25, 2001. The board of directors of RoweCom unanimously recommends voting in favor of the approval and adoption of the merger agreement and the merger.

Q:
What stockholder vote is required to approve the merger?

A:
The affirmative vote of a majority of the shares of RoweCom common stock outstanding as of the record date, September 4, 2001, is required to approve and adopt the merger agreement and the merger.

Q:
How can I vote my shares without attending the special meeting?

A:
You may vote your shares without attending the special meeting by granting a proxy to us. You can do this:

•
by mail—if you vote by mail, complete, sign and date your enclosed proxy card and mail it using the enclosed postage paid envelope; or

•
by telephone or Internet—if you vote by telephone or over the Internet, you will be required to have the control number appearing on your proxy card available to submit your vote. A properly completed telephone or Internet vote has the same effect as if you marked, signed and returned the proxy card by mail. See the instructions on the proxy card for a detailed description of telephone and Internet voting procedures.

Q:
If my RoweCom shares are held in "street name" by my broker, will my broker vote my shares for me?

A:
Your broker will only vote your shares if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. If you do not provide instructions to your broker on how to vote your shares, they will not be voted. This will have the same effect as voting against the adoption and approval of the merger agreement and the merger.

Q:
What if I don't vote by proxy or at the special meeting or I abstain?

A:
If you fail to vote by proxy or at the special meeting or abstain from voting, it will have the same effect as a vote against the adoption and approval of the merger agreement and the merger.

Q:
Can I change my vote after I have mailed a signed proxy card or voted by telephone or over the Internet?

A:
If you are a stockholder of record, you may revoke a previously-granted proxy and change your vote at any time before your proxy is voted at the special meeting in one of the following ways:

•
by delivering a written notice to RoweCom's Investor Relations office that states you would like to revoke your proxy;

  •
  by delivering a later-dated proxy card by mail;

  •
  by telephone or over the Internet as set forth in the instructions provided along with your proxy card; or

  •
  by attending the special meeting and voting in person (merely attending the meeting will not revoke your previously-granted proxy and change your vote; you must cast a vote at the special meeting).

  For shares held in the name of a bank, broker or other fiduciary, you may change your vote by submitting new voting instructions to the bank, broker or other fiduciary.

Q:
What if I receive more than one proxy card?

A:
It may mean that your shares are registered in different ways or are in more than one account. Please provide voting instructions for all proxy cards you receive to ensure that all of your shares are voted at the meeting.

Q:
Should I send in my RoweCom stock certificate now?

A:
No. After we complete the merger, Computershare Investor Services, LLC, the exchange agent, will send you written instructions for exchanging your RoweCom stock certificates for divine stock certificates.

Q:
When do you expect to complete the merger?

A:
We are working toward completing the merger as quickly as possible after the special meeting. However, in addition to obtaining stockholder approval, RoweCom must also satisfy other conditions, including financing conditions, before we can complete the merger. Therefore, we cannot predict exactly when we will complete the merger.

Q:
What are the tax consequences of the merger?

A:
You generally will not recognize gain or loss for U.S. federal income tax purposes on the exchange of RoweCom common stock for divine common stock, except for taxes on cash you receive for a fractional share. To review the tax consequences to RoweCom stockholders in greater detail, see "The Merger—Material United States Federal Income Tax Consequences" beginning on page 65. The tax consequences to each of you will depend on your particular situation. You should therefore consult your own tax advisor for an understanding of the tax consequences to you resulting from the merger.

Q:
What will happen to RoweCom if we do not complete the merger?

A:
If we do not complete the merger for any reason, RoweCom's current cash and existing credit facilities would not be sufficient beyond December 2001, and RoweCom does not believe it could secure all required working capital lines of credit in time to fund the fourth quarter ordering season. Therefore, RoweCom's management would consider, among other actions, negotiating extended payment terms on existing debt and other liabilities, seeking another purchaser and/or filing for bankruptcy protection. RoweCom may also be subject to a number of other material risks if we do not complete the merger. For example, under the terms of the merger agreement, RoweCom may be required under certain circumstances to pay divine a termination fee. In addition, significant merger-related costs incurred by RoweCom, such as legal, accounting and financial advisor fees, must be paid by RoweCom if we do not complete the merger. Also, the price of RoweCom common stock may decline to the extent that its current market price reflects a market assumption that we will complete the merger. RoweCom is not currently in compliance with the Nasdaq National Market's listing maintenance requirements and was notified that its common stock will be delisted if we do not complete the merger by November 5, 2001.

Q:
Who can I call with questions?

A:
If you would like additional copies of this proxy statement/prospectus or the enclosed proxy card, or, if you have questions about the merger, the special meeting, or how to vote by proxy, you should contact one of the following:

    Computershare Investor Services, LLC
    Attention: Bruce Hartney
    2 North LaSalle Street
    Chicago, Illinois 60602
    Telephone: (312) 588-4991, ext. 4731
    Fax: (312) 601-4348
    email:     bruce.hartney@computershare.com

    RoweCom Inc.
    Attention: Investor Relations
    15 Southwest Park
    Westwood, Massachusetts 02090
    Telephone: (781) 410-3300
    Fax: (781) 329-9875
    email:     mergerquestions@rowe.com

  If you would like copies of any divine documents incorporated by reference in this proxy statement/prospectus, you should contact divine at the following:

    divine, inc.
    Attention: Investor Relations
    1301 North Elston Avenue
    Chicago, Illinois 60622
    Telephone: (773) 394-6600
    Fax: (773) 394-6604
    email:     ir@divine.com

SUMMARY

    For your convenience, we have provided a brief summary of certain information contained in this proxy statement/prospectus. This summary highlights selected information from this document and does not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the documents we have referred you to, including the divine documents incorporated by reference and the merger agreement, which we have attached as Appendix A. You should also see "Where You Can Find More Information" on page 140. We have included page references parenthetically to direct you to more complete descriptions of the topics presented in the summary.

The Companies

  divine, inc. (page 91)
  1301 North Elston Avenue
  Chicago, Illinois 60622
  (773) 394-6600

    divine provides a combination of Web-based technology, professional services and managed applications capabilities designed to allow clients to rapidly deploy advanced enterprise Web solutions that are integrated with their business strategies and existing software and technical systems. divine's enterprise Web solutions offer businesses the ability to improve collaboration, workflow and business relationships. divine provides these solutions through its four business units:

  •
  Enterprise Portal Solutions;

  •
  Software Applications;

  •
  Managed Applications; and

  •
  Professional Services.

    See "—divine's Recent Developments" for a discussion of recent events intended to further divine's business strategy.

  RoweCom Inc. (page 97)
  15 Southwest Park
  Westwood, Massachusetts 02090
  (617) 497-5800

    RoweCom is a leading business-to-business provider of high-quality service and e-commerce solutions for purchasing and managing the acquisition of magazines, newspapers, journals and e-journals, books and other printed sources of commercial, scientific and general interest information and analysis. RoweCom refers to these products as "knowledge resources." RoweCom offers its clients and their employees easy and convenient access to one of the largest catalogs of knowledge resources on the Internet. RoweCom also provides business, academic and other non-profit institutions with a highly effective means of managing and controlling purchases of knowledge resources and reducing costs. RoweCom's services fall into two main categories: library services and desktop services. RoweCom targets clients in knowledge-intense industries, such as business and financial services; biomedical; academic and the federal government; and corporate and professional services.

  Knowledge Resources Acquisition Corp.
  1301 North Elston Avenue
  Chicago, Illinois 60622
  (773) 394-6600

    Knowledge Resources Acquisition Corp. is a wholly-owned subsidiary of divine. If the merger is completed, Knowledge Resources Acquisition Corp. will be merged into RoweCom. As a result, RoweCom will survive as a wholly-owned subsidiary of divine. Knowledge Resources Acquisition Corp. was incorporated by divine in Delaware in June 2001 with minimal capitalization and has conducted no business since its incorporation other than executing the merger agreement.

Our Reasons for the Merger (page 52)

    divine and RoweCom believe that that proposed merger will provide each company with the complementary strengths and resources of the other and will enable the combined company to address strategic opportunities more effectively.

Recommendation of the RoweCom Board of Directors (page 53)

    The RoweCom board unanimously recommends that you vote FOR the proposal to approve and adopt the merger agreement and the merger.

The Special Meeting

  Time, Place, Date and Purpose (page 46)

    The special meeting of RoweCom stockholders will be held on October 25, 2001, at 10:00 a.m. local time at RoweCom's corporate offices located at 15 Southwest Park, Westwood, Massachusetts. The purpose of the special meeting is to vote upon the proposal to adopt and approve the merger agreement and the merger. RoweCom stockholders may also vote upon such other matters as may be properly brought before the RoweCom special meeting or any adjournment or postponement of the special meeting.

  Record Date and Vote Required (page 46)

    Only RoweCom stockholders of record at the close of business on the record date, September 4, 2001, are entitled to vote at the special meeting. The affirmative vote of a majority of the shares of RoweCom common stock outstanding as of the record date is required to approve and adopt the merger agreement and the merger. At the close of business on the record date, there were 12,952,745 shares of RoweCom's common stock outstanding and entitled to vote at the RoweCom special meeting, approximately 15% of which were held by directors and executive officers of RoweCom and their affiliates. These directors and executive officers have indicated their intention to vote, or cause to be voted, the shares beneficially owned by them in favor of the approval and adoption of the merger agreement and the merger.

The Merger

    The merger agreement is attached as Appendix A to this proxy statement/prospectus. We encourage you to read the merger agreement because it is the legal document that governs the merger. If the holders of a majority of the outstanding shares of RoweCom common stock approve and adopt the merger agreement and the merger and all other conditions to the merger are satisfied or waived, Knowledge Resources Acquisition Corp. will merge into RoweCom. As a result, RoweCom will survive as a wholly-owned subsidiary of divine.

  What You Will Receive (pages 64 and 68)

    If we complete the merger, each outstanding share of RoweCom common stock will be exchanged for 0.75 of a share of divine common stock, subject to the payment of cash for fractional shares. The value of the divine shares you will receive in the merger will fluctuate as the market price of divine common stock changes. As of September 10, 2001, divine had 164,124,076 shares of common stock issued and outstanding. Based upon 13,552,745 shares of RoweCom common stock issued and outstanding as of September 10, 2001 and the 0.75 exchange ratio, divine will issue an aggregate of approximately 10,164,558 shares of divine common stock to holders of RoweCom common stock following the merger. Assuming that divine (1) completes its pending mergers with eshare communications, Inc. and Open Market, Inc. (which are discussed under "—divine's Recent Developments"), (2) issues approximately 64,377,716 shares of divine common stock pursuant to the eshare merger (based upon 21,934,486 eshare common shares issued and outstanding and an eshare exchange ratio of 2.935 as of September 10, 2001), (3) issues 44,454,961 shares of divine common stock pursuant to the Open Market merger and (4) does not issue any other shares of divine common stock prior to the closing of this merger, the existing holders of these shares of RoweCom common stock collectively will hold approximately 3.6% of divine common stock issued and outstanding after the merger.

  Treatment of Outstanding Options (page 68)

    Each outstanding option to purchase RoweCom common stock under RoweCom's stock incentive plans, other than options granted under RoweCom's 1999 Non-Employee Director Plan, that has an exercise price that is less than or equal to the product obtained from multiplying (1) the closing price for a divine share as reported on the Nasdaq National Market on the trading day immediately before the consummation of the merger by (2) the exchange ratio of 0.75, and is therefore "in-the-money," will convert into a fully exercisable option to purchase, at an exercise price equal to the current exercise price of the option divided by 0.75, a number of shares of divine common stock equal to the number of RoweCom shares subject to the option multiplied by 0.75. divine will issue these options under its 1999 or 2001 Stock Incentive Plan, as determined by divine before completion of the merger. Upon completion of the merger, RoweCom will send a notice to holders of all other options granted by RoweCom under its 1998 Amended and Restated Stock Incentive Plan informing them that their options will be cancelled if not exercised within ten days after completion of the merger. RoweCom has agreed to use its commercially reasonable efforts to enter into agreements for the termination of all other "out-of-the money" options and all options granted under its 1999 Non-Employee Director Plan. The approval of the mailing of the notice to optionholders by RoweCom's compensation committee and the termination of these other options are conditions to closing the merger.

  Treatment of Outstanding Warrants (page 69)

    Subject to the discussion under "—Treatment of Outstanding Bridge Notes," each outstanding warrant to purchase RoweCom common stock will convert into a warrant to purchase shares of divine common stock. Except for the converted warrants to be held by HFTP Investment L.L.C. and Leonardo, L.P., (1) the exercise price of each converted warrant will be the exercise price of the original RoweCom warrant immediately prior to consummation of the merger divided by 0.75 and (2) exercise of the converted warrant will entitle the holder to the number of shares of divine common stock equal to the number of RoweCom shares subject to the original RoweCom warrant multiplied by 0.75. divine and HFTP Investment and Leonardo are negotiating the exercise price and number of shares of divine common stock that will be issuable upon exercise of the converted warrants to be held by HFTP Investment and Leonardo upon consummation of the merger. divine has agreed to file with the SEC promptly after the completion of the merger a registration statement registering the public resale of the shares of divine common stock issuable upon exercise of all the converted warrants.

  Treatment of Outstanding Bridge Notes (page 69)

    Pursuant to the terms of RoweCom's $6,135,000 in outstanding aggregate principal amount of promissory notes dated May 26, 2000, the holders of these bridge notes have demanded repayment of the bridge notes upon consummation of the merger. divine expects to repay approximately $475,000 in aggregate principal amount of these bridge notes upon consummation of the merger. As a condition to completing the merger, the holders of the remaining $5,660,000 in aggregate principal amount of these bridge notes must agree to exchange these bridge notes for an equal principal amount of notes that will be convertible into divine common stock at any time after 30 days after completion of the merger and before repayment of the convertible notes. divine and the holders of these bridge notes are negotiating the terms of the convertible notes, including their interest rate, maturity date, conversion price and security. In addition, all of the noteholders must agree to exchange outstanding warrants issued to them in connection with the bridge notes for warrants to purchase shares of divine common stock upon completion of the merger. divine expects that the number of divine shares underlying the exchanged warrants and the exercise price will be adjusted by the 0.75 exchange ratio as described under "—Treatment of Outstanding Warrants." The noteholders, however, have requested that (1) the exercise price of the exchanged warrants be decreased so that it is tied to the market price of divine common stock and (2) they be issued additional divine warrants. divine has agreed to file with the SEC within 60 days after completion of the merger a registration statement registering the public resale of the shares of divine common stock issuable upon conversion of the convertible notes and exercise of the related warrants.

  Treatment of Outstanding Senior Secured Notes (page 64)

    In January 2001, RoweCom issued $9,000,000 in aggregate principal amount of floating rate senior secured notes to several suppliers. The notes are due on December 28, 2001, and interest is payable upon maturity of the notes at a rate of prime plus 1%. RoweCom is currently in violation of several covenants in these notes. Accordingly, these notes are due on demand, if so called by the suppliers that hold them. divine and the suppliers that hold these notes are negotiating the waiver of these defaults, the exchange of these notes upon consummation of the merger for notes that are convertible into divine common stock and the terms and conditions of the convertible notes.

  Opinion of RoweCom's Financial Advisor (page 55)

    Chatsworth Securities LLC delivered its oral opinion to the RoweCom board on June 6, 2001 that, as of May 24, 2001, which was the date that the letter of intent entered into between divine and RoweCom regarding the proposed terms of the merger was publicly announced, the consideration to be received by the RoweCom stockholders was fair, from a financial point of view, to the RoweCom stockholders. Chatsworth also delivered to the RoweCom board on July 6, 2001 its written opinion dated July 6, 2001 that, as of July 6, 2001 and subject to the assumptions, qualifications and limitations set forth in the written opinion, the consideration was fair, from a financial point of view, to the RoweCom stockholders. The full text of the written opinion is attached to this proxy statement/prospectus as Appendix B. We urge you to read this opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. The opinion does not constitute a recommendation as to how any RoweCom stockholder should vote with respect to the merger.

  Conditions to the Merger (page 74)

    The completion of the merger depends upon the satisfaction or waiver of a number of conditions, including, among others:

  •
  the RoweCom stockholders must approve and adopt the merger agreement and the merger;

  •
  the registration statement of which this proxy statement/prospectus is a part must not be subject to a stop order or proceeding seeking a stop order;

  •
  no law, injunction, or order preventing the completion of the merger must be in effect;

  •
  RoweCom must have entered into a senior credit agreement providing RoweCom and its subsidiaries with financing for its U.S. operations on certain terms and all conditions to funding of the senior credit agreement must have been satisfied and no default under the senior credit agreement must exist;

  •
  the compensation committee of RoweCom's board of directors must have approved the mailing of a notice to holders of out-of-the-money options under RoweCom's 1998 Amended and Restated Stock Incentive Plan, informing the holders that their options will be terminated unless exercised within ten days after completion of the merger;

  •
  RoweCom must have entered into agreements for the cancellation of all out-of-the-money options granted under RoweCom stock incentive plans, other than its 1998 Amended and Restated Stock Incentive Plan, and all options granted under RoweCom's 1999 Non-Employee Director Plan;

  •
  RoweCom's French subsidiary must have received a waiver and amendment to its existing loan with Banque Nationale de Paris, Banque Populare Region Quest de Paris and Credit Lyonnais in a form acceptable to divine;

  •
  RoweCom must have entered into an agreement with holders of its bridge notes and related warrants to purchase RoweCom common stock pursuant to which the holders exchange (1) the bridge notes for notes that are convertible into divine common stock and (2) the warrants for warrants to purchase divine common stock; and

  •
  RoweCom must have received a written opinion from its tax counsel or accountants to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes, and that opinion must not be withdrawn.

  Termination (page 77)

    divine and RoweCom can jointly terminate the merger agreement at any time before completing the merger, even if RoweCom stockholders have approved the merger. Either of divine or RoweCom can also terminate the merger agreement if:

  •
  we do not complete the merger before December 31, 2001, so long as the failure to complete the merger is not the result of the failure of the terminating party to fulfill its obligations under the merger agreement;

  •
  a government or legal restraint does not permit completion of the merger;

  •
  RoweCom stockholders do not adopt and approve the merger agreement and the merger at the special meeting; or

  •
  the other party materially breaches its representations, warranties or covenants in the merger agreement and such breach has not been, or cannot be, cured within 20 business days of the other party receiving notice of the breach.

    In addition, divine may terminate the merger agreement without completing the merger if:

  •
  RoweCom receives, or a third party publicly announces, an alternative acquisition proposal and either the special meeting does not occur and the merger is not consummated by December 31, 2001, or the RoweCom stockholders do not approve and adopt the merger agreement and the merger;

  •
  RoweCom's board of directors or a committee of the board withdraws or modifies its approval or recommendation of the merger;

  •
  in response to a third-party tender offer or exchange offer, RoweCom takes any action other than rejection of the offer;

  •
  RoweCom's board of directors recommends an alternative acquisition proposal to RoweCom stockholders;

  •
  RoweCom or any of its officers or directors enters into discussions or negotiations regarding an alternative acquisition proposal in violation of the merger agreement;

  •
  RoweCom enters into an agreement regarding, or consummates, an acquisition transaction with a party other than divine or Knowledge Resources Acquisition Corp.;

  •
  in divine's reasonable judgment, RoweCom will not execute the senior credit agreement for financing its U.S. operations before December 31, 2001; or

  •
  the RoweCom board of directors resolves to do any of the foregoing.

    If we do not consummate the merger, all fees and expenses incurred in connection with the merger agreement and the transactions it contemplates will be paid by the party incurring those expenses. If we complete the merger, divine will pay all fees and expenses incurred in connection with the merger agreement and the transactions it contemplates.

  Termination Fee (page 78)

    RoweCom has agreed to pay divine a termination fee of $800,000 if the merger agreement is terminated by:

  •
  divine or RoweCom because RoweCom receives, or a third party publicly announces, an alternative acquisition proposal and either the special meeting does not occur and the merger is not consummated by December 31, 2001, or the RoweCom stockholders do not approve and adopt the merger agreement and the merger;

  •
  divine because RoweCom's board of directors or a committee of the board withdraws or modifies its approval or recommendation of the merger;

  •
  divine because in response to a third-party tender offer or exchange offer, RoweCom takes any action other than rejection of the offer;

  •
  divine because RoweCom's board of directors recommends an alternative acquisition proposal to RoweCom stockholders;

  •
  divine because RoweCom or any of its officers or directors enters into discussions or negotiations regarding an alternative acquisition proposal in violation of the merger agreement;

  •
  divine because RoweCom enters into an agreement regarding, or consummates, an acquisition transaction with a party other than divine or Knowledge Resources Acquisition Corp.; or

  •
  divine because RoweCom attempts to terminate the merger agreement other than as provided in the merger agreement.

    divine must pay RoweCom a termination fee of $1,200,000 and reimburse RoweCom for expenses of up to $250,000 if divine terminates the merger agreement because, in divine's reasonable judgment, RoweCom will not execute the senior credit agreement before December 31, 2001.

  Interests of Certain Persons in the Merger (page 62)

    When you consider the RoweCom board's recommendation in favor of the merger, you should be aware that a number of RoweCom directors and executive officers may have interests in the merger that differ from, or are in addition to, your interests. In particular:

  •
  Dr. Richard R. Rowe, RoweCom's chairman and chief executive officer, James Kryzwicki, RoweCom's chief operating officer, Charles Germain, RoweCom's president of Europe, Asia-Pacific and Latin America operations, Ian Best, RoweCom's vice president and chief technical officer, and Rodney Smith, RoweCom's chief financial officer and treasurer, have signed new employment agreements with RoweCom that will become effective at the time we complete the merger. Under these agreements, RoweCom will be obligated to pay to these officers their salaries and provide them with other employee benefits for a period of time after their employment is terminated by RoweCom without cause or by the employee for good reason;

  •
  All of the in-the-money options held by RoweCom's directors and executive officers, whether or not vested, will convert into fully exercisable options to purchase shares of divine common stock upon consummation of the merger. The number of divine shares underlying the options and the exercise prices will be adjusted by the 0.75 exchange ratio as described under "—Treatment of Outstanding Options." Based upon divine's closing common stock price of $0.82 on September 10, 2001, RoweCom's directors and executive officers and their affiliates did not hold any in-the-money options as of that date.

  •
  Dr. Rowe and Philippe Villers, a director of RoweCom, are among the holders of the bridge notes and the related warrants to purchase RoweCom common stock. Dr. Rowe holds $1,000,000 in aggregate principal amount of bridge notes and 163,993 related warrants. Mr. Villers directly and indirectly holds $1,435,000 in aggregate principal amount of bridge notes and 235,330 related warrants. If we complete the merger, Dr. Rowe's bridge notes will be exchanged for an equal aggregate principal amount of notes that are convertible into a number of shares of divine common stock that will be based on an agreed upon conversion price that will be tied to the market price of divine common stock over some period of time. In addition, Dr. Rowe's RoweCom warrants will entitle him to purchase 122,994 shares of divine common stock at an expected exercise price of $6.67 per share for 75,000 of the warrants and $3.12 per share for 47,994 of the warrants. With respect to Mr. Villers' bridge notes, $85,000 in aggregate principal amount of bridge notes will be repaid upon consummation of the merger and the remaining $1,350,000 in aggregate principal of bridge notes will be exchanged for an equal aggregate principal amount of notes that are convertible into a number of shares of divine common stock that will be based on the agreed upon conversion price. Mr. Villers' warrants will be exercisable for 176,497 shares of divine common stock at an expected exercise price of $6.67 per share for 107,625 of the warrants and $3.12 per share for 68,872 of the warrants. Dr. Rowe and Mr. Villers are among the noteholders who have requested that (1) the exercise price of the exchanged warrants be decreased so that it is tied to the market price of divine common stock and (2) they be issued additional divine warrants;

  •
  If we complete the merger, divine will honor existing indemnification obligations of RoweCom, indemnify directors and officers of RoweCom or its subsidiaries for acts or omissions occurring prior to the merger for a period of six years after July 6, 2001 and provide indemnification arrangements for RoweCom's officers and directors that are at least as favorable as those in RoweCom's current certificate of incorporation and bylaws for a period of six years after the merger; and

  •
  If we complete the merger, divine will extend and maintain RoweCom's existing directors' liability and officers' liability, errors and omissions, employment practices and fiduciary liability insurance policies for a period of at least six years to the extent the cost of extending and maintaining those policies does not exceed $700,000.

In addition, if at any time after the merger, we decide to discontinue active commercial use of the name "RoweCom," any related terms using the root term "Rowe" or the domain name "Rowe.com," we have agreed to notify Dr. Rowe or his heirs, legatees, or assigns and, upon request, to assign the name or term to Dr. Rowe or his heirs, legatees or assigns for no additional consideration.

  Material United States Federal Income Tax Consequences (page 65)

    RoweCom stockholders generally will not recognize gain or loss for U.S. federal income tax purposes on their exchange of RoweCom common stock for divine common stock, except to the extent that RoweCom stockholders receive cash in lieu of fractional shares. Tax matters are very complicated, and the tax consequences of the merger to you will depend on the facts of your particular situation. You are urged to consult your own tax advisor as to the specific tax consequences to you of the merger, including the applicable federal, state, local and foreign tax consequences.

  Accounting Treatment (page 62)

    divine will record the merger using the purchase method of accounting in accordance with U.S. generally accepted accounting principles. This means that for financial reporting purposes, divine will treat both companies as one company beginning as of the date we complete the merger. In addition, under this method of accounting, divine will record the fair value of RoweCom's assets and liabilities on its consolidated financial statements, with the remaining purchase price in excess of the fair value of RoweCom's net assets recorded as goodwill.

  Regulatory Matters (page 64)

    Currently, neither divine nor RoweCom is required to file any information with the Federal Trade Commission or the Antitrust Division of the Department of Justice under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, in connection with the merger. We are not aware of any other governmental approvals or actions that are required to complete the merger other than compliance with federal securities laws and Delaware corporate law.

  Dissenters' Rights (page 65)

    RoweCom stockholders are not entitled to appraisal rights under Delaware law in connection with the merger.

  Comparison of Stockholders' Rights (page 133)

    If we complete the merger, you will become a stockholder of divine. divine's certificate of incorporation and bylaws differ from those of RoweCom, and, as a result, you will have different rights as a divine stockholder. In addition, divine has a stockholders' rights plan that entitles holders of its common stock, in certain instances, to purchase shares of divine's series A junior participating preferred stock.

Risk Factors (page 25)

    This merger and an investment in divine common stock by the RoweCom stockholders involve certain risks and uncertainties, including risks related to the integration of our companies, risks associated with a fixed exchange ratio and risks relating to the combined entity, including eshare and Open Market. See "Risk Factors" for a discussion of the risks and uncertainties that you should consider before you decide whether to approve the merger agreement and merger and thereby become a divine stockholder.

divine's Recent Developments (page 93)

    Since July 1, 2001, divine has completed, or entered into agreements in connection with, a number of other acquisitions to further its business strategy.

  eshare Merger

    On July 8, 2001, divine entered into an agreement and plan of merger with eshare communications, Inc., pursuant to which divine will acquire eshare. eshare is a provider of customer interaction management, or CIM, software products and services. These CIM software applications enable eshare's customers to effectively manage new and existing customers across multiple communications channels, including voice, email, interactive Web chat and voice-over-internet protocol.

    Upon consummation of the eshare merger, each of the approximately 21.9 million outstanding shares of eshare common stock will be converted into the right to receive shares of divine common stock as follows:

  •
  If the average closing price on the Nasdaq National Market of divine common stock for the ten trading days ending two trading days before the closing date of the eshare merger, which we refer to as the divine average closing price, is greater than $2.39 but less than $2.82, then eshare shareholders will receive 1.30 shares of divine common stock for each eshare common share they own;

  •
  If the divine average closing price is $2.82 or greater, then eshare shareholders will receive a number of shares of divine common stock for each eshare common share they own equal to $3.653 divided by the divine average closing price; and

  •
  If the divine average closing price is $2.39 or less, then eshare shareholders will receive a number of shares of divine common stock for each eshare common share they own equal to $3.12 divided by the greater of the divine average closing price or $1.00.

If pursuant to these adjustments, more than 28,546,506 shares of divine common stock are to be issued to eshare shareholders in the eshare merger, divine may elect to pay cash instead of any or all of the excess shares in an amount per share equal to the divine average closing price. However, because divine and eshare intend for the merger to be a tax-free reorganization, divine will not pay cash in excess of 50% of the total consideration paid to all eshare shareholders. Completion of the eshare merger is dependent on a number of conditions, including (1) approval by eshare shareholders and, if necessary, divine stockholders and (2) expiration or termination of any waiting periods under any applicable antitrust laws. The special meetings of eshare shareholders and divine stockholders are scheduled to be held on October 19, 2001.

  Emicom Merger

    On July 18, 2001, divine acquired 67% of the equity interests of Emicom Group, Inc. that divine did not already own in exchange for a total of 13.8 million shares of divine common stock. divine has filed a registration statement on Form S-3 to register these shares for resale. Emicom has been an associated company of divine since April 2000, when divine acquired a

33% interest in Emicom. Emicom is a technology holding company that provides capital and advisory services to early-stage technology companies located in Israel. Emicom partners with privately-held technology-related companies in the telecommunications, cellular, Internet infrastructure and enterprise software markets. At the time of the acquisition, Emicom held interests in four technology-related companies and had approximately $34 million in uncommitted cash reserves. divine expects that Emicom will provide divine a base of operations in the Israeli high-tech market, a platform from which to expand an international customer base and a channel for divine's expansion in Israel and Europe.

  Intira Asset Acquisition

    On July 29, 2001, divine entered into an agreement to purchase substantially all of the assets of Intira Corporation, subject to bankruptcy court approval. Intira provides information technology and network infrastructure for online business applications and is based in Pleasanton, California. Under the terms of the purchase agreement, divine will purchase substantially all of the assets of Intira for $1 million in cash, provide Intira with a $6.8 million debtor-in-possession credit facility and assume certain obligations that divine intends to restructure on more favorable terms. divine expects that the acquisition of Intira's assets will expand divine's capabilities in its Managed Applications business unit and provide opportunities for its other business units.

  Fracta Networks Acquisition

    In August 2001, divine acquired certain assets, subject to certain liabilities, of Fracta Networks, Inc., a provider of personal content management solutions. Among the assets divine acquired was Fracta Networks' software, FractaNet™, an application that allows users to easily capture portions of documents, spreadsheets or Web sites. For these assets, divine issued warrants to purchase 1,000,000 shares of divine common stock. In addition, divine has agreed to grant Fracta Network's continuing employees options to purchase 468,000 shares of divine common stock.

  Open Market Merger

    On August 15, 2001, divine entered into an agreement and plan of merger with Open Market, Inc., pursuant to which divine will acquire Open Market. Open Market provides enterprise content management and delivery application software. Open Market's software solutions are designed to enable businesses and other organizations to use the Internet to optimize interactions with their site visitors, employees, customers and distribution channels.

    Upon consummation of the Open Market merger, each outstanding share of Open Market common stock will be converted into the right to receive that number of shares of divine common stock equal to 44,285,714 divided by the total number of shares of Open Market common stock deemed outstanding as of the closing of the merger, giving effect to the conversion of any then-outstanding shares of Open Market Series E preferred stock but less shares of Open Market common stock issued after August 3, 2001 pursuant to Open Market's employee stock purchase plans and exercises of Open Market options and warrants. The maximum Open Market exchange ratio will be 0.8394 and the minimum Open Market exchange ratio will be 0.8326. Completion of the Open Market merger is dependent on a number of conditions, including (1) approval by Open Market stockholders and if necessary, divine stockholders and (2) expiration or termination of any waiting periods under any applicable antitrust laws. The special meetings of Open Market stockholders and divine stockholders are scheduled to be held on October 19, 2001.

  marchFIRST GmbH iI Acquisition

    In September 2001, divine entered into an agreement to acquire substantially all of the assets of marchFIRST GmbH iI that comprised its former Munich and Hamburg operations. divine has agreed to pay approximately DM 10.5 million (approximately US $4.8 million) for these assets. Upon completion of the acquisition, the assets purchased from marchFIRST GmbH iI will operate as a wholly-owned subsidiary of divine under the name divine GmbH from offices in Munich and Hamburg.

  Parlano Acquisition

    On September 7, 2001, divine acquired from UBS AG a 21% equity interest in Parlano, Inc. in exchange for 3,596,007 shares of divine common stock. divine has filed a registration statement on Form S-3 to register these shares for resale. Parlano has been an associated company of divine since February 2000, when divine acquired a 75% equity interest in Parlano. As a result of the acquisition, divine now owns approximately 96% of the issued and outstanding capital stock of Parlano and intends to purchase the remaining interest in a short-form merger in the near future. Parlano, which is headquartered in Chicago, Illinois, is a provider of global solutions for real-time business communications and collaboration in an enterprise environment. The software licensed by Parlano allows information to be captured, filtered and stored in corporate databases and used in knowledge management applications.

    We anticipate that the integration of these acquired companies into our products and services offering will help us to deliver a combination of software, technology-based solutions, professional services and hosting/managed applications that allow businesses to increase efficiency, generate revenue, advance their brand and build customer loyalty.

SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

     Selected Historical Financial Data of divine

    We are providing the following divine selected historical consolidated financial information to aid you in your analysis of the financial aspects of the merger. The following information is only a summary and should be read together with divine's consolidated audited and unaudited financial statements, the related notes and the discussion under "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in divine's Annual Report on Form 10-K for its fiscal year ended December 31, 2000 and divine's Quarterly Report on Form 10-Q for its quarterly period ended June 30, 2001, which are incorporated by reference in this proxy statement/prospectus. See "Where You Can Find More Information" on page 140. divine derived its consolidated statement of operations data for the fiscal year ended December 31, 2000 and the period from May 7, 1999, its inception, through December 31, 1999 and its consolidated balance sheet data as of December 31, 2000 and 1999 from its audited consolidated financial statements, which are incorporated by reference in this proxy statement/prospectus. Those consolidated financial statements were audited by KPMG LLP, independent certified public accountants. divine derived its consolidated statement of operations data for the six-month periods ended June 30, 2001 and 2000 and its consolidated balance sheet data as of June 30, 2001 from its unaudited consolidated financial statements, which are incorporated by reference in this proxy statement/prospectus. In the opinion of divine's management, those unaudited consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information when read along with the audited financial statements and the related notes. divine's operating results for the six months ended June 30, 2001 are not necessarily indicative of the results divine may achieve for the entire year ending December 31, 2001.

	Period from May 7, 1999 (Inception) to December 31, 1999		Six Months Ended June 30,
		Year Ended December 31, 2000
			2000	2001
			(unaudited)
	(in thousands, except per share data)
Consolidated Statement of Operations Data:
Revenues:
Products	$313	$5,316	$2,330	$4,916
Services	724	38,763	14,977	66,122

Total revenues	1,037	44,079	17,307	71,038
Total operating expenses	10,465	346,621	118,436	157,791
Net loss	(9,407)	(470,319)	(119,568)	(104,132)
Net loss applicable to common stockholders	(12,927)	(528,182)	(161,444)	(104,132)
Basic and diluted net loss per share applicable to common stockholders	$(4.59)	$(7.84)	$(15.10)	$(0.75)
Shares used in computing basic and diluted net loss per share	2,816	67,391	10,692	139,597
	December 31,
			June 30, 2001
	1999	2000
	(in thousands)
			(unaudited)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$162,841	$252,533	$202,177
Working capital	138,279	254,228	222,543
Total assets	238,872	420,181	412,375
Long-term debt and capital lease obligations	289	7,495	65,913
Total stockholders' equity	205,234	367,883	290,183

Selected Historical Financial Data of RoweCom

    We are providing the following RoweCom selected historical consolidated financial information to aid you in your analysis of the financial aspects of the merger. The following information is only a summary and should be read together with RoweCom's audited and unaudited consolidated financial statements, the related notes and the discussion contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations of RoweCom" included in this proxy statement/prospectus. RoweCom derived its consolidated statement of operations data for the fiscal years ended December 31, 2000, 1999 and 1998 and its consolidated balance sheet data as of December 31, 2000 and 1999 from its audited consolidated financial statements, which are included in this proxy statement/prospectus. RoweCom derived its consolidated statement of operations data for the fiscal years ended December 31, 1997 and 1996 and its consolidated balance sheet data as of December 31, 1998, 1997 and 1996 from its audited consolidated financial statements, which are not included in this proxy statement/prospectus. Those consolidated financial statements were audited by PricewaterhouseCoopers LLP, independent accountants. RoweCom derived its consolidated statement of operations data for the six-month periods ended June 30, 2001 and 2000 and its consolidated balance sheet data as of June 30, 2001 from RoweCom's unaudited consolidated financial statements, which are included in this proxy statement/prospectus. In the opinion of RoweCom's management, those unaudited consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the information when read along with the audited financial statements and the related notes. RoweCom's operating results for the six months ended June 30, 2001 are not necessarily indicative of the results RoweCom may achieve for the entire year ending December 31, 2001.

	Year Ended December 31,					Six Months Ended June 30,
	1996	1997	1998	1999(1)	2000	2000	2001
						(unaudited)
	(in thousands)
Consolidated Statements of Operations Data:
Revenues	$3,116	$12,890	$19,053	$307,604	$347,581	$90,642	$149,255
Cost of revenues	3,083	12,701	18,736	286,853	316,498	82,176	136,114

Gross profit	33	189	317	20,751	31,083	8,466	13,141
Operating expenses:
Sales and marketing	585	2,034	4,818	16,820	34,504	18,408	13,951
Research and development	532	584	1,631	5,368	9,861	5,869	3,632
General and administrative	351	751	1,561	9,457	13,887	7,604	6,716
Stock-based compensation	—	—	—	519	—	—	—
Amortization of goodwill and intangibles	—	—	—	2,721	8,920	3,468	3,198
Charge for the impairment of intangible assets	—	—	—	—	30,082	—	—

Total operating expenses	1,468	3,369	8,010	34,885	97,254	35,349	27,497

Loss from operations	(1,435)	(3,180)	(7,693)	(14,134)	(66,171)	(26,883)	(14,356)
Interest and other income (expense), net	1	63	172	575	(5,354)	(2,723)	(3,444)

Loss before income taxes, extraordinary item and cumulative effect of change in accounting principle	(1,434)	(3,117)	(7,521)	(13,559)	(71,525)	(29,606)	(17,800)
Provision (benefit) for income taxes	16	136	109	1,508	3,661	469	(878)

Loss before extraordinary item and cumulative effect of change in accounting principle	(1,450)	(3,253)	(7,630)	(15,067)	(75,186)	(30,075)	(16,922)
Extraordinary loss	—	—	—	—	(6,311)	(4,087)	—

Loss before cumulative effect of change in accounting principal	(1,450)	(3,253)	(7,630)	(15,067)	(81,497)	(34,162)	(16,922)
Cumulative effect of change in accounting principle	—	—	—	—	(2,484)	—	—

Net loss	(1,450)	(3,253)	(7,630)	(15,067)	(83,981)	(34,162)	(16,922)

Accretion of dividends on redeemable preferred stock	—	(184)	(762)	(370)	—	—	—

Net loss to common stockholders	$(1,450)	$(3,437)	$(8,392)	$(15,437)	$(83,981)	$(34,162)	$(16,922)

	Year Ended December 31,					Six Months Ended June 30,
	1996	1997	1998	1999(1)	2000	2000	2001
						(unaudited)
	(in thousands, except per share data)
Basic and diluted net loss per share (before extraordinary item and change in accounting principle)	$(1.87)	$(2.22)	$(5.49)	$(1.80)	$(6.48)	$(2.78)	$(1.36)
Basic and diluted net loss per share (of extraordinary item)	—	—	—	—	(.54)	(.38)	—
Basic and diluted net loss per share (before cumulative effect of change in accounting principle)	(1.87)	(2.22)	(5.49)	(1.80)	(7.02)	(3.16)	(1.36)
Basic and diluted net loss per share (of cumulative effect of change in accounting principle)	—	—	—	—	(.21)	—	—
Basic and diluted historical net loss per share	$(1.87)	$(2.22)	$(5.49)	$(1.80)	(7.24)	(3.16)	(1.36)
Shares used in computing basic and diluted net loss per share	776	1,552	1,528	8,558	11,602	10,799	12,459

(1)
Reflects RoweCom's acquisitions of Corporate Subscription Services, Inc. in June 1999, International Subscription Agencies Pty. Ltd. in August 1999 and Dawson's Subscription Business in October 1999.

	December 31,
							June 30, 2001
	1996	1997		1998	1999(1)	2000
							(unaudited)
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$209 (2)	$1,280	(2)	$16,974	$13,264	$26,597	$5,742
Working (deficit) capital	(481)	185		15,447	7,629	(24,900)	(41,583)
Total assets	428	2,108		20,284	215,608	153,786	85,710
Long-term obligations	—	—		—	—	6,135	1,837
Redeemable preferred stock	—	4,298		28,422	—	—	—
Stockholders' (deficit) equity	$(338)	$(3,768)		$(12,251)	$60,155	$(1,778)	$(19,060)

(1)
Reflects RoweCom's acquisitions of Corporate Subscription Services, Inc. in June 1999, International Subscription Agencies Pty. Ltd. in August 1999 and Dawson's Subscription Business in October 1999.

(2)
Includes $195 and $589 previously classified as restricted cash in 1996 and 1997, respectively.

Unaudited Selected Pro Forma Condensed Combined Financial Information

    The following unaudited selected pro forma condensed combined financial information describes the pro forma effect of divine's proposed acquisition of RoweCom on the:

  •
  unaudited statements of operations for the six months ended June 30, 2001 and the year ended December 31, 2000 of divine; and

  •
  unaudited balance sheet as of June 30, 2001 of divine.

The following unaudited selected pro forma condensed combined financial information also describes the pro forma effect of divine's proposed acquisitions of eshare communications, Inc. and Open Market, Inc. discussed below. The purpose of this pro forma financial information is to demonstrate how the combined financial statements of these businesses might have appeared if each of the mergers had been completed at the beginning of the periods presented.

    In addition to the pending merger between divine and RoweCom, on July 8, 2001, divine entered into a definitive agreement to acquire eshare, which provides customer interaction management, or CIM, products and services. Completion of the eshare merger is subject to a number of conditions, including eshare shareholder approval and, if required, divine stockholder approval. In addition, on August 15, 2001, divine entered into a definitive agreement to acquire Open Market, which provides enterprise content management and delivery application software to businesses and other organizations. Completion of the Open Market merger is subject to a number of conditions, including Open Market stockholder approval and, if required, divine stockholder approval. The following unaudited selected pro forma condensed combined financial information reflects the acquisition of RoweCom alone, as well as the acquisitions of RoweCom, eshare and Open Market together.

    divine has prepared the pro forma financial information using the purchase method of accounting for all these transactions. Because the pro forma financial information is based upon the financial condition and operating results of RoweCom, eshare and Open Market during periods when they were not under the control, influence or management of divine, the information presented may not be indicative of the results that would have actually occurred had the acquisitions been completed as of the respective periods presented, nor is it indicative of future financial or operating results. divine expects to incur reorganization and integration expenses as well as potential operating efficiencies as a result of the acquisitions of RoweCom, eshare and Open Market. The unaudited selected pro forma condensed combined financial information does not give effect to any synergies that may occur due to the integration of RoweCom, eshare and Open Market with divine, nor does it take into account the effect of any potential changes to accounting policies, including with respect to the recognition of revenues, of the acquired entities after the mergers due to the integration of their businesses into divine's business model. The unaudited selected pro forma condensed combined financial information should be read along with the historical financial statements of divine and the related notes, incorporated by reference in this proxy statement/prospectus, the historical financial statements of RoweCom and the related notes, included elsewhere in this proxy statement/prospectus and the unaudited pro forma condensed combined financial information and the related notes, included elsewhere in this proxy statement/prospectus.

Unaudited Selected Pro Forma Condensed Combined Financial Information
as of June 30, 2001
(in thousands)

	divine	RoweCom	RoweCom Pro Forma Adjustments	divine/ RoweCom Pro Forma Combined	eshare	eshare Pro Forma Adjustments	Open Market	Open Market Pro Forma Adjustments	divine/RoweCom/ eshare/Open Market Pro Forma Combined
Cash and cash equivalents	$202,177	$5,742	$(500)	$207,419	$9,620	$(5,750)	$6,756	$(5,500)	$212,045
Working capital	222,543	(41,583)	(500)	(180,460)	18,537	(6,302)	2,547	(5,500)	189,742
Total assets	412,375	85,710	34,835	532,920	62,608	31,546	33,915	50,354	711,343
Long-term debt and capital leases	65,913	—	—	65,913	—	—	—	—	65,913
Total stockholders' equity (deficit)	290,183	(19,060)	34,835	305,958	41,133	32,888	7,564	53,992	441,535

Unaudited Selected Pro Forma Condensed Combined Financial Information
for the Six Months Ended June 30, 2001
(in thousands, except per share data)

	divine	RoweCom	RoweCom Pro Forma Adjustments	divine/ RoweCom Pro Forma Combined	eshare	eshare Pro Forma Adjustments	Open Market	Open Market Pro Forma Adjustments	divine/ RoweCom/ eshare/Open Market Pro Forma Combined
Revenues	$71,038	$149,255	$—	$220,293	$37,722	$—	$25,855	$—	$283,870
Total operating expenses	157,791	163,611	5,290	326,692	43,066	7,122	45,032	8,859	430,771
Net loss from continuing operations	(104,132)	(16,922)	(6,168)	(127,222)	(3,197)	(8,920)	(14,702)	(8,859)	(162,900)
Net loss from continuing operations applicable to common stockholders	(104,132)	(16,922)	(6,168)	(127,222)	(3,197)	(8,920)	(15,016)	(8,545)	(162,900)
Basic and diluted net loss per share applicable to common stockholders	$(0.75)			$(0.85)					$(0.63)
Shares used in computing basic and diluted net loss per share	139,597			149,762					258,594

Unaudited Selected Pro Forma Condensed Combined Financial Information
for the Year Ended December 31, 2000
(in thousands, except per share data)

	divine	RoweCom	RoweCom Pro Forma Adjustments	divine/ RoweCom Pro Forma Combined	eshare	eshare Pro Forma Adjustments	Open Market	Open Market Pro Forma Adjustments	divine/ RoweCom/ eshare/Open Market Pro Forma Combined
Revenues	$44,079	$347,581	$—	$391,660	$83,956	$(1,815)	$88,981	$—	$562,782
Total operating expenses	346,621	413,752	8,056	768,429	103,029	12,577	140,202	15,873	1,040,110
Net loss from continuing operations	(470,319)	(75,186)	(8,056)	(553,561)	(11,117)	(21,934)	(37,796)	(15,873)	(640,281)
Net loss from continuing operations applicable to common stockholders	(528,182)	(75,186)	(8,056)	(611,424)	(11,117)	(21,934)	(37,796)	(15,873)	(698,144)
Basic and diluted net loss per share applicable to common stockholders	$(7.84)			$(7.88)					$(3.75)
Shares used in computing basic and diluted net loss per share	67,391			77,555					186,388

Comparative Per Share Data

    We have summarized below certain (1) comparative per share data of divine, RoweCom, eshare and Open Market on a historical basis and (2) combined per share data on an unaudited pro forma basis after giving effect to the RoweCom merger alone, as well as the RoweCom, eshare and Open Market mergers together, using the purchase method of accounting as if the mergers occurred on January 1, 2000 and assuming that:

  •
  0.75 of a share of divine common stock was issued in exchange for each share of RoweCom common stock outstanding;

  •
  2.935 shares of divine common stock were issued in exchange for each share of eshare common stock outstanding; and

  •
  .8326 shares of divine common stock were issued in exchange for each share of Open Market common stock outstanding.

    You should read this data along with the historical consolidated financial statements and the related notes of divine incorporated by reference into this proxy statement/prospectus and of RoweCom that are included elsewhere in this proxy statement/prospectus. We have presented the pro forma per share data for illustrative purposes only. This unaudited pro forma combined per share data does not necessarily indicate the operating results that would have been achieved had the mergers been in effect as of the beginning of the periods presented, or the results of operations or financial position that we will experience in the future.

	Year Ended December 31, 2000	Six Months Ended June 30, 2001
HISTORICAL PER SHARE DATA
Basic and diluted net loss per share from continuing operations:
divine	$(7.84)	$(0.75)
RoweCom	(6.48)	(1.36)
eshare	(0.51)	(0.15)
Open Market	(0.83)	(0.32)
Book value per share at period end(1):
divine	$2.76	$1.99
RoweCom	(0.14)	(1.52)
eshare	2.04	1.88
Open Market	0.44	0.16
PRO FORMA PER SHARE DATA
divine/RoweCom pro forma per share data
Pro forma combined loss per share from continuing operations—basic and diluted:
Per divine share	$(7.88)	$(0.85)
Per equivalent RoweCom share(2)	(5.91)	(0.64)
Pro forma combined book value per share at period end(3):
Per divine share	N/A	$1.96
Per equivalent RoweCom share(2)	N/A	$1.47

divine/RoweCom/eshare/Open Market pro forma per share data
Pro forma combined loss per share from continuing operations—basic and diluted:
Per divine share	$(3.75)	$(0.63)
Per equivalent RoweCom share(2)	(2.81)	(0.47)
Pro forma combined book value per share at period end (3):
Per divine share	N/A	$1.67
Per equivalent RoweCom share(2)	N/A	1.25

(1)
Historical book value per share is computed by dividing stockholders' equity (deficit) by the number of shares of common stock, net of treasury shares, outstanding at the end of each period.

(2)
The unaudited equivalent RoweCom pro forma per share amounts are calculated by multiplying the unaudited combined pro forma per divine share amounts by the exchange ratio of 0.75 of a share of divine common stock for each outstanding share of RoweCom common stock.

(3)
Pro forma book value per share is computed by dividing pro forma stockholders' equity by the pro forma number of shares of common stock and the exchangeable shares outstanding at the end of the period.

Comparative Market Price Data

    Shares of divine and RoweCom common stock are currently traded on the Nasdaq National Market under the symbols "DVIN" and "ROWE," respectively. The following table below shows the closing prices per share of divine common stock and RoweCom common stock on the Nasdaq National Market on:

  •
  May 23, 2001, the last trading day prior to public announcement of the letter of intent for the merger;

  •
  July 6, 2001, the last trading day prior to public announcement of the merger agreement and the proposed merger; and

  •
  September 10, 2001, the last trading day prior to the date of this proxy statement/prospectus.

    The table also lists the equivalent per share price of RoweCom common stock on these dates, which is equal to the closing price of a share of divine on that date multiplied by the exchange ratio of 0.75.

	divine common stock	RoweCom common stock	RoweCom equivalent per share price
May 23, 2001	$2.03	$0.98	$1.523
July 6, 2001	1.50	0.94	1.125
September 10, 2001	0.82	0.54	0.615

    We have also included the following table which shows the range of high and low sales prices reported on the Nasdaq National Market for divine common stock and RoweCom common stock for the periods indicated:

	divine Common Stock		RoweCom Common Stock
	High	Low	High	Low
Year ended December 31, 1999:
First quarter(1)	n/a	n/a	$43.13	$24.56
Second quarter	n/a	n/a	49.00	13.94
Third quarter	n/a	n/a	30.88	14.75
Fourth quarter	n/a	n/a	48.25	26.13
Year ended December 31, 2000:
First quarter	n/a	n/a	31.27	28.11
Second quarter	n/a	n/a	9.09	7.85
Third quarter(2)	$12.44	$3.62	5.52	4.91
Fourth quarter	4.25	1.00	2.07	1.74
Year ending December 31, 2001:
First quarter	2.06	1.00	1.50	0.50
Second quarter	2.84	1.09	1.49	0.71
Third quarter (through September 14, 2001)	2.15	0.79	1.20	0.44

(1)
RoweCom common stock began trading on the Nasdaq National Market on March 9, 1999.

(2)
divine common stock began trading on the Nasdaq National Market on July 12, 2000.

    The market price of divine and RoweCom common stock will fluctuate between the date of this proxy statement/prospectus and the date on which the merger occurs. We urge you to obtain current market quotations before making any decision about the merger.

    Neither divine nor RoweCom has ever paid any cash dividends on its stock. We anticipate that, for the foreseeable future, our combined enterprise will retain any earnings for use in the operation of our business. Therefore, we do not anticipate paying cash dividends in the foreseeable future.

RISK FACTORS

    In addition to the other information contained or incorporated by reference in this proxy statement/prospectus, you should carefully consider the following factors in voting on whether to adopt and approve the merger agreement and the merger and, therefore, your related investment in divine common stock. For periods following the merger, we have assumed the consummation of the eshare and Open Market mergers and references to the products, businesses, financial results or financial condition of divine and RoweCom mean our combined enterprise and its subsidiaries, including eshare and Open Market. We have divided the risks into three groups: risks relating to the proposed merger, risks relating to the combined entity, including eshare and Open Market, and risks relating to ownership of divine common stock. References to "we," "us" and "our" in "—Risks Relating to the Proposed Merger" refer to the combined divine/RoweCom entity following completion of the RoweCom merger. References to "we," "us" and "our" in "—Risks Relating to the Combined Entity" and "—Risks Relating to Owning divine Common Stock" refer to the combined divine/RoweCom/eshare/Open Market entity following completion of the mergers.

Risks Relating to the Proposed Merger

    We may be unable to successfully integrate our operations and personnel and, as a result, may not realize the expected benefits of the merger.

    This merger requires the integration of our companies, which have previously operated independently. We may not accomplish this integration smoothly, expeditiously, successfully, or at all. The successful combination of the companies will require significant effort, managerial resources, time and expense. divine and RoweCom have different systems and procedures in many operational areas that must be rationalized and integrated. Integration also may be difficult because divine is based in Chicago, Illinois and RoweCom is presently based in Westwood, Massachusetts, with significant operations abroad. This integration may be further complicated by the possible simultaneous integration of eshare's and Open Market's operations. While we integrate operations, management may be distracted and employee uncertainty and lack of focus may disrupt our normal operations. As often occurs with mergers, during the pre-merger and integration phases, competitors may intensify their efforts to recruit key employees. Employee uncertainty regarding the effects of the merger could also increase turnover. Failure to quickly and effectively accomplish the integration of our operations could have a material adverse effect on our business, financial condition and results of operations.

    If we are unable to successfully integrate our products and technologies on a timely basis, we may not be able to operate efficiently or realize the expected benefits of the merger.

    After the merger, we will need to integrate our products and technologies. This integration may be difficult and unpredictable because divine's and RoweCom's products were developed independently and without regard to this integration. In addition, divine has limited experience with the knowledge resource products sold by RoweCom. Successful integration will also require coordination of different development and engineering teams, as well as sales and marketing efforts and personnel. This integration may take longer than expected, and the companies may be required to expend more resources on integration than anticipated. The need to expend additional resources on our integration would reduce the resources that would otherwise be available to develop new products and technologies. If we cannot integrate our products and technologies successfully and on a timely basis, we may not be able to operate efficiently or realize the expected benefits of the merger.

    Our customers may react unfavorably to the merger, which could have a material adverse effect on our results of operations.

    The merger may disrupt our customer relationships. Uncertainty regarding the merger and our ability to effectively integrate our operations without a significant reduction in the quality of product and service offerings may also cause some of our customers to explore alternatives. Further, customers may defer purchasing decisions as they evaluate the likelihood of our successful integration. Any significant delay or loss of business from significant customers could have a material adverse effect on our results of operations.

    The value of shares of divine common stock that you will receive in the merger will fluctuate based on the price of divine common stock.

    Under the merger agreement, the number of shares of divine common stock that you will receive in the merger for your shares of RoweCom is fixed. This means that the exchange ratio of 0.75 will not be adjusted for changes in the market price of either divine or RoweCom common stock and neither company can terminate the merger agreement solely because of changes in the market price of either company's common stock. Therefore, the value of the divine shares that you receive in the merger will depend on the market price of divine common stock at the time of completion of the merger, which may vary from the market price on the date you submit your proxy and the date of the special meeting. The prices of divine and RoweCom common stock historically have been volatile, and we cannot assure you what the market prices of the divine common stock or RoweCom common stock will be at the time of the merger. We advise you to obtain recent market quotations for divine common stock and RoweCom common stock before making any decision about the merger.

    Officers and directors of RoweCom have potential conflicts of interest in the merger.

    Certain of RoweCom's executive officers and directors have interests in the merger that are different from, or in addition to, your interests. These interests, which include employment agreements with Richard R. Rowe, James Krzywicki, Charles Germain, Ian Best and Rodney Smith, indemnification and insurance protections for management and the ownership of options, warrants and notes that will become exercisable for, or convertible into, divine common stock, are described in more detail under the caption "The Merger—Interests of Certain Persons in the Merger" on page 62.

    After the merger, stockholders of RoweCom will have different rights that may be less advantageous than their current rights.

    Upon consummation of the merger, you will become divine stockholders. Differences in RoweCom's certificate of incorporation and bylaws and divine's certificate of incorporation and bylaws, as well as divine's stockholders' rights plan, will result in changes to your rights when you become divine stockholders. See "Comparison of Stockholders' Rights" beginning on page 131. You may conclude that your rights under divine's certificate of incorporation, bylaws and stockholders' rights plan are more limited than your current rights under RoweCom's certificate of incorporation and bylaws.

Risks Relating to the Combined Entity

    divine has been in business for only two years, has little operating history and has a new business strategy that may continue to change, which makes it difficult to evaluate its business.

    divine was formed in May 1999 and began operations as an Internet holding company engaged in business-to-business e-commerce through a community of associated companies. divine announced a new strategy to focus on enterprise Web solutions in February 2001. Because divine has only recently begun operating under this new business strategy, there is limited data upon which you can evaluate its prospects. As we continue to analyze business plans and internal operations in light of market developments, we may decide to make further substantial changes in our business plan and organization. These changes in business strategy may include moving into areas in which divine has little or no experience. Furthermore, our future business strategy will depend on our ability to successfully acquire and integrate other businesses as we continue to seek to expand our portfolio of products and services. We are, and will remain for the foreseeable future, subject to risks, expenses and uncertainties frequently encountered by young companies, and it will continue to be difficult to evaluate our business and its likelihood of success.

    Our overall performance and quarterly operating results may fluctuate and will be affected by the revenues generated from RoweCom's, eshare's and Open Market's products and services and RoweCom's need for additional capital.

    We expect RoweCom's, eshare's and Open Market's revenues to comprise a significant portion of our revenues for the near future. In particular, we expect RoweCom's revenues to represent a significant portion of our revenues because RoweCom historically has recognized as revenue its cost of the knowledge resources it sells plus the fee retained by RoweCom. Fluctuations in the revenue generated from our offering of RoweCom's knowledge resources, eshare's CIM solutions and Open Market's e-business solutions will likely impact our overall performance, and risks relating to these knowledge resources, CIM solutions and e-business solutions may affect our success as a whole. divine's, RoweCom's, eshare's and Open Market's revenues and results of operations have varied substantially from quarter to quarter. We expect large fluctuations in our future quarterly operating results due to a number of factors, including:

  •
  the success of, and costs associated with, acquisitions, joint ventures or other strategic relationships;
  •
  losses or charges incurred by associated companies that may include significant write-downs, write-offs and impairment charges;
  •
  the level of product and price competition;
  •
  the length of our sales and implementation process;
  •
  the size and timing of individual transactions;
  •
  seasonal trends;
  •
  the mix of products and services sold;
  •
  software defects and other product quality problems;
  •
  the timing of new product introductions and enhancements by us or our competitors;

  •
  customer order deferrals in anticipation of enhancements or new products to be offered by us or our competitors;
  •
  changes in foreign currency exchange rates;
  •
  customers' fiscal constraints; and
  •
  general economic conditions.

    In addition, RoweCom's revenue flow is seasonal in nature and as a result RoweCom periodically will have to rely on financing from divine or third parties to support its needs for working capital. RoweCom has an established practice of paying some of its publishers 30 to 60 days before receipt of funds from customers. Consequently, RoweCom anticipates making substantial expenditures in the fourth quarter of each year, while receiving the majority of its cash receipts relating to those purchases late in the first quarter of the following year. Given these seasonal cash flow imbalances, if RoweCom has an unexpected demand for liquid capital, or does not have financing available on commercially reasonable terms, or at all, when needed, it could have a material adverse effect on our future results of operations and financial condition.

    We expect to incur losses for the foreseeable future, and we may never become profitable.

    divine incurred net losses of approximately $9,407,000 for the period from inception on May 7, 1999 through December 31, 1999, approximately $470,319,000 for the year ended December 31, 2000, and approximately $104,132,000 for the six months ended June 30, 2001. The majority of these losses were related to the consolidated operations of divine's associated companies and charges divine took to reduce the carrying value of these associated companies. In addition:

  •
  RoweCom incurred net losses of approximately $7,630,000 for the year ended December 31, 1998, $15,067,000 for the year ended December 31, 1999, $83,981,000 for the year ended December 31, 2000 and $16,922,000 for the six months ended June 30, 2001;
  •
  Open Market incurred net losses of approximately $36,970,000 for the year ended December 31, 1998, $19,780,000 for the year ended December 31, 1999, $37,796,000 for the year ended December 31, 2000 and $14,702,000 for the six months ended June 30, 2001; and
  •
  eshare incurred net losses of approximately $9,958,000 for the year ended December 31, 1999, $11,117,000 for the year ended December 31, 2000 and $3,197,000 for the six months ended June 30, 2001.

We expect to incur additional losses for the foreseeable future. Furthermore, we expect our operating expenses to increase significantly as we continue to develop the infrastructure necessary to implement our current business strategy and integrate acquired businesses. Changes to our business strategy and product lines may cause us to incur additional expenses. Our financial results will continue to be affected by the operations of divine's existing associated companies, some of which may cease operations in the future if they are unable to generate positive cash flow. To the extent that our revenues do not increase at a sufficient rate, we may not be able to achieve and maintain profitability.

    The failure of the eshare and/or the Open Market merger to close could adversely impact divine's business strategy and the market value of divine's common stock.

    This merger, the eshare merger and the Open Market merger are each proceeding separately. None of the mergers is subject to, or conditioned upon, the consummation of the other mergers. As a result, it is possible that we complete this merger, but the eshare merger and/or the Open Market merger fail to close. The failure to close one or both of the other mergers could adversely affect divine's implementation of its enterprise Web solutions strategy and could be negatively viewed by analysts or investors, which in turn could cause the value of divine's common stock to decline.

    If we do not successfully implement our acquisition strategy or address the risks associated with the acquisitions, our growth and ability to compete may be impaired.

    Our business strategy includes the acquisition of other businesses that are complementary to ours, including other providers of enterprise software products or professional services. We may not be able to identify suitable acquisition candidates available for sale at reasonable prices, consummate any acquisitions, including the proposed eshare and Open Market mergers, or successfully integrate any acquired businesses, including eshare or Open Market, into our operations. Acquisitions, including the proposed eshare and Open Market mergers, involve a number of special risks and challenges, including:

  •
  diversion of management's attention;
  •
  assimilation of the operations and personnel of acquired companies;
  •
  incorporation of acquired products into existing product lines;
  •
  adverse short-term effects on reported operating results;
  •
  assumption of the liabilities of acquired companies, including, for example, the potential liability of RoweCom for (1) the securities class action lawsuits described under "Information Regarding RoweCom—Legal Proceedings" on page 112 and (2) sales taxes for prior periods as described under "Management's Discussion and Analysis of Financial Condition and Results of Operations of RoweCom—Overview—Sales Tax" on page 117;
  •
  possible loss of key employees; and
  •
  difficulty of presenting a unified corporate image.

If we are unable to successfully implement our acquisition strategy or address the risks associated with acquisitions, our growth and ability to compete may be impaired.

    If we engage in future acquisitions, we might finance these acquisitions with available cash, the proceeds from possible debt financing or the issuance of additional common or preferred stock, or a combination of the foregoing. We may not be able to arrange adequate financing on acceptable terms. If we consummate one or more significant acquisitions by issuing additional equity securities, the market price of our common stock could decline and our stockholders could suffer significant dilution of their interests in us. Furthermore, sellers may be reluctant to accept divine common stock as consideration at its recent price level and given its historical volatility, in which case, our ability to complete further transactions could be significantly limited.

    For most of the businesses that we may acquire, we will likely have to record significant goodwill and other intangible assets, and generally accepted accounting principles may require us to recognize substantial amortization charges on the other intangible assets, reducing our future reportable earnings. We will also have to periodically test our goodwill and other intangible assets for impairment. If we determine that the value of the goodwill and/or the intangible assets have been impaired, we will be required to recognize substantial charges that would adversely affect our operating results. In addition, these acquisitions could involve significant non-recurring acquisition-related charges, such as the write-off or write-down of software development costs or other intangible items.

    Our failure to retain key personnel may adversely affect our business.

    Our success depends partly upon our ability to retain senior executives and other key employees who are critical to the continued advancement, development and support of our products and services and ongoing sales and marketing efforts. For example, the future operating results we derive from the sale of RoweCom's knowledge resources will depend in significant part upon the continued services of a relatively small number of key technical, sales and senior management personnel, particularly Dr. Richard R. Rowe, RoweCom's chairman of the board and chief executive officer. The loss of any key personnel or any significant group of employees could negatively affect our future business and prospects. If our management does not succeed in their roles or we are not able to effectively allocate management responsibilities and cause our officers and senior managers to operate effectively as a group, our business could be adversely affected.

    Employee morale and our ability to attract and retain qualified employees may also be adversely affected by the decline and substantial fluctuation in the market price of divine common stock since its initial public offering, as many divine employees hold options with exercise prices far higher than divine's recent stock price.

    Revenues from our professional services division are difficult to predict because they are derived from project-based engagements.

    For the six months ended June 30, 2001, divine derived approximately 92% of its revenues from professional services. Almost all of these revenues were from project-based client engagements, which vary in size and scope. As a result, the revenues of our professional services division are difficult to predict because a client that accounts for a significant portion of these revenues in one period may not generate a similar amount of revenues, if any, in subsequent periods. In addition, because many of our professional services engagements involve sequential stages, each of which may represent a separate contractual commitment, a client may choose not to retain us for subsequent stages of an engagement or for new professional services projects.

    If we cannot keep our billable professionals engaged on client projects, our future revenues could decline and our operating results could be adversely affected.

    Virtually all the client contracts of our professional services division allow the client to terminate our services on relatively short notice and do not guarantee us any specific or minimum amount of business from the client. To the extent that any significant clients decrease their use of our professional services, delay an engagement or terminate their relationship with us, the revenues of our professional services division could decline substantially and our overall operating results could be adversely affected to the extent we are unable to quickly redeploy our billable professionals to other client engagements.

    We may not be able to compete successfully against current and future competitors, and competitive pressures faced by us could hurt our business and financial results.

    The market for our products and services is intensely competitive, fragmented and subject to rapid change. As a result of this merger and the eshare and Open Market mergers, we will compete with a variety of companies that provide software solutions and professional services independently or on an integrated basis. We may not be able to compete successfully against current and future competitors, and competitive pressures faced by us could hurt our business and financial results. Furthermore, many of our current and potential competitors have longer operating histories, significantly greater financial, technical, product development and marketing resources, greater name recognition and a larger customer base than we do.

    The market for the sale of magazines, newspapers, journals and e-journals, books and other knowledge resources to businesses is intensely and increasingly competitive. Although RoweCom has not yet had significant direct competition from other companies offering a service for purchasing and managing the acquisition of subscriptions and books with comparable management control features, EBSCO Industries, Inc. has recently launched a desktop e-commerce service that is similar to RoweCom's kStore. Thus, we expect that significant competition will develop in the near future with respect to RoweCom's knowledge resource products, and it may adversely impact our business.

    eshare's primary competitors in the field of integrated inbound/outbound telephony-based call management systems have been Davox Corporation, SER Systeme AG, formerly EIS International, Inc., and Avaya, Inc., formerly Mosaix International, Inc. We will continue to compete primarily against Davox and Avaya in the collections segment of the outbound call management systems market, and against SER Systeme in the telemarketing and telesales segments of the inbound/outbound call management systems market. We will also compete in the computer telephony integration segment of the market, where principal competitors include Interactive Intelligence, Inc., Genesys Telecommunications Laboratories/Alcatel, and Stratasoft Corp., Apropos Technology, Castel, Inc. and CellIT, Inc., among others. In the future, we may also face additional direct competition from private branch exchange/automatic call distribution vendors, other telecommunications equipment providers, telecommunications service providers, computer hardware and software vendors and others. Furthermore, in the Internet-based CIM industry, our competitors will include eGain Communications Corporation, Kana Software, Inc., Cisco Systems, Inc., Face Time Communications, Inc., LivePerson, Inc., People Support, Inc. and Siebel Systems, Inc.

    Open Market's primary competition in the e-business content management market includes in-house development efforts by prospective customers, other vendors of application software or application development platforms and tools directed at interactive commerce and financial services, such as Art Technology Group, Inc., BroadVision, Inc., Documentum, Inc., Interwoven, Inc. and Vignette Corporation. In addition, larger companies with much broader product offerings, such as BEA Systems, Inc., IBM Corporation, Microsoft Corporation and Oracle Corporation, may bundle their products to discourage users from purchasing Open Market's products. Companies such as IBM, BEA Systems and iPlanet E-Commerce Solutions also may add content management functionality to their application servers or introduce their own content management software.

    divine competes in various market segments that are extremely competitive, highly fragmented and subject to rapid change. While we offer an increasingly comprehensive range of advanced enterprise solutions, we compete with various providers of one or more components of our solutions. In the enterprise portal software and services segment, according to Delphi Research and the Yankee Group, the leading portal application makers in 2000 included: Plumtree Software, Inc., Hummingbird Ltd., Viador Inc., Sequoia Software Corporation, acquired by Citrix Systems, Inc., and InfoImage, Inc., among others. We believe that additional competitors in the broader advanced enterprise solutions market include: IBM Corporation, PeopleSoft, Inc., BEA Systems, Inc., Microsoft Corporation, Sybase, Inc., Oracle Corporation, Computer Associates International, Inc., Epicentric, Inc., BroadVision, Inc., Vignette Corporation, Citrix Systems, Inc., Open Text Corporation, Top Tier Software, Inc., DataChannel, Inc., Tibco Software Inc., SAP AG, American Express Company and InfoSys Consulting Inc.

    If we do not expand our customer base, we may never become profitable and our stock price will likely decline.

    The market for many of our products and services is newly emerging. As a result, we cannot accurately estimate the potential demand for them. We believe that market acceptance of our products and services depends principally on our ability to:

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  develop or acquire products and services that meet changing customer needs in a timely fashion;
  •
  effectively market our products and our services;
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  hire, train, and retain a sufficient number of qualified sales and marketing personnel;
  •
  provide high-quality and reliable customer support for our products;
  •
  distribute and price our products and services in a manner that is more appealing to customers than that of our competitors;
  •
  develop a favorable reputation among our customers, potential customers and participants in the software industry; and
  •
  withstand downturns in general economic conditions or conditions that would slow corporate spending on software products and professional services.

Our inability to accomplish any of the foregoing may limit our ability to expand our customer base. If our customer base does not expand, we may never become profitable and our stock price will likely decline. Furthermore, the adoption of networks for book and subscription procurement, particularly by companies that have relied on traditional means of procurement, will require broad acceptance of the new approach. In addition, companies that have already invested substantial resources in traditional methods of procurement may be reluctant to adopt a new strategy. This could limit the growth of our revenues derived from the merger.

    Our success is dependent upon the market for Internet services, which, along with the general economy, is experiencing a downturn.

    During late 2000 and 2001, the market for Internet services and technology has experienced a significant decline. This decline is at least partly attributable to funding difficulties experienced by many smaller companies and a general economic slowdown. Both developments have caused many of our current and potential clients to cancel, reduce and/or delay some projects. A prolonged economic slowdown or continued uncertainty about the future of the market for Internet services will adversely affect our business and financial results. If demand for our products and services does not improve, increased competition for business may result in significant decreases in the prices we charge for our products and services. The market for our products and services may not improve in a timely manner or to the extent necessary to allow us to achieve and sustain profitability in the near future.

    Our success will depend upon the ability of our products to work with a large variety of hardware, software, database and networking systems.

    The success of our products will depend on the ability of our products to integrate and be compatible with customer systems, particularly hardware systems, operating systems and data sources, as well as, or better than, competing products. The success of our products will also depend on the ability of our existing products to work well with one another, with new products we develop and with new software developed by third parties. We currently serve, and intend to continue to serve, a customer base with a wide variety of hardware, software, database and networking systems. If we cannot support an increasing number of systems in the future, we may not gain broad market acceptance.

    Customers will be less likely to accept our products if we are unable to introduce in a timely manner new software products and enhancements that meet industry requirements.

    The market for our software products is subject to rapid technological change, changing customer needs, frequent new product introductions and evolving industry standards that may render our existing products and services obsolete. As a result, unforeseen changes in customer and technological requirements for application features, functions and technologies could limit our ability to develop market share or could rapidly erode our position in those markets in which we have an established presence. Our growth and future operating results will depend in part upon our ability to develop and introduce new applications that anticipate, meet or exceed technological advances in the marketplace, meet changing customer requirements, respond to competitive products and achieve market acceptance.

    New products, platforms and language support can require long development and testing periods. New products or enhancements may not be released according to schedule or may contain defects when released. Either situation could result in adverse publicity, loss of sales, delay in market acceptance of our products or customer claims against us, any of which could harm our business. Our product acquisition, development and testing efforts have required, and are expected to continue to require, substantial investments. We may not possess sufficient resources to make these necessary investments.

    We also expect to develop and introduce new and enhanced versions of products as an integrated suite. In addition to the risks and uncertainties inherent in the development and introduction of new products, we will face significant challenges in developing and introducing new products and versions that work together effectively and allow customers to achieve the benefits of a broader product offering. We may not be able to identify or overcome these challenges.

    If we cannot cross-sell the products and services of divine, RoweCom, eshare and Open Market to the other companies' customers, we will not achieve one of the expected benefits of the mergers.

    After the RoweCom, eshare and Open Market mergers, we intend to offer the products and services of RoweCom, eshare and Open Market to existing divine customers and the customers of each other acquired company, and divine's products to existing RoweCom, eshare and Open Market customers. One company's customers may not have an interest in the other companies' products and services. If we fail to cross-market our products and services, we will not achieve one of the expected benefits of the mergers, and this failure could have a material adverse effect on our business, financial condition and operating results.

    We expect that our future revenues and operating results will be adversely affected if the software application industry continues to evolve toward a subscription-based model.

    We expect that our revenue growth rates and operating results will be adversely affected as more customers require us to offer our products under a subscription-based application service provider model. We currently sell software application solutions on a perpetual license basis in exchange for an up-front license fee. Many of our customers are attempting to reduce their up-front capital expenditures by purchasing software applications under a hosted subscription service model. Under the hosted model, the customer subscribes to use an application from the software provider. Generally, the application is hosted on a server managed by the software provider or a third-party hosting service. We expect that subscription-based revenues will represent a substantial portion of future revenues generated by our software applications and managed applications divisions.

    Under the subscription-based model, we generally will recognize revenue and receive payment ratably over the term of a customer's subscription. As a result, our revenue growth rate under a subscription model may be less than what our revenue growth rate would be under a license model. In addition, the price of our services will be fixed at the time of entering into the subscription agreement. If we are unable to adequately predict the costs associated with maintaining and servicing a customer's subscription, then the periodic expenses associated with a subscription may exceed the revenues we recognize for the subscription in the same period, which would adversely affect our operating results. In addition, if we are not successful in implementing the subscription-based model, or if market analysts or investors do not believe that the model is attractive relative to our existing license model, our business could be impaired and our stock price could decline.

    Our business may be adversely affected if there are defects in our software or we are unable to acquire third-party software or hardware that is error-free.

    Software products as complex as those that we offer may contain errors that could be detected at any point in the products' life cycles. divine, RoweCom, eshare and Open Market have, in the past, discovered software errors in certain of their products and have experienced delays in shipment or implementation of products during the period required to correct these errors. Despite extensive testing by us and by current and potential customers, errors in our software may be found in the future. This could result in a loss of, or delay in, market acceptance and sales, diversion of development resources, injury to our reputation or increased service and warranty cost. In particular, the call center environment in which eshare operates is characterized by a wide variety of standard and non-standard configurations that make pre-release testing for programming or compatibility errors very difficult and time consuming and will limit our ability to uncover all defects prior to shipment and installation at a customer's location. We also license certain software used in our products from third parties, and our products are designed to operate on certain hardware platforms manufactured by third parties. Third-party software or hardware may contain errors that we are dependent upon others to correct. These errors could cause problems with the installation and operation of our products, which could harm our business.

    We may face potential liability to customers if our products or our customers' systems fail.

    Our software, portal and application products are often critical to the operations of our customers' businesses and provide benefits that may be difficult to quantify. If one of our products or a customer's system fails, the customer could make a claim for substantial damages against us, regardless of our responsibility for such failure. The limitations of liability set forth in our contracts may not be enforceable in all instances and may not otherwise protect us from liability for damages. Our insurance coverage may not continue to be available on reasonable terms or in sufficient amounts to cover one or more large claims. In addition, the insurer might disclaim coverage as to any future claim. If we experience one or more large claims against us that exceed available insurance coverage or result in changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, our business and financial results could be hurt.

    We could lose our competitive advantage if we fail to adequately protect our proprietary rights, and any related litigation could be costly and time-consuming.

    We rely on a combination of patent, copyright, trade secret and trademark laws, confidentiality procedures and contractual provisions to protect our proprietary rights in our products and technology. These measures may not be adequate to protect our trade secrets and proprietary technology. As a result, unauthorized third parties may copy or otherwise obtain and use our products or technology. We may not be able to detect all instances of infringement. Furthermore, we may be subject to additional risks as we enter into transactions in countries where intellectual property laws are not well-developed or are poorly enforced. Legal protections of our rights may be ineffective in these countries. If we must engage in litigation to defend and enforce our intellectual property rights, either domestically or in other countries, we could face substantial costs and diversion of resources, regardless of the final outcome of such litigation. Any future attempt by us to enforce our intellectual property rights might not be successful or might result in royalties that do not exceed the cost of such enforcement efforts. Even if we succeed in protecting our intellectual property, others may independently develop similar technologies or products that do not infringe on our intellectual property.

    Other companies may claim that our products infringe their intellectual property rights, which could harm our business.

    Third parties may claim that we are infringing their intellectual property rights. We expect that the risk of infringement claims will rise as the number of products and competitors in our industry grows and the functionality of products in different industry segments overlaps. To develop our services or products, we may need to acquire licenses for intellectual property to avoid infringement of a third party's product. These licenses may not be available on commercially reasonable terms, if at all. Former employers of our present and future employees may assert claims that these employees improperly disclosed confidential or proprietary information to us. Any such claims could be time-consuming to defend, result in costly litigation, divert management's attention and resources, cause product shipment delays or require us to pay money damages or enter into royalty or licensing agreements. These royalty or licensing agreements may not be available on terms acceptable to us, if at all. In the event of a successful claim of product infringement against us and our failure or inability to license the infringed or similar technology, our business, operating results and financial condition could be materially and adversely affected.

    We may not be able to prevent online security breaches, which could interrupt our operations, damage our reputation and expose us to liability.

    A party that is able to circumvent our security systems or the security systems of our customers could steal proprietary information or cause interruptions in our operations. Security breaches could also damage our reputation and expose us to a risk of loss or litigation and possible liability. Our insurance policies have coverage limits and exclusions that may prevent reimbursement for losses caused by security breaches. Furthermore, our servers may be vulnerable to computer viruses, physical or electronic break-ins and similar disruptions. We may need to expend significant additional capital and other resources to protect against security breaches or to alleviate problems caused by any breaches. Despite these efforts, we may not be able to prevent all security breaches.

    Future government regulation could place financial burdens on our business.

    Because of the Internet's popularity and increasing use, new laws and regulations may be adopted that could have an adverse effect on us. In particular, states may impose discriminatory, multiple or special taxes on the Internet if the current moratorium on the application of these taxes, due to end on October 21, 2001, is not extended. If the moratorium ends, federal taxes may also be imposed on the sale of goods over the Internet. These state and federal taxes could cause a decrease in the volume of e-commerce and, therefore, the demand for our products and services. The enactment of any additional laws or regulations, including international laws and regulations, could impede the growth of the Internet and e-commerce, which could decrease our revenue and place additional financial burdens on our business.

    Federal, state or foreign agencies have also adopted, and may continue to adopt, laws or regulations affecting the use of outbound call processing systems. These laws or regulations could limit the market for eshare's products or expose us to liability, which could materially adversely affect our business, operating results and financial condition.

    Legal restrictions relating to the privacy of Internet users and the collection and use of online data could limit the utility of the personalization functionality of eshare's and Open Market's products and, therefore, the attractiveness of those products to customers.

    One of the principal features of eshare's and Open Market's products is the ability to develop and maintain profiles of online users to assist business managers in personalizing content and in displaying tailored commercial offers to specific online users. By limiting the means in which this feature can be utilized, proposed and existing legal restrictions on the collection and use of information relating to Internet users could materially and adversely impact eshare's and Open Market's products. For example, legislation has been proposed in some jurisdictions that would regulate the practice of placing small information files, or "cookies," on a user's hard drive to gather information. Likewise, regulation of the practice of online preference marketing is also under consideration in many jurisdictions. Moreover, legislation regulating the collection of data online and offline is already in place in the United States and elsewhere, including the European Union, and applicable to certain populations and in certain sectors. While regulatory and legislative efforts in this area are relatively new and still developing, they continue to gain attention, and continued regulation and legislation in this area could adversely affect the demand for eshare's and Open Market's products.

    If we lost the services of Andrew J. Filipowski, our business could fail.

    We believe that Andrew J. Filipowski, our chairman and chief executive officer, is critical to our success. If we lost the services of Mr. Filipowski, our ability to promote our business and raise additional capital would be severely limited, and our business could fail. We do not maintain key man life insurance on Mr. Filipowski.

    Our key personnel have entered into non-compete agreements that could prevent us from engaging in certain activities and acquiring interests in some companies.

    Andrew J. Filipowski, our chairman and chief executive officer, Michael P. Cullinane, our executive vice president, chief financial officer and treasurer and a director, and Paul L. Humenansky, our president and chief operating officer and a director, have entered into consulting and non-compete agreements with PLATINUM technology International, inc., now a wholly-owned subsidiary of Computer Associates International, Inc. These agreements prohibit Mr. Filipowski until June 29, 2007, and each of Messrs. Cullinane and Humenansky until June 29, 2004, from participating or engaging, directly or indirectly, in the development, manufacture, marketing or distribution of any products or services offered by PLATINUM as of March 29, 1999, or any products or services offered by PLATINUM after that date and in which they had actively participated. PLATINUM was, as of March 29, 1999, and continues to be, engaged in the business of developing, marketing and supporting software products for managing information technology infrastructures and providing related professional services. As of March 29, 1999, PLATINUM also offered products and services for the creation, deployment and management of Web content. Under these agreements, Messrs. Filipowski, Cullinane and Humenansky also are prohibited from soliciting, or assisting another person to solicit or attempt to solicit, persons or entities that were current customers of PLATINUM or its affiliates before the end of the respective employment periods of Messrs. Filipowski, Cullinane and Humenansky, unless the solicitation of these customers is for goods or services unrelated to any activity which competes with PLATINUM.

    To manage divine's business effectively with respect to these agreements, divine has consulted with PLATINUM and Computer Associates before making any acquisition to confirm that a breach of these agreements would not result. PLATINUM and Computer Associates have consented to this merger and to the eshare and Open Market mergers. In the future, however, these consulting and non-compete agreements could limit our business opportunities, which could impair our success.

    If Reed Elsevier or any of the other suppliers with whom RoweCom does business stops providing knowledge resources to RoweCom on favorable terms, we may not be able to satisfy customers' demands at acceptable prices.

    The primary supplier of the magazines and journals whose subscriptions RoweCom sells is Reed Elsevier, which supplied titles accounting for approximately 16% and 13% of RoweCom's sales for the year ended December 31, 1999 and 2000, respectively. RoweCom currently does not have a contract with Reed Elsevier. If Reed Elsevier stops offering RoweCom knowledge resources on favorable terms, we may not be able to offer customers competitive prices on their orders. If Reed Elsevier were to cease providing RoweCom with knowledge resources, it would not be possible to obtain replacements for many of the titles Reed Elsevier publishes at a comparable price, if at all, from another supplier. Either of these events could have a material adverse effect on our financial condition and results of operations. Similarly, if any of the other suppliers with whom RoweCom does business decides not to provide RoweCom with knowledge resources or decides to stop providing RoweCom with knowledge resources on favorable terms, it could have a material adverse effect on our financial condition and results of operations.

    We may not be able to expand RoweCom's catalog of knowledge resources.

    One of the key elements of RoweCom's strategy is to continue to expand its catalog of knowledge resources. RoweCom gains content through acquisitions and strategic alliances and through contact with various suppliers. We may not be able to continue to gain available content through strategic alliances or directly from suppliers. In the event that we are unable to continue to increase RoweCom's available content, we may:

  •
  be at a competitive disadvantage with respect to competitors that may compile greater libraries of available titles;

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  lose clients that rely upon RoweCom as a single-source of knowledge resources; and

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  be unable to increase the amount of revenue that is otherwise generated from particular clients.

Any of these effects could have a material adverse effect on our future results of operations and financial condition.

    Delays in sales and the implementation cycle for CIM solutions and managed applications could adversely affect us.

    If we experience delays in, or cancellation of, sales or implementations of CIM solutions and managed applications, our business and financial results could be hurt. To sell these products, we generally must provide a significant level of education to prospective customers regarding their use and benefits. In addition, prospective customers generally make a significant commitment of resources in connection with the implementation of these products. For these and other reasons, the length of time between the date of initial contact with the potential customer and the installation and use of eshare products has generally been six months or more. Our implementation cycle could be lengthened in the future by delays over which we have little or no control and increases in the size and complexity of our installations and in the number of third-party systems with which our products must integrate. In addition, any unexpected delays in individual implementations could expose us to liability claims from our customers.

    We expect that our future operating results will be significantly dependent on a limited suite of eshare and Open Market products and the market for these products.

    eshare traditionally has derived a majority of its revenues from sales of its Conversations call center management product, its NetAgent Web-collaboration product and related services and support. eshare introduced Conversations in 1999 and NetAgent in 1998. eshare is currently in the process of developing next generation CIM applications and expects to begin beta trials in 2001. In the near term, we anticipate that a significant portion of our eshare-related revenue may be derived from eshare's Conversations and NetAgent product offerings and related services and support. We intend to enhance these products and develop market-specific solutions. However, any factor adversely affecting the market for call center and Internet-based solutions in general, or the Conversations and NetAgent products in particular, could hurt our business and financial results. We also may face potential charges resulting from the write-down of inventory of outdated products that we cannot sell.

    Open Market expects to derive substantially all of its product license revenues in the future from its recently announced Content Server Enterprise Edition software. Our future growth and profitability will depend on the successful release, introduction and customer acceptance of this new suite of products and future enhancements to these products. Any factors adversely affecting the pricing of, demand for or market acceptance of these products, including competition or technological change, could cause our revenues to decline and our business and future operating results to suffer.

    eshare has traditionally relied on a few customers for a significant portion of its revenues.

    eshare has historically derived, and we believe that we will continue to derive, a significant portion of call center revenues in any period from a limited number of large corporate clients. In 2000, eshare's five largest customers accounted for approximately 17% of its total revenues. During 1999, eshare's five largest customers accounted for approximately 28% of its total revenues. The loss, deferral or cancellation of an order from one of these customers could have a significant impact on our operating results. eshare's current customers may not place additional orders and we may not obtain orders of similar magnitude from other customers. If we fail to retain any major customer of eshare, suffer any reduction, delay in or cancellation of orders by any such customer or fail to market successfully CIM solutions to new customers, our business and financial results could be hurt.

    Open Market is party to several securities class action lawsuits that may be costly to defend and the outcome of which is uncertain and may harm our business.

    Open Market and several of its former and present officers and directors are named as defendants in several class action complaints filed on behalf of certain of its stockholders who purchased securities between November 8, 1999 and April 18, 2000. These complaints allege violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated under the Exchange Act. In particular, they allege, among other things, that during the putative class period, the defendants sought to mislead the investing public by overstating Open Market's prospects and the quality of its products. The plaintiffs are seeking monetary damages and other appropriate relief. Any resolution of this litigation in a manner adverse to Open Market could have a material adverse effect on our business, financial condition and results of operations. In addition, the costs to us of defending this litigation or other related proceedings, even if resolved in our favor, could be substantial. This litigation could also substantially divert the attention of our management and resources in general. Uncertainties resulting from the initiation and continuation of this litigation or other related proceedings could harm our ability to compete in the marketplace.

    Our strategy to expand our international operations is subject to many risks that may prevent us from maintaining or increasing our international revenues.

    RoweCom's sales outside the United States accounted for approximately 42% and 51% of its total revenues in 1999 and 2000, respectively. eshare's sales outside the United States accounted for approximately 32% and 28% of its total revenues in 1999 and 2000, respectively. Open Market's sales outside of North America accounted for approximately 30% and 40% of its total revenues in 1999 and 2000, respectively. A significant element of our business strategy is to expand our international presence through RoweCom's, eshare's and Open Market's operations and sales channels in international markets. This projected expansion will require significant management attention and financial resources. Because of the difficulty in penetrating new markets, we may not be able to maintain or increase international revenues. Our international operations will be subject to a number of inherent risks, which will increase as we expand our international operations, including:

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  significant volatility in the level and timing of business;

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  the impact of possible recessionary environments in economies outside the United States;

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  changes in foreign legal and regulatory requirements;

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  changes in tariffs;

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  the costs of localizing products for foreign markets and integrating products with foreign system components;

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  longer accounts receivable collection periods and greater difficulty in accounts receivable collection;

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  difficulties and costs of staffing and managing foreign operations;

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  reduced protection for intellectual property rights in some countries;

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  potentially adverse tax consequences;

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  political and economic instability; and

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  the higher cost of foreign service delivery.

    While eshare's and Open Market's expenses incurred in foreign countries typically are denominated in the local currencies, revenues generated by eshare's and Open Market's international sales typically are paid in U.S. dollars, British pounds or Euros. While a significant portion of RoweCom's expenses in foreign countries are denominated in local currencies, a portion of the expense for both its U.S. operations and its foreign countries is denominated in currencies other than the local currency. RoweCom enters into forward currency contracts primarily in European, Australian and Canadian currencies to hedge its foreign currency exposures. However, RoweCom does not hedge all foreign currency exposure and existing forward currency contracts may not adequately cover intended exchange gains and losses. We could experience fluctuations in currency exchange rates in the future that would have a material adverse impact on our international operations.

    Our growth in operations will likely be dependent upon the successful development of direct and indirect sales channels.

    eshare and Open Market primarily sell their products domestically through a direct sales force and internationally through both direct and indirect sales channels. eshare and Open Market support customers with internal technical and outsourced customer support staff. Our ability to achieve significant revenue growth in the future will greatly depend on our ability to recruit and train sufficient technical and direct sales personnel and to outsource effectively our customer support functions. Each of eshare and Open Market has in the past experienced difficulty in recruiting qualified sales and technical personnel. If we are unable to rapidly and effectively expand eshare's and Open Market's technical staff and direct sales force, our business and financial results could be hurt.

    We believe that our future growth will also depend on our ability to continue to develop and maintain eshare's and Open Market's indirect sales channels, including value added resellers, or VARs, and distributors. Additionally, our investment of significant resources to develop these indirect channels could adversely affect our operating results if these efforts do not generate sufficient additional revenues.

    If we are unable to recruit and retain qualified VARs and distributors, our results of operations could be adversely affected. Increased indirect sales also could adversely affect our average selling prices and result in lower gross margins because lower unit prices are typically charged on sales made through indirect channels. Sales of eshare and Open Market products through indirect channels will reduce our gross profits from our services because the VARs and distributors provide these services.

    As indirect sales increase, our direct contact with eshare's customer base will decrease, and we may have more difficulty accurately forecasting sales, evaluating customer satisfaction and recognizing emerging customer requirements. In addition, VARs and distributors may develop, acquire or market products competitive with our products. Our strategy of marketing products directly to customers and indirectly through VARs and distributors may result in distribution channel conflicts. Our direct sales efforts may compete with those of our indirect channels and, to the extent different VARs and distributors target the same customers, VARs and distributors may also come into conflict with each other. Any channel conflicts that develop may have a material adverse effect on our relationships with VARs and distributors or hurt our ability to attract new VARs and distributors.

Risks Relating to Owning divine Common Stock

    If divine common stock is delisted from the Nasdaq National Market, the liquidity, visibility and price of divine common stock may decrease.

    Since divine's initial public offering in July 2000, divine common stock has been listed on the Nasdaq National Market. Shares of divine common stock could be delisted from the Nasdaq National Market if we fail to satisfy the continued listing requirements of the Nasdaq National Market, including the minimum bid price of $1.00. If divine common stock is delisted from the Nasdaq National Market, we would be forced to list divine common stock on the OTC Bulletin Board or some other quotation medium, depending upon our ability to meet the specific listing requirements of those quotation systems. If this happens, an investor might find it more difficult to buy and sell, or to obtain accurate price quotations for, shares of divine common stock. This lack of visibility and liquidity could further decrease the price of divine common stock. In addition, delisting from the Nasdaq National Market might negatively impact our reputation and, as a consequence, our business.

    The merger agreement for this merger and the eshare and Open Market mergers require divine to deliver shares of its common stock that have been authorized for listing on the Nasdaq National Market as a condition to closing the applicable merger. If divine common stock is delisted from the Nasdaq National Market, each of RoweCom, eshare and Open Market can (1) terminate its respective merger agreement with divine or (2) continue with its respective merger, with holders of common stock of RoweCom, eshare or Open Market, as applicable, receiving shares of divine common stock that may have diminished liquidity and visibility.

    The market price of divine common stock may continue to be volatile, which could cause litigation against us and prevent you from reselling your shares at or above the price at which you acquire them in the merger.

    From divine's initial public offering in July 2000 through the date of this proxy statement/ prospectus, the price per share of divine common stock has ranged from a high of $12.44 to a low of $0.79. The market price of divine common stock has been, and is likely to continue to be, highly volatile and subject to wide fluctuations due to various factors, many of which are beyond our control, including:

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  quarterly variations in operating results;

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  volatility in the stock market;

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  volatility in the general economy;

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  changes in interest rates;

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  announcements of acquisitions, technological innovations or new software, services or products by us or our competitors; and

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  changes in financial estimates and recommendations by securities analysts.

In addition, there have been large fluctuations in the prices and trading volumes of securities of many technology, Internet and CIM product and related professional service companies. Broad market and industry factors may decrease the market price of our common stock. As a result, you may be unable to resell your shares of divine common stock that you receive in the merger at or above the prices at which you acquired them. In the past, volatility in the market price of a company's securities has often led to securities class action litigation. Such litigation could result in substantial costs to us and divert our attention and resources, which could harm our business. Declines in the market price of divine common stock or failure of the market price to increase could also harm our ability to retain key employees, our access to capital and other aspects of our business.

    Our stockholders' rights plan and provisions in our certificate of incorporation, our bylaws and Delaware law could delay or deter tender offers or takeover attempts that may offer you a premium for your common stock, which could adversely affect our stock price.

    Our stockholders' rights plan and provisions in our certificate of incorporation, our bylaws and Delaware law could make it more difficult for a third party to acquire control of us, even if the change in control would be beneficial to you. These impediments include:

  •
  the rights issued in connection with the stockholders' rights plan that will substantially dilute the ownership of any person or group that acquires 15% or more of our common stock unless the rights are first cancelled or redeemed by our board of directors, in its discretion;

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  the classification of our board of directors into three classes serving staggered three-year terms;

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  the ability of our board of directors to issue shares of preferred stock with rights as it deems appropriate without stockholder approval;

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  a requirement that special meetings of our stockholders may be called only by our chairman, president or a majority of our board of directors;

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  a prohibition against action by written consent of our stockholders;

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  a requirement that our stockholders comply with advance notice provisions to bring director nominations or other matters before meetings of our stockholders; and

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  the adoption of a provision of Delaware law that prohibits us from entering into some business combinations with interested stockholders without the approval of our board of directors.

The existence of the stockholders' rights plan and these provisions may deprive you of an opportunity to sell your shares at a premium over prevailing prices. The potential inability of our stockholders to obtain a control premium could adversely affect the market price of our common stock.

    Our stock price may decline if a large number of shares are sold or there is a perception that these sales may occur.

    The market price of our stock could decline as a result of additional sales of common stock, or the perception that these sales could occur. As of August 31, 2001, there was an aggregate of 137,468,965 shares of restricted divine common stock that could be resold only through registration under the Securities Act or under an available exemption from registration, including the exemption provided by Rule 144. As of August 31, 2001, of those shares, 109,920,104 were eligible for sale subject to the volume, manner of sale and other limitations of Rule 144; 13,800,000 shares will be registered for resale pursuant to a registration statement on Form S-3 that divine has filed in connection with the Emicom transaction (which registration statement also covers 3,596,007 shares issued on September 7, 2001 in the Parlano transaction); and the remaining 13,748,861 shares will become eligible for sale between August 31, 2001 and August 2002, subject to certain lock-up agreements described below.

    The market price of divine common stock could decline as a result of the large number of shares that will become eligible for sale upon consummation of this merger and the eshare and Open Market mergers.

    Based upon 13,552,745 shares of RoweCom common stock issued and outstanding on September 10, 2001 and the 0.75 exchange ratio, divine will issue approximately 10,164,558 shares of divine common stock upon consummation of the merger. Based upon 21,934,486 eshare common shares issued and outstanding and an eshare exchange ratio of 2.935 on September 10, 2001, divine will issue approximately 64,377,716 shares of divine common stock upon consummation of the eshare merger. In addition, divine will issue 44,454,961 shares of divine common stock upon consummation of the Open Market merger. Based on the foregoing assumptions, an aggregate of approximately 76,511,384 shares of divine common stock issued in this merger and the eshare and Open Market mergers will be eligible for sale in the public market without restriction under the Securities Act, and an aggregate of approximately 42,485,791 shares of divine common stock issued in this merger and the eshare and Open Market mergers to affiliates of RoweCom, eshare or Open Market will be eligible for sale subject to the volume, manner of sale and other limitations of Rule 145 or Rule 144 under the Securities Act. The market price of divine common stock could decline as a result of these sales or the perception that these sales could occur.

    Aleksander Szlam, the chairman and chief executive officer of eshare, and Szlam Partners have agreed with divine that, for a period of one year from the date of the closing of the eshare merger, they will not offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to the significant number of shares of divine common stock (approximately 32,700,000 as of September 10, 2001) they will receive in connection with the eshare merger, other than their right to sell shares directly to divine pursuant to the terms of their stockholder agreement with divine. Similarly, in connection with divine's acquisition of Emicom Group, Inc. on July 18, 2001, certain of the founders of Emicom have agreed that they will not offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to the 6,179,104 shares of divine common stock they received in that transaction until July 18, 2002. Further, in connection with divine's acquisition from UBS AG of a 21% equity interest in Parlano, Inc., UBS has agreed that for a period beginning on September 7, 2001 and ending one year after the effective date of the registration statement registering the 3,596,007 divine shares issued to UBS in that transaction, UBS will not transfer more than 15% of the shares during any three-month period. An early waiver of these lock-up agreements by us could permit sales of a substantial number of shares of our common stock and could adversely affect the trading price of our common stock.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

    This proxy statement/prospectus contains and incorporates by reference forward-looking statements about divine, RoweCom and the combined company, including eshare and Open Market, within the meaning of the Securities Litigation Reform Act of 1995. Forward-looking statements include information regarding:

•	synergies;	•	capital productivity;
•	efficiencies;	•	capital spending;
•	cost savings;	•	the timetable for completing the merger; and
•	revenue enhancements;	•	integration of operations.
•	product integration;

These statements may be made expressly in this document or may be incorporated by reference to other documents that divine has filed with the SEC. Forward-looking statements may be identified by words such as "anticipates," "believes," "estimates," "expects," "intends," "plans" or similar expressions as they relate to divine, RoweCom or their management or by the fact that their truth or accuracy cannot be fully discerned without reference to future events.

    We believe that our expectations are based on reasonable assumptions. You should understand, however, that these forward-looking statements are subject to numerous known and unknown risks, uncertainties and contingencies, many of which are beyond divine's, RoweCom's and the combined company's control, that may cause actual results, performance or achievements to differ materially from those expressed in, or implied by, our forward-looking statements. These factors include the specific risk factors identified and discussed under the caption "Risk Factors" on page 25 through 44 of this proxy statement/prospectus, as well as:

  •
  economic and industry conditions—including adverse changes in industry or economic conditions generally or in the markets served by divine, RoweCom, eshare and Open Market, product and labor prices, fluctuations in exchange rates and currency values, capital expenditures requirements and volatility in the stock market;

  •
  operating factors—including changes in operating conditions and costs, interest rates and access to capital markets;

  •
  political and governmental factors—including political developments and law and regulations and political stability in relevant areas of the world; and

  •
  competitive factors and technology advances—including the actions of competitors and the development and use of new technology.

    You should not place undue reliance on any forward-looking statements. These statements speak only as of the date of this proxy statement/prospectus or, in the case of documents incorporated by reference, the date of the referenced document.

    The risk factors and cautionary statements contained or referred to in this section should be considered in connection with any subsequent written or oral forward-looking statements that divine, RoweCom or persons acting on either company's behalf may issue. Except as otherwise required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements or the risk factors described in this proxy statement/prospectus, whether as a result of new information, future events, changed circumstances or any other reason after the date of this proxy statement/prospectus.

THE ROWECOM SPECIAL MEETING

General

    This proxy statement/prospectus is being mailed on or about September 19, 2001 to holders of record of RoweCom common stock as of the close of business on September 4, 2001, and constitutes notice of the RoweCom special meeting in conformity with the requirements of the General Corporation Law of the State of Delaware. It is accompanied by a proxy card furnished in connection with the solicitation of proxies by the RoweCom board for use at the special meeting and at any adjournments or postponements of the special meeting. The special meeting will be held on October 25, 2001, at 10:00 a.m. local time at RoweCom's corporate offices at 15 Southwest Park, Westwood, Massachusetts.

Matters to be Considered at the RoweCom Special Meeting

    The purpose of the special meeting of RoweCom's stockholders is to consider and vote upon a proposal to approve and adopt the merger agreement and the merger. Holders of RoweCom common stock may also consider and vote upon such other matters as may be properly brought before the RoweCom special meeting, including any adjournment or postponement of the special meeting. The merger cannot occur unless the holders of a majority of RoweCom's outstanding common stock as of the record date vote in favor of the proposal to approve and adopt the merger agreement and the merger.

    The RoweCom board of directors unanimously approved the merger agreement and the merger, and recommends a vote FOR adoption and approval of the merger agreement and the merger.

Record Date and Outstanding Shares

    Only holders of record of RoweCom common stock at the close of business on the record date, September 4, 2001, are entitled to notice of, and to vote at, the special meeting. At the close of business on the record date, there were 12,952,745 shares of RoweCom common stock outstanding held by approximately 116 holders of record. Each holder of record of RoweCom common stock on the record date will be entitled to one vote for each share held on all matters to be voted upon at the special meeting. As of the record date, RoweCom's directors and executive officers and their affiliates held approximately 15% of the outstanding shares of RoweCom common stock. These directors and executive officers have indicated their intention to vote, or cause to be voted, the shares beneficially owned by them in favor of the approval and adoption of the merger agreement and the merger.

Quorum; Required Votes; Abstentions and Broker Non-Votes

    The presence, in person or by proxy, of the holders of a majority of the outstanding shares of RoweCom common stock entitled to vote at the special meeting is necessary to constitute a quorum. Abstentions and broker non-votes, which are executed proxies returned by a broker holding shares in street name that indicate that the broker has not received voting instructions from the beneficial owner of the shares and does not have discretionary authority to vote the shares with respect to the approval and adoption of the merger agreement and the merger, will be counted for purposes of determining whether a quorum exists.

    Adoption and approval of the merger agreement and the merger requires the affirmative vote of a majority of the shares of RoweCom common stock outstanding as of the record date. All properly executed proxies delivered and not properly revoked will be voted at the special meeting as specified in such proxies. If you do not specify a choice, your shares represented by a signed proxy will be voted "FOR" the adoption and approval of the merger agreement and the merger. The failure to submit a vote by proxy card, by telephone, over the Internet or in person at the special meeting, an abstention and broker non-votes will have the same effect as a vote "AGAINST" the adoption and approval of the merger agreement and the merger.

Proxies; Solicitation of Proxies

    To vote by proxy, you should complete your proxy card and mail it in the enclosed postage prepaid envelope. Alternatively, you may vote by telephone or over the Internet. If you vote by telephone or over the Internet, you must do so by 12:00 p.m. Eastern time on October 24, 2001, and you will be required to have the control number appearing on your proxy card available in order to submit your vote. A properly completed telephone or Internet vote has the same effect as if you marked, signed and returned the proxy card by mail. See the instructions on the proxy card for a description of the telephone and Internet voting procedures. We believe that the granting of proxies by telephone or the Internet is valid under Delaware law. Please note that if you choose to vote over the Internet, you are responsible for any Internet access charges incurred.

    If your shares are held in an account at a brokerage firm or bank, you must direct them on how to vote your shares. Your broker or bank will vote your shares only if you provide directions on how to vote by following the instructions provided to you by your broker or bank.

    RoweCom does not expect that any matter other than approval and adoption of the merger agreement and the merger will be brought before the special meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to those matters.

    The cost of the solicitation of proxies from holders of RoweCom common stock and all related costs will be borne by RoweCom. In addition, RoweCom may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telecopy, e-mail or personal solicitation by directors, officers or other regular employees of RoweCom. No additional compensation will be paid to directors, officers or other regular employees for these services.

    RoweCom has also retained MacKenzie Partners, Inc. to assist in the solicitation of proxies. RoweCom will pay MacKenzie Partners a fee of $6,500 and will reimburse MacKenzie Partners for its reasonable out-of-pocket expenses. RoweCom has also agreed to indemnify MacKenzie Partners against certain liabilities arising out of its engagement.

    You should not send in any RoweCom stock certificates with your proxy card. The exchange agent will mail a transmittal letter to you containing instructions for the surrender of RoweCom stock certificates as soon as practicable after completion of the merger.

Revocability of Proxies

    Any stockholder of record giving a proxy pursuant to this solicitation has the power to revoke and change their vote at any time prior to the special meeting by:

  •
  notifying in writing RoweCom at 15 Southwest Park, Westwood, Massachusetts 02090 Attn: Investor Relations, that they would like to revoke their proxy;

  •
  submitting another proxy with a later date by mail, telephone or over the Internet; or

  •
  appearing in person and voting at the special meeting (merely attending the special meeting will not revoke your previously-granted proxy and change your vote; you must cast a vote at the special meeting).

If your shares are held in the name of a bank, broker or other fiduciary, you may change your vote by submitting voting instructions to that person.

THE MERGER

General

    This section of the proxy statement/prospectus describes material aspects of the proposed merger. While we believe that the description covers the material terms of the merger, this summary may not contain all the information that is important to you. You should therefore carefully read this entire proxy statement/prospectus and the other documents we refer to, including the merger agreement attached as Appendix A, and incorporate by reference for a more complete understanding of the merger.

Background of the Merger

    From time to time, the board of directors and various members of the senior management of RoweCom have discussed strategic alternatives available to RoweCom, especially in light of RoweCom's cash flow and working capital needs.

    RoweCom and divine have no history of commercial relationships prior to the discussions that led to their agreement to merge. The first contact between the two companies occurred on March 12, 2001.

    On March 12, 2001, Ron Bienvenu, president of divine's enterprise portal solutions business unit, placed a telephone call to Dr. Richard Rowe, RoweCom's chief executive officer and chairman of the board, requesting a meeting to discuss ways in which divine and RoweCom might work together. They agreed to meet in Cambridge, Massachusetts on March 14, 2001.

    On March 14, 2001, Mr. Bienvenu and Ted Collins, president of divine applications, met with Dr. Rowe at the Harvard Faculty Club in Cambridge, Massachusetts. Mr. Bienvenu spoke about divine's business strategy and indicated that divine had an interest in acquiring RoweCom as a part of its business strategy. Dr. Rowe indicated that RoweCom was not seeking a buyer and that he believed there would be very little interest on the part of RoweCom's board of directors for a sale, but that divine was free to express its interest more concretely if it wished.

    On April 3, 2001, Mr. Bienvenu called Dr. Rowe and indicated that divine's chief executive officer and chairman of the board, Andrew Filipowski, would be in the Boston area on April 20, 2001 and would like to meet with the management of RoweCom to discuss a purchase of RoweCom by divine. Dr. Rowe agreed to consider such a meeting, but made no commitment.

    On April 18, 2001, RoweCom's board of directors met. The meeting included a discussion with representatives of Chatsworth Securities, RoweCom's investment bankers, about the status of obtaining additional equity financing or long-term loans for RoweCom to help it satisfy its need for working capital. Dr. Rowe presented divine's interest in acquiring RoweCom. The consensus of the board was that management should meet with Mr. Filipowski and report back to the board the results of that meeting.

    On April 20, 2001, Mr. Bienvenu, Kevin Dahill, vice president of finance for divine's enterprise portal solutions business unit, and Mr. Filipowski visited RoweCom headquarters in Westwood, Massachusetts and met with Dr. Rowe, James Krzywicki, RoweCom's chief operating officer, Charles Germain, RoweCom's president of Europe, Asia-Pacific and Latin

America operations, Rodney Smith, RoweCom's chief financial officer, Lee Gerkin and Albert Vasquez, representing Chatsworth Securities, and Philip Villers, a member of RoweCom's board of directors. Mr. Filipowski presented to the group divine's business strategy and organization structure and indicated divine's interest in acquiring RoweCom in a stock-for-stock merger. At the end of the meeting, Dr. Rowe indicated RoweCom would consider divine's interest and respond within a reasonable period of time.

    On April 20, 2001, after the meeting with divine, RoweCom's board of directors held a teleconference with Messrs. Krzywicki, Germain, Gerkin and Vasquez and Ian Best, RoweCom's vice president and chief technical officer, to discuss the divine meeting. It was agreed that more information should be gathered about divine and the board would meet by conference call on April 24, 2001.

    On April 24, 2001, RoweCom's board of directors held a conference call and, after discussion, agreed that RoweCom's management should proceed with divine to explore the possibility of a merger.

    On April 25, 2001, Dr. Rowe and Messrs. Krzywicki, Bienvenu and Dahill met at RoweCom's offices in Westwood, Massachusetts and agreed upon the milestones and timetable required to complete a merger with divine.

    On April 27, 2001, Dr. Rowe, Messrs. Bienvenu and Dahill and Alex Walker, divine's senior vice president for mergers and acquisitions, held a conference call during which it was agreed that divine would begin its due diligence investigation at RoweCom's headquarters.

    On May 4, 2001, Dr. Rowe had a telephone call with Mr. Walker for the purpose of updating each other on the status of due diligence and arranged to have a face-to-face meeting on May 9, 2001 for the purpose of negotiating as many specifics concerning the merger as possible.

    On May 9, 2001, a meeting was held in Boston, Massachusetts to discuss possible terms for the merger. Messrs. Spellman, Bienvenu and Dahill represented divine. The RoweCom executive team included Dr. Rowe and Messrs. Krzywicki, Germain and Smith. Chatsworth Securities was represented by Messrs. Gerkin and Vasquez. divine and RoweCom signed a mutual non-disclosure agreement. The group discussed various terms and conditions that might be included in a merger agreement. At the end of the meeting, an agreement was reached in principle for Dr. Rowe to approach RoweCom's board of directors to seek its approval to enter into exploratory discussions with divine along the general lines discussed at the April 24, 2001 board meeting.

    On May 11, 2001, RoweCom's board of directors held a meeting to discuss the basic terms and conditions that had been previously discussed by divine and RoweCom. Also present at this meeting was Brian Keeler of Bingham Dana LLP, outside legal counsel to RoweCom. It was understood that, at that time, the terms required the approval of divine's board of directors as well as RoweCom's board of directors.

    On May 16-17, 2001, Dr. Rowe and Mr. Krzywicki traveled to Chicago to meet with divine's management team. There was an informal gathering at dinner on the evening of May 16, 2001, including Messrs. Filipowski, Walker, Bienvenu and Dahill and Buster Brown, divine's executive vice president for sales. This was followed by a presentation by Dr. Rowe and Mr. Krzywicki to divine's leadership team, including Messrs. Filipowski, Walker, Bienvenu and Dahill, Paul Humenansky, divine's president and chief operating officer, and Michael Cullinane, divine's executive vice president and chief financial officer. Messrs. Gerkin and Vasquez joined the group for the presentation. The RoweCom team then met with Mr. Walker to complete negotiations on the basic terms of the deal. It was at that meeting that the ratio of 0.75 RoweCom shares to 1.00 divine shares was agreed upon.

    On May 18, 2001, RoweCom's board of directors held a conference call at which the basic terms of the agreement were presented and approved. Messrs. Gerkin and Vasquez presented the results of their due diligence on divine. RoweCom's board asked Chatsworth Securities to conduct some additional due diligence on divine. After the meeting, a non-binding letter of intent was signed that included all of the basic terms of the deal, with a binding no-shop agreement in place until May 31, 2001.

    On May 22, 2001, the divine board of directors held a conference call to discuss the RoweCom transaction. During this call, Mr. Filipowski and Jude Sullivan, divine's general counsel, noted that a non-binding letter of intent with RoweCom had been executed, and that it was likely the execution of the letter of intent would be disclosed prior to execution of a definitive merger agreement.

    On May 23, 2001, at divine's request and with approval of RoweCom's board of directors, after consultation with Mr. Keeler, RoweCom signed an amendment to the letter of intent that extended the no-shop agreement to June 7, 2001.

    On May 24, 2001, Mr. Walker and Ryan Miller, an associate in divine's mergers and acquisitions group, met with Dr. Rowe and Messrs. Krzywicki, Gerkin and Vasquez to discuss issues relating to valuation, organization structure and employment agreements. On the same day, the execution of the letter of intent was publicly announced.

    On May 30, 2001, Katten Muchin Zavis, outside legal counsel to divine, circulated the first draft of the definitive merger agreement for the acquisition of RoweCom by divine to divine, RoweCom and RoweCom's outside counsel.

    On May 31, 2001, Mr. Filipowski informed RoweCom's management that divine's board of directors had approved the transaction in principle, subject to further due diligence.

    On June 5, 2001, Messrs. Walker and Cullinane joined Dr. Rowe and Mr. Smith at the offices of Fleet Capital for a meeting with Al DeGemmis and William Rurode, managing directors of the technology & communications group of Fleet Capital, to explore terms and conditions for a seasonal line of credit for RoweCom that would be underwritten by divine.

    On June 6, 2001, RoweCom's board of directors and Messrs. Krzywicki, Germain, Best, Smith, Keeler, Gerkin and Vasquez met by teleconference and received the final report by Chatsworth regarding its due diligence on divine. Chatsworth also delivered to the board its oral opinion that as of May 24, 2001, the consideration to be received by RoweCom's stockholders in the merger was fair, from a financial point of view, to the RoweCom stockholders. In addition, there was extensive discussion of the merger, which included Dr. Rowe and Mr. Keeler summarizing the terms of the merger, Mr. Keeler describing the directors' legal duties in connection with the merger, and Dr. Rowe and Mr. Keeler answering the questions posed by the directors relating to the merger. Based on Chatsworth's report, the discussion of the merger and the board's overall satisfaction with the terms of the merger, the board of directors formally approved the transaction and instructed management to proceed to a definitive agreement.

    On June 8, 2001, RoweCom's board of directors met by teleconference and agreed to extend the no-shop agreement in the letter of intent to June 13, 2001.

    On June 10, 2001, Messrs. Walker, Sullivan and Keeler and Dr. Rowe participated in a conference call to attempt to resolve a number of open negotiating points with respect to the merger agreement.

    On June 13, 2001, Dr. Rowe and Messrs. Filipowski and Walker met with representatives of, and attorneys for, suppliers that included Elsevier Science, Kluwer/Lippincott, Wiley & Sons, and Harcourt/Academic Press. Mr. Keeler participated in this meeting via teleconference. Mr. Filipowski presented to the suppliers divine's business strategy and RoweCom's important role in that strategy. He expressed his commitment to support RoweCom financially and presented the possibility that the suppliers might be able to convert their loans to divine equity in connection with divine's proposed acquisition of RoweCom.

    Also on June 13, 2001, the RoweCom board of directors and Messrs. Krzywicki, Best, Smith, Keeler, Gerkin and Vasquez met by teleconference. There was extensive discussion of the merger, including the status of negotiations with divine. Dr. Rowe and Mr. Smith discussed the meeting with the representatives of divine and the suppliers. Messrs. Gerkin and Vasquez reported the results of additional due diligence performed with respect to divine.

    On June 14, 2001, the divine board of directors met by teleconference and received a due diligence report on RoweCom, reviewed a draft of the merger agreement with Mr. Sullivan, received an update on the negotiations from Messrs. Walker and Sullivan and received management's recommendation that the board approve the terms of the merger. At the conclusion of this meeting, the board formally approved the transaction.

    On June 28, 2001, Dr. Rowe and Mr. Filipowski had further discussions regarding the business strategy and structure of divine and the role of RoweCom in the organization post-merger.

    On June 29, 2001, Dr. Rowe updated the RoweCom board of directors on the status of the negotiations with divine.

    On July 2, 2001, Dr. Rowe, Mr. Keeler and Mr. Sullivan agreed upon the final conditions of closing that would be included in the definitive merger agreement.

    On July 6, 2001, Chatsworth delivered its written opinion to RoweCom's board of directors that as of July 6, 2001, the consideration to be received by RoweCom's stockholders in the merger was fair, from a financial point of view, to RoweCom's stockholders. On the same day, RoweCom and divine executed the merger agreement. divine and RoweCom jointly announced the proposed merger at the open of business on July 9, 2001.

Reasons for the Merger

    Joint Reasons for the Merger.  The boards of directors of divine and RoweCom independently concluded that they expect that the proposed merger will:

  •
  afford to each company the complementary strengths of the two individual companies;

  •
  provide the combined company significant potential advantages and resources; and

  •
  enable the combined company to address emerging strategic opportunities more quickly and effectively.

divine and RoweCom have each identified additional reasons for the merger, as discussed below. It should be noted, however, that the potential benefits of the merger may not be fully realized, if at all. See "Risk Factors" beginning on page 25.

    divine's Reasons for the Merger.  In addition to the anticipated joint benefits described above, divine believes that RoweCom's knowledge resources and client base are compatible with divine's enterprise Web solutions business strategy. divine also believes that the combination of RoweCom's content and service offerings and procurement technology with divine's software applications and sales and marketing infrastructure will enable the combined company to further its strategy of providing professional services, Web-based technology, premier knowledge resources and managed applications that help global enterprises conveniently and cost-effectively manage information resources and engage their constituencies. In addition, divine anticipates that the acquisition of RoweCom will expand divine's international presence, which can provide the combined business significant growth opportunities.

    RoweCom's Reasons for the Merger.  In addition to the anticipated joint benefits described above, in reaching its decision to approve and adopt the merger agreement and the merger and to recommend that the stockholders of RoweCom vote to approve and adopt the merger agreement and the merger, the RoweCom board of directors considered a wide variety of information and factors, including the following:

  •
  the belief that divine's combination of professional services, Web-based technology and managed applications can further RoweCom's strategic vision of creating a comprehensive e-media news, information and services environment for managing knowledge resources across the enterprise that provides a strong reason for frequent visits to RoweCom's kStore;

  •
  the opportunity for RoweCom to add various new corporate clients to its current client base, representing an increase in new business end-users without some of the costs associated with growth via sales efforts;

  •
  the belief that the custom nature and quality of divine's products and services will enhance RoweCom's ability to provide its clients with improved personalized knowledge products;

  •
  the anticipation that divine and RoweCom's complementary nature, as well as the diverse nature of their geographic markets, clients and service offerings, can improve the stability and business potential of the companies' combined businesses;

  •
  the merger will increase RoweCom's sales force with the addition of divine's solutions-focused sales and marketing team;

  •
  the reasonableness of the terms and conditions of the merger agreement, including the restrictions on solicitation of alternative acquisition proposals pending completion of the merger, termination fees and reimbursement of expenses to be paid by divine or RoweCom in the event of the termination of the merger agreement for specified reasons;

  •
  the current and historical market valuations of RoweCom and divine;

  •
  the analysis presented by Chatsworth Securities and the oral opinion of Chatsworth Securities delivered on June 6, 2001, which was subsequently confirmed and updated in writing on July 6, 2001 and is described in "—Fairness Opinion of Chatsworth Securities LLC," that, based upon and subject to the matters described therein, the consideration is fair to RoweCom stockholders from a financial point of view;

  •
  the expectation that the merger will be treated as a tax-free reorganization under the Internal Revenue Code;

  •
  the presentations by RoweCom's management and outside legal counsel;

  •
  the risks associated with RoweCom remaining a stand-alone company; and

  •
  holding shares in a larger and financially stronger enterprise should enable RoweCom stockholders to have greater liquidity in their holdings and provide them the opportunities to participate in the potential growth of the combined businesses.

    In considering the proposed merger, the RoweCom board of directors also identified and considered various risks associated with the merger, including:

  •
  the potential effect that the public announcement of the merger would have on the market price of RoweCom common stock;

  •
  the fixed nature of the exchange ratio and the resulting risk that, should there be a significant increase in the market value of RoweCom's common stock or decrease in the market value of divine's common stock, the value of the consideration to be received by RoweCom's stockholders would be decreased;

  •
  the possibility that the potential benefits set forth above may not be realized;

  •
  the risk that RoweCom's products and services would not be successfully integrated in accordance with the projected timetable, and the risk that other benefits of the merger would not be achieved;

  •
  the risk that RoweCom's employees, especially its key management staff, would not be successfully integrated, which could reduce the value of the acquisition;

  •
  the substantial costs of integrating the business of divine and RoweCom and the transaction expenses arising from the merger;

  •
  certain other risks applicable to the merger and the business of the combined company as set forth under "Risk Factors" beginning on page 25; and

  •
  the possibility that the merger might not be consummated, resulting in a potential adverse effect on the market price of RoweCom's common stock.

    The RoweCom board of directors was also made aware of the negotiations between divine and each of Dr. Rowe and Messrs. Kryzwicki, Germain, Best and Smith concerning their new employment agreements with RoweCom to be effective upon completion of the merger. Although the RoweCom board members, other than Dr. Rowe on his own behalf, did not participate in these negotiations, the RoweCom board approved the final forms of these employment agreements. See "Agreements Related to the Merger—Employment Agreements." In considering the proposed merger, the directors of RoweCom were aware of these and other interests of certain officers and directors in the merger described under "—Interests of Certain Persons in the Merger" beginning on page 62.

    The foregoing discussion of the information and factors considered by the RoweCom board of directors is not intended to be exhaustive, but is intended to include the material information and factors considered by the RoweCom board of directors in connection with its review of the proposed merger. In view of the complexity and variety of factors considered in evaluating the merger, the RoweCom board of directors did not consider it practical to, and did not, quantify or otherwise attempt to assign any relative or specific weights to the specific factors considered, and individual directors may have given differing weights to different factors. Rather, the RoweCom board of directors viewed its position and recommendations as being based on the totality of information presented to, and considered by, the RoweCom board.

    In light of all the factors set forth above, the RoweCom board unanimously approved and adopted the merger agreement and the merger. In evaluating the merger, the RoweCom board concluded, and continues to believe, that the prospects for company growth and the realization of stockholder value would be maximized by entering into the merger agreement with divine. As a result, the RoweCom board of directors recommends that the stockholders of RoweCom vote FOR approval and adoption of the merger agreement and the merger.

Fairness Opinion of Chatsworth Securities LLC

    Chatsworth Securities LLC is an investment banking firm that underwrites equity offerings, acts as an agent for private equity placements and provides financial advisory services in connection with mergers and acquisitions. Chatsworth acted as financial advisor to RoweCom for the merger. Chatsworth was also engaged by the RoweCom board of directors to render an opinion with respect to the fairness, from a financial point of view, of the consideration to be paid by divine to RoweCom's stockholders in the proposed merger.

    On June 6, 2001, Chatsworth rendered its oral opinion to the RoweCom board of directors that as of May 24, 2001, which was the date that the letter of intent entered into between divine and RoweCom regarding the proposed terms of the merger was publicly announced, the consideration to be received by RoweCom's stockholders in the proposed merger was fair, from a financial point of view, to the RoweCom stockholders. Chatsworth also delivered to the RoweCom board on July 6, 2001 its written opinion, dated July 6, 2001, that as of July 6, 2001 the consideration to be received by RoweCom's stockholders in the proposed merger was fair, from a financial point of view, to the RoweCom stockholders. The full text of Chatsworth's written opinion, dated July 6, 2001, is attached as Appendix B to this proxy statement/prospectus and is incorporated by reference in this proxy statement/prospectus. You should read the attached opinion for a discussion of assumptions made, matters considered and limitations on the review undertaken by Chatsworth in rendering its written opinion. The following is a summary of the written opinion and the methodology that Chatsworth used to render its fairness opinion.

    The opinion was provided for the information and assistance of the RoweCom board of directors in connection with its consideration of the proposed merger. The opinion is not intended to be, and does not constitute, a recommendation to you as to how you should vote on the proposed merger. The opinion was provided to the RoweCom board of directors for its use and benefit. The opinion did not address RoweCom's underlying business decision to effect the merger and did not constitute a recommendation to the RoweCom board of directors in connection with the merger.

    Although Chatsworth Securities evaluated the fairness, from a financial point of view, of the consideration to be received by the stockholders of RoweCom in the merger, the form of consideration and the exchange ratio itself were determined by divine and RoweCom through arm's-length negotiations. The RoweCom board of directors did not provide specific instructions to, or place any limitations on, Chatsworth with respect to the procedures to be followed or factors to be considered by it in performing its analyses or providing its opinion.

    For purposes of its opinion, Chatsworth:

  •
  reviewed a draft of the merger agreement dated July 6, 2001;

  •
  reviewed RoweCom's Annual Report to Stockholders and Annual Report on Form 10-K for the year ended December 31, 2000, Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2001, Registration Statement on Form S-8 filed with the SEC on January 9, 2001 for the registration of shares of RoweCom common stock issuable in connection with RoweCom's 1998 Amended and Restated Stock Incentive Plan and press release announcing its first quarter of 2001 earnings;

  •
  reviewed certain operating and financial information, including projections for the three years ended December 31, 2003, provided to Chatsworth by RoweCom's management relating to RoweCom's business and prospects;

  •
  reviewed certain estimates of cost savings and other combination benefits expected to result from the merger, which were prepared and provided to Chatsworth by RoweCom's management;

  •
  met with certain members of RoweCom's senior management to discuss RoweCom's business, operation, historical and projected financial results and future prospects;

  •
  reviewed divine's Annual Report to Stockholders and Annual Report on Form 10-K for the year ended December 31, 2000, Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2001, Current Reports on Form 8-K filed with the SEC since December 31, 2000 and press release announcing its first quarter of 2001 earnings;

  •
  met with certain members of divine's senior management to discuss divine's business operations, historical and projected financial results and future prospects;

  •
  reviewed the historical prices, trading multiples and trading volumes of RoweCom's common stock and divine's common stock;

  •
  reviewed the terms of recent acquisitions that Chatsworth deemed generally comparable to the merger; and

  •
  conducted such other studies, analyses, inquiries and investigations as Chatsworth deemed appropriate.

    In preparing its opinion, Chatsworth relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information, including, without limitation, the projections and synergy estimates provided to Chatsworth by RoweCom. With respect to RoweCom's projected financial results and the potential synergies that could be achieved upon consummation of the merger, Chatsworth assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of RoweCom as to the expected future performance of RoweCom. Chatsworth did not assume any responsibility for the independent verification of any such information or of the projections and the synergy estimates provided to Chatsworth, and relied upon the assurances of the senior management of RoweCom that it was unaware of any facts that would make such information, projections or synergy estimates incomplete or misleading.

    In arriving at its opinion, Chatsworth did not perform or obtain any independent appraisal of the assets or liabilities (contingent or otherwise) of RoweCom or divine, nor was it furnished with any such appraisals. In rendering its opinion, RoweCom did not solicit, and was not authorized to solicit, third party acquisition interest in RoweCom. In addition, Chatsworth did not express any opinion as to the price or range of prices at which RoweCom common stock or divine common stock may trade subsequent to the announcement or consummation of the merger. Chatsworth's opinion was necessarily based on economic, market and other conditions and the information made available to RoweCom, as of the date of its opinion. Chatsworth assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after that date.

    In performing its analysis, Chatsworth made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Chatsworth, RoweCom and divine. Any estimates contained in the analysis performed by Chatsworth are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by this analysis. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities may actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. As described above, Chatsworth's opinion was among several factors considered by the RoweCom board of directors in making its determination to approve the merger agreement and the merger and recommend that RoweCom's stockholders approve and adopt the merger agreement and the merger.

    The following summary includes information relied upon by Chatsworth in its preparation of the fairness opinion for the RoweCom board of directors. Certain of the analyses include information presented in tabular format. In order to fully understand the financial analyses used, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The methodologies used for the valuation were the following:

  •
  Financial Condition;

  •
  Historical Ratio Analysis;

  •
  Comparable Company Analysis; and

  •
  Premium Analysis.

Financial Condition

RoweCom Financial Summary
(in millions, except per share data)

		Year Ended December 31,
	Three Months Ended March 31, 2001
		2000	1999	1998
Income Statement Profile
Sales	$114.03	$347.58	$307.60	$19.05
Operating loss	(3.74)	(66.17)	(14.13)	(7.69)
Net loss	(5.57)	(83.98)	(15.44)	(7.63)
Net loss per share (diluted)	(.45)	(7.24)	(1.80)	(5.49)
Balance Sheet Profile
Current assets	$77.92	$124.53	$163.08	$19.56
Total assets	104.51	153.79	215.61	20.28
Current liabilities	104.88	149.43	155.45	4.11
Total liabilities	112.94	155.56	155.45	4.11
Stockholders' equity (deficit)	(8.43)	(1.78)	60.16	(12.25)
Book value per share	$(.68)	$(.14)	$5.80	$(8.03)
Shares outstanding	12.45	11.60	8.56	1.53

    RoweCom has incurred operating losses and net losses for the past three fiscal years. For fiscal year 2000, RoweCom's operating loss was $66.17 million and its net loss was $83.98 million. For the first quarter of 2001, RoweCom incurred an operating loss of $3.74 million and a net loss of $5.57 million. As of March 31, 2001, RoweCom's stockholders' deficit was $8.43 million and its book value per share was $(0.68).

    The auditor's opinion given by PricewaterhouseCoopers LLP for the fiscal year ended December 31, 2000 financial statements of RoweCom included the following statement: "The Company has suffered recurring losses from operations, has a working capital deficit and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern." As a consequence, the RoweCom board of directors believed that it would be necessary to obtain a commitment from a strategic investor or merger partner that would provide equity financing of at least $10 million or equivalent financial support by June 2001. There was no assurance that additional capital would be available on reasonable terms, if at all, and additional equity investments would create significant dilution for existing stockholders. In addition, RoweCom had to renew seasonal lines of credit in the United States and Europe totaling approximately $68 million.

    On March 29, 2001, RoweCom received a letter from Nasdaq stating that "[t]he Company's common stock has failed to maintain a minimum bid price of $1.00 over the last 30 consecutive trading days as required by The Nasdaq National Market under Marketplace Rule 4450(a)(5) (the "Rule"). Therefore, in accordance with Marketplace Rule 4310(c)(8)(B), the Company will be provided 90 calendar days, or until June 27, 2001 to regain compliance with this Rule… However, if the Company is unable to demonstrate compliance with the Rule on or before June 27, 2001, Staff will provide the Company with written notification that its securities will be delisted." If RoweCom's common stock were delisted, it would be detrimental to RoweCom's ability to raise equity financing. As of July 6, 2001, when RoweCom signed the merger agreement, RoweCom's common stock had failed to maintain a minimum bid price of $1.00 for 30 consecutive trading days and continued to trade on Nasdaq at prices below $1.00. See "Information About RoweCom—Nasdaq National Market".

    Given RoweCom's financial condition and the need to raise debt and equity financing, Chatsworth believed that the terms and conditions of the merger agreement represented a fair offer to RoweCom.

Historical Ratio Analysis

    Chatsworth reviewed the relationship between the daily closing prices of RoweCom common stock and divine common stock during the period from July 6, 2000 through July 6, 2001 by analyzing the implied historical ratios determined by dividing the price per share of RoweCom common stock by the price per share of divine common stock over such period. Chatsworth noted that the implied ratio as of May 23, 2001, one day prior to the announcement of the signed letter of intent, was 0.48, and the average implied historical ratio for the last three months prior to July 6, 2001, the date on which the merger agreement was signed, was 0.54 as compared to the negotiated exchange ratio for the merger of 0.75.

Comparable Company Analysis

    Chatsworth compared certain financial, trading and valuation information for RoweCom and divine to certain publicly available financial, trading and valuation information. The valuation multiples are based on a peer group of seventeen wholesale distributors. Although the products being distributed by the peer group are different than RoweCom, the basic distribution model is similar. RoweCom is an aggregator of subscription publications whose gross margin for the twelve months prior to March 31, 2001 of 8.8% is similar to the peer group weighted average of 7.6% and median of 11.9% for the same period.

    The companies in the peer group are as follows:

  •
  Advanced Marketing Services
  •
  Brightpoint, Inc.
  •
  CellStar Corp.
  •
  Eagle Supply Corp
  •
  Ellett Brothers, Inc.
  •
  Enpointe Technologies, Inc.
  •
  Hughes Supply, Inc.
  •
  Industrial Distribution Group
  •
  Ingram Micro Inc.
  •
  Jaco Electronics, Inc.
  •
  Navarre Corporation
  •
  Owens & Minor, Inc.
  •
  Primesource
  •
  SED International Holdings, Inc.
  •
  Tech Data Corporation
  •
  United Stationary
  •
  Valley Media

    Chatsworth's analysis was based on closing stock prices as of July 6, 2001, the date of signing of the merger agreement. A summary of the valuation analysis of the peer group is set forth below:

Comparable Valuation Multiples for RoweCom

	Enterprise Value to LTM(1):
							Price to Book
	Sales		EBIT		EBITDA
	(all figures except valuation multiples are in millions)
Peer Group Valuation Multiples	0.15	x	8.66	x	6.58	x	46.97	x

RoweCom Financial Data (1)	$409.8		$(26.9)		$(16.0)		$(8.4)

Range of Enterprise Values(2)	$61.0		$(232.6)		$(105.4)		$(395.9)
Long & Short Term Debt Outstanding(3)	$(56.1)		$(56.1)		$(56.1)
Outstanding Cash Balance(3)	$6.5		$6.5		$6.5

Net Debt Outstanding	$(49.6)		$(49.6)		$(49.6)
Range of Market Value of Equity	$11.4		$(282.2)		$(155.0)		$(395.9)
divine Purchase Price (Value of Equity)(4)	$14.0

(1)
Reflects the Last Twelve Months financial period as of March 31, 2001.

(2)
Enterprise Value is determined by taking the Peer Group Multiple times the RoweCom Financials for the Last Twelve Months for the respective Sales, EBIT, EBITDA and Price to Book Valuation methods.

(3)
Based on the first quarter financials dated March 31, 2001.

(4)
Based on 12,484,644 shares outstanding, an exchange ratio of 0.75 and a price per share for divine of $1.50 as of July 6, 2001.

Premium Analysis

	Based on divine Spot Stock Price of $1.50(1)	Based on divine Ten-Day Average Stock Price of $1.61(2)
Value of Merger Consideration at 0.75x:	$1.13	$1.21
RoweCom Common Stock Prices:
Spot—$0.94(1)	20.2%	28.7%
Spot Price Three Months Prior $0.84(3)	34.5%	44.0%
May 23 "Pre-announcement" $0.98(4)	15.3%	23.5%
52 Week High—$7.31(5)	(84.5)%	(83.4)%
52 Week Low—$0.47(5)	140.4%	157.4%

(1)
Based on the closing price as of July 6, 2001, the date of signing of the merger agreement.

(2)
Based on the average closing prices over the ten-day period ended July 6, 2001.

(3)
Based on the closing price as of April 6, 2001.

(4)
May 23, 2001 is one day prior to the public announcement of the signed letter of intent for the proposed merger between RoweCom and divine.

(5)
Based on the 52-week period ending July 6, 2001.

    Chatsworth also compared the premium to be paid to RoweCom stockholders in light of RoweCom's stock price one day prior to signing of the merger agreement and RoweCom's twenty-day average stock price prior to signing of the merger agreement to the premiums/discounts for global wholesale distribution companies observed over comparable periods for selected transactions announced since July 6, 2000. The transactions included in this analysis are set forth below:

  •
  Brizay Holdings acquisition of Pameco
  •
  Sime Darby Berhad acquisition of Sime Darby (HK)
  •
  Deer & Co. acquisition of Richton International
  •
  Private Consortium acquisition of Ellett Brothers
  •
  Cie de Saint-Gobain acquisition of Cakebread Robey
  •
  Lakefield Holdings acquisition of Young H
  •
  Management Group acquisition of Hahn Automotive Warehouse
  •
  Findel acquisition of Novara
  •
  Ovaran acquisition of Novara
  •
  Stancroft acquisition of Intersport
  •
  Chester Investment acquisition of Brandco
  •
  CSK Corp acquisition of CSK Electronics

    The implied premium analysis for selected transactions is set forth below:

	Implied Premium (Discount)
	Stock Price One-Day Prior to Signing of the Merger Agreement	Twenty-Day Average Stock Price Prior to Signing of the Merger Agreement
Range of Implied Premiums for Selected Transactions:	(4.3)-30.9%	(2.9)-49.1%
Median Implied Premiums	11.8%	19.2%
Mean Implied Premiums	14.3	21.3%

    Pursuant to the terms of its engagement letter with Chatsworth, RoweCom has agreed to pay Chatsworth a total fee equivalent to at least $525,000. Of this amount, $60,000 was paid in four equal monthly retainer fee payments from April through July 2001, $75,000 was paid upon delivery of Chatsworth's opinion to the RoweCom board of directors and, as described below, $390,000 will represent the minimum cash proceeds to be received by Chatsworth within 40 days of the consummation of the merger. In connection with the signing of the merger agreement, RoweCom issued 400,000 shares of unregistered RoweCom common stock to Chatsworth. The RoweCom common stock will convert into 300,000 registered shares of freely tradable divine common stock in the merger. Chatsworth will sell the divine common stock during a period of one month from the date of the closing of the merger. If at the end of the one-month period, the aggregate net cash proceeds realized by Chatsworth from the sale of the divine common stock is less than $390,000, then divine will pay to Chatsworth, within ten days from the end of the one-month period, an amount in cash equal to the difference of the aggregate net cash proceeds of the divine common stock issued to Chatsworth and $390,000. RoweCom has agreed to reimburse Chatsworth for its reasonable out-of-pocket expenses and to indemnify Chatsworth against certain liabilities, including certain liabilities under the federal securities laws.

    The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant assumptions and financial analyses and the application of these methods to the particular circumstances involved. The opinions are therefore not readily susceptible to partial analysis or summary description, and taking portions of the analysis set out above, without considering the analysis as a whole, would, in the view of Chatsworth, create an incomplete and misleading picture of the processes underlying the analysis considered in rendering its opinion. Chatsworth did not form a judgment as to whether any individual analysis or factor, positive or negative, considered in isolation, supported or failed to support its opinion. In arriving at its opinion, Chatsworth considered the results of its separate analysis and did not attribute particular weight to any one analysis of factor.

Accounting Treatment

    divine will record the merger using the purchase method of accounting in accordance with U.S. generally accepted accounting principles. This means that for financial reporting purposes, divine will treat both companies as one company beginning as of the date we complete the merger. In addition, under this method of accounting, divine will record the fair value of RoweCom's net assets on its consolidated financial statements, with the remaining purchase price in excess of the fair value of RoweCom's net assets recorded as goodwill. See "Unaudited Pro Forma Condensed Combined Financial Statements" beginning on page 82.

Interests of Certain Persons in the Merger

    In considering the recommendation of the RoweCom board of directors that RoweCom stockholders approve and adopt the merger agreement and the merger, you should be aware that certain directors and executive officers of RoweCom have interests in the merger that are different from, or in addition to, your interests as stockholders of RoweCom. The RoweCom board of directors was aware of these interests and considered them, among other matters, in approving and adopting the merger agreement and the merger.

    Options, Bridge Notes and Warrants.  All of the in-the-money options held by RoweCom's directors and executive officers, whether or not vested, will convert into fully exercisable options to purchase shares of divine common stock upon completion of the merger. The number of divine shares underlying the options and the exercise prices will be adjusted by the 0.75 exchange ratio as described under "The Merger Agreement—Treatment of Outstanding Options." Based upon divine's closing common stock price of $0.82 on September 10, 2001, RoweCom's directors and executive officers and their affiliates did not hold any in-the-money options as of that date.

    In addition, Dr. Richard R. Rowe, RoweCom's chairman and chief executive officer, and Philippe Villers, a director of RoweCom, are among the holders of the bridge notes and the related warrants to purchase RoweCom common stock. Dr. Rowe holds a total of $1,000,000 in aggregate principal amount of the bridge notes and 163,993 warrants; Mr. Villers directly and indirectly holds a total of $1,435,000 in aggregate principal amount of the bridge notes and 235,330 warrants. If we complete the merger:

  •
  Dr. Rowe's bridge notes will be exchanged for an equal aggregate principal amount of notes convertible into a number of shares of divine common stock that will be based on an agreed upon conversion price that will be tied to the market price of divine common stock over a period of time. In addition, Dr. Rowe's RoweCom warrants will be exercisable for 122,994 shares of divine common stock at an expected exercise price of $6.67 per share for 75,000 of the warrants and $3.12 per share for 47,994 of the warrants; and

  •
  with respect to Mr. Villers' bridge notes, $85,000 in aggregate principal amount of bridge notes will be repayed upon consummation of the merger and the remaining $1,350,000 in aggregate principal of bridge notes will be exchanged for notes convertible into a number of shares of divine common stock that will be based on the agreed upon conversion price. Mr. Villers' RoweCom warrants will be exercisable for 176,477 shares of divine common stock at an expected exercise price of $6.67 per share for 107,625 of the warrants and $3.12 per share for 68,872 of the warrants.

Dr. Rowe and Mr. Villers are among the noteholders who have requested that (1) the exercise price of the exchanged warrants be decreased so that is is tied to the market price of divine common stock and (2) they be issued additional divine warrants. See "The Merger Agreement—Treatment of Outstanding Bridge Notes."

    Employment Agreements.  Dr. Rowe, James Krzywicki and Charles Germain have executed employment agreements with RoweCom that will become effective upon completion of the merger and which provide for severance payments equal to 12 months of their respective salaries and employee benefits if their employment is terminated by RoweCom, without cause, or by the employee, for good reason. Rodney Smith and Ian Best have executed employment agreements with RoweCom that will also become effective upon completion of the merger and which provide for severance payments equal to six months of their respective salaries and employee benefits if their employment is terminated by RoweCom, without cause, or by the employee, for good reason. See "Agreements Related to the Merger—Employment Agreements."

    Indemnification and Insurance.  Upon completion of the merger, divine will fulfill and honor all of RoweCom's existing obligations to indemnify the officers and directors of RoweCom and its subsidiaries. In addition, divine will indemnify RoweCom's officers and directors for acts or omissions in such capacity occurring prior to the completion of the merger for a period of six years after July 6, 2001. Further, for six years after the effective time of the merger, RoweCom's certificate of incorporation and bylaws will contain indemnification provisions as favorable to the officers and directors of RoweCom or its subsidiaries as the indemnification provisions in RoweCom's current certificate of incorporation and bylaws.

    Upon completion of the merger, divine will extend RoweCom's existing directors' and officers' liability, errors and omissions, employment practices and fiduciary liability insurance policies for six additional years. divine is not, however, required to spend more than a total of $700,000 for this additional insurance.

    Name Rights.  If at any time after the merger, we decide to discontinue active commercial use of the name "RoweCom," any related terms using the root term "Rowe" or the domain name "Rowe.com," we have agreed to notify Dr. Rowe or his heirs, legatees or assigns and, upon request, to assign the name or term to Dr. Rowe or his heirs, legatees or assigns without any additional consideration.

Stock Ownership Following the Merger

    As of September 10, 2001, divine had 164,124,076 shares of common stock issued and outstanding. Based upon 13,552,745 shares of RoweCom common stock issued and outstanding as of September 10, 2001 and the 0.75 exchange ratio, divine will issue an aggregate of approximately 10,164,558 shares of divine common stock to holders of RoweCom common stock following the merger. Assuming that divine (1) completes its pending mergers with eshare and Open Market, (2) issues approximately 64,377,716 shares pursuant to the eshare merger (based upon 21,934,486 eshare common shares issued and outstanding and an eshare exchange ratio of 2.935 as of September 10, 2001), (3) issues 44,454,961 shares pursuant to the Open Market merger and (4) does not issue any other shares of divine common stock prior to the closing of this merger, the existing holders of these shares of RoweCom common stock collectively will hold approximately 3.6% of divine common stock issued and outstanding after the merger.

Treatment of Outstanding Senior Secured Notes

    In January 2001, RoweCom issued $9,000,000 in aggregate principal amount of floating rate senior secured notes to several suppliers. The notes are due on December 28, 2001, and interest is payable upon maturity of the notes at a rate of prime plus 1%. RoweCom is currently in violation of several covenants in these notes. Accordingly, these notes are due on demand, if so called by the suppliers that hold them. divine and the suppliers that hold these notes are negotiating the waiver of these defaults, the exchange of these notes upon consummation of the merger for notes that are convertible into divine common stock and the terms and conditions of the convertible notes. divine expects that:

  •
  the maturity date of these notes will be extended to April 30, 2002 with the holders having the option to demand partial repayment of outstanding principal and accrued interest on December 28, 2001;

  •
  it will guarantee repayment of the notes;

  •
  the conversion price will be tied to the market price of divine common stock over some period of time; and

  •
  it will agree to register with the SEC the public resale of the divine shares issuable upon conversion of these notes.

Regulatory Matters

    Currently, neither divine nor RoweCom is required to file any information with the Federal Trade Commission or the Antitrust Division of the Department of Justice under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, in connection with the merger and the transactions contemplated by the merger agreement.

    We are not aware of any other governmental approvals or actions that are required to complete the merger other than compliance with federal securities laws and Delaware corporate law. Should any approval or action be required, we currently plan to seek the approval or take the necessary action.

Dissenters' Rights

    RoweCom stockholders are not entitled to appraisal rights under Delaware law in connection with the merger.

Federal Securities Laws Consequences

    The shares of divine common stock to be issued in connection with the merger will be registered under the Securities Act and will be freely transferable under the Securities Act, except for shares of divine common stock issued to any person who is deemed to be an "affiliate" of RoweCom on the date of the special meeting or of divine following completion of the merger. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under the common control of RoweCom or divine, as applicable, and may include executive officers, directors and significant stockholders of RoweCom or divine, as applicable. Affiliates of RoweCom may not sell their shares of divine common stock acquired in connection with the merger except pursuant to:

  •
  an effective registration statement under the Securities Act covering the resale of those shares;

  •
  Rule 145 (or, for RoweCom stockholders who become affiliates of divine, Rule 144) under the Securities Act; or

  •
  any other applicable exemption under the Securities Act.

    The merger agreement provides that RoweCom will use its reasonable efforts to obtain from each of its affiliates (for purposes of Rule 145 of the Securities Act) a written agreement providing that the affiliate will not sell, pledge, transfer or otherwise dispose of any divine common stock issued to the affiliate pursuant to the merger, except in compliance with Rule 145 or an exemption from the registration requirements of the Securities Act.

    divine's registration statement of which this proxy statement/prospectus forms a part does not cover the resale of shares of divine common stock to be received by RoweCom affiliates in the merger.

Nasdaq National Market

    divine has agreed to authorize for listing on the Nasdaq National Market the shares of divine common stock to be issued in connection with the merger, upon official notice of issuance, before the completion of the merger. When we complete the merger, RoweCom common stock will be delisted from the Nasdaq National Market and deregistered under the Securities Exchange Act of 1934.

Material United States Federal Income Tax Consequences

    The following are the material federal income tax consequences of the merger that are generally applicable to holders of RoweCom common stock. This discussion is based on the current provisions of the Internal Revenue Code of 1986, as amended, applicable U.S. Treasury Regulations, and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to divine, RoweCom or the RoweCom stockholders as described below.

    RoweCom stockholders should be aware that this discussion does not deal with all U.S. federal income tax considerations that may be relevant to particular RoweCom stockholders in light of their particular circumstances, such as stockholders:

  •
  that are dealers in securities, banks or insurance companies;

  •
  that are subject to the alternative minimum tax provisions of the tax code;

  •
  that are not citizens or residents of the United States or that are foreign corporations, partnerships, estates or trusts;

  •
  that are tax-exempt organizations;

  •
  that acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions; or

  •
  that hold their shares as a part of a hedging, straddle, conversion or other risk reduction transaction.

    This discussion of material federal income tax consequences is not a complete analysis or description of all potential federal income tax consequences of the merger. It does not address tax consequences that may vary with, or are contingent on, individual circumstances. In addition, the discussion does not address any non-income tax consequences or any foreign, state or local tax consequences, or the tax consequences of transactions effectuated prior to or after the merger, whether or not such transactions are in connection with the merger.

    We strongly urge each RoweCom stockholder to consult his, her or its own tax advisor to determine the particular federal, state or local or foreign income or other tax consequences of the merger to him, her or it.

    Neither divine nor RoweCom has requested or will request a ruling from the Internal Revenue Service regarding any of the U.S. federal income tax consequences of the merger. As a condition to consummation of the merger, Bingham Dana LLP, counsel to RoweCom, will render an opinion to RoweCom that the merger will constitute a reorganization under Section 368(a) of the Code. If RoweCom waives receipt of the tax opinion, the RoweCom stockholders will be notified and resolicited. The tax opinion will be subject to certain assumptions and qualifications and will be based on the accuracy of certain representations of divine, Knowledge Resources Acquisition Corp. and RoweCom, including representations in certain certificates delivered to counsel by divine, Knowledge Resources Acquisition Corp. and RoweCom. Moreover, the opinion will not be binding on the IRS or any court nor preclude the IRS or a court from adopting a contrary position. The discussion below assumes that the merger will qualify as a reorganization.

    Federal Income Tax Treatment of divine, Knowledge Resources Acquisition Corp., and RoweCom.  None of divine, Knowledge Resources Acquisition Corp., or RoweCom will recognize any gain or loss for federal income tax purposes as a result of the merger.

    Federal Income Tax Consequences to RoweCom Stockholders.  Provided that the merger qualifies as a reorganization, and subject to the assumptions, limitations and qualifications referred to herein:

  •
  A holder of RoweCom common stock who exchanges all of his, her or its RoweCom common stock solely for shares of divine common stock pursuant to the merger will not recognize any taxable gain or loss upon the exchange.

  •
  Cash payments received by RoweCom stockholders in lieu of a fractional share of divine common stock will be treated as if the fractional share had been issued in the merger and then redeemed by divine. A RoweCom stockholder receiving a cash payment instead of a fractional share will generally recognize capital gain or loss upon the payment equal to the difference, if any, between the stockholder's tax basis in the fractional share and the amount of cash received.

  •
  A holder of RoweCom common stock will have a tax basis in the divine common stock received in the merger equal to (1) the tax basis of the RoweCom common stock surrendered by that holder in the merger less (2) the tax basis allocable to any fractional share of divine common stock converted to cash as described above.

  •
  The holding period for shares of divine common stock received in exchange for RoweCom common stock in the merger will include the holding period for the RoweCom common stock exchanged in the merger, assuming the holder holds his, her or its RoweCom common stock as a capital asset at the time of the merger.

    The preceding discussion is intended only as a summary of the material United States federal income tax consequences of the merger and does not purport to be a complete analysis or discussion of all potential tax effects relevant thereto. You are urged to consult your own tax advisor as to the specific tax consequences to you of the merger, including tax return reporting requirements, the applicability and effect of foreign, federal, state, local and other applicable tax laws and the effect of any proposed changes in tax laws.

THE MERGER AGREEMENT

General

    The following is a summary of the material provisions of the merger agreement, a copy of which is attached as Appendix A to this proxy statement/prospectus and is incorporated herein by reference. The following is not a complete statement of all provisions of the merger agreement. Statements made in this proxy statement/prospectus with respect to the terms of the merger agreement are qualified in their entirety by reference to the more detailed information set forth in the merger agreement.

The Merger

    Following the approval and adoption of the merger agreement and the merger by RoweCom's stockholders and the satisfaction or waiver of the other conditions to the merger, Knowledge Resources Acquisition Corp., a wholly-owned subsidiary of divine, will merge with and into RoweCom. As a result of the merger, Knowledge Resources Acquisition Corp. will cease to exist, RoweCom will become a wholly-owned subsidiary of divine and the existing stockholders of RoweCom will become stockholders of divine. The merger will become effective upon the filing of a certificate of merger with the Delaware Secretary of State or at any later time as may be specified in the certificate of merger. The filing of a certificate of merger will occur as soon as practicable, but no later than two business days, after satisfaction or waiver of the conditions to complete the merger, unless divine and RoweCom agree otherwise. We cannot assure you, however, that the conditions to the merger will be satisfied or waived or that the merger agreement will not be terminated. See "—Conditions of the Merger" and "—Termination."

    After the merger:

  •
  the certificate of incorporation and bylaws of Knowledge Resources Acquisition Corp. will become the certificate of incorporation and bylaws of RoweCom; and

  •
  the officers and directors of Knowledge Resources Acquisition Corp. will become the officers and directors of RoweCom.

Consideration to be Received in the Merger

    Upon completion of the merger, each issued and outstanding share of RoweCom common stock will be exchanged for 0.75 of a share of divine common stock.

Treatment of Outstanding Options

    Upon completion of the merger, each outstanding option to purchase RoweCom common stock under RoweCom's stock incentive plans, other than options granted under RoweCom's 1999 Non-Employee Director Plan, that has an exercise price that is less than or equal to the product obtained from multiplying (1) the closing price for a share of divine common stock as reported on the Nasdaq National Market on the trading day immediately before the consummation of the merger by (2) the exchange ratio of 0.75, and is therefore "in-the-money," will convert into a fully exercisable option to purchase, at an adjusted exercise price equal to the current exercise price divided by 0.75, a number of shares of divine common stock equal to the number of RoweCom shares subject to the option multiplied by 0.75. divine will issue these options under its 1999 or 2001 Stock Incentive Plan, as determined by divine before completion of the merger. The shares of divine common stock issuable upon conversion of these options will be registered on a registration statement on Form S-8 that divine has previously filed with the SEC. Based upon divine's closing common stock price of $0.82 on September 10, 2001, no RoweCom options were in-the-money as of that date. Upon completion of the merger, RoweCom will send a notice to holders of all out-of-the-money options granted by RoweCom under its 1998 Amended and Restated Stock Incentive Plan informing them that their options will be cancelled if not exercised within ten days after the merger's completion. RoweCom has agreed to use its commercially reasonable efforts to enter into agreements for the termination of all other out-of-the money options and all options granted under its 1999 Non-Employee Director Plan. The approval of the mailing of the notice to optionholders by RoweCom's compensation committee and the termination of these other options are conditions to closing the merger.

Treatment of Outstanding Warrants

    Upon completion of the merger and subject to the discussion under "—Treatment of Outstanding Bridge Notes," all of the outstanding warrants to purchase an aggregate of 1,370,056 shares of RoweCom common stock will convert into warrants to purchase shares of divine common stock. Except for the converted warrants to be held by HFTP Investment L.L.C. and Leonardo, L.P., the exercise price of each converted warrant will be the exercise price of the original RoweCom warrant immediately prior to consummation of the merger divided by 0.75, and exercise of the converted warrant will entitle the holder to the number of RoweCom shares subject to the original RoweCom warrant multiplied by 0.75. divine and HFTP Investment and Leonardo are negotiating the exercise price and number of shares of divine common stock that will be issuable upon exercise of the converted warrants to be held by HFTP Investment and Leonardo upon consummation of the merger. divine expects that the converted warrants to be held by HFTP Investment and Leonardo will be exercisable for an aggregate of 700,000 shares of divine common stock at an exercise price based upon the closing price of divine common stock on the date prior to consummation of the merger. The remaining warrants will be exercisable for an aggregate of 859,542 shares of divine common stock.

    divine has agreed to file, promptly after completion of the merger, a registration statement with the SEC registering the public resale of the shares of divine common stock issuable upon exercise of all the converted warrants.

Treatment of Outstanding Bridge Notes

    Pursuant to the terms of the $6,135,000 aggregate principal amount of outstanding RoweCom bridge notes, the holders of these bridge notes have demanded repayment of the notes upon consummation of the merger. divine expects to repay approximately $475,000 in aggregate principal amount of these bridge notes upon consummation of the merger. As a condition to completing the merger, the holders of the remaining $5,660,000 in aggregate principal amount of these bridge notes must agree to exchange these bridge notes for an equal principal amount of notes that will be convertible into divine common stock at any time after 30 days after completion of the merger and before repayment of the convertible notes. In addition, all of the noteholders must agree to exchange each outstanding RoweCom warrant issued in connection with the bridge notes for a warrant to purchase shares of divine common stock upon completion of the merger. divine expects that the number of divine shares underlying these warrants and the exercise price will be adjusted by the exchange ratio as described under "—Treatment of Outstanding Warrants." The noteholders, however, have requested that (1) the exercise price of the exchanged warrants be decreased so that it is tied to the market price of divine common stock and (2) they be issued additional divine warrants. The warrants will expire ten years from the issuance date of the original RoweCom warrants. divine and the holders of these bridge notes are negotiating the terms of the convertible notes, including the interest rate, maturity date, conversion price and security, but in any event the terms will be no less favorable to RoweCom than as follows:

  •
  an annual interest rate of 6%;

  •
  a maturity on the earlier of (1) December 31, 2002, (2) a liquidation, dissolution, sale of substantially all assets, or disposition of more than 50% of the voting securities, of RoweCom, or (3) a default under the convertible notes;

  •
  divine's guarantee of the repayment of the convertible notes; and

  •
  divine will not make any cash distributions on its common stock without first receiving approval of 66 2/3% of the outstanding aggregate principal amount of convertible notes.

    divine has agreed to file with the SEC within 60 days after completion of the merger a registration statement registering the public resale of the shares of divine common stock issuable upon conversion of the convertible notes and exercise of the related warrants.

No Fractional Shares

    divine will not issue fractional shares of divine common stock in the merger. Instead, any holder of RoweCom common stock that would otherwise be entitled to a fraction of a divine share in the merger will be paid an amount in cash, without interest, equal to such fraction multiplied by the closing price of a share of divine common stock on the Nasdaq National Market on the trading day immediately prior to the consummation of the merger.

Procedures for Exchange of Certificates

    As soon as practicable after the merger, the exchange agent will mail to each registered holder of RoweCom common stock (1) a letter of transmittal and (2) instructions for surrendering RoweCom stock certificates in exchange for certificates representing shares of divine common stock and cash for any fractional shares. Upon surrendering a RoweCom stock certificate along with a duly executed letter of transmittal and any other required documents to the exchange agent or divine, each RoweCom stockholder will be entitled to receive a certificate representing the whole number of shares of divine common stock that such holder has the right to receive and cash for any fractional shares.

    If any RoweCom stock certificate has been lost, stolen or destroyed, divine may require the owner of such lost, stolen or destroyed RoweCom stock certificate to provide an appropriate affidavit and to deliver a bond as indemnity against any claim that may be made against the exchange agent, divine or RoweCom with respect to such RoweCom stock certificate.

    You should not surrender your RoweCom stock certificates for exchange until you receive a letter of transmittal and instructions from the exchange agent.

Representations and Warranties

    The merger agreement contains customary representations and warranties by divine and RoweCom relating to, among other things:

  •
  the corporate organization, standing and power of divine and RoweCom;

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  the capital structure of divine and RoweCom;

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  the listing of divine and RoweCom common stock on the Nasdaq National Market;

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  each of divine's and RoweCom's authority to enter into, and the enforceability of, the merger agreement;

  •
  each of divine's and RoweCom's ability to enter into and consummate the merger agreement without violation of, or conflict with, their respective organizational documents, contracts or laws;

  •
  documents filed by divine and RoweCom with the SEC and the accuracy of information contained in those documents;

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  absence of certain material changes or events with respect to divine or RoweCom since December 31, 2000;

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  absence of material undisclosed liabilities or obligations of divine or RoweCom;

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  RoweCom's title to its assets;

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  absence of any unlawful contributions or payments by RoweCom;

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  intangible property of RoweCom;

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  RoweCom's material contracts;

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  insurance policies and claims relating to RoweCom;

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  each of divine's and RoweCom's litigation matters;

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  each of divine's and RoweCom's tax filings and the accuracy of information contained in those documents;

  •
  divine not being classified as an investment company under the Investment Company Act of 1940;

  •
  the accuracy of information provided by divine and RoweCom in this proxy statement/prospectus and the registration statement of which it is a part;

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  RoweCom's receipt of a fairness opinion from Chatsworth Securities LLC;

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  RoweCom's engagement of, and payment of fees to, brokers, investment bankers, finders and financial advisors in connection with the merger agreement;

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  matters relating to RoweCom's benefit plans and its compliance with the Employee Retirement Income Security Act of 1974;

  •
  environmental matters affecting RoweCom;

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  labor agreements of, and material labor disputes involving, RoweCom;

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  each of divine's and RoweCom's compliance with required permits and applicable laws;

  •
  the reorganization of RoweCom's foreign subsidiaries and operations;

  •
  each of divine's and RoweCom's transactions with their respective affiliates; and

  •
  government and third-party approvals necessary for divine and RoweCom to enter into the merger agreement or consummate the merger.

Covenants and Agreements

    Conduct of Business of RoweCom Pending the Merger.  The merger agreement provides that, until the effective time of the merger or termination of the merger agreement and unless divine consents otherwise, RoweCom will conduct its business in the ordinary course consistent with past practices and will use commercially reasonable efforts consistent with past practices and policies to preserve substantially intact its business organization, to keep available the services of its officers and employees, and to preserve its present relationships with customers and with other persons and entities with whom it has business relationships to the end that its goodwill and ongoing business will be unimpaired when we consummate the merger.

    RoweCom has also agreed that prior to the consummation of the merger, it will not do any of the following without divine's consent:

  •
  make changes to the exercise period of, reprice, or authorize cash payments in exchange for options granted under the RoweCom stock incentive plans;

  •
  enter into material partnership arrangements or strategic alliances;

  •
  transfer, license or modify rights to any RoweCom intellectual property;

  •
  commence any material litigation other than for routine collection of bills, software piracy or where RoweCom determines in good faith that the failure to commence litigation would materially impair RoweCom's business;

  •
  issue or sell capital stock and related securities or grant stock options except (1) in connection with outstanding stock option or purchase plans, and (2) that RoweCom was allowed to acquire the assets of MDLB Enterprises, L.L.C. (doing business as Doody Publishing), as described under "Management's Discussion and Analysis of Financial Condition and Results of Operations of RoweCom—Overview—Acquisitions" on page 116;

  •
  amend its certificate of incorporation or bylaws;

  •
  effect a stock split, combination, or reclassification of its securities;

  •
  pay dividends;

  •
  repurchase or redeem its stock, except from former employees, directors and consultants pursuant to agreements already in existence;

  •
  grant severance or termination pay to any employee unless in connection with agreements already in existence or where consistent with divine's past practice and policy;

  •
  sell, lease, license, encumber or dispose of assets;

  •
  incur indebtedness other than in the ordinary course of business provided that the aggregate amount of indebtedness of RoweCom and its subsidiaries will not exceed at any one time (1) $23 million, not including any outstanding seasonal working capital revolving credit lines, or (2) $100 million, including any outstanding seasonal working capital revolving credit lines;

  •
  write off inventory, compromise indebtedness or otherwise revalue assets;

  •
  make material changes in its accounting policies; or

  •
  make expenditures in excess of $100,000 in any one instance or $250,000 in the aggregate.

    No Solicitation.  RoweCom has agreed not to:

  •
  directly or indirectly solicit, initiate, encourage or take any action to facilitate any inquires or proposals that constitute, or could reasonably be expected to lead to, any company acquisition proposal (as defined below); or

  •
  engage in, or enter into, any negotiations or discussions concerning any company acquisition proposal.

However, in response to an unsolicited company acquisition proposal that did not result from a breach by RoweCom of its obligations not to solicit alternative transactions, and following delivery to divine of notice of the company acquisition proposal, RoweCom may, to the extent that RoweCom's board of directors determines in good faith, after consultation with its outside counsel, that it would be required to do so by its fiduciary duties, participate in discussions regarding any company acquisition proposal that is, or may lead to, a company superior proposal (as defined below) in order to be informed and make a determination with respect to the proposal.

    Company acquisition proposal means any bona fide inquiry, proposal or offer relating to any of the following which would result in a third party, or its stockholders, acquiring more than 20% of the voting power of RoweCom or the assets representing more than 20% of the net income, net revenue or net assets of RoweCom on a consolidated basis:

  •
  merger, consolidation, business combination, or similar transaction involving RoweCom or any subsidiary of RoweCom;

  •
  sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of any assets of RoweCom or any subsidiary of RoweCom in one or more transactions;

  •
  issuance, sale, or other disposition of, including by way of merger, consolidation, share exchange or any similar transaction, securities, or options, rights or warrants to purchase such securities, or securities convertible into such securities, of RoweCom or any subsidiary of RoweCom;

  •
  liquidation, dissolution, recapitalization or other similar type of transaction with respect to RoweCom or any subsidiary of RoweCom;

  •
  tender offer or exchange offer for RoweCom securities;

  •
  transaction that is similar in form, substance or purpose to any of the foregoing transactions; or

  •
  public announcement of an agreement, proposal, plan or intention to do any of the foregoing.

    Company superior proposal means any unsolicited offer made by a third party to consummate a tender offer, exchange offer, merger, consolidation or similar transaction which would result in the third party, or its stockholders, owning, directly or indirectly, more than 50% of RoweCom common stock then outstanding, or of the surviving entity in a merger, or all or substantially all of the assets of RoweCom and its subsidiaries, taken together, on terms that the RoweCom board of directors determines in good faith, based on its consultation with a financial advisor of nationally recognized reputation and considering any other matters that it deems relevant, would, if consummated, result in a transaction more favorable to RoweCom's stockholders from a financial point of view than the merger and, taking into account, in the reasonable good faith judgment of the RoweCom board of directors after consultation with its financial advisor, the availability to the third party making the company superior proposal of the financial means to conclude such transaction.

    Other Covenants.  The merger agreement contains certain other covenants and agreements, including agreements relating to preparation and distribution of this proxy statement/prospectus, public announcements and cooperation regarding certain filings with governmental and other agencies and organizations. In addition, the merger agreement contains a general covenant requiring each of the parties to use its commercially reasonable efforts to effectuate the merger and to ensure that the merger is treated as a tax-free reorganization.

Conditions of the Merger

    Conditions of Each Party's Obligations to Effect the Merger.  The obligation of divine and RoweCom to consummate the merger is subject to satisfaction or waiver of various conditions, including the following:

  •
  the merger agreement and the merger must receive the approval of the stockholders of RoweCom;

  •
  the registration statement of which this proxy statement/prospectus is a part must not be the subject of any stop order suspending its effectiveness or any related proceedings;

  •
  no temporary restraining order, preliminary or permanent injunction, or other order issued by any court or other legal restraint or prohibition preventing consummation of the merger must have been issued; and

  •
  the shares of divine common stock issuable to the RoweCom stockholders as consideration in the merger must be authorized for listing on the Nasdaq National Market.

    Additional Conditions to the Obligations of RoweCom.  The obligation of RoweCom to complete the merger is also subject to the satisfaction or waiver of the following additional conditions:

  •
  the representations and warranties of divine contained in the merger agreement must be true and correct in all material respects as of the effective time of the merger, unless made as of an earlier date, in which case as of the earlier date, except that if a representation and warranty is qualified by materiality or material adverse effect, it must be true as described in the merger agreement, giving effect to only the materiality or material adverse effect qualification contained in the particular representation;

  •
  divine must have performed in all material respects all obligations required to be performed by it under the merger agreement at or before the effective time of the merger;

  •
  divine must have delivered to RoweCom an officer's certificate as to the matters described above; and

  •
  RoweCom must have received the written opinion of its tax counsel or accountants to the effect that the merger should, or is more likely than not to, constitute a tax-free reorganization under Section 368(a) of the Internal Revenue Code.

    Additional Conditions to the Obligations of divine.  The obligation of divine to complete the merger is also subject to the satisfaction or waiver of following additional conditions:

  •
  the representations and warranties of RoweCom contained in the merger agreement must be true and correct in all material respects as of the effective time of the merger, unless made as of an earlier date, in which case as of the earlier date, except that if a representation and warranty is qualified by materiality or material adverse effect, it must be true as described in the merger agreement, giving effect to only the materiality or material adverse effect qualification contained in the particular representation;

  •
  RoweCom must have performed in all material respects all obligations required to be performed by it under the merger agreement at or before the effective time of the merger;

  •
  RoweCom must have delivered to divine an officer's certificate as to the matters described above;

  •
  the employment of employees who have executed employment agreements with RoweCom that are to take effect upon completion of the merger must not have been terminated;

  •
  agreements for the termination of all outstanding options to purchase RoweCom common stock, other than those to be converted into options to purchase shares of divine common stock as part of the merger, and any other options issued under RoweCom's 1998 Amended and Restated Stock Incentive Plan, must have been executed by RoweCom and the option holders;

  •
  each holder of a warrant to purchase shares of RoweCom common stock must have executed all consents, approvals or agreements necessary (1) to consummate the merger and convert the warrant to a warrant to purchase shares of divine common stock, and (2) to waive both the obligation to maintain an effective registration statement immediately after the merger for the shares of divine common stock issuable upon the exercise of a substitute warrant and any penalties resulting from the failure to maintain such effectiveness;

  •
  RoweCom must have executed a senior credit agreement, in a form reasonably acceptable to divine, that provides RoweCom with financing for the working capital needs of its U.S. operations in an aggregate principal amount of $40 million, 15% of which shall be available for non-seasonal working capital and which shall provide that (1) the applicable interest rate for the seasonal working capital portion of the loan will not exceed the lender's base rate or the eurodollar rate plus an additional 2.75%, (2) the applicable interest rate for the non-seasonal working capital portion of the loan will not exceed the eurodollar rate plus an additional 0.75%, and (3) divine will guarantee all of RoweCom and its subsidiaries' obligations under the senior credit agreement;

  •
  all obligations that are conditions to funding under the senior credit agreement must have been satisfied and there must be no default under the senior credit agreement;

  •
  RoweCom and holders of the RoweCom bridge notes and the related warrants must have executed an agreement, in a form reasonably acceptable to divine, pursuant to which the notes will be exchanged for new notes convertible into divine common stock and the warrants will be exchanged for warrants to purchase divine common stock. See "—Treatment of Outstanding Bridge Notes;"

  •
  RoweCom must have executed a credit agreement, in a form reasonably acceptable to divine, that provides RoweCom's French subsidiaries, RoweCom REALA and RoweCom France SAS, with a credit facility on terms and conditions at least as favorable as those received for the 2000-2001 subscription year and as to which there shall be no event of default and all conditions to funding must have been satisfied as of the effective time of the merger;

  •
  RoweCom must have received a court order declaring that RoweCom Global Holdings Ltd. is the sole owner of RoweCom UK Ltd.;

  •
  the RoweCom board's compensation committee must have approved mailing of a notice to all holders of out-of-the-money options to purchase RoweCom common stock under RoweCom's 1998 Amended and Restated Stock Incentive Plan that informs those holders that their options will be canceled unless exercised within ten days after we complete the merger;

  •
  RoweCom must have received all necessary consents and approvals for the continuation after the merger of at least a majority of certain alliance, banking and subscription service contracts and agreements that would otherwise terminate upon consummation of the merger; and

  •
  RoweCom France SAS must have received a waiver and amendment to its existing loan with Banque Nationale de Paris, Banque Populare Region Quest de Paris and Credit Lyonnais, in a form reasonably acceptable to divine that permits (1) the addition of Georges Delestaing, Andre Mahieu, Luc Prudhon and Phillipe Schneider to divine's 1999 or 2001 Stock Incentive Plan, (2) RoweCom's French subsidiaries to incur debt exceeding 200,000 euros under the credit facility to be executed by RoweCom REALA and RoweCom France SAS, (3) divine to change the accounting year-end date of RoweCom and its subsidiaries to December 31, (4) the merger to proceed without triggering acceleration provisions of the loan, and (5) divine to reorganize the tax structure of RoweCom's foreign subsidiaries as long as Banque Nationale de Paris' security interest in the assets of those foreign subsidiaries will not be materially changed, and there must be no event of default on the midterm loan and all conditions to the midterm loan must be satisfied as of the effective time of the merger.

Indemnification and Insurance

    The merger agreement provides that after we complete the merger, divine will fulfill and honor all of RoweCom's existing obligations to indemnify present and former directors, officers, employees and agents of RoweCom or its subsidiaries or their heirs, executors and assigns. In addition, after the completion of the merger, divine will, to the fullest extent permitted under applicable law, indemnify each of these indemnified persons against any costs, expenses, judgments, fines, losses, claims, damages, liabilities and settlement amounts in connection with any claim, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent arising out of or pertaining to any actual or alleged acts or omissions in the capacity of a director, officer, employee or agent of RoweCom or any of its subsidiaries occurring prior to the merger for a period of six years after July 6, 2001. Further, RoweCom's new certificate of incorporation and bylaws will contain indemnification provisions at least as favorable to these indemnified persons as those in RoweCom's current certificate of incorporation and bylaws for a period of six years after the closing of the merger. divine has also agreed to extend and maintain RoweCom's directors' and officers' liability, errors and omissions, employment practices and fiduciary liability insurance policies for a period of at least six additional years so long as the total cost of extending and maintaining the insurance does not exceed $700,000.

Termination

    Termination by Mutual Consent.  RoweCom and divine may mutually terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger, before or after receiving the approval of the RoweCom stockholders.

    Termination by either divine or RoweCom.  Either divine or RoweCom may terminate the merger agreement and abandon the merger if:

  •
  the merger has not been consummated on or before December 31, 2001;

  •
  any applicable law or regulation or final and nonappealable judgment, injunction, order or decree that makes consummation of the merger illegal or prohibits the closing of the merger;

  •
  the other party has breached or failed to comply in any material respect with any of its obligations under the merger agreement, or any representation or warranty made by the other party in the merger agreement is incorrect in any material respect, and such breach, failure, or misrepresentation is not cured within 20 business days of notice; or

  •
  the requisite RoweCom stockholder approval has not been obtained at the special meeting.

    As discussed below under "Information Regarding RoweCom—Legal Proceedings," RoweCom has been named as a defendant in several securities class action lawsuits that have been filed subsequent to the signing of the merger agreement. The lawsuits may be considered a material adverse charge to the financial condition of RoweCom that allows divine to terminate the merger agreement and abandon the merger without paying a termination fee. However, on August 14, 2001, divine signed a waiver stating that it will not terminate the merger agreement or abandon the merger as a result of two of the lawsuits that were filed.

    Termination by divine.  divine may terminate the merger agreement and abandon the merger at any time prior to the completion of the merger, before or after the approval by RoweCom's stockholders, if:

  •
  RoweCom receives, or a third party publicly announces, a company acquisition proposal and either the special meeting does not occur and the merger is not consummated by December 31, 2001, or the RoweCom stockholders do not approve and adopt the merger agreement and the merger;

  •
  the RoweCom board of directors or any committee of the board withdraws or modifies in a manner adverse to divine its approval or recommendation of the merger or the merger agreement;

  •
  in connection with a third-party tender offer or exchange offer made to RoweCom, the board of directors of RoweCom takes any action other than a rejection of the offer;

  •
  the RoweCom board of directors or any committee of the board recommends any company acquisition proposal;

  •
  RoweCom or any of its officers or directors enters into discussions, negotiations or an agreement in violation of the no solicitations provisions contained in the merger agreement. See "—Covenants and Agreements—No Solicitation;"

  •
  RoweCom consummates a company acquisition proposal or signs an agreement with respect to a company acquisition proposal;

  •
  RoweCom has not executed the senior credit agreement and, in divine's reasonable judgment will not, before December 31, 2001, execute the senior credit agreement; or

  •
  the RoweCom board of directors resolves to do any of the foregoing.

Termination Fee

    Termination Fee Payable by RoweCom to divine.  RoweCom will be required to pay divine a termination fee of $800,000 if:

  •
  divine or RoweCom terminates the merger agreement because RoweCom receives, or a third party publicly announces, a company acquisition proposal and either the special meeting does not occur and the merger is not consummated by December 31, 2001, or the RoweCom stockholders do not approve and adopt the merger agreement and the merger;

  •
  divine terminates the agreement because RoweCom's board of directors or a committee of the board withdraws or modifies its approval or recommendation of the merger;

  •
  divine terminates the agreement because in response to a third-party tender offer or exchange offer, RoweCom takes any action other than rejection of the offer;

  •
  divine terminates the agreement because RoweCom's board of directors recommends a company acquisition proposal;

  •
  divine terminates the agreement because RoweCom or any of its officers or directors enters into discussions, negotiations or an agreement in violation of the no solicitation provisions of the merger agreement. See "—Covenants and Agreements—No Solicitation;" or

  •
  RoweCom attempts to terminate the merger agreement other than as provided in the merger agreement.

    Termination Fee Payable by divine to RoweCom.  divine must pay RoweCom a termination fee of $1,200,000 and reimburse RoweCom for expenses of up to $250,000 if divine terminates the merger agreement because RoweCom fails to execute the senior credit agreement before completion of the merger and, in divine's reasonable judgment, RoweCom will not execute the senior credit agreement before December 31, 2001.

Amendments

    Subject to the applicable provisions of Delaware corporate law, at any time prior to consummation of the merger, divine and RoweCom, by resolution of their respective board of directors, may modify or amend the merger agreement by written agreement executed and delivered by duly authorized officers of each company. The merger agreement provides, however, that after approval of the merger by RoweCom's stockholders, no amendment that requires further stockholder approval can be made without approval of RoweCom's stockholders.

Expenses

    If we do not consummate the merger, each of divine and RoweCom will bear its own costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby. If the merger is completed, divine will pay for these costs and expenses.

AGREEMENTS RELATED TO THE MERGER

Employment Agreements

    Certain officers of RoweCom have executed employment agreements with RoweCom to take effect if we complete the merger. Details of each agreement are summarized below:

  •
  Dr. Richard Rowe will serve as RoweCom's chairman and will receive a base salary of $250,000 and a bonus of up to 75% of his base salary, based on achievement of specified performance targets. If his employment is terminated by RoweCom, without cause, or by Dr. Rowe, for good reason, he is entitled to receive 12 months' severance pay and continuation of his employee benefits for that period of time. Dr. Rowe has agreed not to compete with the business of RoweCom or solicit its customers, suppliers or employees for a period of 12 months after termination of employment.

  •
  James Krzywicki will serve as RoweCom's president and will receive a base salary of $235,000 and a bonus of up to 50% of his base salary, based on achievement of specified performance targets. If his employment is terminated by RoweCom, without cause, or by Mr. Krzywicki, for good reason, he is entitled to receive 12 months' severance pay and continuation of his employee benefits for that period of time. Mr. Krzywicki has agreed not to compete with the business of RoweCom or solicit its customers, suppliers or employees for a period of 12 months after termination of employment.

  •
  Charles Germain will serve as RoweCom's president of Europe, Asia-Pacific and Latin America operations and will receive a base salary of $200,000 and a bonus of up to 50% of his base salary, based on achievement of specified performance targets. If his employment is terminated by RoweCom, without cause, or by Mr. Germain, for good reason, he is entitled to receive 12 months' severance pay and continuation of his employee benefits for that period of time. Mr. Germain has agreed not to compete with the business of RoweCom or solicit its customers, suppliers or employees for a period of 12 months after termination of employment.

  •
  Ian Best will serve as RoweCom's chief technology officer and will receive a base salary of $150,000 and a bonus of up to 50% of his base salary, based on achievement of specified performance targets. If his employment is terminated by RoweCom, without cause, or by Mr. Best, for good reason, he is entitled to receive six months' severance pay and continuation of his employee benefits for that period of time. Mr. Best has agreed not to compete with the business of RoweCom or solicit its customers, suppliers or employees for a period of six months after termination of employment.

  •
  Rodney Smith will serve as RoweCom's chief financial officer and will receive a base salary of $150,000 and a bonus of up to 50% of his base salary, based on achievement of specified performance targets. If his employment is terminated by RoweCom, without cause, or by Mr. Smith, for good reason, he is entitled to receive six months' severance pay and continuation of his employee benefits for that period of time. Mr. Smith has agreed not to compete with the business of RoweCom or solicit its customers, suppliers or employees for a period of six months after termination of employment.

Reseller Agreement

    As an inducement for divine and Knowledge Resources Acquisition Corp. to enter into the merger agreement, RoweCom entered into a reseller agreement dated as of July 6, 2001 with divine. Pursuant to the terms of the agreement, RoweCom appointed divine as a nonexclusive worldwide distributor of all of its products. RoweCom has agreed to pay divine a fee equal to 20% of the gross margin earned by RoweCom on each product sold or distributed by divine.

    Either party may terminate the reseller agreement by written notice at any time after the termination of the merger agreement provided that RoweCom will remain liable for any fees owed to divine for products sold prior to termination.

UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS

    The following unaudited pro forma condensed combined financial statements describe the pro forma effect of divine's proposed acquisition of RoweCom on the:

  •
  unaudited statements of operations for the six months ended June 30, 2001 and the year ended December 31, 2000 of divine; and

  •
  unaudited balance sheet as of June 30, 2001 of divine.

The following unaudited pro forma condensed combined financial statements also describe the pro forma effect of divine's proposed acquisitions of eshare communications, Inc. and Open Market, Inc. discussed below. The purpose of these pro forma financial statements is to demonstrate how the combined financial statements of these businesses might have appeared if each of the mergers had been completed at the beginning of the periods presented.

    In addition to the pending merger between divine and RoweCom, on July 8, 2001, divine entered into a definitive agreement to acquire eshare, which provides customer interaction management products and services. Completion of the eshare merger is subject to a number of conditions, including eshare shareholder approval and, if required, divine stockholder approval. In addition, on August 15, 2001, divine entered into a definitive agreement to acquire Open Market, which provides content-driven e-business solutions to enterprises. Completion of the Open Market merger is subject to a number of conditions, including Open Market stockholder approval and, if required, divine stockholder approval. The following unaudited pro forma condensed combined financial statements reflect the acquisition of RoweCom alone as well as the acquisitions of RoweCom, eshare and Open Market together.

    divine has prepared the unaudited pro forma condensed combined financial statements using the purchase method of accounting for all these transactions. Because the unaudited pro forma condensed combined financial statements are based upon the financial condition and operating results of RoweCom, eshare and Open Market during periods when they were not under the control, influence or management of divine, the information presented may not be indicative of the results that would have actually occurred had the acquisitions been completed as of the respective periods presented, nor is it indicative of future financial or operating results. divine expects to incur reorganization and integration expenses as well as potential operating efficiencies as a result of the acquisitions of RoweCom, eshare and Open Market. The unaudited pro forma condensed combined financial statements do not give effect to any synergies that may occur due to the integration of RoweCom, eshare and Open Market with divine, nor do they take into account the effect of any potential changes to accounting policies, including with respect to the recognition of revenues, of the acquired entities after the mergers due to the integration of their businesses into divine's business model. The unaudited pro forma condensed combined financial statements should be read along with the historical financial statements of divine and the related notes, incorporated by reference in this proxy statement/prospectus, and the historical financial statements of RoweCom and the related notes, included elsewhere in this proxy statement/prospectus.

    Certain assets and liabilities in the consolidated balance sheets of RoweCom, eshare and Open Market have been reclassified to conform to the divine line item presentation in the unaudited pro forma condensed combined balance sheet. Certain expenses and other deductions in the consolidated statements of operations of RoweCom, eshare and Open Market have been reclassified to conform to the divine line item presentation in the unaudited pro forma condensed combined statements of operations.

Unaudited Pro Forma Condensed Combined Balance Sheet
as of June 30, 2001
(in thousands)

	divine	RoweCom	RoweCom Pro Forma Adjustments		divine/ RoweCom Pro Forma Combined	eshare	eshare Pro Forma Adjustments		Open Market	Open Market Pro Forma Adjustments		divine/RoweCom/ eshare/Open Market Pro Forma Combined
Assets
Current assets
Cash and cash equivalents	$202,177	$5,742	$(500	)(c)	$207,419	$9,620	$(5,750 (500	)(g) )(c)	$6,756	$(5,000 (500	)(h) )(c)	$212,045
Restricted cash	2,650	—	—		2,650	—	—		—	—		2,650
Accounts receivable	43,232	52,057	—		95,289	20,841	—		11,603	—		127,733
Available-for-sale securities	2,101	—	—		2,101	4,363	—		2,511	—		8,975
Note receivable	1,642	—	—		1,642	—	—		—	—		1,642
Inventory	—	—	—		—	1,515	—		—	—		1,515
Deferred taxes	—	—	—		—	1,394	(1,394	)(d)	—	—		—
Other current assets	15,337	3,551	—		18,888	2,279	—		4,390	—		25,557

Total current assets	267,139	61,350	(500)		327,989	40,012	(7,644)		25,260	(5,500)		380,117
Property and equipment, net	43,311	8,767	—		52,078	9,675	—		7,429	—		69,182
Deferred taxes	—	—	—		—	9,189	(9,189	)(d)	—	—		—
Goodwill and other intangible assets	44,402	15,593	49,290 (15,593 500 1,138	(a) )(a) (c) (b)	95,330	3,611	30,718 (3,611 500 10,583 4,439	(d) )(d) (c) (d) (e)	—	49,810 5,544 500	(h) (i) (c)	197,424
Ownership interests in associated companies	23,790	—	—		23,790	—	—		—	—		23,790
Other non-current assets	33,733	—	—		33,733	121	5,750	(g)	1,226	—		40,830

Total assets	$412,375	$85,710	$34,835		$532,920	$62,608	$31,546		$33,915	$50,354		$711,343

Liabilities
Current liabilities
Accounts payable	$12,892	$28,120	$—		$41,012	$3,975	$(1,342	)(f)	$4,635	$—		$48,280
Accrued payroll expenses	8,963	942	—		9,905	—	—		—	—		9,905
Accrued professional fees	1,231	—	—		1,231	—	—		—	—		1,231
Current portion of facilities impairment	1,541	—	—		1,541	—	—		—	—		1,541
Current portion of capital leases	3,733	—	—		3,733	—	—		—	—		3,733
Other accrued expenses and current liabilities	11,990	21,390	—		33,380	7,677	—		14,374	—		55,431
Notes payable—current	523	31,884	—		32,407	—	—		—	—		32,407
Deferred revenue	3,723	20,597	—		24,320	9,823	—		3,704	—		37,847

Total current liabilities	44,596	102,933	—		147,529	21,475	(1,342)		22,713	—		190,375
Long-term debt	57,948	—	—		57,948	—	—		—	—		57,948
Capital leases	4,232	—	—		4,232	—	—		—	—		4,232
Other noncurrent liabilities	439	1,837	—		2,276	—	—		—	—		2,276
Long-term facilities impairment	2,844	—	—		2,844	—	—		—	—		2,844
Minority interest	12,133	—	—		12,133	—	—		—	—		12,133
Redeemable preferred stock	—	—	—		—	—	—		3,638	(3,638	)(h)	—
Stockholders' equity (deficit)
Common stock	146	126	(126 10	)(a) (a)	156	69	(69 64	)(d) (d)	47	(47 44	)(h) (h)	264
Additional paid-in capital	969,006	113,296	(113,296 14,627 1,138	)(a) (a) (b)	984,771	62,314	(62,314 68,176 4,439	)(d) (d) (e)	225,027	(225,027 55,968 5,544	)(h) (h) (i)	1,118,898
Notes receivable from exercise of options	(3,127)	—	—		(3,127)	—	—		—	—		(3,127)
Unearned stock-based compensation	(22,182)	—	—		(22,182)	—	—		(159)	159	(h)	(22,182)
Accumulated other comprehensive loss	(23,405)	(2,188)	2,188	(a)	(23,405)	(1,210)	1,210	(d)	—	—		(23,405)
Treasury stock, at cost	(5,641)	(53)	53	(a)	(5,641)	—	—		—	—		(5,641)
Accumulated deficit	(624,614)	(130,241)	130,241	(a)	(624,614)	(20,040)	20,040 1,342	(d) (f)	(217,351)	217,351	(h)	(623,272)

Total stockholders' equity (deficit)	290,183	(19,060)	34,835		305,958	41,133	32,888		7,564	53,992		441,535

Total liabilities and stockholders' equity (deficit)	$412,375	$85,710	$34,835		$532,920	$62,608	$31,546		$33,915	$50,354		$711,343

Unaudited Pro Forma Condensed Combined Statement of Operations
for the Year Ended December 31, 2000
(in thousands, except share and per share data)

	divine	RoweCom	RoweCom Pro Forma Adjustments	divine/ RoweCom Pro Forma Combined	eshare	eshare Pro Forma Adjustments		Open Market	Open Market Pro Forma Adjustments	divine/ RoweCom/ eshare/Open Market Pro Forma Combined
Revenues	$44,079	$347,581	$—	$391,660	$83,956	$(1,815	)(j)	$88,981	$—	$562,782
Operating expenses:
Cost of revenues	42,266	316,498	—	358,764	31,122	—		44,846	—	434,732
Selling, general and administrative	175,663	57,311	8,056 (k)	241,030	61,249	(403 14,392	)(j) (k)	70,555	15,873 (k)	402,696
Research and development	12,036	9,861	—	21,897	10,658	—		24,801	—	57,356
Impairment of investment in consolidated associated companies and intangible assets	57,626	30,082	—	87,708	—	(1,412	)(j)	—	—	86,296
Impairment of facilities	10,961	—	—	10,961	—	—		—	—	10,961
Amortization of stock-based compensation	48,069	—	—	48,069	—	—		—	—	48,069

Total operating expenses	346,621	413,752	8,056	768,429	103,029	12,577		140,202	15,873	1,040,110

Operating loss	(302,542)	(66,171)	(8,056)	(376,769)	(19,073)	(14,392)		(51,221)	(15,873)	(477,328)
Other income (expense):
Interest income	15,583	—	—	15,583	—	—		1,326	—	16,909
Interest expense	(1,857)	(5,354)	—	(7,211)	—	—		(447)	—	(7,658)
Other income (loss), net	(301)	—	—	(301)	414	—		13,208	—	13,321

Total other income (expense)	13,425	(5,354)	—	8,071	414	—		14,087	—	22,572
Loss before minority interest, net gain on stock transactions of associated companies, equity in losses of associated companies, and impairment of investment in equity method and cost method associated companies	(289,117)	(71,525)	(8,056)	(368,698)	(18,659)	(14,392)		(37,134)	(15,873)	(454,756)
Minority interest	18,169	—	—	18,169	—	—		—	—	18,169
Net gain of stock transactions of associated companies	4,375	—	—	4,375	—	—		—	—	4,375
Equity in losses of associated companies	(90,621)	—	—	(90,621)	—	—		—	—	(90,621)
Impairment of investment in equity method and cost method associated companies	(113,125)	—	—	(113,125)	—	—		—	—	(113,125)

Loss before income taxes	(470,319)	(71,525)	(8,056)	(549,900)	(18,659)	(14,392)		(37,134)	(15,873)	(635,958)
Income tax (benefit) provision	—	3,661	—	3,661	(7,542)	7,542	(l)	662	—	4,323

Net loss from continuing operations	(470,319)	(75,186)	(8,056)	(553,561)	(11,117)	(21,934)		(37,796)	(15,873)	(640,281)
Accretion of redeemable preferred stock dividends	(8,037)	—	—	(8,037)	—	—		—	—	(8,037)
Accretion of preferred stock dividends	(9,070)	—	—	(9,070)	—	—		—	—	(9,070)
Deemed dividends	(40,756)	—	—	(40,756)	—	—		—	—	(40,756)

Net loss from continuing operations applicable to common stockholders	$(528,182)	$(75,186)	$(8,056)	$(611,424)	$(11,117)	$(21,934)		$(37,796)	$(15,873)	$(698,144)

Basic and diluted net loss per share applicable to common stockholders	$(7.84)			$(7.88)						$(3.75)
Shares used in computing basic and diluted net loss per share	67,390,746			77,555,305						186,387,982

Unaudited Pro Forma Condensed Combined Statement of Operations
for the Six Months Ended June 30, 2001
(in thousands, except share and per share data)

	divine	RoweCom	RoweCom Pro Forma Adjustments	divine/ RoweCom Pro Forma Combined	eshare	eshare Pro Forma Adjustments	Open Market	Open Market Pro Forma Adjustments	divine/ RoweCom/ eshare/Open Market Pro Forma Combined
Revenues	$71,038	$149,255	$—	$220,293	$37,722	$—	$25,855	$—	$283,870
Operating expenses:
Cost of revenues	53,574	136,114	—	189,688	14,547	—	11,433	—	215,668
Selling, general and administrative	89,650	23,865	5,290 (m)	118,805	23,539	7,122 (m)	24,537	8,859 (m)	182,862
Research and development	5,989	3,632	—	9,621	4,980	—	9,062	—	23,663
Impairment of investment in consolidated associated companies and intangible assets	2,793	—	—	2,793	—	—	—	—	2,793
Impairment of facilities	232	—	—	232	—	—	—	—	232
Amortization of stock-based compensation	5,553	—	—	5,553	—	—	—	—	5,553

Total operating expenses	157,791	163,611	5,290	326,692	43,066	7,122	45,032	8,859	430,771

Operating loss	(86,753)	(14,356)	(5,290)	(106,399)	(5,344)	(7,122)	(19,177)	(8,859)	(146,901)
Other income (expense):
Interest income	5,913	—	—	5,913	—	—	269	—	6,182
Interest expense	(1,336)	(3,444)	—	(4,780)	—	—	(363)	—	(5,143)
Other income (loss), net	13,426	—	—	13,426	349	—	4,836	—	18,611

Total other income (expense)	18,003	(3,444)	—	14,559	349	—	4,742	—	19,650
Loss before minority interest, net gain on stock transactions of associated companies, equity in losses of associated companies, and impairment of investment in equity method and cost method associated companies	(68,750)	(17,800)	(5,290)	(91,840)	(4,995)	(7,122)	(14,435)	(8,859)	(127,251)
Minority interest	3,875	—	—	3,875	—	—	—	—	3,875
Net gain of stock transactions of associated companies	804	—	—	804	—	—	—	—	804
Equity in losses of associated companies	(12,443)	—	—	(12,443)	—	—	—	—	(12,443)
Impairment of investment in equity method and cost method associated companies	(27,618)	—	—	(27,618)	—	—	—	—	(27,618)

Loss before income taxes	(104,132)	(17,800)	(5,290)	(127,222)	(4,995)	(7,122)	(14,435)	(8,859)	(162,633)
Income tax (benefit) provision	—	(878)	878 (n)	—	(1,798)	1,798 (n)	267	—	267

Net loss from continuing operations	(104,132)	(16,922)	(6,168)	(127,222)	(3,197)	(8,920)	(14,702)	(8,859)	(162,900)
Accretion of redeemable preferred stock dividends	—	—	—	—	—	—	(314)	314 (o)	—

Net loss from continuing operations applicable to common stockholders	$(104,132)	$(16,922)	$(6,168)	$(127,222)	$(3,197)	$(8,920)	$(15,016)	$(8,545)	$(162,900)

Basic and diluted net loss per share applicable to common stockholders	$(0.75)			$(0.85)					$(0.63)
Shares used in computing basic and diluted net loss per share	139,597,070			149,761,629					258,594,306

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1.
Basis of Presentation

    The unaudited pro forma condensed combined balance sheet as of June 30, 2001 gives effect to the acquisitions of RoweCom, eshare and Open Market as if they occurred on that date. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2000 and the six months ended June 30, 2001 give effect to the acquisitions of RoweCom, eshare, and Open Market as if they had occurred on January 1, 2000.

    The following summarizes information concerning the estimated purchase price allocation for the acquisitions of RoweCom, eshare and Open Market.

Company	Purchase price	Fair value of tangible net assets (liabilities)	Goodwill and other intangible assets
RoweCom	$16,275,000	$(34,653,000)	$50,928,000
eshare	73,179,000	26,939,000	46,240,000
Open Market	67,056,000	11,202,000	55,854,000

    The purchase prices include $500,000 of estimated acquisition costs relating to each acquisition. The Open Market purchase price also includes $5,000,000 paid by divine to Open Market in conjunction with a secured credit facility signed in connection with the Open Market merger agreement.

    In this merger, divine will issue 0.75 of a share of divine common stock for each outstanding share of RoweCom common stock. Additionally, each RoweCom warrant and "in-the-money" option will be converted to a warrant or fully-vested option to buy shares of divine common stock, generally at the 0.75 exchange ratio. For purposes of the unaudited pro forma condensed combined financial statements, the number of shares, options and warrants assumed to be issued by divine in the RoweCom merger has been calculated based on the number of RoweCom shares, options and warrants outstanding as of September 10, 2001. For the RoweCom merger, the assumed fair value of divine common stock for purchase accounting purposes is $1.44, which represents the average of divine's closing price on the first day the agreed upon terms of the RoweCom merger were announced by divine (July 9, 2001) and the three business days before and after the announcement date.

    The merger between divine and eshare is a stock-for-stock transaction. The number of shares to be issued by divine in the eshare merger is yet to be determined, and is dependent on the divine average closing price, which is the average of the closing sale price per share of divine's common stock as reported on the Nasdaq National Market for the ten consecutive trading days ending two trading days prior to the closing date of the merger. If the divine average closing price is greater than $2.39 but less than $2.82, then eshare shareholders will receive 1.30 shares of divine common stock for each eshare common share they own. If the divine average closing price is $2.82 or greater, then eshare shareholders will receive a number of shares of divine common stock for each eshare common share they own equal to $3.653 divided by the divine average closing price. If the divine average closing price is $2.39 or less, then eshare shareholders will receive a number of shares of divine common stock for each eshare common share they own equal to $3.12 divided by the greater of the divine average closing price or $1.00. Additionally, each eshare "in-the-money" option will be converted, at the same conversion rate applied to outstanding eshare common shares, to a fully-vested option to buy shares of divine common stock. For purposes of the unaudited pro forma condensed combined financial information, the number of shares and options assumed to be issued by divine in the eshare merger has been calculated based on the number of eshare common shares and options outstanding as of September 10, 2001, and using the divine average closing price as of September 10, 2001, which was $1.06. For the eshare merger, the divine average closing price is also assumed to be the fair value of divine common stock for purchase accounting purposes.

    In the Open Market merger, divine will issue 44,454,961 shares of divine common stock. In addition, all outstanding options and warrants to purchase shares of Open Market stock will convert to options and warrants to purchase divine common stock. The conversion ratio to be applied to the number and exercise price of the Open Market options and warrants is driven by the number of Open Market common shares outstanding at the closing of the merger and the number of shares of divine common stock to be issued to holders of Open Market's Series E preferred stock. For purposes of the unaudited pro forma condensed combined financial statements, this conversion ratio has been calculated as 0.8326, based on the number of Open Market common shares outstanding as of September 10, 2001. For the Open Market merger, the assumed fair value of divine common stock for purchase accounting purposes is $1.26, which represents the average of divine's closing price on the first day the agreed upon terms of the Open Market merger were announced by divine (August 16, 2001) and the three business days before and after the announcement date.

    The effects of the RoweCom, eshare and Open Market mergers have been presented using the purchase method of accounting. Accordingly, the purchase price was allocated to the assets acquired and liabilities assumed based upon management's best preliminary estimate of fair value with any excess purchase price being allocated to goodwill or other identifiable intangibles. The preliminary allocation of the purchase price may be subject to further adjustments, as divine finalizes its allocation of purchase price in accordance with generally accepted accounting principles. The pro forma adjustments related to the purchase price allocation of the acquisitions represent management's best estimate of the effects of these transactions.

2.
Pro Forma Balance Sheet Adjustments

(a)
Reflects the assumed issuance of 10,164,559 shares of divine common stock and the elimination of RoweCom's equity in consolidation. Also reflects the elimination of RoweCom's stand-alone goodwill and other intangible assets of $15,593,000 and the establishment by divine of goodwill and other intangible assets of $49,290,000, which represents the value of shares of divine common stock assumed to be issued in excess of the estimated fair value of RoweCom's tangible net assets as of June 30, 2001.

(b)
Reflects the issuance of warrants to purchase 1,559,543 shares of divine common stock, representing the number of RoweCom warrants outstanding as of September 10, 2001, as converted per the merger agreement. The Black-Scholes fair value of these warrants is $1,138,000 and has been included as a component of the purchase price.

  (c)
  Reflects divine's estimated acquisition costs of $500,000 for each of the acquisitions.

  (d)
  Reflects the assumed issuance of 64,377,716 shares of divine common stock and the elimination of eshare's equity in consolidation. Also reflects the elimination of eshare's deferred tax assets of $10,583,000 and stand-alone goodwill and other intangible assets of $3,611,000, and the establishment by divine of goodwill and other intangible assets of $41,301,000, which represents the value of shares of divine common stock issued in excess of the estimated fair value of eshare's tangible net assets as of June 30, 2001.

  (e)
  Reflects the assumed issuance of options to purchase 4,732,364 shares of divine common stock. This is the number of "in-the-money" eshare options as of September 10, 2001, as converted per the merger agreement. The Black-Scholes fair value of these options is $4,439,000 and has been included as a component of the purchase price.

  (f)
  Accounts payable and accumulated deficit have been adjusted to eliminate the unpaid balance for software sold by eshare to Brandango, a consolidated associated company of divine that ceased operations in 2000. Accumulated deficit is affected instead of accounts receivable, because eshare wrote off this unpaid balance prior to June 30, 2001.

  (g)
  Reflects the effect of real estate options which are dependent on the closing of the merger of divine with eshare. Upon closing, divine has agreed to enter into agreements with Szlam Partners, L.P. and Melita House, Inc., pursuant to which divine will pay approximately $3,703,000 and $2,047,000, respectively, for ten-year options to purchase eshare's U.S. and United Kingdom headquarters.

  (h)
  Reflects the assumed issuance of 44,454,961 shares of divine common stock and the elimination of Open Market's equity and redeemable preferred stock in consolidation. Also reflects the establishment by divine of goodwill and other intangible assets of $49,810,000, which represents the value of shares of divine common stock assumed to be issued, and cash paid by divine under a secured credit facility with Open Market, in excess of the estimated fair value of Open Market's tangible net assets as of June 30, 2001.

  (i)
  Reflects the assumed issuance of options to purchase 8,333,328 shares of divine common stock, which represents the number of Open Market options outstanding as of September 10, 2001, as converted per the merger agreement. Also reflects the issuance of 1,460,554 warrants to purchase divine common stock, which represents the number of Open Market warrants outstanding as of September 10, 2001, as converted per the merger agreement. The Black-Scholes fair value of these options and warrants was $5,544,000 and has been included as a component of the purchase price. Based on the number and intrinsic value of "in-the-money" Open Market options on September 10, 2001, up to approximately $48,000 of the goodwill recorded as a result of the option conversion may be reclassified to unearned stock-based compensation, depending on the remaining vesting period of each "in-the-money" option. For purposes of the unaudited pro forma condensed combined financial statements, none of the intrinsic value of these options has been recorded as unearned stock-based compensation.

3.
Pro Forma Statement of Operations Adjustments

    The pro forma statement of operations adjustments for the year ended December 31, 2000 consist of:

  (j)
  Product revenues have been adjusted to reflect the sale, during 2000, of software by eshare to Brandango. The sale price of the software was approximately $1,815,000. Of this amount, $403,000 had been depreciated and $1,412,000 had been written off to impairment expenses when Brandango ceased operations later in 2000.

  (k)
  Selling, general and administrative expenses have been adjusted to reflect the amortization of goodwill and other intangible assets associated with the acquisitions over an estimated useful life of three years, and to eliminate the historical amortization of goodwill and other intangible assets recorded by RoweCom, eshare and Open Market. Under the provisions of SFAS No. 142, Goodwill and Other Intangible Assets, approved by the Financial Accounting Standards Board on June 29, 2001, goodwill acquired in transactions completed after June 30, 2001 will not be amortized. As the RoweCom, eshare and Open Market acquisitions are expected to be completed in the fourth quarter of 2001, divine's operating results will not reflect any goodwill amortization expense related to these acquisitions. Note that SFAS No. 142 will require the amortization of intangible assets with determinable useful lives, which are generally intangible assets other than goodwill, over the estimated useful life of those assets. The excess purchase price over the estimated fair values of the tangible net assets of RoweCom, eshare and Open Market have not yet been allocated between goodwill and other intangible assets. For purposes of the pro forma condensed combined statements of operations, the entire excess purchase price is considered to be other intangible assets and therefore is amortizable.

  (l)
  Reflects the removal of the income tax benefit of eshare, which would not have been recorded if the eshare merger had occurred on January 1, 2000.

    The pro forma statement of operations adjustments for the six months ended June 30, 2001 consist of:

  (m)
  Selling, general and administrative expenses have been adjusted to reflect the amortization of goodwill and other intangible assets associated with the acquisitions over a useful life of three years, and to eliminate the historical amortization of goodwill and other intangible assets recorded by RoweCom, eshare and Open Market. Under the provisions of SFAS No. 142, Goodwill and Other Intangible Assets, approved by the Financial Accounting Standards Board on June 29, 2001, goodwill acquired in transactions completed after June 30, 2001 will not be amortized. As the RoweCom, eshare and Open Market acquisitions are expected to be completed in the fourth quarter of 2001, divine's operating results will not reflect any goodwill amortization expense related to these acquisitions. Note that SFAS No. 142 will require the amortization of intangible assets with determinable useful lives, which are generally intangible assets other than goodwill, over the estimated useful life of those assets. The excess purchase price over the estimated fair values of the tangible net assets of RoweCom, eshare and Open Market have not yet been allocated between goodwill and other intangible assets. For purposes of the pro forma condensed combined statements of operations, the entire excess purchase price is considered to be other intangible assets and therefore is amortizable.

  (n)
  Reflects the removal of the income tax benefits of RoweCom and eshare, which would not have been recorded if the RoweCom merger and eshare merger had occurred on January 1, 2000.

  (o)
  Reflects the elimination of the accretion of dividends on Open Market's redeemable preferred stock.

4.
Sensitivity Analysis on divine Average Closing Price

    As noted in Note 1 above, the number of shares assumed to be issued by divine in the eshare merger has been calculated using $1.06 as the divine average closing price. Additionally, the fair value of divine common stock for purchase accounting purposes has been assumed to be $1.06. If the divine average closing price and fair value of divine common stock were $1.00, divine would issue 68,435,596 shares in the eshare merger, and would record $46,908,000 of goodwill and other intangible assets. Related amortization expense, for purposes of the unaudited pro forma condensed combined statements of operations, would be $14,615,000 and $7,233,000 for the year ended December 31, 2000 and the six months ended June 30, 2001, respectively.

    If the divine average closing price and fair value of divine common stock were $2.50, divine would issue 28,514,832 shares in the eshare merger, and would record $49,760,000 of goodwill and other intangible assets. Related amortization expense, for purposes of the unaudited pro forma condensed combined statements of operations, would be $15,566,000 and $7,708,000 for the year ended December 31, 2000 and the six months ended June 30, 2001, respectively.

    If the divine average closing price and fair value of divine common stock were $3.00, divine would issue 26,708,892 shares in the eshare merger, and would record $58,599,000 of goodwill and other intangible assets. Related amortization expense, for purposes of the unaudited pro forma condensed combined statements of operations, would be $18,512,000 and $9,182,000 for the year ended December 31, 2000 and the six months ended June 30, 2001, respectively.

INFORMATION REGARDING DIVINE

Overview

  Business

    divine, inc. provides a combination of Web-based technology, professional services and managed applications capabilities designed to allow clients to rapidly deploy advanced enterprise Web solutions that are integrated with their business strategies and existing software and technical systems. Our enterprise Web solutions offer businesses the ability to improve collaboration, workflow and business relationships. We provide technology, professional services and software and managed applications through four business units:

  •
  Enterprise Portal Solutions—utilizes business portal platform technology to provide businesses with real-time, integrated access to internal and external information to create industry-specific solutions that streamline data searching and retrieval over intranets, extranets, company databases and the Internet.

  •
  Software Applications—deploys products that focus on collaboration, workflow and relationship management. Our robust platform supports effective customer interaction, improved management of the flow of information and powerful enterprise collaboration.

  •
  Managed Applications—builds, hosts, manages, monitors and secures an enterprise's critical applications with an emphasis on customers who require assurance of high availability of applications and a single point of accountability.

  •
  Professional Services—applies expertise in technology, infrastructure and marketing services across a broad spectrum of leading technologies combined with an understanding of how to design and deploy solutions that drive business results.

    Our principal offices are located at 1301 North Elston Avenue, Chicago, Illinois 60622, telephone (773) 394-6600. We have additional offices in Austin, Cincinnati, Cleveland, Columbus, Dallas, Detroit, Grand Rapids, Houston, Indianapolis, Irvine, Milwaukee, Minneapolis, St. Louis, Santa Monica, Toronto, London, Tel Aviv and India.

  Historical Information

    We began as divine interVentures, inc. on June 30, 1999, engaging in business-to-business e-commerce through a community of associated companies in which we invested. From September 30, 1999 to December 31, 2000, we acquired interests in 40 associated companies, established a total of 13 associated companies when we identified opportunities consistent with our business strategy, and also further developed our operational procedures and capabilities.

    In February 2001, we announced our strategy to primarily focus on enterprise Web solutions, and changed our name to divine, inc. We no longer reflect separately our interests in our remaining associated companies that provide Web-based technology, software, professional services and managed applications. Instead, the operations of these businesses are a part of our core business strategy. Other of our associated companies offer software and services focused on e-commerce and vertical markets, which we include in our divine

interVentures segment. As of June 30, 2001, there were 22 companies in our divine interVentures segment.

  Our Growth Strategy

    Our objective is to become the leading provider of enterprise Web solutions that offer global businesses the ability to improve collaboration, workflow and business relationships by delivering a powerful combination of technology, software, services and managed applications capabilities. As the flow of information becomes more liberated and more complex, we believe that a new type of solution provider is required to unite all of the skills and emerging technologies needed to create advance enterprise Web solutions that position companies to go beyond the processing of transactions and operate at the leading edge of their industries. In order to achieve this objective, we have adopted the following key elements of our strategy:

  •
  Become a recognized leader in advanced enterprise solutions. We currently have over 500 customers consisting of predominantly Global 2000 companies and high-growth middle-market companies. These customers are serviced by one or more of our four principal business units. By expanding our relationships with these customers, we can enhance our reputation and visibility and capitalize on cross-selling opportunities with their customers, suppliers, partners and distributors.

  •
  Develop, acquire and integrate offerings and solutions. We plan to focus on the development, acquisition and integration of components that can be combined to form a powerful set of services, technology and hosting capabilities that can advance and extend our customers' businesses to include external and internal business communities.

  •
  Target a specific customer base. We plan to target customers whom we believe can benefit most readily from greater collaboration, more efficient workflow and better management of business relationships between their customers, employees, partners, suppliers, prospects and sources of information. We believe that these customers are primarily concentrated in information-intensive businesses such as the financial services, insurance, energy, pharmaceutical, biotechnology and telecommunications industries.

  •
  Support and complement our solutions through alliances with business partners. We intend to establish strategic alliances with a number of companies like our strategic alliance with Computer Associates International, Inc. ("CA"), which is also one of our strategic investors. CA's professional expertise enhances the range and quality of our Professional Services and CA's Jasmineii Portal Software is a key component of our Enterprise Solutions Portal. We believe that strategic alliances will enable us to improve our ability to attract and retain customers who prefer to deal with larger, more stable solutions providers, provide additional channels for our products, and enable us to build industry-specific solutions for our customers.

  •
  Position divine as a technology owner and solutions integrator. We plan to differentiate divine from other solutions delivery organizations by positioning divine as a technology owner and solutions integrator. We intend to gain a strategic advantage by acquiring and developing innovative technologies and making these part of our broader solutions in order to leverage their full potential.

divine's Recent Developments

    Since July 1, 2001, divine has completed, or entered into agreements in connection with, a number of other acquisitions to further its business strategy.

  Merger with eshare

    divine entered into an agreement and plan of merger with eshare communications, Inc. on July 8, 2001, pursuant to which eshare will be merged with and into DES Acquisition Company, a direct, wholly-owned subsidiary of divine. eshare is a provider of customer interaction management, or CIM, software products and services. These CIM software applications enable eshare's customers to effectively manage new and existing customers across multiple communications channels, including voice, email, interactive Web chat and voice-over-internet protocol. Following the eshare merger, eshare will be a wholly-owned subsidiary of divine.

    Upon consummation of the eshare merger, each of the approximately 21.9 million outstanding shares of eshare common stock will be converted into the right to receive shares of divine common stock as follows:

  •
  If the average closing price on the Nasdaq National Market of divine common stock for the ten trading days ending two trading days before the closing date of the eshare merger, which we refer to as the divine average closing price, is greater than $2.39 but less than $2.82, then eshare shareholders will receive 1.30 shares of divine common stock for each eshare common share they own;

  •
  If the divine average closing price is $2.82 or greater, then eshare shareholders will receive a number of shares of divine common stock for each eshare common share they own equal to $3.653 divided by the divine average closing price; and

  •
  If the divine average closing price is $2.39 or less, then eshare shareholders will receive a number of shares of divine common stock for each eshare common share they own equal to $3.12 divided by the greater of the divine average closing price or $1.00.

    If pursuant to these adjustments, more than 28,546,506 shares of divine common stock are to be issued to eshare shareholders in the eshare merger, divine may elect to pay cash instead of any or all of the excess shares in an amount per share equal to the divine average closing price. However, because divine and eshare intend for the merger to be a tax-free reorganization, divine will not pay cash in excess of 50% of the total consideration paid to all eshare shareholders.

    In addition, each outstanding option to purchase shares of eshare common stock that has an exercise price that, when divided by the eshare exchange ratio, is less than or equal to the closing price of divine common stock on the day prior to the consummation of the eshare merger will become fully exercisable at the adjusted exercise price for a number of shares of divine common stock equal to the number of shares of eshare common stock subject to the option multiplied by the eshare exchange ratio. All other eshare stock options will be cancelled. Based on the divine average closing price and an eshare exchange ratio of 2.935 on September 10, 2001, divine would assume options to purchase approximately 4,732,364 shares of divine common stock in the eshare merger. divine has also agreed to grant to eshare employees who become employees of divine after the eshare merger is consummated an aggregate number of options to purchase its common stock equal to 13% of the aggregate number of shares of divine common stock issued to eshare shareholders in the eshare merger.

    Consummation of the eshare merger is subject to a number of conditions, including (1) approval of the eshare merger by the shareholders of eshare and, if necessary, the stockholders of divine and (2) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Szlam Partners, L.P., an entity beneficially owned by Aleksander Szlam, the chairman and chief executive officer of eshare, has entered into an agreement with divine to vote 10,745,969 of its eshare common shares, representing approximately 49% of the eshare common shares that were outstanding as of the record date of the eshare special meeting of stockholders, in favor of the eshare merger. Mr. Filipowski, divine's chairman and chief executive officer, is also a director of eshare. Mr. Filipowski holds 413,333 shares of eshare common stock, representing approximately 2% of the eshare common shares that were outstanding as of the record date of the eshare special meeting of stockholders, and has indicated that he intends to vote these shares in favor of the merger. The eshare merger agreement may be terminated under certain circumstances, including by eshare if at any time after the registration statement registering the shares of divine common stock to be issued in the eshare merger is declared effective, but prior to the eshare shareholders meeting, the average per share closing price of divine common stock for the previous ten trading days is less than $1.00. Under certain circumstances, termination of the eshare merger agreement will require divine or eshare, as applicable, to pay the other party a $2,000,000 termination fee.

  Merger with Emicom

    On July 18, 2001, divine acquired 67% of the equity interests of Emicom Group, Inc. that divine did not already own in exchange for a total of 13.8 million shares of divine common stock. divine has filed a registration statement on Form S-3 to register these shares for resale. Emicom has been an associated company of divine since April 2000, when divine acquired a 33% interest in Emicom. Emicom is a technology holding company that provides capital and advisory services to early-stage technology companies located in Israel. Emicom partners with privately-held technology-related companies in the telecommunications, cellular, Internet infrastructure and enterprise software markets. At the time of the acquisition, Emicom held interests in four technology-related companies and had approximately $34 million in uncommitted cash reserves. divine expects that Emicom will provide divine a base of operations in the Israeli high-tech market, a platform from which to expand an international customer base and a channel for divine's expansion in Israel and Europe.

  Acquisition of Assets of Intira

    On July 29, 2001, divine entered into an agreement to purchase substantially all of the assets of Intira Corporation, subject to bankruptcy court approval. Intira provides information technology and network infrastructure for online business applications and is based in Pleasanton, California. Under the terms of the purchase agreement, divine will purchase substantially all of the assets of Intira for $1 million in cash, provide Intira with a $6.8 million debtor-in-possession credit facility and assume certain obligations, which divine intends to restructure on more favorable terms. divine expects that the acquisition of Intira's assets will add to divine's capabilities in its Managed Applications business unit and provide business opportunities for its other business units.

  Acquisition of Fracta Networks

    In August 2001, we acquired certain assets, subject to certain liabilities, of Fracta Networks, Inc., a provider of personal content management solutions. Among the assets we acquired was Fracta Networks' software, FractaNet™, an application that allows users to easily capture portions of documents, spreadsheets or Web sites. For these assets, divine issued warrants to purchase 1,000,000 shares of divine common stock. In addition, divine has agreed to grant Fracta Network's continuing employees options to purchase 468,000 shares of divine common stock.

  Merger with Open Market

    On August 15, 2001, divine entered into an agreement and plan of merger with Open Market, Inc., pursuant to which divine will acquire Open Market. Open Market provides enterprise content management and delivery applications software. Open Market's software solutions are designed to enable businesses and other organizations to use the Internet to better manage interactions with their site visitors, employees, customers and distribution channels.

    Upon consummation of the Open Market merger, each outstanding share of Open Market common stock will be converted into the right to receive that number of shares of divine common stock equal to 44,285,714 divided by the total number of shares of Open Market common stock deemed outstanding as of the closing of the merger, giving effect to the conversion of any then-outstanding shares of Open Market Series E preferred stock but less shares of Open Market common stock issued after August 3, 2001 pursuant to Open Market's employee stock purchase plans and exercises of Open Market options and warrants. The maximum Open Market exchange ratio will be 0.8394 and the minimum Open Market exchange ratio will be 0.8326. Completion of the Open Market merger is dependent on a number of conditions, including (1) approval by Open Market stockholders and if necessary, divine stockholders and (2) expiration or termination of any waiting periods under any applicable antitrust laws.

    When the Open Market merger is completed, each of the outstanding Open Market stock options will convert into a fully exercisable option to purchase a number of shares of divine common stock equal to the number of shares of Open Market common stock underlying the stock option multiplied by the exchange ratio. The exercise price for these stock options will be equal to the current exercise price divided by the exchange ratio. When the Open Market merger is completed, each of the outstanding warrants to purchase shares of Open Market's common stock will be converted into a warrant to purchase the number of shares of divine's common stock equal to the number of shares of Open Market's common stock subject to such warrant multiplied by the exchange ratio, with an exercise price equal to the exercise price of that warrant divided by the exchange ratio. Based on an Open Market exchange ratio of .8326 on September 10, 2001, divine would assume options to purchase 8,333,328 shares of divine common stock and warrants to purchase 1,460,554 shares of divine common stock after the merger. Stockholders holding approximately 10.5% of the shares of Open Market common stock that were outstanding as of the record date for the Open Market special meeting of stockholders have entered into a stockholder agreement with divine to vote their shares in favor of the Open Market merger. The Open Market merger may be terminated under certain circumstances. Under certain circumstances, termination of the

Open Market merger agreement will require divine or Open Market, as applicable, to pay the other party a $2,600,000 termination fee.

  Acquisition of marchFIRST GmbH iI

    In September 2001, divine entered into an agreement to acquire substantially all of the assets of marchFIRST GmbH iI that comprised its former Munich and Hamburg operations. divine has agreed to pay approximately DM 10.5 million (approximately US $4.8 million) for these assets. Upon completion of the acquisition, the assets purchased from marchFIRST GmbH iI will operate as a wholly-owned subsidiary of divine under the name divine GmbH from offices in Munich and Hamburg.

  Acquisition of Parlano

    On September 7, 2001, divine acquired from UBS AG a 21% equity interest in Parlano, Inc. in exchange for 3,596,007 shares of divine common stock. divine has filed a registration statement on Form S-3 to register these shares for resale. Parlano has been an associated company of divine since February 2000, when divine acquired a 75% equity interest in Parlano. As a result of the acquisition, divine now owns approximately 96% of the issued and outstanding capital stock of Parlano and intends to purchase the remaining interest in a short-form merger in the near future. Parlano, which is headquartered in Chicago, Illinois, is a provider of global solutions for real-time business communications and collaboration in an enterprise environment. The software licensed by Parlano allows information to be captured, filtered and stored in corporate databases and used in knowledge management applications.

    We anticipate that the integration of these acquired companies into our products and services offering will help us to deliver a combination of software, technology-based solutions, professional services and hosting/managed applications that allow businesses to increase efficiency, generate revenue, advance their brand and build customer loyalty.

INFORMATION REGARDING ROWECOM

Company Overview

    RoweCom is a leading business-to-business provider of high-quality service and e-commerce solutions for purchasing and managing the acquisition of magazines, newspapers, journals and e-journals, books and other printed sources of commercial, scientific and general interest information and analysis. RoweCom refers to these products as "knowledge resources." RoweCom offers its clients and their employees easy and convenient access to one of the largest catalogs of knowledge resources on the Internet. RoweCom also provides businesses and academic and other non-profit institutions with a highly effective means of managing and controlling purchases of knowledge resources and reducing costs. RoweCom targets clients in knowledge-intense industries, such as business and financial services; biomedical; academic and the federal government; and corporate and professional services.

    RoweCom was organized as a Delaware corporation in April 1997 as the eventual successor to a corporation that commenced operations in 1994. RoweCom is headquartered in Westwood, Massachusetts, and has several offices in North America and in Spain, France, the United Kingdom, Australia, Korea and Taiwan.

Nasdaq National Market

    RoweCom's common stock is listed on the Nasdaq National Market. To remain listed on this market, RoweCom must meet Nasdaq's listing maintenance standards and abide by Nasdaq's rules governing listed companies. RoweCom is not currently in compliance with these standards. RoweCom was first notified by Nasdaq that it was not in compliance on March 29, 2001 and on June 28, 2001 was notified that its common stock would be delisted. RoweCom had an appeal hearing before the Nasdaq Listing Qualifications Panel on August 16, 2001. The hearing related to RoweCom's failure to comply with the stock bid price requirements set forth in Nasdaq Marketplace Rule 4450(a)(05) and the net tangible assets, market capitalization, total assets and total income requirements set forth in Nasdaq Marketplace Rules 4450(a)(03) and 4450(b)(01). The Nasdaq Listing Qualifications Panel notified RoweCom on September 7, 2001 that in light of the proposed merger, RoweCom's common stock can remain listed on the Nasdaq National Market until November 5, 2001.

Services

    RoweCom's services fall into two main categories: library services and desktop services.

  Library Services

    On October 4, 1999, RoweCom acquired all of the issued and outstanding capital stock of Dawson, Inc., a Delaware corporation, and certain assets of United Kingdom-based Dawson Information Services Group relating to subscription services, a Web-based information searching and retrieval tool, and library information management software and services. Dawson's subscription business had total revenues in fiscal year ended October 2, 1999 of approximately $400.6 million, which were generated primarily from centralized purchasing processes. The acquired Dawson group included over 20,000 clients, 500 employees and operations in the following nine locations: Folkestone, United Kingdom; Paris, France;

Madrid, Spain; London, Ontario; Montreal, Quebec; Westwood, Massachusetts; Oregon, Illinois; Chantilly, Virginia; and Carlsbad, California.

    With the acquisition of Dawson's subscription business, RoweCom began to concentrate on solutions for libraries and information centers. RoweCom utilizes high-quality personal service, comprehensive management reporting and the latest Web technology to manage and consolidate print and online serial subscriptions. In the United States, RoweCom offers its library services under the brand name of "Faxon Library Services from RoweCom."

    The library services team at RoweCom focuses on simplifying and enhancing the centralized purchasing process for librarians and knowledge managers. RoweCom's information professionals have designed services to simplify the increasingly complex set of tasks associated with the acquisition and management of information resources. By providing a variety of services, including e-journal strategies, subscription management, electronic data interchange or EDI solutions, and a true working partnership, RoweCom can help clients meet their knowledge resource needs more effectively. RoweCom generated approximately 99% of its revenues for the year ended December 31, 2000 through its library services team. RoweCom believes that revenues generated through library services will remain relatively stable.

    Included below is a short description of various services RoweCom offers through its library services team.

  •
  kLibrary. kLibrary, a Web-based subscription ordering and management system, provides libraries with quick access to the current bibliographic and financial data of more than 240,000 serial, continuation, CD-ROM and electronic journal titles available through RoweCom. Additionally, kLibrary offers clients an array of bibliographic features that help to streamline workloads and maximize their library's effectiveness.

  •
  FIRSt. FIRSt is RoweCom's back issue service for locating missing issues. It features convenient Web-based ordering, affordable pricing and various shipping options.

  •
  Serials Update Service. The Serials Update Service is a Web-based bibliographic tool. Fully searchable and updated daily, it provides timely information about title changes, discontinued journals, order status adjustments and other similar items.

  •
  E-journal Solutions. RoweCom offers a wide range of services that help librarians and knowledge managers acquire and manage their electronic journal collections, including: comprehensive reports on electronic titles; expert help on negotiating, licensing and registration issues; e-journal set-up; and a sophisticated research, access and retrieval product.

  •
  Information Quest. Information Quest is a powerful search engine that provides access and delivery of full image content from over 3,000 e-journals; a current awareness table of contents service, with links to articles; and multiple document delivery and payment options, including pay-per-view.

  •
  License Depot. License Depot gives a library instant access to e-journal licensing and registration terms and conditions; a growing database of information for over 5,000 electronic titles; and links to the full license agreements and registration forms of more than 200 publishers. RoweCom has recently integrated this service with the kLibrary service.

  •
  Collection Analysis and Subscription Management Tools. RoweCom offers three powerful and sophisticated series of customized reporting, budgeting and collection analysis tools that help librarians and knowledge professionals manage, evaluate and assess serials collections.

  •
  Electronic Data Interchange. RoweCom provides a full range of working EDI solutions with all leading integrated library systems. In addition, RoweCom develops new interface technologies using extensible mark-up language or XML.

  Desktop Services

    kStore.  RoweCom's kStore facilitates decentralized purchasing of knowledge resources by businesses and their employees while at the same time giving management the tools required to effectively control knowledge resource purchases. The kStore provides businesses with a single comprehensive source for the purchase of knowledge resources, offering more than 200,000 magazines, journals and newspapers from over 20,000 publishers, and millions of books through RoweCom's alliance with barnesandnoble.com. The kStore's automated service is easily accessible from an employee's desktop computer via the corporate intranet or the Internet and permits the employee to find, order, and pay for knowledge resources quickly and conveniently. At the same time, the kStore provides managers with detailed reports of knowledge resource purchases by their employees and permits them to institute customized approval procedures. The kStore also helps management reduce the costs of knowledge resource acquisition by eliminating many of the inefficiencies of traditional knowledge resource acquisition methods and by offering discounted prices on most titles. The kStore revenues accounted for only 1% of RoweCom's total revenues for the year ended December 31, 2000, but kStore purchases increased in year 2000 approximately 97% over the prior year.

    E-procurement.  Besides kStore services, e-procurement services are also offered through RoweCom's desktop services. E-procurement software is a far-reaching generic solution that allows purchasing organizations to automate their processing of transactions among their members and all the products or services offered within their organizations. Dedicated procurement software on the user's desktop provides access to multiple suppliers' e-catalogs that are hosted by the company using the e-procurement software or linked through the Internet to the suppliers' sites. RoweCom has recently been named as a premier supplier of knowledge resource catalogs to several major e-procurement software vendors. Some of the more significant vendors include Ariba, Commerce One, Metiom and Clarus. RoweCom was the first knowledge resource supplier to be certified by Ariba. Both kStore and kLibrary are custom procurement applications dedicated to the unique requirements of knowledge resource service, acquisition and management. Revenue recognized to date from e-procurement has been immaterial as RoweCom has only recently become an accredited supplier to the above named e-procurement software vendors. See also Note 14 "Operating Segment and Geographic Information" to RoweCom's Consolidated Financial Statements on page F-28.

Industry Overview

  Library Services

    It is estimated that libraries presently spend over $20 billion a year on knowledge resources for their patrons. A major trend in publishing today is the transition from print to electronic resources. Professional staff in libraries are facing overwhelming challenges in managing this transition within their institutions and in effectively acquiring, licensing and delivering the electronic information that their users demand. They are actively seeking partners to provide outsourced services in these areas. RoweCom estimates that for the 2002 subscription year, 50% of the subscriptions placed by RoweCom's clients will be for materials that are available in electronic format.

    A major area of electronic resource management that is proving difficult and time-consuming for professional library staff is that of licensing and negotiating with publishers for access to their electronic journals. RoweCom provides an innovative licensing service to its clients through which the clients assign an attorney-in-fact power to RoweCom for the negotiations and signing of electronic resource licenses according to agreed upon terms and conditions. RoweCom also handles the ordering, payment and registration of electronic journals for its clients.

    Corporate libraries and, to a lesser extent, academic and medical libraries are showing increasing interest in outsourcing many of the functions previously performed by clerical and professional staff within the library. These functions often include acquisitions, serials management, document delivery, and even collection management. RoweCom offers outsourcing services for serials management, both on and off-site.

    A major trend in academic and medical libraries is the vast increase in programs to digitize campus and institutional resources and form local, regional and national digital library initiatives. Significant funding is available to libraries and consortia for the creation and sharing of digital collections.

    Electronic content delivery for libraries is becoming more critical as distance learning programs increase substantially on university and college campuses. The United States Distance Learning Association defines distance learning as the acquisition of knowledge and skills through mediated information and instruction. Distance learning is used in all areas of education including pre-K through grade 12, higher education, home school education, continuing education, corporate training, military and government training, and telemedicine. Services such as RoweCom's Information Quest provide electronic access to articles as part of the library resources necessary to support distance learning education programs. RoweCom expects that access to additional electronic content will be very attractive to libraries intent on maintaining their role of providing information resources to students on campus as well as those enrolled in distance learning programs.

    Libraries are becoming increasingly organized into local, regional and even national consortial organizations. These consortial models vary from buying organizations to full service organizations. Library consortia often deal directly with publishers in purchasing and negotiating for consortial licenses for large electronic resource collections. Organizations such as RoweCom are faced with the difficult challenge of developing services for consortia and ensuring that they are not excluded from the consortial buying process.

    The library community still places much importance on high-quality personal client service, as well as innovative, relevant technology and professional services. RoweCom believes it is well-positioned to provide excellent service to libraries, to develop best-in-class products and services designed by information professionals, and to significantly increase the value its adds to the traditional subscription services offered to RoweCom's libraries.

  Desktop Services

    The effective use of knowledge resources has become an increasingly important competitive advantage for businesses and other institutions. Timely and relevant information, easily accessible to all members of an enterprise, has become critical to job productivity. The quantity and the degree of specialization of knowledge resources available to businesses and their employees, and the cost of such resources have increased dramatically. It is estimated that businesses will spend more than $182 billion in the United States alone on knowledge resources by 2003, according to the latest Veronis Suhler and Associates, Inc. market study. As a result, businesses and other institutions need efficient and cost effective methods for managing the growing number of purchases of knowledge resources by employees.

    The growth in demand for knowledge resources is occurring at a time when the Internet and corporate intranets are becoming increasingly significant for communications and e-commerce. RoweCom believes that spending on knowledge resources via the Internet and corporate intranets has also accelerated in recent years and will continue to increase in the future.

    Most companies currently do not have an efficient and easy-to-use means of executing and managing purchases of knowledge resources. Historically, the process of purchasing knowledge resources has involved significant manual effort and has focused on the professional librarian or central purchasing group rather than the individual worker whose job performance depends on such resources. This manually intensive, paper-based process requires finding the appropriate publishers, submitting written or telephone orders, processing multiple renewal notices and completing expense reports for reimbursement.

    Increasingly, individual employees are purchasing knowledge resources directly from publishers and other vendors rather than ordering through a corporate library or central purchasing group. As a result, employees are making numerous individual purchases from a large number of publishers and services using a variety of payment methods. RoweCom believes that, for most businesses, the aggregate cost of purchases of knowledge resources made by individuals is significantly larger than the knowledge resource budget of the corporate library or central purchasing group. Decentralized purchases make it difficult for businesses to manage employee purchases, control spending and prevent duplicative or unauthorized orders.

    As knowledge resources have become more numerous and specialized, the marketing and cost-effective distribution of such knowledge resources to appropriate users has become difficult for publishers and other content providers. Conventional retail outlets do not reach the full range of individuals purchasing knowledge resources and cannot physically stock the entire range of knowledge resources available. In addition, the cost to the publisher of maintaining inventories at multiple outlets is too high to allow the distribution through such outlets of specialized knowledge resources that will only sell in limited numbers at any one outlet.

Business Strategy

    RoweCom's objective is to maintain and strengthen its position as a leading business-to-business provider of high quality service and e-commerce solutions for purchasing and managing the acquisition of magazines, newspapers, journals and e-journals, books and other knowledge resources. Key elements of RoweCom's strategy for library and desktop services are set forth below.

  Library Services

    Maintain the Excellence of Services for the Library Market.  RoweCom seeks to retain and increase the number of clients in the bio-medical, academic and the federal government, and corporate and professional services markets by continuing to deliver advanced Web-based technology, while at the same time providing personal, one-on-one professional service.

    Implement a Comprehensive Library Services Development Strategy.  The goals of RoweCom's library services development program are as follows:

  •
  to proactively develop excellent, innovative products and services for libraries in order to help them deal with the growing complexities of acquiring and managing their print and electronic resources;

  •
  to create an integrated Web environment for serials, acquisitions and collection development staff, linked to a global catalog and a variety of bibliographic sources, as well as to local systems and data;

  •
  to add significant value to RoweCom's basic subscription services and ensure that RoweCom is providing the services that will be needed in the future as well as today; and

  •
  to maintain a high level of service and quick turnaround time for RoweCom's clients by continually re-examining RoweCom's internal processes through constant analysis and increased use of technology.

    Potential benefits of RoweCom's library services development plan to its library clients include:

  •
  streamlining processing and intelligent decision-making by providing comprehensive, integrated information at their fingertips;

  •
  providing quality personal service enhanced by technological innovation;

  •
  outsourcing time-consuming clerical and professional tasks;

  •
  selecting the desired level and mode of interaction with the library services team;

  •
  allowing the examination of collections in a local context and in relation to the universe of existing resources with an array of analytical tools;

  •
  providing expert assistance in managing the transition from a print to electronic environment; and

  •
  accessing an expanded range of content, both print and electronic.

    Continue to Enhance Client Services for Libraries.  Management believes that RoweCom provides excellent service to its library clients. As measures of RoweCom's service, RoweCom refers to service endorsements in sales call reports, feedback from RoweCom's client advisory board (which includes some of RoweCom's largest and most prestigious academic and medical school clients), and the high client retention rate that RoweCom has experienced in the past year. In addition, the quality of RoweCom's Web-based services, electronic journal services and EDI solutions are consistently high.

    Some of the important factors contributing to the high level of service that RoweCom believes it provides are as follows:

  •
  continuing a strong commitment to high-quality personal service and a mandate to develop new tools for client service staff to allow them to better serve their clients;

  •
  reducing the turnaround time on all client requests;

  •
  developing major new management tools that allow RoweCom to constantly track, monitor and adjust the level of RoweCom's service across all clients and market segments;

  •
  committing additional resources to extend the single point of contact to all of RoweCom's clients, regardless of size;

  •
  experiencing an extraordinary average length of service among RoweCom's client service representatives, which leads to strong client relationships;

  •
  converting RoweCom's clients to the kLibrary Web-based service, which has been embraced by RoweCom's clients in libraries and information centers; and

  •
  continuing an aggressive program of enhancements and added functionality to the kLibrary, with the goal of providing an integrated Web environment for RoweCom's clients with links to RoweCom's global catalog, authoritative bibliographic sources and local systems and data.

  Desktop Services

    Penetrate the Business-to-Business Market for Desktop Services.  RoweCom seeks to increase the number of clients and individuals accessing the kStore from their desktop computers. RoweCom targets companies in knowledge-intense industries, such as business and financial services; biomedical; academic and the federal government; and corporate and professional services. RoweCom's sales force seeks to develop new client relationships and to expand the use of the kStore by its existing clients by increasing the awareness among, and availability to, the clients' employees. RoweCom believes that being the first knowledge resource purchasing solution on the clients' intranets promotes brand loyalty and provides it with a significant competitive advantage. Once the kStore is adopted by the clients, RoweCom believes it is well-positioned to add new services and knowledge resource offerings at minimal additional cost.

    Increase Content and Functionality.  RoweCom will continue to increase the content available to its clients and enhance the capabilities of the kStore. RoweCom believes this will reinforce its position as a leading single source provider of knowledge resources to businesses on the Internet and will increase the overall potential revenue per client. RoweCom has significantly increased its catalog of knowledge resources through strategic alliances with publishers and resellers, and has continued to add significant serial titles each month in connection with acquisitions and in response to requests from its clients. In addition to expanding content, RoweCom has introduced new features to the kStore, such as group-ordering, which allows a designated individual to order on behalf of a group of purchasers.

RoweCom intends to further enhance the kStore's functionality by adding new capabilities, such as collaborative filtering, which provides users with information about purchases by other individuals with similar buying profiles, and personalized recommendations of knowledge resources based on individual profiles and purchasing patterns.

    Develop Strategic Alliances.  RoweCom intends to continue to enter into strategic alliances to increase its channels of distribution and available content. RoweCom currently has strategic alliances with NewsEdge, Ariba, Clarus, CommerceOne, RightWorks, barnesandnoble.com, Electronic Newstand, Inc., AsiaSmart, American Express, Mindbranch, EdificeRex and Oracle. These alliances added new distribution channels, substantial additional content and improved pricing. RoweCom intends to enter into additional strategic distribution alliances to obtain access to new clients and markets quickly and in a cost-effective manner. Relationships with other vendors can provide access to additional content offerings and new service offerings such as distance learning, conferences and associations.

    Expand Internationally.  RoweCom intends to further expand its presence in markets outside the United States by leveraging its international offices in Canada, the United Kingdom, France, Spain, Australia, Taiwan and Korea. By adding foreign language content and localizing and translating the kStore user interface, management intends to enhance RoweCom's ability to fully service United States-based clients that have employees in other countries as well as non-United States clients. The user interface for kLibrary is also available in multiple languages and the system is heavily used in Europe. RoweCom expects to expand internationally by means of strategic alliances and, possibly, the acquisition of local content providers. The acquisition of Dawson is an example of the execution of this strategy.

    Enhance Brand Recognition.  RoweCom intends to continue promoting the kStore as the leading business-to-business e-commerce solution for purchasing and managing the acquisition of knowledge resources. RoweCom intends to build brand recognition among businesses through traditional advertising and attendance and presentations at major trade shows and conferences. RoweCom believes that promoting RoweCom's reputation as a leading online provider of knowledge resources to the business-to-business market will:

  •
  build loyalty among RoweCom's client base;

  •
  increase usage of the kStore by its clients' employees;

  •
  attract new clients; and

  •
  promote the value of RoweCom's brand name.

    In addition, RoweCom believes that a strong brand name will help it establish additional marketing and distribution alliances.

E-Commerce Solutions

  RoweCom's Library Services Web Solution—kLibrary

    Backed by high-quality client service, kLibrary offers a complete solution for subscription ordering and management for RoweCom's library clients. RoweCom believes kLibrary is the premier Web-based service of its kind that helps libraries simplify all their major serial tasks while at the same time providing clients with high-quality bibliographic and supplemental title information at the desktop level. Available to all RoweCom library clients, kLibrary allows users to:

  •
  search from a catalog of print and electronic serial titles;

  •
  review subscriptions and order history online;

  •
  order and track the status of subscriptions;

  •
  process claims; and

  •
  view claim responses.

    kLibrary is currently accessed by over 1,000 clients in the United States and approximately 4,500 clients in Europe. RoweCom intends to continue its aggressive program of enhancements and added functionality, with the goal of providing an integrated Web environment for RoweCom's clients with links to RoweCom's global catalog, to authoritative bibliographic sources and to local systems and data.

    The four major components of the kLibrary interface are as follows:

  •
  Searching.  kLibrary's easy-to-use Web interface allows users to search a comprehensive database of over 200,000 titles by publication name, format, International Standard Serials Number, or publisher name. kLibrary's custom-designed search engine then sifts through the bibliographic and financial data and produces clear results based on the specific search criteria entered into the system. For additional search help, kLibrary provides a "search tips" option.

  •
  Bibliographic Detail.  kLibrary provides supplemental title information, including valuable Library of Congress data that links to vital MARC records; information on combinations and memberships; links to e-journal licensing and registration; and additional links to abstract/index data and subject headings.

  •
  Ordering and Claiming.  kLibrary offers a convenient, practical way to order subscriptions online. When a user places an order, the system automatically displays the clients' default delivery methods, special shipping instructions, quantity, and any other preferences. The clients can then confirm the order (or override any option) with one click. Online claiming through kLibrary provides clients with faster claim processing as well as an easy way to track missing issues. Clients can also check payment and invoice records and track credits and supplemental charges in kLibrary.

  •
  Reporting.  By clicking on the reports button on the kLibrary main menu, users can choose from among more than 75 reporting options. Collection management reports and subscription profile reports enable users to manage, evaluate and access their serials collections, while a full range of price history reporting options help users project future costs more accurately.

  RoweCom's Desktop Services Solution—kStore

    RoweCom's business-to-business e-commerce solution provides clients and their employees with an easy, convenient and cost-effective way to purchase and manage the acquisition of knowledge resources through corporate intranets or the Internet. From the desktop computer, clients' employees can access a customized RoweCom Web site offering more than 200,000 magazines, newspapers, journals and e-journals from over 20,000 publishers and millions of books. RoweCom also provides publishers and other content providers with a unique destribution channel, which enables RoweCom to offer its clients additional content. Key benefits of RoweCom's kStore solution are discussed below.

    Convenience.  RoweCom's kStore provides a single comprehensive source for the purchase of knowledge resources. kStore clients gain access to one of the largest combined database of magazines, newspapers, journals and e-journals, books and other knowledge resources on the Internet. The highly automated kStore service provides an easy and quick way to find, order and pay for knowledge resources by providing multiple electronic search functions and payment methods. These features facilitate ordering and reduce paper purchase orders, invoices, check requests and manual approvals. The kStore can be made available through clients' intranet sites or the Internet, and may be accessed from employees' desktop computers, the corporate library or central purchasing group using a point and click interface. The kStore also includes automated features, such as subscription renewal notifications and 24-hour, 7 days a week client support via telephone and the Internet.

    Control.  RoweCom's kStore allows businesses to proactively manage their purchases of knowledge resources through the implementation of customized purchase approval procedures and the use of enterprise-wide purchasing reports. The kStore also helps businesses and their employees "buy smarter" by:

  •
  indicating to employees which items have already been purchased by other employees;

  •
  creating greater awareness of available titles among employees; and

  •
  allowing managers to analyze and guide employees' purchasing activities.

The kStore helps clients reduce duplicate orders, increase shared use of knowledge resources and enhance the likelihood that employees will purchase knowledge resources that will maximize their productivity and performance.

    Cost Savings.  RoweCom offers substantial direct and indirect cost savings to its clients through the kStore. For example, the kStore provides an additional 5% discount on the already discounted price of books available directly from barnesandnoble.com. Clients also achieve indirect cost savings through the kStore's automated service, which reduces the manual processing of orders, approvals, payment, claims and renewals. In addition, the kStore enables enterprises to reduce duplicate orders and facilitates resource sharing among employees.

    Benefits to Publishers and other Content Providers.  kStore provides publishers and other content providers with a number of benefits, including:

  •
  an efficient and low cost direct distribution channel to targeted buyers, corporate libraries and centralized purchasing groups; knowledge resources are shipped at the time of purchase, which enables vendors to reduce the levels of inventory required and therefore reduce the costs associated with stocking and returns;

  •
  an increase in the sales of many second and third tier magazines, newspapers, journals, books and other knowledge resources that are not typically stocked in physical locations and are generally hard to find; and

  •
  a unique distribution channel that enables RoweCom to offer its clients additional content.

    Content.  RoweCom offers its clients access to one of the largest single source of magazines, newspapers, journals and e-journals, books and other knowledge resources on the Internet, with access to more than 200,000 magazines, journals, e-journals, and newspapers from over 20,000 publishers, and millions of books from its alliance with barnesandnoble.com.

    Of the more than 200,000 magazines, journals, e-journals and newspapers currently available from the kStore, approximately 800 are large circulation and general interest magazines, and the balance consists of business and trade magazines and scientific and medical journals. Annual subscription rates range from under $50 for popular magazines to more than $10,000 for certain scientific and medical journals. RoweCom intends to increase the content available to its kStore clients to reinforce its position as a leading single source provider of knowledge resources to businesses and to increase the overall potential revenue per client. RoweCom augments its catalog of knowledge resources through strategic relationships with publishers and resellers and with acquisitions in response to requests from its clients.

    Management Tools.  The kStore provides businesses with tools to better manage purchases of knowledge resources by their employees. The kStore permits managers to create single or multiple levels of approvals that govern purchases by employees. The approvals that are included in a customized kStore may be either passive or active. In a passive approval process, the order is compared to a series of previously defined purchasing protocols. If the order meets the criteria set forth in the protocol, the purchase is automatically approved. If the order fails the protocol, it is either rejected or referred to a second approval process, which may be active or passive. In an active approval process, the affirmative approval by a supervising manager of an order is required to consummate the purchase. The active approval process can be structured in a number of ways, including sending individual approval e-mails to a manager requesting authorization for each order or compiling collections of requested approvals that may be reviewed on a periodic basis and then approved either individually or collectively.

    Payment and Fulfillment.  RoweCom has developed proprietary software that fully automates the ordering and payment process for purchases made through the kStore. The system is able to accept multiple payment options, including credit cards and authorized debits to disbursement or procurement accounts. Once orders are placed and approved, payment instructions are sent to Banc One securely over the Internet. RoweCom has an ongoing relationship with Bank One Corporation, a large bank holding company in the United States and the parent of Banc One, under which all orders are processed by the Banc One system using RoweCom's proprietary software. RoweCom pays Banc One a nominal fee for each item ordered through the kStore. In some circumstances, RoweCom will invoice clients for kStore orders.

    Although RoweCom does not fulfill or deliver its clients' orders for a knowledge resource, it provides client support to ensure that the clients' expectations and needs are fulfilled with respect to each order. Client representatives are available 24 hours per day, 7 days per week via the telephone and the Internet. Client support provides a vital role in increasing sales to RoweCom's existing client base by focusing on client satisfaction and on increasing the total number of orders placed by each client.

Sales and Marketing

    RoweCom's sales and marketing strategy is designed to attract new clients, increase use of the desktop and library services by existing clients and their employees, maximize repeat purchases and renewals and develop additional revenue opportunities. RoweCom's primary focus is a direct sales campaign to target companies and institutions in knowledge-intense industries, such as:

  •
  business and financial services;

  •
  biomedical;

  •
  academic and the federal government; and

  •
  corporate and professional services.

RoweCom believes that this approach is both efficient and effective due to the size and potential of the target market as well as the level of service to which the targeted clients are accustomed. The majority of the direct sales effort is conducted by RoweCom's national account managers, who are responsible for developing new client relationships, primarily in the United States.

    Once a client relationship has been established, a client is assigned an account executive who helps to assess the client's needs and to develop a formal deployment plan designed to maximize the use of RoweCom's services. Account executives serve as the primary client contact after the initial sale and are responsible for maintaining the on-going relationship with the client. Additionally, if the client is using RoweCom's kStore service, the account executives work with the client to maximize the number of employees who use the product to purchase knowledge resources and to increase the number of purchases per employee. RoweCom also offers 24-hour, 7 days a week client support via telephone and the Internet. Client support provides a vital role in increasing sales to RoweCom's existing client base by focusing on client satisfaction and on increasing the total number of orders placed by each client.

    RoweCom's marketing efforts also include print and direct mailings, participation in trade shows, co-marketing with strategic partners, and public relations campaigns to build and reinforce RoweCom's brand recognition.

Clients

    RoweCom targets companies in knowledge-intense industries, such as business and financial services; biomedical; academic and the federal government; and corporate and professional services. At June 30, 2001, RoweCom had approximately 20,000 clients, of which approximately 31% were corporate accounts and 69% were academic and non-profit accounts. The following is a selective list of RoweCom's current clients, by industry sector. Each of these clients generated over $550,000 in revenues for RoweCom in 2000 and, in the aggregate, these clients generated approximately 6% of RoweCom's total revenues in 2000.

Biomedical Affymetrix Aurora Healthcare Dow AgroSciences National Institutes of Health Roche Biosciences	Academic Boston University Northwestern University Tufts University
Business and Financial Services Bank of America Bank Societe Generale Blue Cross/Blue Shield Association Charles Schwab Dun & Bradstreet First Union Corporation Prudential Securities
Corporate and Professional Services
Arthur Andersen LLP
BASF Corporation
BF Goodrich
British Airways
Ernst & Young LLP
Lawrence Livermore National Laboratory
Microsoft
Owens Corning
PricewaterhouseCoopers LLP
Sandia National Laboratories

Competition

    The market for the sale of magazines, newspapers, journals and e-journals, books and other knowledge resources to businesses and institutions is intensely and increasingly competitive. Subscription agencies such as EBSCO Industries Inc. and Swets-Blackwells currently control a larger portion of the market for library services than RoweCom. Although RoweCom has not yet had significant direct competition from other companies offering a service for purchasing and managing the acquisition of subscriptions and books with management control features comparable to those of the kStore, EBSCO Industries Inc. recently launched a desktop e-commerce service similar to kStore. Thus, management expects that significant competition may develop in the near future and it may have an adverse impact on RoweCom's business. RoweCom's competitive landscape has been, and will continue to be, impacted by changes in the prevalence and acceptance of online commerce and changes in the knowledge resources industry. RoweCom believes that the principal competitive factors in its emerging market will be:

  •
  brand recognition;

  •
  extent of content offerings;

  •
  convenience;

  •
  management control;

  •
  customization;

  •
  price;

  •
  client service; and

  •
  a combined familiarity with the knowledge market and the latest enabling technologies.

RoweCom currently competes, or may in the future compete, directly or indirectly with companies that fall within the following categories:

  •
  traditional subscription agents, such as EBSCO Industries Inc. and Swets-Blackwells, which already have a significant market share of the library services market, and may continue to increase their market share;

  •
  traditional subscription agents, such as EBSCO Industries Inc., who have decided to focus on the corporate market, expand their service to include control and management features, and significantly expand their knowledge resource offerings;

  •
  large, well-established news and information providers, such as Dow Jones, Knight-Ridder, Lexis/Nexis, Pearson, Reuters and Thomson, any of which might in the future decide to expand their product offerings to include magazines, newspapers, journals and e-journals, books and other knowledge resources of the type offered by RoweCom;

  •
  major consumer based online book resellers, such as Amazon.com or Borders.com, who may also decide to focus on the business-to-business market, expand their service functionality to include control and management features such as those offered by RoweCom, or expand their knowledge resources offerings;

  •
  consumer online services and portals, such as Yahoo! and America Online, which may decide to focus on the business-to-business market and expand their knowledge resources offering and management and control features;

  •
  publishers and information providers, which may decide to increase their direct marketing efforts to the business-to-business market or develop a competing service similar to the kStore or kLibrary; and

  •
  enterprise-wide supplier management system providers which may decide to focus specifically on the knowledge resources markets.

Intellectual Property

    RoweCom regards its copyrights, service marks, trademarks, trade dress, trade secrets and similar intellectual property as critical to its success, and relies on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with its employees, clients, partners and others to protect its proprietary rights. In addition to its United States common law rights in its trademarks and service marks, RoweCom pursues the registration of its trademarks and service marks in the United States Patent and Trademark Office and has applied for the registration of certain of its trademarks and service marks. RoweCom has been granted trademark registrations for the marks "RoweCom," "R RoweCom and Design," and "Subscribe." The marks "RoweCom" and "Subscribe" will remain in full force and effect without further action by RoweCom until December 2003, and the mark "R RoweCom and Design" will remain in full force and effect without further action by RoweCom until January 2004. RoweCom also has pending registration applications for the marks "kWorld" and "kStore," which have been preliminarily approved by the United States Patent and Trademark Office, but the "kStore" mark has been opposed by a third party. RoweCom also has pending registration applications for the marks "kCentral" and "kLibrary," which applications are currently being examined by the United States Patent and Trademark Office. In addition, various subsidiaries of RoweCom have registered or applied for the registration of several trademarks and copyrights with the United States Patent and Trademark Office, the United States Copyright Office and similar offices in foreign countries, including the United Kingdom and Taiwan.

Technology

    RoweCom uses both proprietary solutions and commercially available licensed technologies for its information technology needs. RoweCom's services are built using industry standard Microsoft NT products utilizing the Internet Information Server, Microsoft Transaction Server, and SQL Server for database transactions. RoweCom uses products utilized by other leaders in its industry. In addition, all of RoweCom's services are designed to process information using standard electronic data interchange, or EDI, transactions, as defined for the serials and periodicals industry. RoweCom has also created extensible markup language, or XML, transactions to interface with other leading e-commerce providers. RoweCom seeks to maintain transaction security through the use of industry standard secure sockets layer transactions, and uses proprietary EDI interfaces and private networks to ensure the integrity of client order information and credit card transactions. RoweCom is able to scale the number of transactions that will be supported using load balancing and performance management tools developed for its standard platform. RoweCom uses high performance Web and database servers on enterprise-level systems and has established high-performance Internet service provider links to ensure the availability of bandwidth.

    As of August 1, 2001, RoweCom had a team of 64 experienced developers and technicians addressing its technology needs. This group mainly focuses on back office processing and developing RoweCom's major Web services: kStore, kLibrary, and Information Quest, which are available on a worldwide basis. These services can be customized to the particular needs of a client and linked with corporate intranets, Internet service providers, content providers and other online services. Many of RoweCom's development and support professionals have specialized experience with particular segments in the knowledge resource marketplace, such as corporate clients, corporate libraries, educational institutions, public libraries, and consumers.

Employees

    As of August 1, 2001, RoweCom had 574 full-time and 37 part-time employees. RoweCom also employs a limited number of independent contractors and temporary employees on a periodic basis. None of RoweCom's employees are represented by a labor union and RoweCom considers its labor relations to be good.

    RoweCom believes its success depends to a significant extent on its ability to attract, motivate and retain highly skilled management and employees. To this end, RoweCom has focused on maintaining incentive programs such as employee stock options, competitive compensation and benefits for its employees.

Property

    Rowecom is headquartered in Westwood, Massachusetts, where it occupies approximately 41,000 square feet under a seven year lease expiring December 31, 2006. This facility is used for executive office space, sales and marketing, finance and administration, client support, technical support and content acquisition. RoweCom maintains a regional office in the following locations, where it owns or leases office space.

Location	Approximate Space, in Square Feet	Terms
London, Ontario, Canada	6,000	Lease, 2 year term, expiring April 14, 2002
London, Ontario, Canada	15,000	Owns property
Montreal, Quebec, Canada	4,000	Lease, 5 year term, expiring May 31, 2005
Folkestone, Kent, United Kingdom	7,300	Lease, Month-to-Month
Oxford, United Kingdom	500	Lease, Month-to-Month
Cedex, France	26,000	Owns property
Madrid, Spain	3,400	Lease, 5 year term, expiring October 31, 2005
Carlsbad, California	300	Lease, Month-to-Month
Oregon, Illinois(1)	25,000	Owns property
Cambridge, Massachusetts(2)	7,600	Lease, 7 year term, expiring October 31, 2002
Montvale, New Jersey	4,500	Lease, 2 year term, expiring October 31, 2002
Brisbane, Australia	1,400	Lease, 3 year term, expiring December 1, 2002
Brisbane, Australia	3,000	Lease, 3 year term, expiring September 13, 2002
Brisbane, Australia	5,000	Lease, 3 year term, expiring August 18, 2001
Cerritos, California	1,000	Lease, 3 year term, expiring November 30, 2003
Seoul, Korea	1,300	Lease, 1 year term, expiring April 30, 2002
Taipei, Taiwan	1,100	Lease, 1 year term, expiring May 9, 2002

(1)
RoweCom plans to close this facility by October 31, 2001 and then sell the facility.

(2)
RoweCom is negotiating with a potential occupant to sublease this facility.

These facilities are used for research and development, technical support, content acquisition, sales and marketing, finance and administration and client support.

Legal Proceedings

    On February 22, 2001, RoweCom was served with a lawsuit brought by two former employees and stockholders of RoweCom, David Rifkin and Julie Beckerman. The lawsuit was filed in the United States District Court for the District Court of New Jersey. The plaintiffs allege that RoweCom breached its employment agreements with the plaintiffs, resulting in constructive termination of their employment with RoweCom. In addition, the plaintiffs allege that RoweCom failed to register certain securities with the SEC, preventing the plaintiffs from selling their stock at an advantageous price. The lawsuit seeks $1.4 million in damages, which may be covered by insurance policies. RoweCom believes that the lawsuit is without merit and intends to defend it vigorously. RoweCom does not believe that the lawsuit will negatively impact its financial condition.

    RoweCom, its chief executive officer, Richard Rowe, its former chief financial officer, Louis Hernandez, Jr., and the lead underwriters of RoweCom's initial public offering have been named as defendants in at least four class action lawsuits filed in the United States District Court for the Southern District of New York in July, August and September of 2001. Each action purports to be brought on behalf of persons that purchased RoweCom common stock from March 9, 1999, when RoweCom's common stock began trading on the Nasdaq National Market, through December 6, 2000. The actions seek unspecified damages as a result of various alleged securities law violations arising from activities purportedly engaged in by the underwriters in connection with RoweCom's initial public offering. The complaints generally allege that RoweCom failed to disclose in the registration statement for the initial public offering certain arrangements between the underwriters and certain purchasers of RoweCom common stock in the initial public offering, whereby these purchasers would agree to provide additional compensation to the underwriters and/or make purchases of additional shares of RoweCom common stock in the secondary market. The actions are in their initial stage and the lead plaintiff and lead plaintiff's counsel have not been chosen. While RoweCom is investigating the allegations in the lawsuits against it and its chief executive officer and former chief financial officer, RoweCom currently believes the allegations are without merit and intends to defend them vigorously. If the plaintiffs are able to prove the allegations, however, the litigation could have a material adverse effect on RoweCom's financial condition and results of operations.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ROWECOM

Overview

    RoweCom is a leading business-to-business provider of high-quality service and e-commerce solutions for purchasing and managing the acquisition of magazines, newspapers, journals and e-journals, books and other printed sources of commercial, scientific and general interest information and analysis. RoweCom refers to these products as "knowledge resources." RoweCom offers its clients and their employees easy and convenient access to one of the largest catalogs of knowledge resources on the Internet. RoweCom also provides businesses, academic and other non-profit institutions with a highly effective means of managing and controlling purchases of knowledge resources and reducing costs. RoweCom's services fall into two main categories: library services and desktop services. RoweCom targets clients in knowledge-intense industries, such as business and financial services; biomedical; academic and the federal government; and corporate and professional services.

    RoweCom began significant commercial operations in March 1996. RoweCom introduced the kStore in June 1997 for desktop purchases by employees of companies, but began to significantly concentrate on library services as a result of its acquisition of Dawson's subscription business in October 1999. Since its inception, RoweCom has incurred significant net losses and, as of June 30, 2001, had an accumulated deficit of $130.2 million.

    RoweCom's generates substantially all of its revenues from the sale of magazines, newspapers, journals, e-journals, books and other knowledge resources published by third parties. RoweCom recognizes revenues from these sales when it places an order for knowledge resources with a publisher. The sales price of each knowledge resource reflects the cost to RoweCom of the knowledge resource plus the fee retained by RoweCom. Prior to the fourth quarter of 1998, RoweCom only charged its clients a fixed transaction fee. RoweCom currently charges either a flat fee or a fee equal to the difference between the price paid by the client and the publisher's discount price paid by RoweCom for the knowledge resource, or a combination of the two. The amount of these discounts varies by transaction and client. Library service clients primarily pre-pay their orders several months in advance to secure early payment discounts, or they are invoiced. RoweCom finances certain clients through seasonal lines of credit. At June 30, 2001, RoweCom had outstanding accounts receivable of $52.1 million.

    To date, RoweCom has generated a substantial majority of its revenues in the fourth quarter of each year, primarily because most subscriptions are purchased or renewed in that quarter, with subscriptions generally beginning on January 1st of each year. See "—Selected Quarterly Results of Operations." As a result of the seasonal nature of RoweCom's cash flows, RoweCom relies to a great extent on bank financing and lines of credit and other sources of liquidity to cover current expenses during the rest of the year. RoweCom believes that desktop purchases by individual employees will increase as a percentage of its total revenues in the future. Therefore, RoweCom believes the seasonality described above will begin to decrease because desktop purchases are generally made as required, and thus are more evenly distributed throughout the year. RoweCom's sales outside the United States accounted for approximately 42% and 51% of its total revenues in 1999 and 2000, respectively.

    RoweCom's cost of revenues consists of the cost of the knowledge resources sold to its clients, which are variable. RoweCom recognizes its cost of revenues when it places an order for knowledge resources with a publisher. RoweCom's sales and marketing, research and development and general and administrative expenses consist primarily of salary and benefits and are relatively fixed. RoweCom expects these expenses to continue to decrease as it further realizes synergies from its various acquisitions and other cost-cutting measures. For example, RoweCom is in the process of reducing expenses through a reduction in workforce and the closing of certain facilities. RoweCom plans to close its Oregon, Illinois facility by October 31, 2001 and sell the facility. RoweCom also plans to reduce its workforce in its Folkestone, United Kingdom facility during the remainder of 2001 and is negotiating with a potential occupant to sublease its Cambridge, Massachusetts facility. RoweCom's sales and operating results generally depend on the volume and timing of orders received, which are difficult to forecast. As a result, RoweCom may be unable to adjust operating expenses in a timely manner to compensate for any unexpected fluctuation or shortfall in revenue or gross profit. Any significant shortfall in gross profit in relation to RoweCom's fixed expenses would have an immediate adverse effect on RoweCom's results of operations.

    RoweCom has entered into several strategic relationships and intends to continue to enter into strategic relationships that will further increase content and add new distribution channels. RoweCom expects that the terms of most strategic alliances will include some element of revenue sharing between the parties. See "Information Regarding RoweCom Business Strategy—Desktop Services—Develop Strategic Alliances." These strategic alliances have not generated material revenues to date and RoweCom does not expect these alliances to generate material revenues in the short-term, if at all.

  Acquisitions

    In June 1999, RoweCom acquired all of the issued and outstanding capital stock of Corporate Subscription Services, Inc. for $5,923,000 in cash and 16,260 shares of RoweCom's common stock, which were valued at approximately $250,000.

    In August 1999, RoweCom acquired all of the issued and outstanding capital stock of International Subscription Agencies Pty. Ltd. for $1,486,596 in cash.

    On October 4, 1999, pursuant to the terms of a purchase and sale agreement, dated as of September 16, 1999, between RoweCom, Dawson Holdings PLC and certain other Dawson-affiliated entities, RoweCom acquired:

  •
  all of the issued and outstanding capital stock of Dawson, Inc., a Delaware corporation; and

  •
  certain assets of United Kingdom-based Dawson Information Services Group relating to subscription services, a Web-based information searching and retrieval tool, and library information management software and services.

    The acquired Dawson group included over 20,000 clients, 500 employees and operations in the following nine locations: Folkestone, United Kingdom; Paris, France; Madrid, Spain; London, Ontario; Montreal, Quebec; Westwood, Massachusetts; Oregon, Illinois; Carlsbad, California; and Chantilly, Virginia. During 1999, RoweCom paid net consideration of $34.0 million in cash and issued approximately 94,000 shares of RoweCom's common stock, which were valued at $1.7 million, and paid acquisition costs of $2.3 million, in connection with its acquisition of Dawson. RoweCom paid an additional $6.1 million of acquisition costs during 2000. Under the terms of the Dawson purchase agreement, RoweCom issued an additional 465,300 shares of RoweCom common stock in May 2000, at a price per share of approximately $22.98, totaling approximately $10.7 million as part of the purchase price for the acquisition, after making an adjustment based upon profit calculations for the period from the completion of the acquisition to December 31, 1999.

    In September 2001, RoweCom purchased the assets of MDLB Enterprises, L.L.C. (doing business as Doody Publishing), an online medical publisher of products for health care professionals, in exchange for 600,000 shares of RoweCom common stock. Pursuant to the acquisition, RoweCom assumed up to $40,000 of accounts payable and accrued expenses of Doody Publishing, assumed up to $30,000 of accrued salaries of Doody Publishing and paid up to $150,000 of closing expenses.

  Gross Margin

    RoweCom's gross margin has increased in each of the past four years from 1.06% in 1996 to 8.94% for the year ended December 31, 2000. The gross margin reflects:

  •
  the mix of products purchased by RoweCom's clients;

  •
  the discount rates RoweCom is able to obtain from publishers; and

  •
  RoweCom's pricing structure.

    The gross margin has primarily improved due to the fact that the companies acquired by RoweCom have historically shown higher gross margins than RoweCom.

  Pricing

    RoweCom generally purchases publications from publishers at a discount from the list price. These discounts vary widely from an average of 5% on high-priced scientific, technical and medical publications, whose average selling price is hundreds of dollars, to 80% for lower-priced general interest and large circulation magazines, whose average selling price is below $30. Until the fourth quarter of 1998, RoweCom's pricing strategy had been to pass the discount provided by the publisher on to the buyer and retain only a flat fee for each subscription sold. This aggressive pricing strategy was aimed at gaining market share quickly and establishing the RoweCom brand, but led to lower than industry average gross margins. In the first quarter of 1999, RoweCom began retaining a portion of the discounts it obtains from publishers on serials instead of passing such discounts on to customers, as it had done in the past. RoweCom currently utilizes both pricing strategies.

  Product Mix

    RoweCom's library services team is focused on simplifying and enhancing the centralized purchasing process for librarians and knowledge managers and accounted for approximately 99% and 98% of RoweCom's total revenues for the year ended December 31, 2000 and the six-months ended June 30, 2001, respectively. RoweCom's desktop services facilitate decentralized purchasing of knowledge resources by businesses and their employees and accounted for approximately 1% and 2% of RoweCom's total revenues for the year ended December 31, 2000 and the six months ended June 30, 2001, respectively. RoweCom believes that while library services will remain relatively stable, the desktop services will grow.

RoweCom also believes that its focus on corporate desktop purchases will result in increased sales of lower-priced items on which RoweCom retains a higher percentage of the sales price. RoweCom's store is specifically designed to allow decentralized desktop purchases with centralized approval and reporting. RoweCom expects that this feature, combined with favorable pricing on lower-priced items and books, will increase sales of lower-priced knowledge resources. RoweCom has also begun to focus on e-procurement software, which is a far reaching generic solution that allows purchasing organizations to automate their processing of transactions among their members and all the products or services offered within their organizations. Dedicated procurement software on the users' desktops provide access to multiple suppliers' e-catalogs that are hosted by the company using the e-procurement software or linked through the Internet to the suppliers' sites. Both kStore and kLibrary are custom procurement applications dedicated to the unique requirements of knowledge resource service, acquisition and management. RoweCom has recognized an immaterial amount of revenue to date from e-procurement as it has only recently become an accredited supplier to e-procurement software vendors.

  Greater Discounts

    RoweCom believes that by increasing its volume of sales, it can increase its buying power and possibly negotiate higher discounts from publishers on the knowledge resources it sells. This would provide the opportunity for higher gross margins and improved pricing. Management cannot be certain, however, that RoweCom's sales volumes will continue to increase or that RoweCom will be able to obtain greater discounts, or that any such changes will have a positive effect on RoweCom's gross margin.

  Sales Tax

    RoweCom does not currently collect sales or other similar taxes with respect to substantially all of its sales of products and services. RoweCom is currently reviewing the necessity of collecting sales taxes on certain products and services sold through its desktop and library services. If one or more states or any foreign country were to require that RoweCom collect sales or other taxes on the sale of books and subscriptions through RoweCom's system, it could have a material adverse effect on RoweCom's future results. In addition, any requirement that RoweCom remit sales taxes for prior periods could have a material adverse effect on RoweCom's financial condition and results of operations. RoweCom is currently under audit for sales and use tax compliance in Massachusetts and at this time is unable to determine the financial impact this audit may have on RoweCom, if any.

Results of Operations

  Six Months Ended June 30, 2001 Compared to the Six Months Ended June 30, 2000

    Revenues.  RoweCom's revenues for the six-month period ended June 30, 2001 were $149.3 million as compared to $90.6 million for the six-month period ended June 30, 2000, an increase of $58.6 million or 65%. This increase resulted primarily from a $52.3 million carryover of revenues from the fourth quarter of 2000. The $52.3 million carryover was due to the fact that RoweCom did not finalize its United States line of credit until February 2001, which required RoweCom to defer to the first quarter of 2001 $52.3 million of revenues for customer orders placed with the publishers in the fourth quarter of 2000 because RoweCom knew that it would not be able to pay the publishers for these orders without the line of credit. See "—Year Ended December 31, 2000 Compared to Year Ended December 31, 1999- Revenues." RoweCom's revenues for the three-month period ended June 30, 2001 were $35.2 million, as compared to $38.9 million for the three-month period ended June 30, 2000, a decrease of $3.6 million or 9%. This decrease resulted primarily from timing and a loss of clients from RoweCom's United States client base. The financial condition of RoweCom's United States operations has deteriorated significantly due to the delay in the closing of its United States working capital line of credit for the fourth quarter 2000 ordering cycle. This financial instability has lead to the loss of clients from the United States client base. RoweCom anticipates that revenues in its foreign subsidiaries will increase slightly over revenues from the prior year through the end of 2001 while revenues for its operations in the United States will be comparable to the prior year or decrease for the remainder of 2001 due to client losses. Accordingly, RoweCom anticipates that revenues for both the third and fourth quarters of 2001 will either approximate the prior years levels or be lower (in order to more accurately compare RoweCom's total revenues for 2001 and 2000, RoweCom believes it is necessary to reclassify the $52.3 million of deferred revenues from the first quarter of 2001 to the fourth quarter of 2000).

    Cost of Revenues.  RoweCom's cost of revenues in the six-month period ended June 30, 2001 was $136.1 million as compared to $82.2 million during the six-month period ended June 30, 2000, an increase of $53.9 million or 66%. $48.4 million in cost of revenues was carried over from the last quarter of 2000, which was a result of the deferral of revenues of $52.3 million. As a percentage of revenues, cost of revenues was 91% during both the six-month period ended June 30, 2001 and the six-month period ended June 30, 2000. RoweCom's cost of revenues in the three-month period ended June 30, 2001 was $31.6 million as compared to $34.8 million during the three-month period ended June 30, 2000, a decrease of $3.3 million or 9%. As a percentage of revenues, cost of revenues was 90% during both the three-month period ended June 30, 2001 and the three-month period ended June 30, 2000. RoweCom expects gross margin to continue at approximately the same level for the remainder of 2001.

    Sales and Marketing.  RoweCom's sales and marketing expenses decreased to $14.0 million during the six-month period ended June 30, 2001 from $18.4 million in the six-month period ended June 30, 2000, a decrease of $4.5 million or 24%. $2.2 million of the decrease was attributable to a decrease in personnel expenses, which decreased to approximately $9.0 million in the six-month period ended June 30, 2001 from $11.2 million in the six-month period ended June 30, 2000. RoweCom's sales and marketing expenses decreased to $7.0 million during the three-month period ended June 30, 2001 from $9.7 million in the three-month period ended June 30, 2001, a decrease of $2.7 million or 28%. $1.6 million of the decrease was attributable to a decrease in personnel expenses, which decreased to approximately $4.3 million in the three month-period ended June 30, 2001 from $5.9 million in the three-month period ended June 30, 2000. These decreases in sales and marketing expenses were primarily due to synergies realized from the Dawson acquisition, including the consolidation of the sales and marketing departments and the realignment of the focus of RoweCom's sales and marketing departments, and RoweCom's ongoing efforts to reduce costs that it began in the fourth quarter of 2000, including the termination of its "distance selling program" and implementation of a cost containment program.

    Research and Development.  RoweCom's research and development expenses decreased to $3.6 million in the six-month period ended June 30, 2001 from $5.9 million in the six-month period ended June 30, 2000, a decrease of $2.2 million or 38%. RoweCom's research and development expenses decreased to $1.7 million in the three-month period ended June 30, 2001 from $2.9 million in the three-month period ended June 30, 2000, a decrease of $1.2 million or 40%. These decreases were primarily a result of reductions in staff and a decrease in consulting expenses associated with the development of the kStore.

    General and Administrative.  RoweCom's general and administrative expenses decreased to $6.7 million in the six-month period ended June 30, 2001 compared to $7.6 million in the six-month period ended June 30, 2000, a decrease of $888,000 or 12%. RoweCom's general and administrative expenses increased to $3.5 million in the three-month period ended June 30, 2001 compared to $3.4 million in the three-month period ended June 30, 2000, an increase of $87,000 or 3%. The decrease between the six-month periods was primarily attributed to reductions in staff and RoweCom's continuous efforts to lower overall expenses in these areas. The increase between the three-month periods was primarily attributed to an increase in director's and officers' liability insurance premiums and costs associated with efforts to raise additional capital, partially offset by overall reductions in expenses.

    Amortization of Goodwill and Intangibles.  RoweCom's amortization of goodwill and intangibles was $3.2 million in the six-month period ended June 30, 2001 compared to $3.5 million in the six-month period ended June 30, 2000. RoweCom's amortization of goodwill and intangibles was $2.0 million in the three-month period ended June 30, 2001 compared to $1.9 million in the three-month period ended June 30, 2000. Intangible assets were written down to their fair value as a result of the charge for the impairment of intangible assets of $30.1 million in the fourth quarter of 2000. Thus, the reduced carrying value of the intangible assets led to a decrease in amortization expense in the six-month period ended June 30, 2001 compared to the six-month period ended June 30, 2000. The decrease in amortization of acquisition-related goodwill and intangible assets was partially offset by approximately $900,000 in amortization expense on deferred financing costs associated with the United States line of credit.

    Interest and Other Expense, Net.  RoweCom's interest expense was $3.4 million in the six-month period ended June 30, 2001, as compared to interest expense of $2.7 million in the six-month period ended June 30, 2000. RoweCom's interest expense was $1.3 million in the three-month period ended June 30, 2001 as compared to interest expenses of $902,000 in the three-month period ended June 30, 2000. The first quarter of 2001 expense was primarily a result of the amortization of the discount on certain debt financings, interest paid on the notes held by RAM Capital, and interest paid on the Fleet line of credit. The interest expense in the second quarter of 2001 and the six-months ended June 30, 2000 were primarily a result of the interest paid on the working capital lines of credit and other loans.

    Extraordinary Item.  During June 2000, RoweCom redeemed $16.1 million of convertible notes. In connection with this redemption, RoweCom recorded an extraordinary loss of $4.1 million, primarily attributable to a $1.1 million premium paid on the redemption and $2.7 million related to the remaining unamortized debt issuance costs at the time of conversion.

    Benefit/Provision for Income Taxes.  RoweCom's benefit for income taxes was $878,000 for the six-month period ended June 30, 2001 as compared to a provision for income taxes of $469,000 for the six-month period ended June 30, 2000. RoweCom's benefit for income taxes was $514,000 for the three-month period ended June 30, 2001 as compared to a provision for income taxes of $249,000 for the three-month period ended June 30, 2000. The provision/benefit recorded relates to RoweCom's foreign operations.

  Year Ended December 31, 2000 Compared to the Year Ended December 31, 1999

    The results of operations for the year ended December 31, 1999 include only three months of revenues and expenses associated with the Dawson Subscription Business due to the fact that the acquisition occurred in October 1999, whereas, the results of operations for the year ended December 31, 2000 includes a full year of revenues and expenses associated with the acquired Dawson Subscription Business.

    Revenues.  RoweCom's revenues for the year ended December 31, 2000 were $347.6 million, as compared to $307.6 million for the year ended December 31, 1999, an increase of $40.0 million or 13%. Transaction volume for the year ended December 31, 2000 also increased significantly by 21% from the year ended December 31, 1999 from 1.4 million to 1.7 million transactions. The increase in revenue was seen throughout all of RoweCom's geographic regions, including North America, France, the United Kingdom, and all other international subsidiaries, and resulted primarily from growth in RoweCom's client base, particularly related to the acquisition of Dawson. During 2000, RoweCom had difficulty in obtaining lines of credit to support its United States operation due to RoweCom's deteriorating credit condition. As a result, RoweCom did not finalize its United States line of credit until February 2001, which required a deferral of revenues of $52.3 million. RoweCom placed the customer orders with the publishers in the fourth quarter of 2001, knew that it would not be able to pay the publishers for these orders without the line of credit, and sent the corresponding payments to the publishers immediately upon obtaining the line of credit. The $52.3 million in revenues deferred during the fourth quarter of 2000 were therefore recorded during the first quarter of 2001. No material disruptions to client service occurred as a result of this deferral. The majority of RoweCom's fourth quarter orders were comprised of renewals and not new orders. Therefore, most clients continued to receive their subscriptions and did not experience any disruption in service.

    Cost of Revenues.  RoweCom's cost of revenues in the year ended December 31, 2000 were $316.5 million as compared to $286.9 million during the year ended December 31, 1999, an increase of $29.6 million or 10%. As a percentage of revenues, cost of revenues decreased to 91% during the year ended December 31, 2000 as compared to 93% in the year ended December 31, 1999. This improvement was primarily due to the fact that the acquired Dawson Subscription Business had more favorable margins than the rest of RoweCom's business.

    Sales and Marketing.  RoweCom's sales and marketing expenses increased to $34.5 million during the year ended December 31, 2000 from $16.8 million in the year ended December 31, 1999, an increase of $17.7 million or 105%. This growth was primarily due to an increase of personnel as a result of the Dawson acquisition. Personnel expenses increased to approximately $21.2 million in the year ended December 31, 2000 from $10.2 million in the year ended December 31, 1999. Sales and marketing expenses decreased sequentially during each of last three quarters of the year ended December 31, 2000 primarily due to synergies realized from the Dawson acquisition, including the consolidation of the sales and marketing departments and the realignment of the focus of RoweCom's sales and marketing departments and RoweCom's efforts to reduce costs begun in the fourth quarter of 2000, including termination of its "distance selling program" and implementation of a cost containment program.

    Research and Development.  RoweCom's research and development expenses increased to $9.9 million in the year ended December 31, 2000 from $5.4 million in the year ended December 31, 1999, an increase of $4.5 million or 84%, primarily as a result of costs incurred in an effort to:

  •
  integrate new content into RoweCom's catalog;

  •
  enhance the user interface and functionality of the kStore and kLibrary;

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  develop services designed to process information using standard EDI transactions, as defined for the serials and periodicals industry; and

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  create XML transactions to interface with other leading e-commerce providers.

Research and development expenses decreased each quarter during the year ended December 31, 2000, mainly due to reductions in staff.

    General and Administrative.  RoweCom's general and administrative expenses increased to $13.9 million in the year ended December 31, 2000 compared to $9.5 million in the year ended December 31, 1999, an increase of $4.4 million or 47%. This increase was primarily attributed to growth in average headcount in the administrative, finance and human resources departments related to the Dawson acquisition. General and administrative expenses decreased each quarter during the year ended December 31, 2000. This was attributed to reductions in staff and continuous efforts made to lower overall expenses in these areas.

    Amortization of Goodwill and Intangibles.  RoweCom's goodwill amortization was $8.9 million in the year ended December 31, 2000 compared to $2.7 million in the year ended December 31, 1999. As a result of the acquisitions of Corporate Subscription Services, Inc., International Subscription Agencies Pty. Ltd., and Dawson's Subscription Business, approximately $56.0 million in goodwill and intangibles were recorded and are being amortized over a range of 3 to 10 years from the date of these acquisitions.

    Charge for Impairment of Intangible Assets.  During the fourth quarter of 2000, RoweCom identified certain factors suggesting that the carrying value of certain long-lived assets may be impaired. These factors included a significant decline in the market value of RoweCom's common stock price relative to the stock price at the time of the acquisition of the Dawson Subscription Business and current period losses combined with a decline in the projected revenues and cash flows of the Dawson business. RoweCom's current estimates of the undiscounted future cash flows of the Dawson Subscription Business were not sufficient to cover the carrying amount of the intangible assets for the United States and Canadian operations. As a result, these long-lived assets were written down to their fair value, estimated using a discounted cash flow analysis at the geographic operating entity level, resulting in an intangible asset impairment charge of $30.1 million. The charge was determined by assessing the fair value of the intangible assets relative to the carrying value of the intangibles. The remaining intangible assets are amortized over their remaining estimated useful lives. RoweCom expects amortization to approximate $1.6 million per year through 2010. The impairment charge did not result in a reduction to the carrying value of property and equipment. Prior to the fourth quarter of 2000, RoweCom believed that the value of the Dawson intangibles was consistent with the values assigned at the time of the acquisition.

    Interest and Other Income (Expense), Net.  RoweCom's interest expense was $5.4 million for the year ended December 31, 2000 as compared to interest income of $600,000 for the year ended December 31, 1999. This 2000 interest expense was primarily a result of the amortization of the discount related to certain debt financings and interest paid on the notes held by Promethean and RAM Capital, and the promissory notes issued in May 2000. The discount resulted primarily from warrants issued to debt holders and certain embedded beneficial conversion features.

    Provision for Income Taxes.  RoweCom's provision for income taxes for the year ended December 31, 2000 was $3.7 million as compared to $1.5 million for the year ended December 31, 1999. The provision was recorded to provide for taxes on RoweCom's profitable entities located in foreign jurisdictions.

    Extraordinary Item.  During June 2000, RoweCom redeemed $16.1 million of convertible notes. In connection with this redemption, RoweCom recorded an extraordinary loss of $4.1 million, primarily attributable to a $1.1 million premium paid on the redemption and $2.7 million related to the remaining unamortized debt issuance costs at the time of conversion. During October 2000, RoweCom recorded an additional extraordinary loss of $2.2 million incurred in connection with the extension of the maturity date on certain of its $6.2 million promissory notes issued in May 2000.

    Cumulative Effect of Change in Accounting Principle.  During November 2000, the Emerging Issues Task Force reached a consensus on EITF 00-27, "Application of Issue No. 98-5 to Certain Convertible Instruments," regarding the accounting for securities with beneficial conversion features. EITF 00-27 requires the use of the effective conversion value, which is the amount allocated to the convertible instrument based on the relative fair values of each financial instrument issued, to compute the intrinsic value (defined as the amount by which the market price of the underlying stock exceeds the conversion price), if any, of an embedded conversion feature. Historically, RoweCom calculated the intrinsic value of an embedded conversion feature using the specified conversion price stated in the instrument. EITF 00-27 requires retroactive application for all transactions entered into prior to November 16, 2000. During the fourth quarter of 2000, RoweCom adopted the provisions of EITF 00-27 which was reported as a cumulative effect of a change in accounting principle. The cumulative effect of the change in accounting principle resulted in a charge to operations of $2.5 million or $0.21 per share.

  Year Ended December 31, 1999 Compared to the Year Ended December 31, 1998

    Revenues.  RoweCom's revenues for the year ended December 31, 1999 were $307.6 million as compared to $19.1 million for the year ended December 31, 1998, an increase of $288.6 million or 1,511%. This increase resulted primarily from increased sales per client and growth in RoweCom's client base, particularly related to the acquisition of Dawson. Transaction volumes for the year ended December 31, 1999 also increased significantly by

2,888% from the year ended December 31, 1998 from 48,000 to 1.4 million transactions, primarily due to volume increases related to the Dawson acquisition. The average selling price per transaction for the year ended December 31, 1999 was $214 as compared to $396 during the year ended December 31, 1998.

    Cost of Revenues.  RoweCom's cost of revenues in the year ended December 31, 1999 was $286.9 million as compared to $18.7 million during the year ended December 31, 1998, an increase of $268.1 million or 1,431%. As a percentage of revenues, cost of revenues decreased to 93% during the year ended December 31, 1999 as compared to 98% in the year ended December 31, 1998. This improvement was primarily due to the clients added by the Dawson acquisition. Installation revenue was $181,000 during the year ended December 31, 1999 and $41,000 during the year ended December 31, 1998.

    Sales and Marketing.  RoweCom's sales and marketing expenses increased to $16.8 million during the year ended December 31, 1999 from $4.8 million in the year ended December 31, 1998, an increase of $12.0 million or 250%. This growth was primarily due to an increase of personnel and the associated expenses of recruiting, hiring, and training the additional personnel. Personnel expenses increased to approximately $10.2 million in the year ended December 31, 1999 from $1.9 million in the year ended December 31, 1998. In addition, during the year ended December 31, 1999, RoweCom incurred approximately $1.6 million in advertising costs, which included the announcement of the Dawson acquisition.

    Research and Development.  RoweCom's research and development expenses increased to $5.4 million in the year ended December 31, 1999 from $1.6 million in the year ended December 31, 1998, an increase of $3.7 million or 231%, primarily as a result of increased staffing and associated costs incurred in an effort to integrate new content into RoweCom's catalog, to enhance the user interface and functionality of the kStore, and to develop the transaction processing systems. Consulting fees in connection with these improvements increased to $734,000 during the year ended December 31, 1999 from $376,000 in the year ended December 31, 1998.

    General and Administrative.  RoweCom's general and administrative expenses increased to $9.5 million in the year ended December 31, 1999 compared to $1.6 million in the year ended December 31, 1998, an increase of $7.9 million or 494%. This increase was primarily attributed to growth in average headcount in the administrative, finance and human resources departments. RoweCom also incurred additional costs in its operation as a newly public company, including insurance, investor relations and accounting fees that resulted in an overall increase in expenses of $834,000 for the year ended December 31, 1999.

    Stock-based Compensation.  RoweCom's stock-based compensation was $519,000 in the year ended December 31, 1999. Under an agreement among certain of RoweCom's stockholders, Working Ventures' Canadian Fund, Inc. was required to transfer an aggregate of 310,371 shares of common stock to RoweCom for transfer to certain other stockholders and optionholders of RoweCom if Working Ventures' initial investment increased by 45% or more, on an annually compounded basis, and it was not legally restricted from selling these shares. As a result of the expiration of the initial public offering's lock-up period on September 5, 1999, these conditions were satisfied and RoweCom was required to record a compensation charge equal to the aggregate fair market value of the common stock transferred by Working

Ventures and eventually received by RoweCom option and warrant holders who were eligible to receive such shares as described above.

    Goodwill Amortization.  RoweCom's goodwill amortization was $2.7 million in the year ended December 31, 1999. As a result of the acquisitions of Corporate Subscription Services, Inc. and International Subscription Agencies Pty. Ltd., approximately $9.1 million in goodwill was recorded and is being amortized over a thirty-six-month period from the date of the acquisitions.

Selected Quarterly Results of Operations

    The following table shows, for the periods indicated, RoweCom's quarterly results of operations. RoweCom has derived this statement of operations data from its unaudited interim financial statements, which have been prepared on substantially the same basis as its audited financial statements and which RoweCom believes include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the financial information for the periods presented. You should read this information along with RoweCom's consolidated financial statements and related notes in this proxy statement/prospectus. RoweCom's operating results in any quarter are not necessarily indicative of the results that may be expected for any future period.

	Three Months Ended (in thousands)
	March 31, 1999	June 30, 1999	Sept. 30, 1999	Dec. 31, 1999	March 31, 2000	June 30, 2000	Sept. 30, 2000	Dec. 31, 2000	March 31, 2001	June 30, 2001
Revenues	$1,699	$1,981	$9,479	$294,445	$51,787	$38,855	$41,241	$215,698	$114,033	$35,222
Cost of revenues	1,527	1,868	8.930	274,528	47,340	34,836	36,946	197,376	104,556	31,558

Gross profit	172	113	549	19,917	4,447	4,019	4,295	18,322	9,477	3,664
Operating expenses:
Sales and marketing	1,894	2,653	3,525	8,748	8,671	9,737	8,314	7,782	6,925	7,026
Research and development	818	1,027	882	2,641	2,961	2,908	2,634	1,358	1,896	1,736
General and administrative	725	1,172	1,643	5,917	4,162	3,442	3,961	2,322	3,187	3,529
Stock based compensation	—	—	656	(137)	—	—	—	—	—	—
Amortization of goodwill and intangibles	—	204	699	1,818	1,613	1,855	2,020	3,432	1,213	1,985
Charge for the impairment of intangible assets	—	—	—	—	—	—	—	30,082	—	—

Total operating expenses	3,437	5,056	7,405	18,987	17,407	17,942	16,929	44,976	13,221	14,276

Loss from operations	(3,265)	(4,943)	(6,856)	930	(12,960)	(13,923)	(12,634)	(26,654)	(3,744)	(10,612)
Interest and other income (expense), net	251	817	605	(1,098)	(1,821)	(902)	(1,670)	(961)	(2,187)	(1,257)

Loss before income taxes, extraordinary item and cumulative effect of change in accounting principle	(3,014)	(4,126)	(6,251)	(168)	(14,781)	(14,825)	(14,304)	(27,615)	(5,931)	(11,869)
Provision (benefit) for income taxes	—	55	7	1,446	220	249	247	2,945	(364)	(514)

Loss before extraordinary item and cumulative effect of change in accounting principle	(3,014)	(4,181)	(6,258)	(1,614)	(15,001)	(15,074)	(14,551)	(30,560)	(5,567)	(11,355)
Extraordinary loss	—	—	—	—	—	(4,087)	—	(2,224)	—	—

Loss before cumulative effect of change in accounting principal	(3,014)	(4,181)	(6,258)	(1,614)	(15,001)	(19,161)	(14,551)	(32,784)	(5,567)	(11,355)

Cumulative effect of change in accounting principle	—	—	—	—	—	—	—	(2,484)	—	—

Net loss	$(3,014)	$(4,181)	$(6,258)	$(1,614)	$(15,001)	$(19,161)	$(14,551)	$(35,268)	(5,567)	(11,355)

Accretion of dividends on redeemable preferred stock	(370)	—	—	—	—	—	—	—	—	—

Net loss to common stockholders	$(3,384)	$(4,181)	$(6,258)	$(1,614)	$(15,001)	$(19,161)	$(14,551)	$(35,268)	$(5,567)	$11,355)

	Three Months Ended
	March 31, 1999	June 30, 1999	Sept. 30, 1999	Dec. 31, 1999	March 31, 2000	June 30, 2000	Sept. 30, 2000	Dec. 31, 2000	March 31, 2001	June 30, 2001
Basic and diluted net loss per share (before extraordinary item and accounting change)	$(.93)	$(.41)	$(.62)	$(.16)	$(1.44)	$(1.34)	$(1.17)	$(2.46)	$(.45)	$(.91)

Basic and diluted net loss per share (of extraordinary item)	—	—	—	—	—	$(.36)	—	$(.18)	—	—

Basic and diluted net loss per share (before cumulative effect of accounting change)	$(.93)	$(.41)	$(.62)	$(.16)	$(1.44)	$(1.71)	$(1.17)	$(2.64)	$(.45)	$(.91)

Basic and diluted net loss per share (of cumulative effect of accounting change)	—	—	—	—	—	—	—	$(.20)	—	—

Basic and diluted historical net loss per share	$(.93)	$(.41)	$(.62)	$(.16)	$(1.44)	$(1.71)	$(1.17)	$(2.84)	$(.45)	$(.91)

Shares used in computing basic and diluted net loss per share (in thousands)	3,619	10,090	10,116	10,299	10,386	11,212	12,395	12,401	12,453	12,464

Liquidity and Capital Resources

    RoweCom incurred a net loss of $16.9 million for the six-month period ended June 30, 2001. As of June 30, 2001, RoweCom had cash and cash equivalents of $5.7 million, a working capital deficit of $41.6 million, $31.9 million of seasonal short-term debt and long-term liabilities of $1.8 million. These factors raise substantial doubt about RoweCom's ability to continue as a going concern. RoweCom's financial statements are presented on a going concern basis that contemplate the realization of assets and satisfaction of liabilities in the normal course of business and do not include any adjustments relating to the recoverability in classification of recorded asset amounts or to the amounts in classification of liabilities that may be necessary if RoweCom is unable to continue as a going concern. RoweCom believes its continuation as a going concern is dependent upon the completion of this merger.

    If we do not complete this merger, RoweCom's current cash and existing credit facilities would not be sufficient beyond December 2001. RoweCom has not been able to secure any additional equity investments to date and does not feel that it could secure all required working capital lines of credit in time for the fourth quarter ordering season, unless we complete this merger. Should the acquisition of RoweCom by divine not be successfully completed, RoweCom's management would consider the following actions or combination of actions, among other possibilities: (1) negotiate extended payment terms on existing debt and other liabilities; (2) seek another purchaser for RoweCom; and/or (3) file for bankruptcy protection.

    Net cash used in operating activities was $18.2 million for the six-month period ended June 30, 2001 as compared to $47.1 million of cash provided for the six-month period ended June 30, 2001. Cash used in the six-month period ended June 30, 2001 resulted primarily from a net loss of $16.9 million, a decrease in accounts payable of $29.6 million, and an $8.1 million decrease in customer advances, partially offset by a decrease in accounts receivable of $38.7 million. Cash provided for the six-month period ended June 30, 2000 resulted primarily from a decrease in accounts receivable of $82.7 million and an increase in deferred revenue of $13.3 million. This was partially offset by a net loss of $34.2 million and a $24.9 million decrease in accounts payable.

    Net cash provided by operating activities was $42.1 million for the year ended December 31, 2000 as compared to net cash used in operating activities of $111.9 million for the year ended December 31, 1999. Cash provided for the year ended December 31, 2000 resulted primarily from a net loss of $84.0 million, adjusted for non-cash expenses of approximately $54.6 million. The significant changes in operating assets and liabilities that provided cash included an increase in deferred revenue and customer advances of $20.6 million, an $11.5 million increase in accounts payable, and a decrease in accounts receivable of $40.5 million. Cash used in operating activities for the year ended December 31, 1999 was primarily attributable to a net loss of $15.0 million, an increase in accounts receivable of $80.5 million, and a $71.6 million decrease in deferred revenues.

    Net cash used in investing activities for the six-month period ended June 30, 2001 was $942,000, as compared to $2.4 million for the six-month period ended June 30, 2000. Substantially all of the cash used in both periods was for the purchase of property and equipment.

    Net cash used in investing activities for the year ended December 31, 2000 was $9.2 million as compared to $6.8 million for the year ended December 31, 1999. Cash used for the purchase of property and equipment was $3.2 million and cash used in finalizing the acquisitions of Corporate Subscription Services, Inc. and Dawson's Subscription Business was $6.1 million for the year ended December 31, 2000. Cash used for the acquisition of Corporate Subscription Services, Inc., International Subscription Agencies Pty. Ltd. and Dawson's Subscription Business net of cash acquired, was $5.1 million for the year ended December 31, 1999.

    Net cash used in financing activities was $1.9 million for the six-month period ended June 30, 2001, as compared to cash used in financing activities of $48.2 million for the six-month period ended June 30, 2000. Loan repayments were $83.9 million, offset by loan proceeds of $81.9 million. During the six-month period ended June 30, 2000, repayments on loans were $101.4 million, offset by loan proceeds of $53.2 million.

    Net cash used in financing activities was $21.3 million for the year ended December 31, 2000, as compared to net cash provided by financing activities of $115.3 million for the year ended December 31, 1999. Proceeds from loans were $88.2 million and loan repayments were $113.9 million for the year ended December 31, 2000. In December 2000, RoweCom entered into an agreement for the sale and subsequent lease-back of its Westwood, Massachusetts, facility. Under the terms of the agreement, RoweCom received cash proceeds of approximately $4.2 million on the sale and also entered into a seven year lease agreement with annual rent payments of approximately $585,000. During the year ended December 31, 1999, proceeds from RoweCom's initial public offering, net of underwriting discounts and offering costs, were $51.6 million, proceeds from loans were $41.2 million, proceeds from the issuance of convertible debt, net of offering costs, was $19.2 million. Prior to the initial public offering, RoweCom financed its operations primarily through sales of its equity securities in private placements. At December 31, 2000, RoweCom had cash and cash equivalents of $26.6 million, a working capital deficit of $24.9 million, debt of $35.1 million, of which $6.1 million was long-term, and stockholders' deficit of $1.8 million.

  Revolving Lines of Credit and Senior Secured Notes

    On August 1, 2001, RoweCom REALA, a wholly-owned subsidiary of RoweCom, received loans in the amount of (euro) 7.6 million (approximately $6.7 million at August 1, 2001) from Credit Lyonnais, Banque Nationale de Paris, and Banque Populare Region Quest de Paris. Proceeds from the loans were used to pay off RoweCom France, S.A.S.'s extensions on its existing lines of credit for the amount of (euro) 4.0 million ($3.7 million) on July 31, 2001. The remaining loan proceeds of (euro) 3.6 million ($3.2 million) were used to pay down bank overdraft balances. The loans mature on July 31, 2005. The interest rate for the loans is the three month EURIBOR rate + 1.6% (6.05% at August 1, 2001). The loans are collateralized by 100% of the outstanding stock of RoweCom REALA. RoweCom REALA is the parent company of RoweCom France S.A.S., which is the parent company of RoweCom UK Limited, Rowe Communications Espana, S.L., RoweCom Korea, Inc., RoweCom Faxon Taiwan-Hong Kong and RoweCom Australia Pty. Ltd.

    On March 9, 2001, RoweCom France, S.A.S., a wholly-owned subsidiary of RoweCom, received extensions on the existing lines of credit in France, for a total of (euro) 4.0 million ($3.7 million) from Credit Lyonnais, Banque Nationale de Paris, Barclays Bank, and Banque Populare Region Quest de Paris in order to pay off the Montrose Investments Ltd. $4.0 million convertible debenture. The loans matured on April 30, 2001. Interest rates ranged from EURIBOR plus .45% to EURIBOR plus .60%. The extensions were collateralized by 60% of the outstanding stock of RoweCom France, S.A.S., RoweCom UK Limited, RoweCom Espana S.L., RoweCom Australia Pty. Ltd., RoweCom Korea, Inc., and RoweCom Faxon Taiwan-Hong Kong, all of which are wholly-owned subsidiaries of RoweCom. On April 30, 2001, the due date was extended to May 31, 2001. On May 31, 2001, the due date was extended to July 31, 2001. On August 1, 2001, the extensions on the existing lines of credit in the amount of (euro) 4.0 million ($3.7 million) were paid in full with a portion of the proceeds from the (euro) 7.6 million ($6.7 million) loan that RoweCom REALA received on August 1, 2001.

    In February 2001, RoweCom obtained a $25.0 million line of credit for its United States subsidiaries with Fleet Capital. The line of credit was collateralized by the receivables of RoweCom's United States operating subsidiaries and certain other assets. The line of credit bore interest at the rate of prime plus 2% and expired on May 31, 2001. This line was paid in full as of April 4, 2001.

    In January 2001, RoweCom issued $9.0 million in floating rate senior secured notes to several suppliers. The notes are due on December 28, 2001, and interest is payable upon maturity of the notes at a rate of prime plus 1%. The notes are subordinated to all revolving lines of credit of RoweCom and are collateralized by substantially all of RoweCom's trade accounts receivables and certain other assets. Outstanding borrowings at June 30, 2001 were $9.0 million. RoweCom is currently in violation of several covenants in the senior secured notes. Accordingly, the senior secured notes are due on demand, if so called by the suppliers.

    In November 2000, RoweCom's wholly-owned French subsidiary established a line of credit that permitted a maximum borrowing capacity as follows: 98.0 million French Francs through and including April 30, 2001; 52.0 million French Francs from May 1, 2001 through and including June 30, 2001; and 13.0 million French Francs from July 1, 2001 through and including August 31, 2001. Borrowing under the facility was limited to 100% of the subsidiary's accounts receivable, and accrued interest at the rate of EURIBOR (4.41% at

June 30, 2001) plus 0.55%. The line of credit also provided for a 10.0 million French Franc daily overdraft and expired on August 31, 2001. Outstanding borrowings at August 31, 2001 were converted to daily overdraft. The daily overdraft balance as of September 7, 2001 was $4.0 million.

    In November 2000, RoweCom's wholly-owned French subsidiary established a line of credit that permitted a maximum borrowing capacity as follows: 82.0 million French Francs through and including April 15, 2001; 60.0 million French Francs from April 16, 2001 through and including June 15, 2001; and 15.0 million French Francs from June 16, 2001 through and including July 31, 2001. Borrowing under the facility was limited to 120% of the subsidiary's accounts receivable, and accrued interest at the rate of EURIBOR (4.41% at June 30, 2001) or a minimum of 5.75% plus 0.55%. The line of credit also provided for a 5.0 million French Franc daily overdraft and expired on July 31, 2001. Outstanding borrowings at July 31, 2001 were converted to daily overdraft. The daily overdraft balance as of September 7, 2001 was $2.6 million.

    In November 2000, RoweCom's wholly-owned French subsidiary established a line of credit that permitted a maximum borrowing capacity as follows: 100.0 million French Francs through and including March 31, 2001; 55.0 million French Francs from April 1, 2001 through and including May 31, 2001; and 13.0 million French Francs from June 1, 2001 through and including July 31, 2001. Borrowing under the facility was limited to 100% of the subsidiary's accounts receivable, and accrued interest at the rate of EURIBOR (4.41% at June 30, 2001) plus 0.50%. The line of credit also provided for a 5.0 million French Franc daily overdraft and expired on July 31, 2001. Outstanding borrowings at July 31, 2001 were converted to daily overdraft. The daily overdraft balance as of September 7, 2001 was $1.9 million.

    In November 2000, RoweCom's wholly-owned French subsidiary established a line of credit for 45.0 million French Francs. Borrowing under the facility was limited to 100% of the subsidiary's accounts receivable invoices greater than or equal to 1.0 million French Francs, and accrued interest at the rate of EURIBOR (4.41% at June 30, 2001) plus 0.50%. The line of credit also provided for a 5.0 million French Franc daily overdraft and expired on March 31, 2001. Outstanding borrowings as of March 31, 2001 were converted to daily overdraft. The daily overdraft balance as of September 7, 2001 was $780,000.

    In October 1999, RoweCom's wholly-owned United Kingdom subsidiary entered into a revolving line of credit for up to (pound)3.0 million. The line of credit was collateralized by the subsidiary's accounts receivable. In addition, RoweCom guaranteed the loan up to an aggregate of (pound)5.4 million. The line of credit was available to the borrower until April 2, 2000 and bore interest at the rate of the bank's base rate, LIBOR (3.21% at December 31, 1999) plus 1%. In May 2000, the revolving line of credit was renewed for one year and increased to up to (pound)4.5 million bearing interest at the rate of the bank's base rate, LIBOR (4.46% at June 30, 2001). In June 2001, the line of credit was extended until August 31, 2001. In August 2001, the line of credit was further extended until September 30, 2001. As of September 7, 2001, outstanding borrowings were approximately (pound)323,324 ($471,100).

Euro Currency Issues

    Effective January 1, 1999, eleven of the fifteen member countries of the European Union established fixed conversion rates between their existing currencies and one common currency

(the "euro"). The euro trades on currency exchanges and is used in business transactions. Beginning in January 2002, bills and coins denominated in the euro will be issued and existing currencies will be withdrawn from circulation. RoweCom foreign subsidiaries are transacting a material portion of their business in the euro during fiscal 2001. Also, RoweCom's foreign subsidiaries are not yet required to prepare reports to local regulatory agencies using the euro. IT systems used by RoweCom's foreign subsidiaries have been repaired and replaced in order to facilitate business transactions and reporting to local government agencies. Costs to repair and/or replace IT systems were not material.

Exchange Rate Risk Management

    RoweCom enters into forward currency contracts primarily in European, Australian, and Canadian currencies to hedge its foreign currency exposures. Forward currency contracts have maturities of less than one year. These contracts are used to reduce RoweCom's risk associated with exchange rate movements, as gains and losses on these contracts are intended to offset exchange losses and gains on underlying exposures. RoweCom does not engage in currency speculation. At June 30, 2001, the face amount of outstanding forward currency contracts to buy and sell United States dollars and British pound sterling for non-U.S. currencies was not material.

Interest Rate Risk Management

    Due to its short-term duration,the fair value of RoweCom's borrowings at June 30, 2001 approximated carrying value. Interest rate risk was estimated as the potential increase in fair value resulting from a hypothetical 10% increase in interest rates. The resulting hypothetical change was approximately $68,000 in incremental interest expense over the term of the debt.

Recent Accounting Pronouncements

    In June 2001, the Financial Accounting Standards Board approved Statement of Financial Accounting Standard ("SFAS") No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 prospectively prohibits the pooling of interest method of accounting for business combinations initiated after June 30, 2001. SFAS No. 142 requires companies to cease amortizing goodwill that existed at June 30, 2001. This amortization of existing goodwill will cease on December 31, 2001. Any goodwill resulting from acquisitions completed after June 30, 2001 will not be amortized. SFAS No. 142 also establishes a new method of testing goodwill for impairment on an annual basis or on an interim basis if an event occurs or circumstances change that would reduce the fair value of a reporting unit below its carrying value. The adoption of SFAS No. 142 will result in RoweCom's discontinuation of amortization of goodwill; however, RoweCom will be required to test its goodwill for impairment under the new standard beginning in the first quarter of 2002, which could have an adverse effect on its future results of operations if an impairment occurs.

STOCK OWNERSHIP BY MANAGEMENT AND
PRINCIPAL STOCKHOLDERS OF ROWECOM

    The following table sets forth as of September 4, 2001 the amount and percent of RoweCom common stock beneficially owned by:

  •
  each person who, to the knowledge of RoweCom, owned beneficially more than 5% of the RoweCom common stock outstanding as of such date;

  •
  each director of RoweCom;

  •
  RoweCom's chief executive officer and the four other most highly compensated executive officers of RoweCom who were serving as executive officers at December 31, 2000 and whose total salary and bonus exceeded $100,000 for services rendered to RoweCom during 2000; and

  •
  all current executive officers and directors as a group.

Name and address of beneficial owner(1)	Number of shares beneficially owned	Percentage of shares beneficially owned(2)
Dr. Richard R. Rowe(3)	2,024,942	15.3%
Brant Investments Limited(4)	867,386	6.7
James Krzywicki(5)	143,472	1.1
John Kennedy(6)	25,684	*
Thomas Lemberg(7)	34,828	*
Jerome Rubin(8)	77,116	*
Philippe Villers(9)	314,434	2.4
Charles Germain(10)	65,069	*
Paul Burmeister(11)	500	*
Dan Tonkery(12)	—	—
All current directors and executive officers as a group (9 persons)(13)	2,738,592	19.9

*
Represents less than 1% of the outstanding shares.

(1)
Except as otherwise noted, each person or entity named in the table has sole voting and investment power with respect to the shares. The inclusion herein of any shares of common stock deemed beneficially owned does not constitute an admission of beneficial ownership of those shares. Unless otherwise indicated the address of each beneficial owner is c/o RoweCom Inc., 15 Southwest Park, Westwood, MA 02090.

(2)
Applicable percentage of ownership as of September 4, 2001 is based upon 12,952,745 shares of RoweCom common stock outstanding on such date. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Shares of common stock subject to options or warrants exercisable as of, or exercisable within 60 days of, September 4, 2001 are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person.

(3)
Includes 1,722,341 shares of common stock held by Dr. Richard R. Rowe and an aggregate of 50,000 shares held in trust for the benefit of members of Dr. Rowe's family. Also includes 88,608 shares of common stock issuable pursuant to outstanding stock options exercisable within 60 days of September 4, 2001 and 163,993 shares of common stock issuable pursuant to warrants exercisable as of September 4, 2001. All of Dr. Rowe's shares have been pledged to the holders of certain promissory notes of RoweCom as security, and may not be freely disposed of by Dr. Rowe.

(4)
Brant Investments Limited's address is c/o Working Ventures Canadian Fund Inc., 250 Bloor Street East, Suite 1600, Toronto, Ontario M4W1E6.

(5)
Includes 133,472 shares of common stock issuable pursuant to outstanding stock options exercisable within 60 days of September 4, 2001.

(6)
Consists of 25,684 shares of common stock issuable pursuant to outstanding stock options exercisable within 60 days of September 4, 2001.

(7)
Includes 30,919 shares of common stock issuable pursuant to outstanding stock options exercisable within 60 days of September 4, 2001.

(8)
Includes 25,684 shares of common stock issuable pursuant to outstanding stock options exercisable within 60 days of September 4, 2001.

(9)
Includes 27,429 shares of common stock issuable pursuant to outstanding stock options exercisable within 60 days of September 4, 2001 and 235,330 shares of common stock issuable pursuant to currently exercisable warrants.

(10)
Consists of 65,069 shares of common stock issuable pursuant to outstanding stock options exercisable within 60 days of September 4, 2001.

(11)
Mr. Burmeister was RoweCom's senior vice president and chief financial officer until he resigned effective April 12, 2001.

(12)
Mr. Tonkery was RoweCom's president of academic and medical services until he resigned effective February 28, 2001.

(13)
Includes 435,927 shares of common stock issuable pursuant to outstanding stock options exercisable as of, or within 60 days of, September 4, 2001 and 399,323 shares of common stock issuable pursuant to currently exercisable warrants.

COMPARISON OF STOCKHOLDERS' RIGHTS

    The rights of divine and RoweCom stockholders are currently governed by the Delaware General Corporation Law, the respective certificates of incorporation and bylaws of divine and RoweCom, and, for divine stockholders, divine's stockholders' rights plan. In connection with the merger, the RoweCom stockholders will be exchanging their shares of RoweCom common stock for shares of divine common stock and will become subject to the divine certificate of incorporation, bylaws and stockholders' rights plans, which differ from the RoweCom certificate or incorporation and bylaws in several respects. Because of these differences, the rights of a holder of divine common stock differ from the rights of a holder of RoweCom common stock.

    Below is a comparison of some of the important provisions in the certificate of incorporation and bylaws of divine and RoweCom and a description of divine's stockholders' rights plan. It is not practical to summarize all of these provisions in this proxy statement/prospectus, but the principal differences that could materially affect the rights of stockholders include the following:

AUTHORIZED CAPITAL STOCK

divine	RoweCom

divine's certificate of incorporation authorizes divine to issue 2,650,500,000 shares of capital stock, with a par value of $0.001 per share, of which:

• 2,500,000,000 are designated class A common stock;

• 100,000,000 are designated class C common stock;

• 50,000,000 are designated preferred stock; and

• 500,000 are designated series A junior participating preferred stock.

As of September 10, 2001, there were:

• 164,124,076 shares of class A common stock issued and outstanding;

• no shares of class C common stock issued and outstanding; and

• no shares of preferred stock, including series A junior participating preferred stock, issued and outstanding.

RoweCom's certificate of incorporation authorizes RoweCom to issue 57,000,000 shares of capital stock, with a par value of $0.01 per share, of which:

• 34,000,000 are designated common stock; and

• 23,000,000 are designated preferred stock.

As of September 10, 2001, there were:

• 13,552,745 shares of common stock issued and outstanding; and

• no shares of preferred stock issued and outstanding.

DIVIDENDS

divine	RoweCom

Holders of class A and class C common stock will be entitled to receive dividends or other distributions when and if declared by the divine board of directors.	Holders of the common stock are entitled to receive dividends payable in cash or stock when and if declared by the RoweCom board of directors.

VOTING RIGHTS

divine	RoweCom

Holders of class A common stock have the right to cast one vote for each share they hold of record on all matters on which stockholders of divine are generally entitled to vote.	Holders of common stock are entitled to one vote for each share of common stock held.
Holders of class C common stock do not have any voting rights, except as may be required by Delaware law.

Any stockholder entitled to vote at any meeting of stockholders may vote either in person or by duly authorized proxy, but no proxy dated more than three years prior to the meeting at which it is offered will confer the right to vote unless the proxy provides that it will be effective for a longer period.	Same

CUMULATIVE VOTING

divine	RoweCom

Holders of common stock may not cumulate their votes for the election of directors.	Same

STOCKHOLDER ACTION

divine	RoweCom

At all stockholders meetings, a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum requisite for the transaction of business.	Same

Except as otherwise required by Delaware corporate law, in all matters other than the election of the directors, the affirmative vote of a majority of shares entitled to vote on such matter will be the act of the stockholders. For the election of directors, a plurality of shares entitled to vote on the matter will be the act of the stockholders.	Same

STOCKHOLDERS' RIGHTS PLAN

divine	RoweCom

Pursuant to a stockholders' rights plan between divine and the rights agent and adopted by the divine board in 2001, for each outstanding share of divine common stock, a dividend of one right was issued.	RoweCom has not adopted a stockholders' rights plan.
• Each right certificate entitles its holder to purchase 1/1,000th of a share of divine series A junior participating preferred stock for $15.00 per right.

• The rights are not exercisable unless a person or group has acquired, or announces the intent to acquire, 15% or more of divine's common stock (20% or more if such a person or group owned 10% or more of divine's common stock at the time of the plan's adoption).

• The rights, once exercisable, entitle the holder to purchase, for the exercise price of the rights, the number of shares of divine common stock having a market value of two times the exercise price of the rights.

• Alternatively, if the rights have become exercisable and divine is acquired in a merger or other business combination, or 50% or more of its assets, cash flow or earning power are sold, each right will entitle the holder to purchase, for the exercise price of the right, the number of shares of the acquiring company's common stock that, at the time of the transaction, have a market value of two times the exercise price of the right.

SPECIAL STOCKHOLDERS MEETINGS

divine	RoweCom

Special meetings of the stockholders for any purpose or purposes, unless otherwise provided by statute, may be called only by the chairman of the board of directors, chief executive officer, president or a majority of the board of directors by resolution. Stockholders may not call a special meeting.	Special meetings of the stockholders for any purpose or purposes, unless otherwise provided by statute, may be called by the chairman of the board of directors, the president, a majority of the board of directors or stockholders holding at least 67% of the shares entitled to vote for directors.

STOCKHOLDER PROPOSALS

divine	RoweCom

divine stockholders must deliver timely notice regarding business to be conducted at an annual or special meeting of stockholders, including the nomination of directors, to divine's secretary.

• Stockholders must deliver notice regarding business to be brought before an annual meetings at least 45, and not more than 75, days prior to the first anniversary of the date of divine's proxy statement delivered to stockholders in connection with the preceding years annual meeting.

• Stockholders must deliver notice regarding business to be brought before a special meeting not later than the later of (i) 90 days prior to such meeting or (ii) 10 days following the date on which public notification of such meeting is first made by the company.

RoweCom stockholders must deliver timely notice regarding business to be conducted at an annual or special meeting of stockholders, including the nomination of directors, to RoweCom's secretary.

• Stockholders must deliver notice regarding business to be brought before an annual meetings at least 120, and not more than 150, days prior to the first anniversary of the date of RoweCom's proxy statement delivered to stockholders in connection with the preceding years annual meeting.

• Stockholders must deliver notice regarding business to be brought before a special meeting not more than 90 days prior to such meeting and not later than the later of (i) 60 days prior to such meeting or (ii) 10 days following the date on which public notification of such meeting is first made by the company.

ACTION BY STOCKHOLDERS WITHOUT A MEETING

divine	RoweCom

Any action required to be taken at any annual or special meeting of stockholders of divine, or any action that may be taken at such meetings, may be taken only at such meeting and not by written consent of the stockholders.	Same

CLASSIFIED BOARD OF DIRECTORS

divine	RoweCom

Each director serves a staggered three-year term, with approximately one-third of the directors to be elected at each annual meeting of stockholders.	Same

REMOVAL AND APPOINTMENT OF DIRECTORS

divine	RoweCom

Stockholders may only remove a director for cause and only by the vote of 66.66% of the shares entitled to vote for the election of directors.	Stockholders may only remove a director for cause and only by the vote of the majority of the RoweCom shares entitled to vote for the election of directors.

The board fixes the number of directors and fills vacancies and newly created directorships by a majority vote of the remaining directors.	Same

The directors or stockholders may nominate persons for election to the board of directors.	Same

BOARD OF DIRECTORS MEETINGS

divine	RoweCom

A majority of the then duly-elected directors will constitute a quorum.	Same

Regular meetings may be held without notice as determined by the board of directors.	Same

Special meetings may be called by the chairman of the board of directors with at least one day's notice. Special meetings must be called by the chairman of the board of directors, the chief executive officer or the president upon written request of three or more directors with at least one day's notice.	Special meetings may be called by the chairman of the board of directors with at least two days' notice or such notice as may be sufficient for convenient assembly. Special meetings may be called by the secretary upon request of two or more directors.

Action required or permitted to be taken at any meeting of the board of directors may be taken without a meeting if all members of the board of directors consent in writing and the writing is filed with the minutes of the board of directors.	Same

INDEMNIFICATION OF CERTAIN PERSONS

divine	RoweCom

No director will be liable to the company or its stockholders for breach of fiduciary duty as a director, except for liability:	Same
• for breach of his or her duty of loyalty;
• for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
• in respect of certain unlawful dividend payments or stock redemptions or repurchases; or
• for any transaction from which he or she received an improper personal benefit.

AMENDMENT OF CERTIFICATE OF INCORPORATION AND BYLAWS

divine	RoweCom

divine's certificate of incorporation may be amended subsequent to divine's board of directors' approval and the approval of a majority of the holders of the outstanding stock entitled to vote.

divine's bylaws may be amended by vote of the holders of 66 2/3% shares generally entitled to vote in the election of directors.
RoweCom's certificate of incorporation may be amended by the affirmative vote of the holders of at least 67% of the outstanding voting stock of RoweCom.
RoweCom's bylaws may be amended by affirmative vote of at least a majority of the outstanding voting stock, provided, that the affirmative vote of at least 67% of the outstanding voting stock shall be required to amend or adopt any provision that would affect or be inconsistent with certain sections thereof.

LEGAL MATTERS

    Certain legal matters relating to the validity of the shares of divine common stock issuable in connection with the merger will be passed upon for divine by Katten Muchin Zavis, Chicago, Illinois. A number of attorneys at Katten Muchin Zavis own, in the aggregate, less than 1% of the outstanding shares of divine common stock, and Arthur W. Hahn, partner of Katten Muchin Zavis sits on divine's board of directors. Certain legal matters relating to federal income tax matters will be passed upon for RoweCom by Bingham Dana LLP, Boston, Massachusetts.

EXPERTS

    The consolidated financial statements and financial statement schedule of divine as of December 31, 2000 and 1999, and for the year ended December 31, 2000 and the period from May 7, 1999 (inception) through December 31, 1999, have been audited by KPMG LLP, independent certified public accountants, as set forth in their reports with respect to these consolidated financial statements and financial statement schedule. These consolidated financial statements and financial statement schedule are incorporated by reference in this proxy statement/prospectus in reliance upon the reports given and upon the authority of said firm as experts in accounting and auditing.

    The consolidated financial statements of RoweCom as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000 included in this proxy statement/prospectus have been so included in reliance upon the report (which contains an explanatory paragraph relating to RoweCom's ability to continue as a going concern as described in Note 1 to the consolidated financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

STOCKHOLDER PROPOSALS

    Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in RoweCom's proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals to RoweCom in a timely manner.

    As a result of the merger, RoweCom does not anticipate holding its 2002 annual meeting of stockholders. If the meeting is held, any stockholder proposals must be submitted in writing to the secretary of RoweCom at RoweCom's executive offices located at 15 Southwest Park, Westwood, Massachusetts 02090, on or before November 25, 2001. Stockholders interested in submitting such a proposal are advised to contact knowledgeable counsel with regard to the detailed requirements of applicable securities laws. Receipt by RoweCom of any such proposal from a qualified stockholder in a timely manner will not ensure its inclusion in the proxy material because there are other requirements in the proxy rules for such inclusions.

    Alternatively, a proposal or a nomination that the stockholder does not seek to include in the company's proxy statement pursuant to Rule 14a-8 may be submitted in writing to the Secretary of RoweCom for the 2002 annual stockholders' meeting not less than 45 days or more than 120 days prior to the anniversary of the date on which RoweCom first mailed its proxy materials for the 2001 annual meeting, unless the date of the 2002 annual meeting is advanced by more than 30 days or delayed (other than as a result of adjournment) by more than 30 days from the anniversary of the 2001 annual meeting. For RoweCom's 2002 annual meeting, this means that any such proposal or nomination must be submitted no earlier than December 15, 2001. If the date of the 2002 annual meeting is advanced by more than 30 days or delayed (other than as a result of adjournment) by more than 30 days from the anniversary of the 2001 annual meeting, the stockholder must submit any such proposal or nomination no later than the close of business on the later of the 60th day prior to the 2002 annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

WHERE YOU CAN FIND MORE INFORMATION

    We each file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference room, including the registration statement of which this proxy statement/prospectus is a part, at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the SEC's regional office at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of these materials may also be obtained from the SEC at prescribed rates by writing to the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information about the operation of the SEC public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http:// www.sec.gov."

    divine has filed with the SEC a registration statement on Form S-4 with respect to the shares of divine common stock to be issued to holders of RoweCom common stock pursuant to the merger agreement. This proxy statement/prospectus constitutes the prospectus of divine and the proxy statement of RoweCom for the special meeting and is filed as part of the registration statement. Other parts of the registration statement are omitted from this proxy statement/prospectus in accordance with the rules and regulations of the SEC.

    The SEC allows divine to "incorporate by reference" information into this proxy statement/ prospectus, which means that we can disclose important information to you by referring you to another document that divine filed separately with the SEC. Information in this proxy statement/prospectus updates, and in some cases, supersedes information incorporated by reference from documents divine has filed with the SEC prior to the date of this proxy statement/prospectus, while information that divine files later with the SEC will automatically update and, in some cases, supersede the information contained or incorporated by referenced in this proxy statement/prospectus.

    The following documents previously filed with the SEC by divine are incorporated by reference into this proxy statement/prospectus:

  •
  divine's Annual Report on Form 10-K for its fiscal year ended December 31, 2000;

  •
  divine's Quarterly Reports on Form 10-Q for its fiscal quarters ended March 31, 2001 and June 30, 2001;

  •
  divine's Current Reports on Form 8-K filed with the SEC on August 31, 2001, August 17, 2001, July 12, 2001, April 16, 2001, April 2, 2001, February 27, 2001, February 14, 2001 and February 5, 2001;

  •
  the description of divine's class A common stock contained in divine's registration statement on Form 8-A, filed with the SEC on March 21, 2000; and

  •
  the description of divine's series A junior participating preferred stock purchase rights contained in divine's registration statement on Form 8-A, filed with the SEC on February 13, 2001, as amended.

    In addition, all documents filed by divine under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and before the date of the special meeting are incorporated by reference into, and deemed a part of, this proxy statement/prospectus from the date of filing of those documents.

    If you are a divine stockholder, divine may have sent you some of the documents incorporated by reference. Nonetheless, you can still obtain copies of these documents from divine, the exchange agent or the SEC. You may obtain, without charge, documents incorporated by reference in this proxy statement/prospectus, excluding all exhibits unless divine has specifically incorporated by reference an exhibit in this proxy statement/prospectus, by requesting them in writing or by telephone from divine or the exchange agent as follows:

divine, inc. Attention: Investor Relations 1301 North Elston Ave. Chicago, Illinois 60622 Telephone: (773) 394-6600 Fax: (773) 394-6604 email: ir@divine.com	Computershare Investor Services, LLC
Attention: Bruce Hartney
2 North LaSalle Street
Chicago, Illinois 60602
Telephone: (312) 588-4991, Ext. 4731
Fax: (312) 601-4348
email: bruce.hartney@computershare.com

    If you would like to request documents from us, please do so by October 18, 2001 to receive them before the special meeting.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of RoweCom Inc.:

    In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders' (deficit) equity and of cash flows present fairly, in all material respects, the financial position of RoweCom Inc. and its subsidiaries at December 31, 1999 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    As discussed in Note 1 to the consolidated financial statements, during the year ended December 31, 2000 the Company changed its method of accounting for securities with beneficial conversion features as a result of the issuance of Emerging Issues Task Force Issue No. 00-27, "Application of Issue No. 98-5 to Certain Convertible Instruments."

    The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations, has a working capital deficit and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
February 13, 2001 (except for the
information presented in Note 15 for
which the date is April 16, 2001)

F–1

ROWECOM INC.
CONSOLIDATED BALANCE SHEETS
(in Thousands, Except Share Data)

	At December 31,
	1999	2000
Assets:
Current assets:
Cash and cash equivalents	$13,264	$26,597
Accounts receivable (net of allowance for doubtful accounts of $1,847 and $2,349)	137,512	94,429
Other current assets	12,306	3,503

Total current assets	163,082	124,529
Property and equipment, net	10,787	9,734
Goodwill, intangible and other assets, net	41,739	19,523

Total assets	$215,608	$153,786

Liabilities and Stockholders' (Deficit) Equity:
Current liabilities:
Loans payable	61,060	28,961
Accounts payable	51,595	61,104
Accrued expenses	9,005	11,025
Accrued compensation	2,511	815
Customer advances	20,095	24,609
Deferred revenue	11,187	22,915

Total current liabilities	155,453	149,429
Long term liabilities, net of current portion	—	6,135
Commitments and contingencies (Note 9)
Stockholders' (deficit) equity:
Common stock, $.01 par value, 34,000,000 shares authorized; 10,377,559 shares issued and outstanding at December 31, 1999 and 12,450,954 shares issued and outstanding at December 31, 2000	104	124
Additional paid-in capital	89,907	113,235
Treasury stock, at cost	(53)	(53)
Accumulated deficit	(29,338)	(113,319)
Accumulated other comprehensive loss	(465)	(1,765)

Total stockholders' (deficit) equity	60,155	(1,778)

Total liabilities and stockholders' (deficit) equity	$215,608	$153,786

The accompanying notes are an integral part of the consolidated financial statements.

F–2

ROWECOM INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Year Ended December 31,
	1998	1999	2000
Revenues	$19,053	$307,604	$347,581
Cost of revenues	18,736	286,853	316,498

Gross profit	317	20,751	31,083
Operating expenses:
Sales and marketing (exclusive of the non-cash stock compensation expense of $85 for 1999)	4,818	16,820	34,504
Research and development (exclusive of the non-cash stock compensation expense of $164 for 1999)	1,631	5,368	9,861
General and administrative (exclusive of the non-cash stock compensation expense of $270 for 1999)	1,561	9,457	13,887
Stock based compensation	—	519	—
Amortization of goodwill and intangibles	—	2,721	8,920
Charge for the impairment of intangible assets	—	—	30,082

Total operating expenses	8,010	34,885	97,254

Loss from operations	(7,693)	(14,134)	(66,171)
Interest and other income (expense), net	172	575	(5,354)

Loss before income taxes, extraordinary item and cumulative effect of change in accounting principle	(7,521)	(13,559)	(71,525)
Provision for income taxes	109	1,508	3,661

Loss before extraordinary item and cumulative effect of change in accounting principle	(7,630)	(15,067)	(75,186)
Extraordinary loss	—	—	(6,311)

Loss before cumulative effect of change in accounting principle	(7,630)	(15,067)	(81,497)
Cumulative effect of change in accounting principle	—	—	(2,484)

Net loss	(7,630)	(15,067)	(83,981)

Accretion of dividends on redeemable preferred stock	(762)	(370)	—

Net loss to common stockholders	$(8,392)	$(15,437)	$(83,981)

Basic and diluted net loss per share
Basic and diluted net loss per share (before extraordinary item and cumulative effect of accounting change)	—	—	$(6.48)
Basic and diluted net loss per share (of extraordinary item)	—	—	$(.54)
Basic and diluted net loss per share (before cumulative effect of accounting change)	—	—	$(7.02)
Basic and diluted net loss per share (of cumulative effect of accounting change)	—	—	$(.21)
Basic and diluted historical net loss per share	$(5.49)	$(1.80)	$(7.24)
Shares used in computing basic and diluted net loss per share	1,528	8,558	11,602

The accompanying notes are an integral part of the consolidated financial statements.

F–3

ROWECOM INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' (DEFICIT) EQUITY
(in thousands, except share data)

	Common Stock Shares	Common Stock	Additional Paid-in Capital	Treasury Stock at Cost	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total	Comprehensive Loss
Balance, December 31, 1997	1,544,140	$16	$1,709	—	$(5,509)	$16	$(3,768)
Accretion of dividends on preferred stock to redemption value	—	—	—	—	(762)	—	(762)
Exercise of stock options	698	—	1	—	—	—	1
Purchase of treasury stock shares	(18,658)	(1)	—	$(53)	—	—	(54)
Net loss	—	—	—	—	(7,630)	—	(7,630)	$(7,630)
Accumulated other comprehensive loss	—	—	—	—	—	(38)	(38)	(38)

Comprehensive loss	—	—	—	—	—	—	—	$(7,668)

Balance, December 31, 1998	1,526,180	15	1,710	(53)	(13,901)	(22)	(12,251)
Conversion of preferred stock to common stock upon initial public offering	4,996,286	50	27,344	—		—	27,394
Issuance of common stock under initial public offering, net of expenses	3,565,000	36	52,991	—	—	—	53,027
Accretion of dividends on preferred stock to redemption value	—	—	—	—	(370)		(370)
Issuance of common stock in connection with the acquisition of Corporate Subscriptions Service	16,260	—	250	—	—	—	250
Issuance of common stock in connection with the acquisition of Dawson's Subscription Business	93,733	1	1,650	—	—	—	1,651
Exercise of stock options	167,274	2	196	—	—	—	198
Issuance of stock under Employee Stock Purchase Plan	12,826	—	182	—	—	—	182
Beneficial conversion feature and stock warrant value issued with convertible debt	—	—	5,065	—	—	—	5,065
Stock based compensation	—	—	519	—	—	—	519
Net loss	—	—	—	—	(15,067)	—	(15,067)	$(15,067)
Accumulated other comprehensive loss	—	—	—	—	—	(443)	(443)	(443)

Comprehensive loss	—	—	—	—	—	—	—	$(15,510)

Balance, December 31, 1999	10,377,559	104	89,907	(53)	(29,338)	(465)	60,155	—

Issuance of common stock in connection with the acquisition of Dawson's Subscription Business	465,300	5	10,685	—	—	—	10,690	—
Issuance of common stock in connection with the conversion of outstanding debt	1,499,893	15	4,705	—	—	—	4,720
Exercise of stock options	49,623	—	88	—	—	—	88	—
Issuance of stock under Employee Stock Purchase Plan	58,579	—	59	—	—	—	59	—
Issuance of warrants associated with debt	—	—	5,307	—	—	—	5,307	—
Cumulative change in accounting principle for beneficial conversion feature	—	—	2,484	—	—	—	2,484	—
Net loss	—	—	—	—	(83,981)	—	(83,981)	$(83,981)
Accumulated other comprehensive loss	—	—	—	—	—	(1,300)	(1,300)	(1,300)

Comprehensive loss	—	—	—	—	—	—	—	$(85,281)

Balance, December 31, 2000	12,450,954	$124	$113,235	$(53)	$(113,319)	$(1,765)	$(1,778)	—

The accompanying notes are an integral part of the consolidated financial statements.

F–4

ROWECOM INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,
	1998	1999	2000
Cash flows from operating activities:
Net loss	$(7,630)	$(15,067)	$(83,981)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	212	3,915	10,829
Impairment of intangible assets	—	—	30,082
Loss on sale of marketable securities	—	(76)	—
Amortization of discount on convertible notes	—	675	5,053
Stock based compensation	—	519	—
Loss on disposal of fixed assets	—	—	(171)
Extraordinary loss	—	—	6,311
Cumulative effect of change in accounting principle	—	—	2,484
Other non-cash items	—	(103)	—
Changes in operating assets and liabilities, net of amounts acquired:
Accounts receivable	(1,398)	(80,500)	40,512
Other current assets	(372)	(1,759)	1,303
Accounts payable	202	40,021	11,474
Accrued expenses and accrued compensation	361	5,197	(2,370)
Customer advances	—	6,820	8,709
Deferred revenue	—	(71,571)	11,862

Net cash provided by (used in) operating activities	(8,625)	(111,929)	42,097
Cash flows from investing activities:
Purchase of property and equipment	(596)	(1,681)	(3,164)
Cash paid to acquire business	—	(5,153)	(6,065)

Net cash used in investing activities	(596)	(6,834)	(9,229)
Cash flows from financing activities:
Proceeds from sale-leaseback financing	—	—	4,236
Cash paid for debt issuance costs	(1)	(802)	—
Net proceeds from issuance of common stock and common stock warrants	23,363	57,324	168
Loan proceeds	2,508	60,386	88,172
Loan repayments	(850)	(1,658)	(113,898)
Purchase of treasury stock	(53)	—	—

Net cash (used in) provided by financing activities	24,967	115,250	(21,322)
Effect of exchange rates on cash	(52)	(197)	1,787
Net increase (decrease) in cash and cash equivalents	15,694	(3,710)	13,333
Cash and cash equivalents, beginning of year	1,280	16,974	13,264

Cash and cash equivalents, end of year	$16,974	$13,264	$26,597

Supplementary information:
Accretion of preferred stock	$762	$370	—
Issuance of common stock in connection with purchase acquisitions	—	$1,901	$10,690
Issuance of common stock in connection with the conversion of outstanding debt	—	—	$4,720
Income taxes paid	$211	$45	$656
Interest paid	$19	$111	$2,192

The accompanying notes are an integral part of the consolidated financial statements.

F–5

ROWECOM INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  Summary of Significant Accounting Policies

    RoweCom Inc. ("RoweCom"), was organized as a Delaware corporation in April 1997 as the eventual successor to a corporation that commenced operations in 1994. RoweCom is a leading business-to-business provider of high-quality service and e-commerce solutions for purchasing and managing the acquisition of magazines, newspapers, journals and e-journals, books and other printed sources of commercial, scientific and general interest information and analysis. RoweCom refers to these products as "knowledge resources." RoweCom offers its clients and their employees easy and convenient access to one of the largest catalogs of knowledge resources on the Internet. RoweCom also provides businesses, academic and other non-profit institutions with a highly effective means of managing and controlling purchases of knowledge resources and reducing costs. RoweCom's services fall into two main categories: library services and desktop services. RoweCom targets clients in knowledge-intense industries, such as business and financial services; biomedical; academic and the federal government; and corporate and professional services.

    In June 1999, RoweCom acquired all of the issued and outstanding capital stock of Corporate Subscription Services, Inc., a New Jersey Corporation, in a transaction accounted for using the purchase method of accounting.

    In August 1999, RoweCom acquired all of the issued and outstanding capital stock of International Subscription Agencies, Pty. Ltd. in a transaction accounted for using the purchase method of accounting.

    In October 1999, RoweCom acquired all of the issued and outstanding capital stock of Dawson Inc., a Delaware corporation and certain assets of United Kingdom-based Dawson Information Services Group ("Dawson's Subscription Business").

    The financial statements have been prepared on a basis which assumes that RoweCom will continue as a going concern and which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. RoweCom has incurred net losses of $8.4 million, $15.4 million and $84.0 million, in 1998, 1999 and 2000, respectively. As of December 31, 2000, RoweCom had cash and cash equivalents of $26.6 million, a working capital deficit of $24.9 million, short-term debt of $29.0 million and long-term debt of $6.1 million. These circumstances raise substantial doubt about RoweCom's ability to continue as a going concern. RoweCom's continuation as a going concern is dependent upon RoweCom's ability to raise additional capital and to generate sufficient cash flows from operations to meet RoweCom's obligations on a timely basis. Management's plans with regard to these matters include actions taken to reduce RoweCom's cost structure as well as seeking additional financing arrangements. Although management continues to pursue these plans, there is no assurance that RoweCom will be successful in obtaining sufficient financing or in reducing costs. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

F–6

Principles of Consolidation

    The consolidated financial statements include the accounts of RoweCom and RoweCom's wholly owned subsidiaries. All significant intercompany accounts and transactions between RoweCom and RoweCom's subsidiaries have been eliminated.

Cash and Cash Equivalents

    Cash and cash equivalents consist of cash and highly liquid investments with original maturities of three months or less from the date of purchase and whose carrying amounts approximate fair value due to the short maturity of the investments.

Revenues

    Revenues are principally generated from subscription orders for third-party publications. The sales price of each knowledge-resource reflects the cost to RoweCom of the knowledge-resource plus the fee retained by RoweCom. Revenue is recognized from subscription services upon receipt of the customer order and placement of the order with the publisher provided collection of the related receivable is reasonably assured.

    Revenues related to transaction fees paid by third parties for transactions sourced from RoweCom's kStore site are recognized when reported by the third-party. Revenues earned from customizations and revenues related to transaction fees paid by third parties were immaterial for the years ended December 31, 1998, 1999 and 2000.

Customer Advances

    Customer advances represent funds advanced by customers for the future purchase of publications.

Deferred Revenue

    Deferred revenue represents specific customer orders to be placed with publishers in a subsequent period.

Research and Development and Capitalized Software Costs

    Costs incurred prior to the establishment of technological feasibility are charged to research and development expense as incurred. Software production costs incurred subsequent to the establishment of technological feasibility are capitalized until the product or enhancement is available for general release to customers. Amortization is based on the straight-line method over the remaining estimated life of the product. Software costs eligible for capitalization have been immaterial.

F–7

Advertising Costs

    RoweCom expenses advertising costs as incurred. Advertising expense for the years ended 1998, 1999 and 2000 was $245,000, $1.6 million and $1.5 million, respectively.

Equipment and Furnishings

    Equipment and furnishings are stated at cost, net of accumulated depreciation. Depreciation is provided using the straight-line method over the estimated lives of the related assets. Leasehold improvements are depreciated over the shorter of the lease term or the estimated useful life. Upon retirement or sale, the cost of the assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the determination of net income or loss.

Goodwill and Intangible Assets

    Goodwill represents the excess of the purchase price of acquired businesses over the estimated fair value of the net assets acquired. Goodwill amortization is recorded using the straight-line method over three years. The carrying value of goodwill and intangible assets is reviewed on a quarterly basis for the existence of facts and circumstances both internally and externally that may suggest impairment or that the useful lives of these assets are no longer appropriate. RoweCom determines whether an impairment has occurred based on gross expected future cash flows and measures the amount of impairment based on the related future estimated discounted cash flows. The cash flow estimates used to determine the impairment contain management's best estimates, using appropriate and customary assumptions and projections at that time.

Income Taxes

    RoweCom accounts for income taxes under the liability method. Under this method, deferred tax liabilities and assets are recognized for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. The measurement of deferred tax assets is reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

Other Comprehensive Income

    RoweCom has presented accumulated other comprehensive income and other comprehensive income in the Statement of Stockholders' (Deficit) Equity. Other comprehensive loss consists primarily of cumulative translation adjustments.

F–8

Concentration of Credit Risk

    Financial instruments which potentially expose RoweCom to concentrations of credit risk consist primarily of trade accounts receivable. RoweCom performs ongoing evaluations of customers' financial conditions, and in certain cases, requires advances from customers for future purchases and maintains reserves for potential uncollectible amounts, which, in the aggregate, have not exceeded management expectations. RoweCom's customer base consists of large numbers of geographically diverse customers, dispersed across many industries. No customer represents greater than 2% of total accounts receivable at December 31, 1999 and 2000.

Foreign Currency Translation

    All assets and liabilities of RoweCom's foreign subsidiaries are translated into U.S. dollars at year-end exchange rates. Income and expense accounts are translated using average exchange rates during the year. The resulting translation adjustments are recorded as a component of stockholders' (deficit) equity. Transaction gains and losses are recognized in the statement of operations.

Off-Balance Sheet Risk

    RoweCom operates internationally, which exposes it to market risks brought on by changes in foreign exchange rates. Accordingly, RoweCom enters into foreign currency forward contracts as a hedge against foreign exchange rate risk. RoweCom does not hold or issue derivative financial instruments for trading purposes or leveraged derivative financial instruments.

    RoweCom's hedging activities do not subject RoweCom to exchange rate risk because the gains and losses on these contracts offset the losses and gains on the transactions being hedged. Forward contracts involve agreements to purchase or sell foreign currencies at specific rates at future dates. The risk of loss associated with forward contracts is equal to the exchange rate differential from the time the contract is made until the time it is settled.

    The objective of RoweCom's foreign currency hedging activities is to protect RoweCom from the longer-term risk that the eventual dollar-value equivalent of net cash inflows resulting from foreign currency denominated sales will be adversely affected by changes in the exchange rates. Contracts used to hedge foreign currency denominated sales have average maturities at inception of less than one year.

    RoweCom's accounting for foreign currency forward contracts used as a means of hedging exposure to foreign currency exchange risk is in accordance with the concepts established in SFAS No. 52, "Foreign Currency Translation," and various EITF pronouncements. The carrying amount of the foreign currency forward contracts is the fair value, which is determined by applying year-end market rates to the notional contract amounts. Gains and losses on foreign forward currency contracts are recognized in the

F–9

statement of operations. The contract premiums or discounts are amortized over the life of the foreign exchange contracts and are recognized in other income. The cash flows generated from forward contracts are reported as arising from operating activities in the Consolidated Statements of Cash Flows.

    At December 31, 2000, the face amount of outstanding forward currency contracts to buy and sell U.S. dollars for non-U.S. currencies were $3.9 million.

Risks and Uncertainties

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to provide estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expense during the reporting period. Actual results could differ from those estimates.

    RoweCom is subject to the risks encountered by companies relying on the continued growth of online commerce and Internet infrastructure. The risk includes the use of the Internet as a viable commercial marketplace and the potentially inadequate development of the necessary network infrastructure. One supplier provided 23%, 16% and 13% of knowledge resources sold by RoweCom for the years ended December 31, 1998, 1999 and 2000, respectively. If this supplier were to cease providing knowledge resources at favorable prices, RoweCom may be unable to offer knowledge resources at competitive prices to its customers, if at all.

    In addition, RoweCom has historically experienced seasonal fluctuations in revenues. This pattern may be expected to continue and results of financial operations within any quarter cannot be expected to be representative.

Change in Accounting Principle

    During November 2000, the Emerging Issues Task Force reached a consensus on EITF 00-27, "Application of Issue No. 98-5 to Certain Convertible Instruments," regarding the accounting for securities with beneficial conversion features. EITF 00-27 requires the use of the effective conversion value, which is the amount allocated to the convertible instrument based on the relative fair values of each financial instrument issued, to compute the intrinsic value (defined as the amount by which the market price of the underlying stock exceeds the conversion price), if any, of an embedded conversion feature. Historically, RoweCom calculated the intrinsic value of an embedded conversion feature using the specified conversion price stated in the instrument. EITF 00-27 requires retroactive application for all transactions entered into prior to November 16, 2000. During the fourth quarter of 2000, RoweCom adopted the provisions of EITF 00-27 which was reported as a cumulative effect of a change in accounting principle. The cumulative effect of the change in accounting principle resulted in a charge to operations of $2.5 million or $0.21 per basic and diluted share.

F–10

Recent Accounting Pronouncements

    In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, collectively referred to as derivatives, and for hedging activities. RoweCom will adopt SFAS No. 133 as required by SFAS No. 137, "Deferral of the effective date of the FASB Statement No. 133," in fiscal year 2001. RoweCom does not expect the adoption of SFAS 133 to have a material impact on RoweCom's financial position or results of operations.

Prior Year Reclassifications

    Certain reclassifications have been made to the prior year financial statements to conform to the current year presentation.

2.  Net Loss Per Common Share

    Basic net loss per share excludes the effect of any dilutive options, warrants or convertible securities and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were issued, exercised or converted into common stock. Dilutive common share equivalents consist of stock options and warrants calculated using the treasury stock method.

F–11

    The following is a calculation of the net loss per common share:

	Year Ended December 31,
	1998	1999	2000
	(in thousands, except per share data)
Historical
Basic and diluted:
Loss before extraordinary item and cumulative effect of change in accounting principle	—	—	$(75,186)
Extraordinary loss	—	—	(6,311)
Loss before cumulative effect of change in accounting principle	—	—	(81,497)
Cumulative effect of change in accounting principle	—	—	(2,484)
Net loss to common stockholders	$(8,392)	$(15,437)	$(83,981)
Basic and diluted net loss per share (before extraordinary item and cumulative effect of accounting change)	—	—	$(6.48)
Basic and diluted net loss per share (of extraordinary item)	—	—	$(.54)
Basic and diluted net loss per share (before cumulative effect of accounting change)	—	—	$(7.02)
Basic and diluted net loss per share (of cumulative effect of accounting change)	—	—	$(.21)
Basic and diluted historical net loss per share	$(5.49)	$(1.80)	$(7.24)
Shares used in computing basic and diluted net loss per share	1,528	8,558	11,602

    Options to purchase shares of RoweCom's stock totaling 470,328, 908,315, and 1,381,433 at December 31, 1998, 1999, and 2000, respectively, preferred stock purchase warrants totaling 120,698 at December 31, 1998 and common stock warrants totaling 224,000 and 1,370,056 at December 31, 1999 and 2000, respectively, were outstanding but were not included in the computations of diluted earnings per share as the inclusion of these shares would have been antidilutive.

3. Other Current Assets

    The components of other current assets are as follows:

	At December 31,
	1999	2000
Dawson Holdings PLC receivable	$8,390	$555
Other current assets	3,916	2,948

	$12,306	$3,503

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ROWECOM INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4. Property and Equipment

    The components of property and equipment are as follows:

		At December 31,
	Useful Life (Years)
		1999	2000
Equipment	3-5	$5,751	$8,214
Leasehold improvements	1-6	354	847
Buildings	25	6,244	1,599
Land	—	135	2,692

		12,484	13,352

Less: accumulated depreciation		(1,697)	(3,618)

		$10,787	$9,734

    Depreciation expense for the years ended December 31, 1998, 1999 and 2000 was $199,000, $1.2 million and $1.9 million, respectively.

5. Goodwill and Intangible Assets

    In accordance with the Dawson purchase agreement, an additional 465,300 shares were issued in May 2000, which were valued at approximately $10.7 million using the fair market value of the common stock at the time the acquisition was announced. The value of the shares issued increased the intangible assets associated with the Dawson purchase.

    Goodwill and Intangible assets are as follows:

		At December 31,
	Useful life (Years)
		1999	2000
Goodwill	3	9,116	9,153
Customer list	10	26,411	15,661
Completed technology	10	995	595
Workforce	10	1,230	734
Trademarks and other assets	5	6,766	4,698

		44,518	30,841
Less: accumulated amortization		(2,779)	(11,318)

		$41,739	$19,523

    Amortization expense for the years ended December 31, 1998, 1999 and 2000 was $13,000, $2.7 million and $8.9 million, respectively.

    During the fourth quarter of 2000, RoweCom identified certain factors suggesting that the carrying value of certain long-lived assets may be impaired. These factors included a significant decline in the market value of RoweCom's common stock price relative to the stock price at the time of the acquisition of the Dawson Subscription Business and current

F–13

period losses combined with a decline in the projected revenues and cash flows of the Dawson business. RoweCom's current estimates of the undiscounted future cash flows of the Dawson Subscription Business were not sufficient to cover the carrying amount of the intangible assets for the United States and Canadian operations. As a result, these long-lived assets were written down to their fair value, estimated using a discounted cash flow analysis at the geographic operating entity level, resulting in an intangible asset impairment charge of $30.1 million. The charge was determined by assessing the fair value of the intangible assets relative to the carrying value of the intangibles. The remaining intangible assets will be amortized over their remaining estimated useful lives. Amortization expense is expected to approximate $1.6 million per year through 2010. The impairment charge did not result in a reduction to the carrying value of property and equipment. Prior to the fourth quarter of 2000, RoweCom believed that the value of the Dawson intangibles were consistent with the values assigned at the time of the acquisition.

6. Income Taxes

    RoweCom's loss before taxes are as follows:

	Year Ended December 31,
	1998	1999	2000
Domestic	$(7,863)	$(20,505)	$(71,553)
Foreign	342	6,946	28

	$(7,521)	$(13,559)	$(71,525)

    The components of the income tax provision are as follows:

	1998	1999	2000
Current:
Federal	—	—	—
State	$40	$161	—
Foreign	69	1,284	3,624

Total	$109	$1,445	$3,624
Deferred:
Federal	—	—	—
State	—	—	—
Foreign	—	$63	$37

Total	—	63	37

Total provision for income taxes	$109	$1,508	$3,661

F–14

    The following is reconciliation between United States federal statutory rate and the effective rate:

	Year Ended December 31,
	1998	1999	2000
United States federal statutory tax rate	(34.0)%	(34.0)%	(34.0)%
Foreign taxes	.5	(7.4)	4.3
State taxes, net of federal benefit	1.0	1.0	(6.0)
Non-deductible expenses	1.0	1.0	17.3
Net operating losses not benefited	33.0	50.5	23.7

	1.5%	11.1%	5.3%

    The components of the net deferred tax asset are as follows:

	1999	2000
Net operating loss	$12,418	$38,105
Reserves and other	1,340	2,750
Goodwill amortization	564	1,314
Debt issue costs	—	791
Other	233	447

Total	$14,555	$43,407
Valuation allowance	(14,518)	(43,407)

Net deferred tax asset	$37	$—

    As of December 31, 2000 RoweCom has net operating losses for federal and state income tax purposes of approximately $95.0 million, which begin to expire in 2010 for federal purposes and 2000 for state purposes. As required by Statement of Financial Accounting Standards No. 109, management of RoweCom has evaluated the positive and negative evidence bearing upon the realizability of its deferred tax assets, which are comprised principally of net operating loss carryforwards. Management has determined that it is more likely than not that RoweCom will not recognize the benefits of federal and state deferred tax assets and, as a result, a valuation allowance of approximately of $43.4 million has been established at December 31, 2000.

    RoweCom has recognized a net deferred tax asset at December 31, 1999 of $37,000 related to foreign temporary differences. No deferred tax asset was recognized at December 31, 2000. Due to uncertainty surrounding the realization of the favorable tax attributes in future tax returns, RoweCom has placed a valuation allowance against its otherwise recognizable net deferred tax assets. Included in other assets is $37,000 representing the current portion of the net deferred tax asset of RoweCom at December 31, 1999.

    Ownership changes, as defined in the Internal Revenue Code, may have limited the amount of net operating loss carryforwards that can be utilized annually to offset future taxable income. Subsequent ownership changes could further the limitation in further years.

F–15

7. Business Combinations.

    In June 1999, RoweCom acquired all of the issued and outstanding capital stock of Corporate Subscription Services, Inc., a New Jersey Corporation, in a transaction accounted for using the purchase method of accounting. The total consideration of $6.1 million consisted of $5.9 million in cash, subject to certain post-closing adjustments, and 16,260 shares of RoweCom's common stock, which were valued at approximately $250,000.

    In August 1999, RoweCom acquired all of the issued and outstanding capital stock of International Subscription Agencies, Pty. Ltd., an Australian corporation, for $1.5 million in cash in a transaction accounted for using the purchase method of accounting.

    In October 1999, RoweCom acquired all of the issued and outstanding capital stock of Dawson Inc., a Delaware corporation, and certain assets of United Kingdom-based Dawson Information Services Group in a transaction accounted for using the purchase method of accounting. RoweCom paid net consideration of $34.0 million in cash and issued approximately 94,000 shares of RoweCom's common stock, which were valued at $1.7 million, and paid acquisition costs of $2.3 million, as part of an aggregate net consideration of approximately $35.7 million. An additional $6.1 million of acquisition costs were paid during 2000. Under the terms of the purchase agreement, RoweCom issued an additional 465,300 shares of RoweCom common stock in May 2000, at a price per share of approximately $22.98, totaling approximately $10.7 million, as part of the purchase price for the acquisition, after making an adjustment based upon profit calculations for the period from the completion of the acquisition to December 31, 1999.

    The purchase price for the three acquisitions was allocated to the acquired assets and assumed liabilities as follows (in thousands):

Cash	$37,759
Other assets	59,073
Property and equipment, net	8,297
Liabilities	(108,913)
Goodwill and intangible assets	55,410

$51,626

    The following unaudited pro forma financial information presents the consolidated operations of RoweCom and the acquired companies as if the acquisitions had occurred as of the beginning of fiscal 1999. The unaudited pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations of the consolidated company after the acquisition of the companies.

Year Ended December 31, 1999
Revenues	$440,098
Net loss	$(36,347)
Basic and diluted net loss per share	$(3.80)

F–16

    On March 7, 2000, RoweCom and NewsEdge Corporation jointly announced that they have agreed by mutual consent to terminate their proposed acquisition agreement. Under the terms of the merger agreement, which was announced on December 7, 1999, RoweCom would have exchanged .26 shares of common stock for each share of NewsEdge common stock. The companies have chosen instead to move forward with a partnership that will enable the services of both companies to be integrated in ways that benefit their customers.

8. Loans Payable

    Loans Payable is comprised of the following:

	Year Ended December 31,
	1999	2000
Revolving lines of credit	$45,451	$25,825
Convertible notes	15,609	9,271

	$61,060	$35,096

2000 Loans Payable

    In November 2000, RoweCom's wholly owned French subsidiary established a line of credit which permits a maximum borrowing capacity as follows: 98.0 million French Francs through and including April 30, 2001; 52.0 million French Francs from May 1, 2001 through and including June 30, 2001; and 13.0 million French Francs from July 1, 2001 through and including August 31, 2001. Borrowing under the facility is limited to 100% of the subsidiary's accounts receivable, and accrues interest at the rate of EURIBOR (4.86% at December 31, 2000) plus 0.55%. The line of credit also provides for a 10.0 million French Franc daily overdraft and expires on August 31, 2001. Outstanding borrowings at December 31, 2000 were $5.6 million.

    In November 2000, RoweCom's wholly owned French subsidiary established a line of credit which permits a maximum borrowing capacity as follows: 82.0 million French Francs through and including April 15, 2001; 60.0 million French Francs from April 16, 2001 through and including June 15, 2001; and 15.0 million French Francs from June 16, 2001 through and including July 31, 2001. Borrowing under the facility is limited to 120% of the subsidiary's accounts receivable, and accrues interest at the rate of EURIBOR (4.86% at December 31, 2000) or a minimum of 5.75% plus 0.55%. The line of credit also provides for a 5.0 million French Franc daily overdraft and expires on July 31, 2001. Outstanding borrowings at December 31, 2000 were $9.6 million.

    In November 2000, RoweCom's wholly owned French subsidiary established a line of credit which permits a maximum borrowing capacity as follows: 100.0 million French Francs through and including March 31, 2001; 55.0 million French Francs from April 1, 2001 through

F–17

and including May 31, 2001; and 13.0 million French Francs from June 1, 2001 through and including July 31, 2001. Borrowing under the facility is limited to 100% of the subsidiary's accounts receivable, and accrues interest at the rate of EURIBOR (4.86% at December 31, 2000) plus 0.50%. The line of credit also provides for a 5.0 million French Franc daily overdraft and expires on July 31, 2001. Outstanding borrowings at December 31, 2000 were $9.5 million.

    In November 2000, RoweCom's wholly owned French subsidiary established a line of credit for 45.0 million French Francs. Borrowing under the facility is limited to 100% of the subsidiary's accounts receivable invoices greater than or equal to 1.0 million French Francs and accrues interest at the rate of EURIBOR (4.86% at December 31, 2000) plus 0.50%. The line of credit also provides for a 5.0 million French Franc daily overdraft and expires on March 31, 2001. Outstanding borrowings at December 31, 2000 were $1.3 million.

    In September 2000, RoweCom issued a six-month convertible debenture in the original principal amount of $4 million. The debenture may be converted into shares of common stock at a conversion price of $5.884 per share. Conversion is at the holder's option, or if the closing bid price of RoweCom's stock exceeds $8.826 for 20 consecutive trading days, at RoweCom's option. The notes contain a beneficial conversion feature related to the ability to convert at less than fair market value and therefore, a portion of the proceeds from the issuance of the convertible debt equal to the intrinsic value of the beneficial conversion feature of approximately $1.0 million, has been allocated to additional paid-in capital. RoweCom also issued 135,958 common stock purchase warrants with an exercise price of $7.268 per share. These warrants have a five-year term and are exercisable at the holder's option. The placements will result in a monthly beneficial conversion charge of approximately $163,000 for the six-month redemption period, resulting in a total charge of approximately $1.0 million. Additionally, RoweCom will incur a warrant value discount charge of approximately $196,000 monthly, for the six-month debt term, resulting in a total charge of approximately $1.2 million. The notes are carried net of discount related to the conversion feature and warrants of approximately $2.2 million. Amortization of the discount, which is recorded as interest expense, totaled approximately $1.3 million for the year ended December 31, 2000. Outstanding borrowings at December 31, 2000, were $3.1 million

    In addition, RoweCom issued 1.5 million Class A common stock purchase warrants having a term of one year and two business days. During the first year that the Class A warrants are outstanding, they may be exercised only if called by RoweCom, at a floating exercise price equal to 92% of the average closing bid price of a share of RoweCom stock on the two trading days preceding exercise, subject to a maximum exercise price of $20. These warrants expire if not exercised when called. On the final two business days that they are outstanding, the Class A warrants are exercisable at the holder's option at an exercise price of $20 per share. RoweCom's rights to call the Class A warrants are subject to certain restrictions, including volume limitations based on the trading volume in RoweCom's stock.

F–18

    In May 2000, the two holders converted approximately $5.7 million of principal and interest into an aggregate of approximately 1.5 million shares. Also in May, RoweCom negotiated an agreement with the two holders of the convertible notes to redeem their outstanding balances. In June 2000, RoweCom redeemed $16.1 million of the convertible notes. In connection with this redemption, RoweCom recorded an extraordinary loss of $4.1 million, primarily attributable to a $1.1 million premium paid on the redemption, and $2.7 million related to the remaining unamortized debt issuance costs at the time of conversion. In October 2000, RoweCom negotiated with lenders to extend the due date by one year on its $6.2 million promissory notes to May 26, 2002, from May 26, 2001. The lenders on the outstanding notes have received an additional 395,158 common stock purchase warrants with an exercise price of $2.34 in exchange for the maturity date extension. This transaction was recorded as an extinguishment of short-term notes and an issuance of long-term notes, resulting in an extraordinary loss of $2.2 million. Additionally, RoweCom recognized at $2.4 million charge as a result of the cumulative effect of a change in accounting principle for the beneficial conversion feature associated with the notes. Amortization of the warrant discount on the long-term notes, which is recorded as interest expense, totaled $65,000 for the year ended December 31, 2000.Outstanding borrowings at December 31, 2000 were $6.2 million.

    In May 2000, certain RoweCom shareholders and directors made available funds to repay the convertible notes' principal through the issuance of one-year promissory notes with an aggregate principal amount of $6.2 million. Additionally, 617,500 stock purchase warrants were issued with an exercise price of $5.00. The warrants vest immediately and expire 10 years from issuance. The one-year promissory notes are carried net of the warrant discount of approximately $2.3 million.

1999 Loans Payable

    In December 1999, RoweCom's wholly owned French subsidiary established a line of credit for 80.0 million French Francs. Borrowing under the facility was limited to 110% of the subsidiary's accounts receivable, and accrued interest at the rate of EURIBOR (3.17% at December 31, 1999) plus 0.55%. The line of credit was reduced to 35.0 million French Francs after April 1, 2000, and expired on June 16, 2000. The outstanding borrowings and accrued interest were paid in full in June 2000.

    In December 1999, three wholly owned subsidiaries of RoweCom's wholly owned US subsidiary, entered into a revolving line of credit that permitted a maximum borrowing capacity as follows: $35.0 million through and including January 31, 2000; $25.0 million from February 1, 2000 through and including February 29, 2000; $15.0 million from March 1, 2000 through and including March 31, 2000; $10.0 million from April 1, 2000 through and including April 30, 2000; and $5.0 million from May 1, 2000 through and including May 30, 2000. All revolving amounts were due on or before May 31, 2000. Outstanding borrowings under the

F–19

revolving credit facility bore interest at a variable rate of prime (8.50% at December 31, 1999), compounded daily. Interest was payable on the last business day of each month. The line of credit was secured by a lien on all of the assets, accounts receivable and after acquired property of the three subsidiaries. The outstanding borrowings and accrued interest were paid in full in April 2000.

    In November 1999, RoweCom's wholly owned French subsidiary entered into a credit facility that permits a maximum borrowing of 100.0 million French Francs. The line of credit is for unlimited duration and bears interest at the bank's rate (3.20% at December 31, 1999) plus 1%. The line of credit also provides for a 100.0 million French Franc daily overdraft that is available from November 1 to May 31 each year, and bears interest at the rate of EURIBOR (3.17% at December 31, 1999) plus 0.50%. The outstanding borrowings and accrued interest were paid in full in June 2000.

    In October 1999, RoweCom's wholly owned United Kingdom subsidiary entered into a revolving line of credit for up to (pound)3.0 million. The line of credit was collateralized by the subsidiary's accounts receivable. In addition, RoweCom guaranteed the loan up to an aggregate of (pound)5.4 million. The line of credit was available to the borrower until April 2, 2000, and bore interest at the rate of the bank's base rate, LIBOR (3.21% at December 31, 1999) plus 1%. In May 2000, the revolving line of credit was renewed for one year and increased to up to (pound)4.5 million bearing interest at the rate of the bank's base rate, LIBOR (4.84% at December 31, 2000). There were no outstanding borrowings at December 31, 2000.

    In October 1999, RoweCom's wholly owned French subsidiary entered into a credit agreement for an initial 70.0 million French Franc line of credit that was reduced on February 29, 2000, to a 30.0 million French Franc line of credit. The line of credit was available from December 1, 1999 to May 31, 2000 and bore interest at the rate of EURIBOR (3.17% at December 31, 1999) plus 0.40%. The facility was guaranteed by RoweCom, which agreed to maintain 100% ownership of the subsidiary at all times while any amounts were outstanding under the facility, which terminated December 31, 2000, unless renewed. The outstanding borrowings and accrued interest were paid in full in June 2000.

    In October 1999, RoweCom entered into a Securities Purchase Agreement with two investors under which RoweCom issued and sold notes convertible into RoweCom common stock in the aggregate principal amount of $20.0 million and warrants to purchase up to 224,000 shares of RoweCom's common stock at an exercise price of approximately $27.50 per share. The sale of the convertible notes and the warrants generated net proceeds of approximately $19.2 million for RoweCom. RoweCom also granted the investors certain rights to require the registration under applicable securities laws of the shares of RoweCom common stock issuable upon conversion of the notes and exercise of the warrants.

F–20

    At December 31, 2000, the weighted average interest rate on outstanding borrowings was 5.88%.

    RoweCom's debt agreements contain various financial and non-financial covenants with which RoweCom was in full compliance as of April 6, 2001.

    During June 2000, RoweCom redeemed $16.1 million of convertible notes. In connection with this redemption, RoweCom recorded an extraordinary loss of $4.1 million, primarily attributable to a $1.1 million premium paid on the redemption, and $2.7 million related to the remaining unamortized debt issuance costs at the time of conversion. During October 2000, RoweCom recorded an additional extraordinary loss of $2.2 million incurred in connection with the extension of the maturity date on its $6.2 million promissory notes issued in May 2000.

9.  Commitments and Contingencies

    RoweCom leases office space in Cambridge, Massachusetts; Westwood, Massachusetts; Los Angeles, California; Montvale, New Jersey; Chantilly, Virginia; London, Ontario, Canada; Montreal, Quebec, Canada; Brisbane, Australia; Madrid, Spain; Seoul, Korea; and Taipei, Taiwan under operating lease agreements which expire at various dates between March 2001 and December 2006, respectively. Rent expense, net of sublease income, for the years ended December 31, 1998, 1999, and 2000 was $217,000, $377,000, and $613,000, respectively. RoweCom also leases certain office equipment and automobiles under operating leases expiring through 2006. At December 31, 2000, future minimum lease payments under noncancellable operating leases with remaining terms of one or more years are as follows:

At December 31, 2000
2001	$2,302
2002	2,063
2003	1,859
2004	1,791
Thereafter	2,891

Total minimum lease payments	$10,906

    In December 2000, RoweCom entered into an agreement for the sale and subsequent leaseback of its Westwood, Massachusetts, facility. Under the terms of the agreement, RoweCom received cash proceeds of approximately $4.2 million on the sale and also entered into a seven year lease agreement commencing December 2000, with annual rent payments of approximately $585,000. RoweCom recorded a gain of $2.4 million on the sale, which has been deferred and is being amortized over the term of the lease agreement. For financial accounting purposes, this lease has been recorded as an operating lease.

F–21

10.  Pensions and Other Retirement Benefits

    Statement of Financial Accounting Standards No. 132, "Employers' Disclosures about Pensions and Other Post Retirement Benefits," was adopted by the company in 1999 with the acquisition of a new defined benefit plan.

    RoweCom has a contributory defined benefit plan covering approximately half its UK employees. RoweCom became the sponsoring employer for the plan effect April 6, 2000, and a bulk transfer is due to take place in 2001 for Dawson Employees and inactive members. RoweCom's liabilities are approximately 20% of the plan. All figures presented represent RoweCom liabilities only.

    The benefits for this plan are based primarily on years of service and employees' pay near retirement. RoweCom's funding policy is consistent with the funding requirements of local regulations.

	At December 31,
	1999	2000
Change in Benefit Obligation
Benefit obligation at beginning of year	—	$2,462
Service cost	63	157
Interest cost	36	136
Plan participants' contributions	13	69
Benefits paid	(5)	(34)
Actuarial gain	(238)	(1,240)
Acquisition	2,652	—
Amendments	—	—
Currency adjustment	(59)	(82)

Benefit obligation at end of year	$2,462	$1,468

F–22

	At December 31,
	1999	2000
Change in plan assets
Fair value of plan assets at beginning of year	—	$3,190
Employer contributions	13	190
Plan participants' contributions	13	69
Actual return on plan assets	455	(1,648)
Benefits paid	(5)	(34)
Acquisition	2,783	—
Currency adjustment	(69)	(132)

Fair value of plan assets at end of year	$3,190	$1,635

Funded status	$729	$169
Unrecognized prior service cost	—	—
Unrecognized transition obligation	—	—
Unrecognized actuarial (gain) loss	(632)	88

Net amount recognized	$97	$257

	At December 31,
	1999	2000
Amounts recognized in the statement of financial position consist of:
Prepaid benefit cost	$97	$257
Accrued benefit liability	—	—
Intangible asset	—	—
Accumulated other comprehensive income	—	—

Net amount recognized	$97	$257

    RoweCom Inc. Notes to Consolidated Financial Statements

	At December 31,
	1999	2000
Weighted-average assumptions
Discount rate	6.00%	6.00%
Expected return on plan assets	7.75%	7.75%
Rate of compensation increase	5.00%	5.00%

F–23

	At December 31,
	1999	2000
Components of net periodic benefit cost
Service cost	$63	$157
Interest cost	36	136
Expected return on plan assets	(54)	(237)
Amortization of prior service cost	—	—
Amortization of transition obligation	—	—
Amortization of unrecognized gain	—	(26)
Curtailment/settlement gain	—	—

Net periodic benefit cost	$45	$30

    There were no under funded pension plans in any years.

    RoweCom maintains a contributory 401(k) defined contribution plan (the "Plan") to provide retirement benefits for principally all employees of RoweCom, as defined. Under the terms of the Plan, participants may defer between 1% and 15% of their compensation, a portion of which may be contributed on a pretax basis as defined by law.

    RoweCom may also make discretionary contributions to the Plan. Participants vest in employer contributions over a five-year period. RoweCom did not make any contributions to the Plan during 1998, 1999 or 2000.

11.  Stockholders' (Deficit) Equity

Common Stock

    RoweCom has authorized 34,000,000 shares of common stock, $.01 par value. Common stock has full voting rights.

    On February 8, 1999, the board of directors declared a .34905-for-1 reverse stock split of the RoweCom's common stock, which was effective upon the filing of the Third Restated Certificate of Incorporation of RoweCom. All references to the number of common shares and per share amounts in the consolidated financial statements and related footnotes have been restated to reflect the effect of the reverse stock split for all periods presented.

12.  Stock Options

    On April 25, 1997, RoweCom adopted the 1997 Stock Incentive Plan for directors, officers, employees and consultants of RoweCom. A total of 114,618 shares of common stock were reserved for issuance under the 1997 Stock Incentive Plan. These options vested upon RoweCom's initial public offering on March 9, 1999, and expire over a period not exceeding ten years.

F–24

    On April 8, 1998, RoweCom adopted the 1998 Stock Incentive Plan. A total of 872,625 shares of common stock were reserved for issuance under the 1998 Stock Incentive Plan. These options generally vest over a four-year period and expire over a period not exceeding ten years.

    The board establishes the exercise price based on the closing price of the stock on the day of grant and specifies these terms in the applicable option agreements.

    Under the terms of the Plans, the exercise price of incentive stock options granted must not be less than 100% (110% in certain cases) of the fair market value of the common stock on the date of grant, as determined by the board of directors. Prior to RoweCom's common stock becoming a publicly traded stock, the board of directors considered a broad range of factors to determine the fair market value of the option to be granted including, the illiquid nature of an investment in RoweCom's common stock, RoweCom's historical financial performance, and RoweCom's future prospects.

    After assessing the fair value of RoweCom's common stock, the board of directors, on July 9, 1998, determined that certain stock options held by employees of RoweCom had an exercise price significantly higher than the estimated fair value. As a result, such stock options were not providing the desired incentive to the employees, and such employees were then provided the opportunity to replace their existing options with new options, on a one for one basis, at a price of $0.72 per share, with no change in their original vesting schedule. This stock option repricing resulted in new options to purchase 385,144 shares of common stock. At the execution of the stock option repricing, the fair value of RoweCom's common stock was $0.72 per share and therefore no compensation charge was recorded.

    In February 1999, RoweCom's board of directors and its stockholders approved the 1999 Non-Employee Director Stock Option Plan. Under this plan, each director of RoweCom who is not also an employee of RoweCom received upon the commencement of RoweCom's initial public offering, or upon later initial election to RoweCom's board of directors, an option to purchase 10,472 shares of common stock. Additionally, after a director's initial grant, the director will receive, as of each date on which he is reelected as a director, but not more frequently than 3 years, an option to purchase 10,472 shares of common stock minus the number of options previously granted under this plan which have not yet vested. Options are granted under the plan at an exercise price equal to the fair market value of the common stock on the date of grant. They vest monthly, at the rate of 3,491 shares a year, and have a term of ten years. An aggregate of 87,263 shares of common stock have been reserved for issuance under this plan.

F–25

    Transactions during 1998, 1999 and 2000 related to stock options granted by RoweCom are as follows:

	Shares	Weighted Average Weighted
Outstanding at December 31, 1997	155,328	$2.03
Granted	819,198	2.09
Exercised	(698)	.72
Forfeited/canceled	(503,500)	2.72

Outstanding at December 31, 1998	470,328	1.17
Granted	896,204	23.06
Exercised	(167,274)	1.21
Forfeited/canceled	(290,943)	11.28

Outstanding at December 31, 1999	908,315	19.48
Granted	926,350	7.63
Exercised	(49,623)	1.59
Forfeited/canceled	(403,610)	12.43
Outstanding at December 31, 2000	1,381,432	$13.64

    At December 31, 1998, 1999 and 2000, 66,994, 130,569, and 141,202 options were exercisable at exercise prices ranging from $0.72 to $50.13 and at December 31, 2000, 521,044 were available for grant.

    The following table summarizes information about fixed stock options outstanding at December 31, 2000:

Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
	Options Outstanding			Options Exercisable
$.72	63,360.5		$.72	1,944	$.72
2.38-2.86	488,306	9.8	2.38	102	2.86
4.50-5.01	113,860	9.4	4.51	1,006	5.01
9.63-16.88	221,580	8.8	8.16	23,732	12.02
17.63-28.50	224,083	8.7	22.59	66,990	22.30
$34.44-$46.00	270,243	8.9	37.95	47,428	39.98

	1,381,432	8.8 years	$13.64	141,202	$26.07

    Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" (SFAS No. 123), encourages, but does not require, companies to record compensation cost for stock-based employee contribution plans at fair value. RoweCom has chosen to account for stock-based employee compensation using the intrinsic value method prescribed under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, no compensation expense has been recognized for its stock-based compensation plan.

F–26

    Had compensation cost for RoweCom's stock option plans been determined based on the estimated fair value of the option at the date of grant for awards in 1998 using the Black-Scholes option pricing model consistent with SFAS No. 123, the adjustment to net loss would have been immaterial. Pro forma net loss for the year ended December 31, 1999, would have been $16,506,000 and basic and diluted net loss per share would have been $(1.93). Pro forma net loss for the year ended December 31, 2000, would have been $90,711,000 and basic and diluted net loss per share would have been $(7.82). The weighted average fair value of options granted are $0.80, $19.15, and $7.27, respectively. For this purpose, the fair value of options at the date of grant was estimated using the Black-Scholes option pricing model with the following weighted-average assumptions for 1998, 1999 and 2000, respectively: risk-free interest rates of 5.39%, 5.91% and 6.48%; no dividend yields; volatility factors of 0%, 100.0% and 142.2%; and a weighted-average expected life of the options of 8.0 years, 6.9 years, and 7.0 years.

13.  Employee Stock Purchase Plan

    In February 1999, RoweCom's board of directors and stockholders approved the 1999 Employee Stock Purchase Plan, which enables eligible employees to acquire shares of common stock through payroll deductions. A total of 872,625 shares of common stock have been reserved for issuance under this plan. This plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986. Offerings under this plan start on January 1 and July 1 of each year and end on June 30 and December 31 of each year. During each offering period, an eligible employee may select a rate of payroll deduction of from 1% to 10% of compensation, up to an aggregate of $12,500 in any offering period. The purchase price for the common stock purchased under this plan is 85% of the lesser of the fair market value of the shares on the first day or the last day of the offering period. As of December 31, 1999 and December 31, 2000, 12,826 and 71,405 shares had been issued under the employee stock purchase plan, respectively. At December 31, 2000 an aggregate of 801,220 additional shares of common stock are reserved for issuance under this plan.

14.  Operating Segment and Geographic Information

    RoweCom operates in one business segment, that being a provider of knowledge acquisition and management services. During 1998, RoweCom conducted operations predominantly in the United States and Canada. Subsequent to 1998, RoweCom conducted operations in the United States, Canada, France, the United Kingdom, Spain, Australia, Korea, and Taiwan. RoweCom's reportable segments are based upon geographic area. RoweCom has four reportable segments: North America, France, the United Kingdom and Other. North America consists of the United States and Canada. Other consists of Spain, Australia, the Netherlands, the British Virgin Islands, Barbados, Korea, and Taiwan and were not reported separately as they are not material. RoweCom evaluates performance based on several factors, of which the primary financial measure is operating income. The accounting policies of the business segments are the same as those described in Note 1 "Summary of Significant Accounting Policies". The following table summarizes the revenue, gross profit,

F–27

operating loss, depreciation and amortization expense, and identifiable assets by reportable segment.

	North America	France	United Kingdom	Other	Consolidated
1998
Revenue	$19,053	—	—	—	$19,053
Gross profit	317	—	—	—	317
Operating loss	(7,693)	—	—	—	(7,693)
Depreciation and amortization	212	—	—	—	212
Identifiable assets	20,284	—	—	—	20,284

1999
Revenue	$203,110	$72,021	$26,396	$6,077	$307,604
Gross profit	9,584	7,818	2,520	829	20,751
Operating income (loss)	(20,997)	5,664	1,065	134	(14,134)
Depreciation and amortization	3,491	65	79	280	3,915
Identifiable assets	109,323	73,237	18,617	14,431	215,608

2000
Revenue	$207,751	$93,861	$36,477	$9,492	$347,581
Gross profit	16,518	9,893	3,171	1,501	31,083
Operating income (loss)	(65,974)	2,902	(922)	(2,177)	(66,171)
Depreciation and amortization	8,730	358	135	1,606	10,829
Identifiable assets	$47,093	$80,457	$14,539	$11,697	$153,786

    For the years ended December 31, 1998, 1999 and 2000, three customers represented 21%, 3% and 4% of total revenues, respectively.

15.  Subsequent Events

Secured Short Term Notes

    On January 31, 2001, RoweCom closed $9 million in floating rate senior secured notes from several suppliers. The notes are due on December 28, 2001, and interest is payable upon maturity of the loan at a rate of prime plus 1%. The notes are subordinated to all revolving lines of credit of RoweCom and are collateralized by substantially all of the company's trade accounts receivables and certain other assets. As of April 6, 2001, $9.0 million was outstanding.

F–28

United States Line of Credit

    On February 5, 2001, RoweCom obtained a $25 million line of credit for its United States subsidiaries with Fleet Capital. The line of credit is collateralized by the receivables of RoweCom's United States operating subsidiaries and certain other assets. The line of credit bears interest at the rate of prime plus 2% and expires on May 31, 2001. This line was paid in full as of April 4, 2001. Total fees associated with the line of credit were approximately $825,000. On April 16, 2001, RoweCom received a waiver on its covenants from Fleet Capital, regarding its non-compliance with the January 2001 covenants. RoweCom was in compliance with both the February 2001 and March 2001 covenants.

Legal Proceedings

    On February 22, 2001, RoweCom was served with a lawsuit brought by two former employees and shareholders of RoweCom, David Rifkin and Julie Beckerman. In that case, the plaintiffs alleged that RoweCom breached its Employment Agreements with the plaintiffs, resulting in constructive termination of their employment with RoweCom. In addition, plaintiffs alleged that RoweCom failed to register certain securities with the SEC, causing plaintiffs an inability to sell their stock at an advantageous price. The lawsuit seeks $1.4 million in damages, which may be covered by insurance policies. RoweCom believes that the lawsuit is without merit and intends to defend it vigorously. RoweCom does not believe the lawsuit would negatively impact its financial condition.

RoweCom France S.A.S. Secured Short-term Notes

    On March 9, 2001, RoweCom France, S.A.S., a wholly owned subsidiary of RoweCom, received extensions on the existing lines of credit in France, for a total of (euro) 4 million ($4.4 million), from Credit Lyonnais, Banque Nationale de Paris, Barclays Bank, and Banque Populare Region Quest de Paris. The loans mature on April 30, 2001. Interest rates range from EUIBOR plus .45% to EUIBOR plus. 60%. The extensions are collateralized by 60% of the outstanding stock of RoweCom France, S.A.S., RoweCom UK Limited, RoweCom Espana S.L., RoweCom Australia Pty. Ltd., RoweCom Korea, Inc., and RoweCom Faxon Taiwan-Hong Kong, all of which are wholly owed subsidiaries of RoweCom. As of April 6, 2001, $4.4 million was outstanding.

Payment of $4 million Convertible Debenture

    On March 12, 2001, RoweCom received a waiver from Montrose Capital, extending the due date on its $4 million six-month convertible debenture until March 14, 2001. On March 14, 2001 RoweCom paid off the $4 million convertible debenture, including all accrued interest.

F–29

ROWECOM INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	At June 30, 2001	At December 31, 2000
Assets:
Current assets:
Cash and cash equivalents	$5,742	$26,597
Accounts receivable (net of allowance for doubtful accounts of $1,849 and $2,349)	52,057	94,429
Other current assets	3,551	3,503

Total current assets	61,350	124,529
Property and equipment, net	8,767	9,734
Goodwill,intangible and other assets, net	15,593	19,523

Total assets	$85,710	$153,786

Liabilities and Stockholders' Deficit:
Current liabilities:
Loans payable	31,884	28,961
Accounts payable	28,120	61,104
Accrued expenses	5,899	11,025
Accrued compensation	942	815
Customer advances	15,491	24,609
Deferred revenue	20,597	22,915

Total current liabilities	102,933	149,429
Long term debt, net of current portion	—	6,135
Other long term liabilities	1,837	—
Stockholders' deficit:
Common stock, $.01 par value per share, 34,000,000 shares authorized, 12,552,745 and 12,450,954 shares issued and outstanding, respectively	126	124
Additional paid-in capital	113,296	113,235
Treasury stock, at cost	(53)	(53)
Accumulated deficit.	(130,241)	(113,319)
Accumulated other comprehensive loss	(2,188)	(1,765)

Total stockholders' deficit	(19,060)	(1,778)

Total liabilities and stockholders' deficit	$85,710	$153,786

The accompanying notes to the unaudited consolidated financial statements are an integral part of these statements.

F–30

ROWECOM INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30, 2001	June 30, 2000	June 30, 2001	June 30, 2000
Revenues	$35,222	$38,855	$149,255	$90,642
Cost of revenues	31,558	34,836	136,114	82,176

Gross profit	3,664	4,019	13,141	8,466
Operating expenses:
Sales and marketing	7,026	9,737	13,951	18,408
Research and development	1,736	2,908	3,632	5,869
General and administrative	3,529	3,442	6,716	7,604
Amortization of goodwill and intangibles	1,985	1,855	3,198	3,468

Total operating expenses	14,276	17,942	27,497	35,349

Loss from operations	(10,612)	(13,923)	(14,356)	(26,883)
Interest and other expense, net	(1,257)	(902)	(3,444)	(2,723)

Loss before income taxes and extraordinary item	(11,869)	(14,825)	(17,800)	(29,606)
(Benefit) provision for income taxes	(514)	249	(878)	469

Loss before extraordinary item	(11,355)	(15,074)	(16,922)	(30,075)
Extraordinary loss	—	(4,087)	—	(4,087)

Net loss	$(11,355)	$(19,161)	$(16,922)	$(34,162)

Basic and diluted net loss per share
Net loss applicable to common stockholders (before extraordinary item)	$(11,355)	$(15,074)	$(16,922)	$(30,075)
Net loss applicable to common stockholders (of extraordinary item)	$—	$(4,087)	$—	$(4,087)
Net loss applicable to common stockholders (after extraordinary item)	$(11,355)	$(19,161)	$(16,922)	$(34,162)
Basic and diluted net loss per share to common stockholders (before extraordinary item)	$(0.91)	$(1.34)	$(1.36)	$(2.78)
Basic and diluted net loss per share to common stockholders (of extraordinary item)	$—	$(0.36)	$—	$(0.38)
Basic and diluted net loss per share to common stockholders (after extraordinary item)	$(0.91)	$(1.71)	$(1.36)	$(3.16)
Weighted average shares used in computing basic and diluted net loss per share	12,464	11,212	12,459	10,799

The accompanying notes to the unaudited consolidated financial statements are an integral part of these statements.

F–31

ROWECOM INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Six Months Ended
	June 30, 2001	June 30, 2000
Cash flows from operating activities:
Net loss	$(16,922)	$(34,162)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	4,691	4,947
Amortization of discount on convertible notes	903	2,449
Loss on disposal of intangibles.	—	2
Changes in operating assets and liabilities:
Accounts receivable	38,705	82,656
Other current and long term assets	(2,595)	639
Accounts payable	(29,613)	(24,878)
Income taxes payable	(130)	108
Accrued expenses and accrued compensation	(3,061)	(2,271)
Customer advances	(8,052)	4,281
Deferred revenue	(2,101)	13,330

Net cash (used in) provided by operating activities	(18,175)	47,101
Cash flows from investing activities:
Purchase of property and equipment	(942)	(1,663)
Cash paid to acquire business, net of cash acquired	—	(672)
Cash paid for debt issuance costs	—	(11)
Investment in subsidiary	—	(5)

Net cash used in investing activities	(942)	(2,351)
Cash flows from financing activities:
Net proceeds from the issuance of common stock	62	—
Loan repayments	(83,901)	(101,432)
Loan proceeds	81,931	53,216

Net cash used in financing activities	(1,908)	(48,216)
Effect of exchange rates on cash	170	332
Net decrease in cash and cash equivalents	(20,855)	(3,134)
Cash and cash equivalents, beginning of period	26,597	13,264

Cash and cash equivalents, end of period	$5,742	$10,130

Supplementary Information:
Issuance of common stock in connection with a purchase acquisition	$—	$10,690
Issuance of common stock in connection with the conversion of outstanding debt	$—	$4,720
Warrant discount	$—	$2,314
Income taxes paid	$124	$244
Interest paid	$740	$1,551

The accompanying notes to the unaudited consolidated financial statements are an integral part of these statements.

F–32

ROWECOM INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

1.  The Company

    The consolidated financial statements include the accounts of RoweCom Inc. ("RoweCom") and its wholly owned subsidiaries. All significant intercompany accounts and transactions between RoweCom and its subsidiaries, included in the accompanying financial statements, have been eliminated.

2.  Interim Results

    As permitted by the rules of the Securities and Exchange Commission, these notes are condensed and do not contain all the disclosures required by generally accepted accounting principles. Reference should be made to the audited consolidated financial statements and related notes beginning on page F-6.

    In the opinion of the management of RoweCom, the accompanying unaudited consolidated financial statements contain all adjustments (consisting primarily of normal recurring accruals) considered necessary for a fair statement of the results for the interim periods.

    The results disclosed in the Consolidated Statement of Operations for the three and six months ended June 30, 2001, and the Consolidated Statement of Cash Flows for the six months ended June 30, 2001 are not necessarily indicative of the results to be expected for the full year.

    The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of the contingent assets and liabilities at the date of the financial statements and the reported amounts of expense during the reporting period. Actual results could differ from those estimates.

    The financial statements have been prepared on a basis that assumes that RoweCom will continue as a going concern and that contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. As stated herein and discussed in detail in Management's Discussion and Analysis, RoweCom has incurred a net loss of $16.9 million for the 2001 Six Month Period. As of June 30, 2001, RoweCom had cash and cash equivalents of $5.7 million, a working capital deficit of $41.6 million, $31.9 million of seasonal short-term debt and long-term liabilities of $1.8 million. These circumstances raise substantial doubt about RoweCom's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability in classification of recorded asset amounts or to the amounts in classification of liabilities that may be necessary if RoweCom is unable to continue as a going concern. RoweCom's continuation as a going concern is dependent upon the successful acquisition of RoweCom by divine, inc.

F–33

    RoweCom signed a definitive merger agreement on July 6, 2001 with divine, inc. RoweCom expects the transaction to close in October 2001. The agreement provides for a stock-for-stock exchange in which RoweCom shareholders will receive .75 shares of divine Class A common stock for each outstanding share of RoweCom common stock that they own. The acquisition is subject to several closing conditions, including, without limitation:

    (1) approval by the stockholders of RoweCom;

    (2) a Registration Statement on Form S-4 containing a proxy statement/prospectus with respect to the merger being declared effective by the SEC;

    (3) a credit agreement executed in a form reasonably acceptable to divine, providing RoweCom and its subsidiaries with financing for its United States operations; and

    (4) an agreement with the holders of the series of promissory notes dated May 26, 2000 for an aggregate principal of $6.1 million with RoweCom in a form reasonably acceptable to divine.

    RoweCom has been named as a defendant in several securities cases subsequent to the signing of the definitive merger agreement with divine. The lawsuits may be considered material adverse changes to the financial condition of RoweCom, and if so, divine has the option to terminate the acquisition, without incurring the $1.2 million termination fee. On August 14, 2001, divine signed a waiver noting that it would not terminate its plans to acquire RoweCom as a result of two of the securities lawsuits.

    If the acquisition of RoweCom by divine is not completed, RoweCom's current cash and existing credit facilities would not be sufficient beyond December 2001. RoweCom has not been able to secure any additional equity investments to date and does not feel that it could secure all required working capital lines of credit in time to fund the fourth quarter ordering season, unless the acquisition of RoweCom by divine is consummated. Should the acquisition of RoweCom by divine not be successfully completed, RoweCom's management would consider the following actions or combination of actions, among other possibilities: (1) negotiate extended payment terms on existing debt and other liabilities; (2) seek another purchaser for RoweCom; and/or (3) file for bankruptcy protection.

3.  Net Loss Per Common Share

    Basic net loss per share excludes the effect of any dilutive options, warrants or convertible securities and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were issued, exercised or converted into common stock. Dilutive common share equivalents consist of stock options and warrants calculated using the treasury stock method.

F–34

The following is a calculation of net loss per share:

	Three Months Ended		Six Months Ended
	June 30, 2001	June 30, 2000	June 30, 2001	June 30, 2000
	(in thousands, except per share data)
Historical
Basic and diluted:
Net loss to common stockholders (before extraordinary item)	$(11,355)	$(15,074)	$(16,922)	$(30,075)
Net loss to common stockholders (of extraordinary item)	$—	$(4,087)	$—	$(4,087)
Net loss to common stockholders (after extraordinary item)	$(11,355)	$(19,161)	$(16,922)	$(34,162)
Weighted average number of common shares	12,464	11,212	12,459	10,799
Net loss per common share—basic and diluted (before extraordinary item)	$(0.91)	$(1.34)	$(1.36)	$(2.78)
Net loss per common share—basic and diluted (of extraordinary item)	—	$(0.36)	—	$(0.38)
Net loss per common share—basic and diluted (after extraordinary item)	$(0.91)	$(1.71)	$(1.36)	$(3.16)

    Options to purchase shares of RoweCom's common stock totaling 2,234,032 and 1,210,679 at June 30, 2001 and 2000, respectively, and warrants to purchase common stock totaling 1,370,056 and 841,500 at June 30, 2001 and 2000, respectively, were outstanding but were not included in the computation of diluted earnings per share as the inclusion of these shares would have been antidilutive.

4.  Comprehensive Loss

	Three Months Ended		Six Months Ended
	June 30, 2001	June 30, 2000	June 30, 2001	June 30, 2000
	(in thousands)
Net loss	$(11,355)	$(19,161)	$(16,922)	$(34,162)
Other comprehensive loss:
Foreign currency translation adjustment	664	(1,286)	(422)	(1,654)

Comprehensive loss	$(10,691)	$(20,447)	$(17,344)	$(35,816)

F–35

5.  Operating Segment and Geographic Information

    RoweCom operates in one business segment, that being a provider of knowledge acquisition and management services. RoweCom conducts operations in the United States, Canada, France, the United Kingdom, Spain, Australia, Korea, and Taiwan. RoweCom's reportable segments are based upon geographic area. RoweCom has four reportable segments: North America, France, the United Kingdom and Other. North America consists of the United States and Canada. Other consists of Spain, Australia, the Netherlands, the British Virgin Islands, Barbados, Korea, and Taiwan and were not reported separately as they are not material. RoweCom evaluates performance based on several factors, of which the primary financial measure is operating income. The accounting policies of the business segments are the same as those described in Note 1 "Summary of Significant Accounting Policies" on page F-6. The following table summarizes the revenue, gross profit, operating loss, depreciation and amortization expense, and identifiable assets by reportable segment.

	North America	France	United Kingdom	Other	Consolidated
	(in thousands)
Three Months Ended June 30, 2001
Revenue	$18,409	$10,891	$3,892	$2,030	$35,222
Gross profit	1,830	1,130	353	351	3,664
Operating income (loss)	(8,085)	(1,058)	(926)	(544)	(10,613)
Depreciation and amortization	2,879	184	222	155	3,440
Six months ended June 30, 2001
Revenue	$109,413	$26,218	$9,357	$4,267	$149,255
Gross profit	9,196	2,709	535	701	13,141
Operating income (loss)	(9,893)	(1,593)	(1,875)	(995)	(14,356)
Depreciation and amortization	4,550	448	285	311	5,594
At June 30, 2001
Identifiable assets	38,961	29,030	4,528	13,191	85,710
Three Months Ended June 30, 2000
Revenue	22,277	11,616	3,558	1,404	38,855
Gross profit	2,232	1,104	384	299	4,019
Operating income (loss)	(11,575)	(703)	(932)	(713)	(13,923)
Depreciation and amortization	2,747	91	—	387	3,225
Six months ended June 30, 2000
Revenue	$53,477	$24,664	$9,596	$2,905	$90,642
Gross profit	4,290	2,663	926	587	8,466
Operating income (loss)	(23,342)	(989)	(1,282)	(1,270)	(26,883)
Depreciation and amortization	6,195	157	—	876	7,228
At June 30, 2000
Identifiable assets	79,089	26,144	4,422	18,426	128,081

F–36

    The loss of any one client's revenues would not adversely affect RoweCom's revenue or gross profit. RoweCom did not derive more than 10% of total revenues from any one client for the three months ended June 30, 2001 and June 30, 2000 or for the six months ended June 30, 2001 and June 30, 2000.

6.  Secured Short Term Notes

    On January 31, 2001, RoweCom closed $9.0 million in floating rate senior secured notes from several suppliers. The notes are due on December 28, 2001, and interest is payable upon maturity of the loans at a rate of prime plus 1%. The notes are subordinated to all revolving lines of credit of RoweCom and are collateralized by substantially all of RoweCom's trade accounts receivables and certain other assets. As of June 30, 2001, $9.0 million was outstanding.

    RoweCom is currently in default on the $9.0 million senior secured notes due on December 31, 2001 with respect to Section 9.1, Mergers, Consolidations, and Acquisitions; Section 9.8, Capital Expenditures; Section 10.3, Maximum Operating Expenses; and Section 11(g), Undischarged Final Judgments. Under Section 9.1, RoweCom is not permitted to merge any part of the company; the merger with divine would violate this covenant. RoweCom has purchased greater than $100,000 in capital assets since the closing of the loan, which violates Section 9.8. RoweCom's operating expenses for the second quarter exceed $11.0 million, which violates Section 10.3. In addition, Section 11(g) is violated as the lawsuit with two former employees (refer to Note 9 on page F-38) seeks damages in excess of $50,000 and has remained outstanding for greater than sixty days. Since RoweCom is in violation of the covenants, the senior secured notes are due on demand, if so called by the suppliers.

7.  RoweCom France S.A.S. Secured Short-Term Notes

    On March 9, 2001, RoweCom France, S.A.S., a wholly owned subsidiary of RoweCom, received extensions on the existing lines of credit in France, for a total of E4 million ($3.7 million) from Credit Lyonnais, Banque Nationale de Paris, Barclays Bank, and Banque Populare Region Quest de Paris in order to pay off the Montrose Investments Ltd. $4 million convertible debenture. The loans matured on April 30, 2001. Interest rates range from EURIBOR plus .45% to EURIBOR plus .60%. The extensions are collateralized by 60% of the outstanding stock of RoweCom France, S.A.S., RoweCom UK Limited, RoweCom Espana S.L., RoweCom Australia Pty. Ltd., RoweCom Korea, Inc., and RoweCom Faxon Taiwan-Hong Kong, all of which are wholly owned subsidiaries of RoweCom. On April 30, 2001, the due date was extended to May 31, 2001. On May 31, 2001, the due date was extended to July 31, 2001. On August 1, 2001, the extensions on the existing lines of credit in the amount of E4 million ($3.7 million) were paid in full with a portion of the proceeds from the E7.6 million ($6.7 million) loan that RoweCom REALA received on August 1, 2001. (See discussion of loan in "RoweCom REALA Loan" below.)

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8.  RoweCom REALA Loans

    On August 1, 2001, RoweCom REALA, a wholly owned subsidiary of RoweCom, received loans in the amount of E7.6 million (approximately $6.7 million at August 1, 2001) from Credit Lyonnais, Banque Nationale de Paris, and Banque Populare Region Quest de Paris. Proceeds from the loans were used to pay off RoweCom France S.A.S.'s extensions on its existing lines of credit for the amount of E4.0 million ($3.7 million) due on July 31, 2001. The remaining loan proceeds of E3.6 million ($3.2 million) were used to pay down bank overdraft balances. The loans mature on July 31, 2005. The interest rate for the loans is the three month EURIBOR rate + 1.6% (6.05% at August 1, 2001). The loans are collateralized by 100% of the outstanding stock of RoweCom REALA. RoweCom REALA is the parent company of RoweCom France S.A.S. RoweCom France S.A.S. is the parent company of RoweCom UK Limited, Rowe Communications Espana, S.L., RoweCom Korea, Inc., RoweCom Faxon Taiwan-Hong Kong, and RoweCom Australia Pty. Ltd.

9.  Legal Proceedings

Former Employees' Lawsuit

    On February 22, 2001, RoweCom was served with a lawsuit brought by two former employees and stockholders of RoweCom, David Rifkin and Julie Beckerman. The lawsuit was filed in the United States District Court for the District of New Jersey. In that case, the plaintiffs allege that RoweCom breached its employment agreements with the plaintiffs, resulting in constructive termination of their employment with RoweCom. In addition, the plaintiffs allege that RoweCom failed to register certain securities with the SEC, causing the plaintiffs an inability to sell their stock at an advantageous price. The lawsuit seeks $1.4 million in damages, which may be covered by insurance policies. RoweCom believes that the lawsuit is without merit and intends to defend it vigorously. RoweCom does not believe that the lawsuit will negatively impact its financial condition.

Securities Class Action Lawsuits

    RoweCom, its chief executive officer, Richard Rowe, its former chief financial officer, Louis Hernandez, Jr., and the lead underwriters of RoweCom's initial public offering have been named as defendants in at least four class action lawsuits filed in the United States District Court for the Southern District of New York in July, August and September of 2001. Each action purports to be brought on behalf of persons that purchased RoweCom common stock from March 9, 1999, when RoweCom's common stock began trading on the Nasdaq National Market, through December 6, 2000. The actions seek unspecified damages as a result of various alleged securities law violations arising from activities purportedly engaged in by the underwriters in connection with RoweCom's initial public offering. The complaints generally allege that RoweCom failed to disclose in the registration statement for the initial public offering certain arrangements between the underwriters and certain purchasers of RoweCom common stock in the initial public offering, whereby these purchasers would agree

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to provide additional compensation to the underwriters and/or make purchases of additional shares of RoweCom common stock in the secondary market. The actions are in their initial stage and the lead plaintiff and lead plaintiff's counsel have not been chosen. While RoweCom is investigating the allegations in the lawsuits against it and its chief executive officer and former chief financial officer, RoweCom currently believes the allegations are without merit and intends to defend them vigorously. If the plaintiffs are able to prove the allegations, however, the litigation could have a material adverse effect on RoweCom's financial condition and results of operations.

10.  Acquisition of Doody Publishing

    In September 2001, RoweCom purchased the assets of MDLB Enterprises, L.L.C. (doing business as Doody Publishing), an online medical publisher of products for health care professionals, in exchange for 600,000 shares of RoweCom common stock. Pursuant to the acquisition, RoweCom assumed up to $40,000 of accounts payable and accrued expenses of Doody Publishing, assumed up to $30,000 of accrued salaries of Doody Publishing and paid up to $150,000 of closing expenses.

11.  New Accounting Pronouncements

    In June 2001, the Financial Accounting Standards Board approved Statement of Financial Accounting Standard ("SFAS") No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 prospectively prohibits the pooling of interest method of accounting for business combinations initiated after June 30, 2001. SFAS No. 142 requires companies to cease amortizing goodwill that existed at June 30, 2001. This amortization of existing goodwill will cease on December 31, 2001. Any goodwill resulting from acquisitions completed after June 30, 2001 will not be amortized. SFAS No. 142 also establishes a new method of testing goodwill for impairment on an annual basis or on an interim basis if an event occurs or circumstances change that would reduce the fair value of a reporting unit below its carrying value. The adoption of SFAS No. 142 will result in RoweCom's discontinuation of amortization of goodwill; however, RoweCom will be required to test its goodwill for impairment under the new standard beginning in the first quarter of 2002, which could have an adverse effect on its future results of operations if an impairment occurs.

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Appendix A

     AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
BY AND AMONG
DIVINE, INC.
KNOWLEDGE RESOURCES ACQUISITION CORP.
AND
ROWECOM INC.

     July 6, 2001

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ARTICLE VII	Conditions	36
7.1	Conditions to Each Party's Obligations	36
7.2	Conditions to the Obligations of the Company	36
7.3	Conditions to the Obligations of Parent	37
ARTICLE VIII	Termination	39
8.1	Termination by Mutual Consent	39
8.2	Termination by either the Company or Parent	39
8.3	Termination by the Company	39
8.4	Termination by Parent	40
8.5	Effect of Termination; Termination Fee	40
ARTICLE IX	Miscellaneous and General	42
9.1	Payment of Expenses	42
9.2	Non-Survival of Representations and Warranties	42
9.3	Modification or Amendment	42
9.4	Waiver of Conditions	42
9.5	Counterparts	42
9.6	Governing Law	42
9.7	Notices	43
9.8	Entire Agreement; Assignment	43
9.9	Parties in Interest	43
9.10	Certain Definitions	44
9.11	Obligation of the Company	44
9.12	Severability	45
9.13	Specific Performance	45
9.14	Recovery of Attorney's Fees	45
9.15	Captions	45
9.16	No Strict Construction	45

–ii–

DEFINED TERMS

1998 Options	Section 4.1(c)
Agreement	Introduction
Authorized Representatives	Section 6.7
Bridge Notes	Section 7.3(i)
Bridge Warrants	Section 7.3(i)
Certificate of Merger	Section 1.2
Certificates	Section 4.2(b)
Chatsworth Agreement	Section 5.2(k)
Closing	Section 1.3
Closing Date	Section 1.3
Code	Recitals
Company	Introduction
Company Acquisition Agreement	Section 6.3(b)
Company Acquisition Proposal	Section 6.3(a)
Company Affiliate	Section 6.9
Company Affiliate Letter	Section 6.9
Company Contract	Section 5.2(p)
Company Disclosure Schedule	Section 5.2
Company Financial Statements	Section 5.2(h)(ii)
Company Intellectual Property Rights	Section 5.2(o)(i)
Company International Employee Plans	Section 5.2(n)(vii)
Company Key Employees	Section 5.2(p)(ii)
Company Option	Section 4.1(c)
Company Option Plans	Section 5.2(b)
Company SEC Reports	Section 5.2(h)(i)
Company Scheduled Plans	Section 5.2(n)(i)
Company Shares	Section 4.1(a)
Company Stockholder Meeting	Section 6.4
Company Superior Proposal	Section 6.3(a)
Company Termination Fee	Section 8.5(b)
Company Warrant	Section 4.1(d)
Confidentiality Agreement	Section 6.7
DGCL	Section 1.1
Director Options	Section 4.1(c)
Effective Time	Section 1.2
Employment Agreements	Recitals
Environmental Costs and Liabilities	Section 5.2(s)
Environmental Laws	Section 5.2(s)
ERISA	Section 9.10(a)
Exchange Act	Section 5.1(g)
Exchange Agent	Section 4.2(a)
Exchange Ratio	Section 4.1(a)
Fractional Securities Fund	Section 4.3
Governmental Entity	Section 9.10(b)
Hazardous Material	Section 5.2(s)
HSR Act	Section 5.1(g)
In the Money Options	Section 4.1(c)
Indemnification	Section 9.9

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Indemnified Personnel	Section 6.16(a)
Insurance Policies	Section 5.2(u)
Knowledge	Section 9.10(c)
Material Adverse Effect	Section 9.10(d)
Merger	Recitals
Merger Sub	Introduction
MidTerm Loan	Section 7.3(n)
Name Rights	Section 9.9
NNM	Section 4.3
Non-Consolidated Financial Statements	Section 5.2(h)(ii)
Note Purchase Agreement	Section 7.3(j)
Out of the Money Option	Section 4.1(c)
Outside Date	Section 8.2(a)
Parent	Introduction
Parent Disclosure Schedule	Section 5.1
Parent Financial Statements	Section 5.1(i)(ii)
Parent Rights	Section 5.1(c)
Parent Rights Agreement	Section 5.1(c)
Parent SEC Reports	Section 5.1(i)(i)
Parent Shares	Section 4.1(a)
Parent Termination Fee	Section 8.5(c)
Parties	Introduction
Person	Section 9.10(e)
Proxy Statement	Section 6.5
Plan Affiliate	Section 5.2(n)(i)
Publisher Notes	Section 7.3(j)
Restraints	Section 7.1(c)
Returns	Section 5.1(m)(i)
S-4 Registration Statement	Section 6.5
SEC	Section 5.1(i)(i)
Securities Act	Section 5.1(g)
Senior Credit Agreement	Section 7.3(g)
Share Consideration	Section 4.2(a)
Significant Tax Agreement	Section 9.10(f)
Stock Merger Exchange Fund	Section 4.2(a)
Subsidiary	Section 9.10(g)
Substitute Non-Director Option	Section 4.1(c)
Substitute Non-Director Options	Section 4.1(c)
Substitute Options	Section 4.1(c)
Substitute Warrant	Section 4.1(d)
Surviving Corporation	Section 1.1
Tax	Section 9.10(h)
Taxes	Section 9.10(h)
Termination Fee	Section 8.5(c)
Transaction Expenses	Section 9.1

–ii–

EXHIBITS

Employment Agreements	Exhibit A
Company Affiliate Letter	Exhibit B
Senior Credit Agreement Term Sheet	Exhibit C
Bridge Note Term Sheet	Exhibit D
Foreign Financing Terms	Exhibit E
Consents	Exhibit F
MidTerm Loan Modifications	Exhibit G

–i–

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

    AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this "Agreement"), dated as of July 6, 2001, by and among DIVINE, INC., a Delaware corporation ("Parent"), KNOWLEDGE RESOURCES ACQUISITION CORP., a Delaware corporation and a direct wholly-owned Subsidiary of Parent ("Merger Sub"), and ROWECOM INC., a Delaware corporation (the "Company"). Parent, Merger Sub and the Company are referred to collectively herein as the "Parties". Capitalized terms used herein are defined as referenced in the Table of Defined Terms contained herein.

RECITALS

    WHEREAS, the Board of Directors of each of Parent, Merger Sub and the Company have determined that it is in the best interests of such corporation and its respective stockholders that the Company and Parent enter into a business combination through the merger of Merger Sub with and into the Company (the "Merger") and, in furtherance thereof, have approved the Merger and declared the Merger advisable to its respective stockholders;

    WHEREAS, pursuant to the Merger, the outstanding shares of common stock of the Company shall be converted into shares of common stock of Parent at the rate set forth herein;

    WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

    WHEREAS, concurrently with the execution hereof, the Company is entering into employment agreements attached as Exhibit A-1, A-2, A-3, A-4 and A-5 hereto with the respective employees identified therein (collectively referred to as, the "Employment Agreements"), which employment agreements will become effective only if and when the Merger is consummated.

    NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, the Parties hereby agree as follows:

ARTICLE I
THE MERGER; EFFECTIVE TIME; CLOSING

    1.1  The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease and the Company shall be the successor or surviving corporation. The Company, as the surviving corporation after the consummation of the Merger, is sometimes hereinafter referred to as the "Surviving Corporation."

    1.2  Effective Time.  Subject to the provisions of this Agreement, the Parties shall cause the Merger to be consummated by filing the certificate of merger of Merger Sub and the Company (the "Certificate of Merger") with the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with, the relevant provisions of the

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DGCL as soon as practicable on or before the Closing Date, and shall take all other action required by law to effect the Merger. The Merger shall become effective upon such filing or at such time thereafter as is provided in the Certificate of Merger (the "Effective Time").

    1.3  Closing.  Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Article VIII, the closing of the Merger (the "Closing") shall take place at 10:00 a.m., local time, at the offices of counsel for Parent, on the second business day after all of the conditions to the obligations of the Parties to consummate the Merger as set forth in Article VII have been satisfied or waived, or such other date, time or place as is agreed to in writing by the Parties (the "Closing Date").

    1.4  Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

ARTICLE II
CERTIFICATE OF INCORPORATION AND
BYLAWS OF THE SURVIVING CORPORATION

    2.1  Certificate of Incorporation; Name.  At the Effective Time, the Certificate of Incorporation of Merger Sub immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended as provided therein and by applicable law, and the name of the Surviving Corporation shall be the Company's name.

    2.2  By-Laws.  At the Effective Time, the by-laws of Merger Sub in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation, until thereafter amended as provided therein and by applicable law.

ARTICLE III
DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

    3.1  Directors.  The directors of Merger Sub shall be the initial directors of the Surviving Corporation, until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and by-laws.

    3.2  Officers.  The officers of Merger Sub shall be the initial officers of the Surviving Corporation, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and by-laws.

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ARTICLE IV
MERGER CONSIDERATION; CONVERSION OR CANCELLATION OF
SHARES IN THE MERGER

    4.1  Share Consideration for the Merger; Conversion or Cancellation of Shares in the Merger.  At the Effective Time, the manner of converting or canceling shares of the Company and Parent shall be as follows:

      (a)  Conversion of Company Stock.  Subject to Section 4.3 hereof, each share of common stock, $0.01 par value ("Company Shares"), of the Company issued and outstanding immediately prior to the Effective Time (excluding any Company Shares described in Section 4.1(e)), shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted automatically into the right to receive 0.75 shares of Class A common stock, $0.001 par value, of Parent (collectively, "Parent Shares"). All Company Shares to be converted into Parent Shares pursuant to this Section 4.1(a) shall, by virtue of the Merger and without any action on the part of the holders thereof, cease to be outstanding, be canceled and cease to exist, and each holder of a certificate representing any such Company Shares shall thereafter cease to have any rights with respect to such Company Shares, except the right to receive for each of the Company Shares, upon the surrender of such certificate in accordance with Section 4.2, the number of Parent Shares specified above and cash in lieu of fractional shares. The ratio of Company Shares per share of Parent Shares is sometimes hereinafter referred to as the "Exchange Ratio."

      (b)  Stock of Merger Sub.  Each share of common stock, $0.01 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted automatically into and exchanged for one (1) validly issued, fully paid and nonassessable share of common stock, $0.01 par value, of the Surviving Corporation. Each stock certificate representing any shares of Merger Sub shall continue to represent ownership of such shares of capital stock of the Surviving Corporation.

      (c)  Company Option.  Each option to purchase Company Shares (each, a "Company Option"), other than options issued under the Company's 1999 Non-Employee Director Plan (the "Director Options"), which (i) is outstanding and unexercised immediately prior to the Effective Time pursuant to the Company Option Plans in effect on the Closing Date hereof and (ii) has an exercise price less than or equal to the product of (A) the closing sale price for a Parent Share, as reported on the Nasdaq National Market ("NNM") (as reported in The Wall Street Journal, Midwest Edition) on the trading day immediately preceding the Effective Time and (B) the Exchange Ratio (the "In the Money Options"), shall become and represent an option to purchase the number of Parent Shares (rounded down to the nearest full share) (a "Substitute Non-Director Option") under the Parent's 1999 Stock Incentive Plan or the Parent's 2001 Stock Incentive Plan, as may be determined by Parent prior to the Closing, determined by multiplying (i) the number of Company Shares subject to such Company Option immediately prior to the Effective Time by (ii) the Exchange Ratio, at an exercise price per share of Parent Shares (rounded up to the nearest tenth of a cent) equal to the exercise price per Company Share immediately prior to the Effective Time divided by the Exchange Ratio. Each Director Option which (i) is outstanding and unexercised

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  immediately prior to the Effective Time and (ii) has an exercise price less than or equal to the product of (A) the closing sale price for a Parent Share, as reported on the NNM (as reported in The Wall Street Journal, Midwest Edition) on the trading day preceding the date hereof and (B) the Exchange Ratio (the "In the Money Director Options"), shall become and represent an option to purchase the number of Parent Shares (rounded down to the nearest full share) (a "Substitute Director Option" and together with the "Substitute Non-Director Options", the "Substitute Options") under the Parent's 1999 Stock Incentive Plan or the Parent's 2001 Stock Incentive Plan, as may be determined by Parent prior to the Closing, determined by multiplying (i) the number of Company Shares subject to such Company Option immediately prior to the Effective Time by (ii) the Exchange Ratio, at an exercise price per Company Share immediately prior to the Effective Time divided by the Exchange Ratio. Parent shall pay cash to holders of Company Options in lieu of issuing fractional Parent Shares upon the exercise of Substitute Options for Parent Shares. After the Effective Time, except as provided above in this Section 4.1(c), each Substitute Option shall be exercisable upon the same terms and conditions as were applicable under the related Company Option immediately prior to the Effective Time (including that all such Substitute Options shall be immediately exercisable pursuant to the terms of such Company Option Plan). The Company agrees that it will not grant any stock appreciation rights or limited stock appreciation rights and will not permit cash payments to holders of Company Options in lieu of the substitution therefor of Substitute Options, as described in this Section 4.1(c). Parent will reserve a sufficient number of Parent Shares for issuance under this Section 4.1(c). Any Company Option granted under the Company's Amended and Restated 1998 Stock Incentive Plan which is not an In the Money Option shall be hereinafter referred to as an "Out of the Money Option."

      (d)  Company Warrants.  Each outstanding warrant to purchase Company Shares (each, a "Company Warrant") shall be assumed by Parent (in accordance with the further provisions contained in Section 6.14) and each assumed warrant shall be converted into and represent a warrant to purchase the number of Parent Shares (a "Substitute Warrant") (rounded down to the nearest full share) at an exercise price, each as determined in accordance with the terms of such warrant or any agreement entered into among the Company and the holder of such warrant pursuant to the last sentence of this Section 4.1(d). In the event a Company Warrant does not specify that such Company Warrant shall convert to a warrant to purchase Company Shares upon consummation of a transaction similar to the Merger, such Company Warrant be converted into and represent a Substitute Warrant to purchase a number of Parent Shares (rounded down to the nearest full share), determined by multiplying (i) the number of Company Shares subject to such Company Warrant immediately prior to the Effective Time by (ii) the Exchange Ratio, at an exercise price equal to the exercise price per Company Share immediately prior to the Effective Time divided by the Exchange Ratio. If any such Company Warrant requires the consent or agreement of the holder of such Company Warrant in connection with the Merger or in order for such Company Warrant to convert into warrants to purchase Parent Shares, the Company shall use their commercially reasonable efforts to obtain such consent or agreement.

      (e)  Cancellation of Parent Owned and Treasury Stock.  All of the Company Shares that are owned by Parent, any direct or indirect wholly-owned Subsidiary of Parent or by

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  the Company as treasury stock shall automatically cease to be outstanding, shall be canceled and shall cease to exist and no Parent Shares shall be delivered in exchange therefor.

      (f)  Adjustments to the Exchange Ratio.  In the event of any reclassification, stock split or stock dividend with respect to Parent Shares, any change or conversion of Parent Shares into other securities or any other dividend or distribution in Parent Shares with respect to outstanding Parent Shares (or if a record date with respect to any of the foregoing should occur) prior to the Effective Time, appropriate and proportionate adjustments, if any, shall be made to the Exchange Ratio, and all references to the Exchange Ratio in this Agreement shall be deemed to be to the Exchange Ratio as so adjusted.

    4.2  Payment for Shares in the Merger.  The manner of making payment for Shares in the Merger shall be as follows:

      (a)  Exchange Agent.  On or prior to the Closing Date, Parent shall make available to Computershare Investor Services, LLC., or other entity mutually agreed upon by the Parties (the "Exchange Agent"), for the benefit of the holders of Company Shares, a sufficient number of certificates representing the Parent Shares required to effect the delivery of the aggregate consideration in Parent Shares and cash for the Fractional Securities Fund required to be issued pursuant to Section 4.1 (collectively, the "Share Consideration" and the certificates representing the Parent Shares comprising such aggregate Share Consideration being referred to hereinafter as the "Stock Merger Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Share Consideration out of the Stock Merger Exchange Fund and the Fractional Securities Fund. The Stock Merger Exchange Fund and the Fractional Securities Fund shall not be used for any purpose other than as set forth in this Agreement.

      (b)  Exchange Procedures.  Promptly after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Company Shares (the "Certificates") (i) a form of letter of transmittal, in a form reasonably satisfactory to the Parties (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates for payment therefor. Subject to Section 4.5, upon surrender of Certificates for cancellation to the Exchange Agent, together with such letter of transmittal duly executed and any other required documents, the holder of such Certificates shall be entitled to receive for each of the Company Shares represented by such Certificates the Share Consideration, without interest, allocable to such Certificates and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, such Certificates shall represent solely the right to receive the Share Consideration allocable to such Certificates.

      (c)  Distributions with respect to Unexchanged Shares.  No dividends or other distributions that are declared after the Effective Time on Parent Shares and payable to the holders of record thereof after the Effective Time will be paid to Persons entitled by reason of the Merger to receive Parent Shares until such Persons surrender their Certificates as provided in Section 4.2(b) above. Upon such surrender, there shall be paid to the Person in whose name the Parent Shares are issued any dividends or other

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  distributions having a record date after the Effective Time and payable with respect to such Parent Shares between the Effective Time and the time of such surrender. After such surrender there shall be paid to the Person in whose name the Parent Shares are issued any dividends or other distributions on such Parent Shares which shall have a record date after the date of such surrender. In no event shall the Persons entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions.

      (d)  Transfers of Ownership.  If any certificate representing Parent Shares is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such Parent Shares in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

      (e)  No Liability.  Neither the Exchange Agent nor any of the Parties shall be liable to a holder of Company Shares for any Parent Shares, in accordance with Section 4.3, cash in lieu of fractional Parent Shares or any dividend to which the holders thereof are entitled, delivered to a public official pursuant to applicable escheat law. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the Parent Shares held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such Parent Shares for the account of the Persons entitled thereto.

      (f)  Termination of Funds.  Subject to applicable law, any portion of the Stock Merger Exchange Fund and the Fractional Securities Fund which remains unclaimed by the former stockholders of the Company for one (1) year after the Effective Time shall be delivered to Parent, upon demand of Parent, and any former stockholder of the Company shall thereafter look only to Parent for payment of their applicable claim for the Share Consideration for their Company Shares.

    4.3  Cash For Fractional Parent Shares.  No fractional Parent Shares shall be issued in the Merger. Each holder of Parent Shares shall be entitled to receive in lieu of any fractional Parent Shares to which such holder otherwise would have been entitled pursuant to Section 4.2 (after taking into account all Parent Shares then held of record by such holder) a cash payment in an amount equal to the product of (i) the fractional interest of a Parent Share to which such holder otherwise would have been entitled and (ii) the closing sale price of a Parent Share on the NNM on the trading day immediately prior to the Effective Time (the cash comprising such aggregate payments in lieu of fractional Parent Shares being hereinafter referred to as the "Fractional Securities Fund").

    4.4  Transfer of Shares after the Effective Time.  All Share Consideration issued upon the surrender for exchange of Company Shares in accordance with the terms hereof (including any cash paid in respect thereof) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Shares, and no further registration of transfers shall be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article IV.

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    4.5  Lost, Stolen or Destroyed Certificates. In the event any Certificates evidencing Company Shares shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such Parent Shares, cash for fractional shares, if any, and any dividends or other distributions to which the holders thereof are entitled; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a customary bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

    5.1  Representations and Warranties of Parent and Merger Sub.  Parent and Merger Sub hereby represent and warrant to the Company that the statements contained in this Section 5.1 are true and correct, except to the extent specifically set forth on the disclosure schedule delivered contemporaneously with this Agreement by Parent to the Company (the "Parent Disclosure Schedule").

      (a)  Corporate Organization and Qualification.  Each of Parent and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and is qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except where failure to be so could not reasonably be expected to have a Material Adverse Effect on Parent. Each of Parent and its Subsidiaries has all requisite power and authority to own its properties and to carry on its business as it is now being conducted.

      (b)  Operations of Merger Sub.  Merger Sub is a direct, wholly-owned Subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

      (c)  Capitalization.  The authorized capital stock of Parent consists of (i) 2,500,000,000 shares of Class A common stock, $0.001 par value per share, of which 138,973,759 shares were issued and outstanding on May 31, 2001, (ii) 100,000,000 shares of Class C common stock, $0.001 par value per share, of which 6,777,777 were issued and outstanding on the date hereof, 50,000,000 shares of preferred stock, $0.001 par value per share, 500,000 shares of which have been designated Series A Junior Participating Preferred Stock. No shares of Series A Junior Participating Preferred Stock are issued and outstanding as of the date hereof. All of the outstanding shares of capital stock of Parent have been duly authorized and validly issued and are fully paid and nonassessable. The Parent Shares to be issued pursuant to the Merger, upon the exercise of Substitute Warrants and upon exercise of Substitute Options will include a corresponding number of rights (such rights being hereinafter referred to collectively as "Parent Rights") to purchase shares of Series A Junior Participating Stock pursuant to the Rights Agreement dated as of February 12, 2001 (the "Parent Rights Agreement") between Parent and Computershare Investor Services, LLC., as Rights Agent. The authorized capital stock of

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  Merger Sub consists of 1,000 shares of common stock, $0.001 par value, 1,000 shares of which are issued and outstanding and held by Parent.

      (d)  Listings.  Parent's securities are not listed, or quoted, for trading on any U.S. domestic or foreign securities exchange, other than the NNM.

      (e)  Authority Relative to this Agreement.  The Board of Directors of Merger Sub has declared the Merger advisable and Merger Sub has the requisite corporate power and authority to approve, authorize, execute and deliver this Agreement and to consummate the transactions contemplated hereby. The Board of Directors of Parent has declared the Merger and the related issuance of Parent Shares advisable and Parent has the requisite corporate power and authority to approve, authorize, execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by the Boards of Directors of Parent and Merger Sub and by Parent as the sole stockholder of Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub (including, in the case of Parent, any action or approval by its stockholders) are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

      (f)  Present Compliance with Obligations and Laws.  Neither Parent nor any of its Subsidiaries is: (i) in violation of its Certificate of Incorporation, by-laws or similar documents; (ii) in default in the performance of any obligation, agreement or condition of any debt instrument which (with or without the passage of time or the giving of notice, or both) affords to any Person the right to accelerate any indebtedness or terminate any right; (iii) in default under or breach of (with or without the passage of time or the giving of notice) any other contract to which it is a party or by which it or its assets are bound; or (iv) in violation of any law, regulation, administrative order or judicial order, decree or judgment (domestic or foreign) applicable to it or its business or assets, except where any violation, default or breach under items (ii), (iii), or (iv) could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on Parent.

      (g)  Consents and Approvals; No Violation.  Neither the execution and delivery of this Agreement nor the consummation by Parent of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Certificate of Incorporation (or other similar documents) or by-laws (or other similar documents) of Parent or any of its Subsidiaries; (ii) require any consent, approval, authorization or permit of, or registration or filing with or notification to, any governmental or regulatory authority, in each case, by or on behalf of Parent or any of its Subsidiaries, except (A) in connection with the applicable requirements, if any, of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (B) pursuant to the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the

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  rules and regulations promulgated thereunder, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder and the NNM, (C) the filing of the Certificate of Merger pursuant to the DGCL and appropriate documents with the relevant authorities of other states in which Parent is authorized to do business, (D) as may be required by any applicable state securities laws, (E) the consents, approvals, orders, authorizations, registrations, declarations and filings required under the antitrust or competition laws of foreign countries, or (F) where the failure to obtain such consent, approval, authorization or permit, or to make such registration, filing or notification, could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on Parent or adversely affect the ability of Parent to consummate the transactions contemplated hereby; (iii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or lien or other charge or encumbrance) under any of the terms, conditions or provisions of any indenture, note, license, lease, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of their assets may be bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or lien or other charge or encumbrance) as to which requisite waivers or consents have been obtained or which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Parent or adversely affect the ability of Parent to consummate the transactions contemplated hereby; (iv) cause the suspension or revocation of any authorizations, consents, approvals or licenses currently in effect which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Parent; or (v) assuming the consents, approvals, authorizations or permits and registrations, filings or notifications referred to in this Section 5.1(g) are duly and timely obtained or made, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of its Subsidiaries or to any of their respective assets, except for violations which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Parent or adversely affect the ability of Parent to consummate the transactions contemplated hereby.

      (h)  Litigation.  Except as set forth in the Parent SEC Reports filed prior to the date hereof, there are no actions, suits, claims, investigations or proceedings pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries that, individually or in the aggregate, could be reasonably likely to result in obligations or liabilities of Parent or any of its Subsidiaries that, individually or in the aggregate, could be reasonably expected to have a Material Adverse Effect on Parent or a material adverse effect on the parties' ability to consummate the transactions contemplated by this Agreement. Neither Parent nor any of its Subsidiaries is subject to any outstanding judgment order, writ, injunction or decree which (i) has or may have the effect of impairing Parent's ability to perform its obligations under this Agreement or (ii) individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Parent.

      (i)  SEC Reports; Financial Statements.

         (i) Parent has filed all forms, reports and documents with the Securities and Exchange Commission (the "SEC") required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder, all of which complied

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    in all material respects with all applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder (collectively, the "Parent SEC Reports"). None of the Parent SEC Reports, including, without limitation, any financial statements or schedules included therein, at the time filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Parent's Subsidiaries is required to file any forms, reports, or other documents with the SEC.

         (ii) The consolidated balance sheets and the related consolidated statements of income, stockholders' equity (deficit) and cash flows (including the related notes thereto) of Parent included in the Parent SEC Reports (collectively, "Parent Financial Statements") comply as to form in all material respects with generally accepted accounting principles and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a basis consistent throughout the periods involved (except as otherwise noted therein or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act), and present fairly the consolidated financial position of Parent and its consolidated Subsidiaries as of their respective dates, and the consolidated results of their operations and their cash flows for the periods presented therein, except that the unaudited interim financial statements do not include footnote disclosure of the type associated with audited financial statements and were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

        (iii) Since December 31, 2000, there has not been any material change, by Parent or any of its Subsidiaries, in accounting principles, methods or policies for financial accounting purposes, except as required by concurrent changes in generally accepted accounting principles. There are no material amendments or modifications to agreements, documents or other instruments which previously had been filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act, which have not yet been filed with the SEC but which are required to be filed.

      (j)  No Liabilities.  Neither Parent nor any of its Subsidiaries has any material indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due or asserted or unasserted) and, to the Knowledge of Parent, there is no reasonable basis for the assertion of any claim with respect to any indebtedness, obligation or liability of any nature against Parent or any of its Subsidiaries, except for indebtedness, liabilities or obligation (i) which are fully reflected in, reserved against or otherwise described in the most recent Parent Financial Statements, (ii) which have been incurred after the date of the most recent Parent Financial Statements in the ordinary course of business, consistent with past practice, (iii) which are obligations to perform under executory contracts in the ordinary course of business (none of which is a liability resulting from a breach of contract or warranty, tort, infringement or legal action), or (iv) which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

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      (k)  Absence of Certain Changes of Events.  Except as described in the Parent SEC Reports, since December 31, 2000, except with respect to the actions contemplated by this Agreement, there has not been (i) any Material Adverse Effect on the Parent; (ii) any damage, destruction or loss of any assets (whether or not covered by insurance) of the Parent or any of its Subsidiaries that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Parent; or (iii) any other action or event that would have required the consent of the Company pursuant to Section 6.2 had such action or event occurred after the date of this Agreement.

      (l)  S-4 Registration Statement and Proxy Statement/Prospectus.  None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the S-4 Registration Statement or the Proxy Statement will (i) in the case of the S-4 Registration Statement, at the time it becomes effective or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, or (ii) in the case of the Proxy Statement, at the time of the mailing of the Proxy Statement, at the time of the Company Stockholders Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to Parent, Merger Sub or any of their respective affiliates, officers and directors or any of its Subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement or the S-4 Registration Statement, Parent shall promptly inform the Company, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company. The S-4 Registration Statement will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by, or related to, the Company or any of its affiliates or advisors which is contained in any of the foregoing documents.

      (m)  Taxes.

         (i) Parent and each of its Subsidiaries have timely filed (taking all extensions into account) all federal, state, local and foreign returns, information statements and reports relating to Taxes ("Returns") required by applicable Tax law to be filed by Parent and each of its Subsidiaries and has paid all Taxes shown to be due thereon. All Returns were true and correct in all material respects when filed. Parent has made accruals for Taxes on the Parent Financial Statements which are adequate in all material respects to cover the aggregate Tax liability of Parent and its Subsidiaries determined in accordance with generally accepted accounting principles through the date of the Parent Financial Statements.

         (ii) Except to the extent that any such failure to withhold could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, Parent and each of its Subsidiaries have withheld with respect to its employees, creditors, independent contractors, shareholders or other parties, all

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    federal and state income taxes, FICA, FUTA and other Taxes required to be withheld.

        (iii) There is no Tax deficiency outstanding, assessed or, to Parent's Knowledge, proposed against Parent or any of its Subsidiaries, except for any deficiencies which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Parent.

        (iv) Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, on Parent, to Parent's Knowledge, no federal or state Tax audit or other examination of Parent or any of its Subsidiaries is presently in progress, nor has Parent or any of its Subsidiaries been notified in writing of any request for such a federal or material state Tax audit or other examination.

         (v) Parent is not, and has not at any time been, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

      (n)  Transactions with Affiliates.  Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement, since the date of Parent's last proxy statement to its stockholders, no event has occurred that would be required to be reported by Parent as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC.

      (o)  Not an Investment Company.  Parent is not an "investment company" within the meaning of that term as used in the Investment Company Act of 1940, as amended.

    5.2  Representations and Warranties of the Company.  The Company hereby represents and warrants to Parent and Merger Sub that the statements contained in this Section 5.2 are true and correct, except to the extent specifically set forth on the disclosure schedule delivered contemporaneously with this Agreement by the Company to Parent and Merger Sub (the "Company Disclosure Schedule").

      (a)  Corporate Organization and Qualification.  Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of incorporation and is qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except where failure to so qualify or be in good standing as a foreign corporation could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Each of the Company and its Subsidiaries has all requisite power and authority (corporate or otherwise) to own its properties and to carry on its business as it is now being conducted. All of the Subsidiaries of the Company are set forth in Section 5.2(a) of the Company Disclosure Schedule. The Company has heretofore made available to Parent complete and correct copies of its Certificate of Incorporation and by-laws and the charter documents of its Subsidiaries, each as amended.

      (b)  Capitalization.  The authorized capital stock of the Company consists of (i) 34,000,000 shares of common stock, $0.01 par value per share, of which 12,484,644 shares were issued and outstanding on June 30, 2001, and (ii) 23,000,000 shares of preferred stock, $0.01 par value per share, none of which are issued or outstanding. All

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  of the outstanding shares of capital stock of the Company and its Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable. The Company has no outstanding stock appreciation rights, phantom stock or similar rights. All outstanding shares of capital stock or other equity interests of the Subsidiaries of the Company are owned by the Company or a direct or indirect wholly-owned Subsidiary of the Company, free and clear of all liens, pledges, charges, encumbrances, claims and options of any nature. Except for options to purchase 2,457,706 Company Shares issued pursuant to the 1997 Stock Incentive Plan, the Amended and Restated 1998 Stock Incentive Plan and the 1999 Non-Employee Director Stock Option Plan and 801,220 Company Shares to be issued pursuant to the 1999 Employee Stock Purchase Plan (collectively, the "Company Option Plans") and warrants to purchase 1,370,056 Company Shares, there are no outstanding or authorized options, warrants, calls, rights (including preemptive rights), commitments or any other agreements of any character which the Company or any of its Subsidiaries is a party to, or may be bound by, requiring it to issue, transfer, grant, sell, purchase, redeem or acquire any shares of capital stock or any of its securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock of the Company or any of its Subsidiaries. Upon consummation of the Merger, the Company Warrants shall convert into Substitute Warrants which will entitle the holder to purchase a number of Parent Shares equal to the number of Company Shares issuable upon exercise of the Company Warrants immediately prior to the Effective Time multiplied by the Exchange Ratio. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or to which it is bound relating to the voting of any shares of the capital stock of the Company. No existing rights with respect to the registration of Company Shares under the Securities Act, including, but not limited to, demand rights or piggy-back registration rights, shall apply with respect to any Parent Shares issuable in connection with the Merger or upon exercise of Substitute Options or Substitute Warrants. The Company has provided to Parent a list, as of June 30, 2001 of the outstanding options and warrants to acquire Company Shares, the name of the holder of such option or warrant, the exercise price of such option or warrant, the number of shares as to which such option or warrant will have vested at such date and whether the exercisability of such option or warrant will be accelerated in any way by the transactions contemplated by this Agreement and the extent of acceleration, if any, and any adjustments to such options or warrants resulting from the consummation of the transactions contemplated by this Agreement. Since June 30, 2001 no options or warrants have been issued or accelerated or had their terms modified.

      (c)  Fairness Opinion.  The Board of Directors of the Company has received an oral opinion from Chatsworth Securities, LLC, which shall be confirmed in writing prior to Closing, and addressed to the Board of Directors of the Company, to the effect that, as of the date hereof and based upon and subject to the matters stated therein, the consideration to be received by the holders of Company Shares in the Merger is fair to such holders from a financial point of view and a copy of such opinion will be provided to Parent. As of the date hereof, such opinion has not been withdrawn, revoked or modified.

      (d)  Authority Relative to this Agreement.  The Board of Directors of the Company has declared the Merger advisable and the Company has the requisite corporate power

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  and authority to approve, authorize, execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than the approval of this Agreement and the Merger by the stockholders of the Company in accordance with the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

      (e)  Present Compliance with Obligations and Laws.  Neither the Company nor any of its Subsidiaries is: (i) in violation of its Certificate of Incorporation or by-laws or similar documents; (ii) in default in the performance of any obligation, agreement or condition of any debt instrument which (with or without the passage of time or the giving of notice, or both) affords to any Person the right to accelerate any indebtedness or terminate any right; (iii) in default under or breach of (with or without the passage of time or the giving of notice) any other contract to which it is a party or by which it or its assets are bound; or (iv) in violation of any law, regulation, administrative order or judicial order, decree or judgment (domestic or foreign) applicable to it or its business or assets, except where any violation, default or breach under items (ii), (iii), or (iv) could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company.

      (f)  Consents and Approvals; No Violation.  Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of its Certificate of Incorporation or by-laws; (ii) require any consent, approval, authorization or permit of, or registration or filing with or notification to, any governmental or regulatory authority, in each case, by or on behalf of the Company or any of its Subsidiaries, except (A) in connection with the applicable requirements, if any, of the HSR Act, (B) pursuant to the applicable requirements of the Securities Act, the Exchange Act and the NNM, (C) the filing of the Certificate of Merger pursuant to the DGCL and appropriate documents with the relevant authorities of other states in which the Company is authorized to do business, (D) as may be required by any applicable state securities laws, (E) such filings, consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the antitrust laws of any foreign country or (F) where the failure to obtain such consent, approval, authorization or permit, or to make such registration, filing or notification, could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company or adversely affect the ability of the Company to consummate the transactions contemplated hereby; (iii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or lien or other charge or encumbrance) under any of the terms, conditions or provisions of any indenture, note, license, lease, agreement or other

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  instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of their assets may be bound, except for such violations, breaches and defaults (or rights of termination, cancellation, or acceleration or lien or other charge or encumbrance) as to which requisite waivers or consents have been obtained or which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company or adversely affect the ability of the Company to consummate the transactions contemplated hereby; (iv) cause the suspension or revocation of any authorizations, consents, approvals or licenses currently in effect which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company; or (v) assuming the consents, approvals, authorizations or permits and registrations, filings or notifications referred to in this Section 5.2(f) are duly and timely obtained or made, violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its Subsidiaries or to any of their respective assets, except for violations which could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company or adversely affect the ability of the Company to consummate the transactions contemplated hereby.

      (g)  Litigation.  Except as disclosed in Company SEC Reports filed prior to the date hereof, there are no actions, suits, claims, investigations or proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to result in obligations or liabilities of the Company or any of its Subsidiaries that would have, or that would otherwise have, individually or in the aggregate, a Material Adverse Effect on the Company or a Material Adverse Effect on the parties' ability to consummate the transactions contemplated by this Agreement.  Neither the Company nor any of its Subsidiaries is subject to any outstanding judgment, order, writ, injunction or decree which (i) has or may have the effect of prohibiting or impairing any business practice of the Company or any of its Subsidiaries, any acquisition of property (tangible or intangible) by the Company or any of its Subsidiaries, the conduct of the business by the Company or any of its Subsidiaries, or Company's ability to perform its obligations under this Agreement or (ii), insofar as can be reasonably foreseen, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company.

      (h)  SEC Reports; Financial Statements.

         (i) The Company has filed all forms, reports and documents with the SEC required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder, all of which complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act (the "Company SEC Reports"). None of the Company SEC Reports, including, without limitation, any financial statements or schedules included therein, at the time filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company's Subsidiaries is required to file any forms, reports or other documents with the SEC.

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         (ii) The consolidated balance sheets and the related statements of income, stockholders' equity or deficit and cash flow (including the related notes thereto) of the Company and its consolidated Subsidiaries included in the Company SEC Reports (collectively, the "Company Financial Statements") comply as to form in all material respects with generally accepted accounting principles and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a basis consistent throughout the periods involved (except as otherwise noted therein or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act), and present fairly the consolidated financial position of the Company and its consolidated Subsidiaries as of their respective dates, and the results of their operations and their cash flows for the periods presented therein, except that the unaudited interim financial statements do not include footnote disclosure of the type associated with audited financial statements and were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The Company has delivered to Parent the balance sheets for each non-consolidated Subsidiary of the Company as of December 31, 2000 and April 30, 2001 and related statement of income, stockholder's equity or deficit and cash flow (including the related notes thereto) of each non-consolidated Subsidiaries of the Company for the twelve and four month periods, respectively, then ended (collectively, the "Non-Consolidated Financial Statements"). The Non-Consolidated Financial Statements of each such Subsidiary fairly present the financial position, results of operations and cash flow of such Subsidiary as of the date thereof and for the period then ended and comply in all material respects with generally accepted accounting principles.

        (iii) Since December 31, 2000, there has not been any material change, by the Company or any of its Subsidiaries in accounting principles, methods or policies for financial accounting purposes, except as required by concurrent changes in generally accepted accounting principles. There are no material amendments or modifications to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act, which have not been filed with the SEC but which are required to be filed.

      (i)  No Liabilities.  Neither the Company nor any of its Subsidiaries has any indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due or asserted or unasserted), and, to the Knowledge of the Company, there is no reasonable basis for the assertion of any claim with respect to any indebtedness, obligation or liability of any nature against the Company or any of its Subsidiaries, except for indebtedness, obligations, and liabilities (i) which are fully reflected in, reserved against or otherwise described in the most recent Company Financial Statements, (ii) which have been incurred after the most recent company Financial Statements in the ordinary course of business, consistent with past practice, (iii) which are obligations to perform under executory contracts in the ordinary course of business (none of which is a liability resulting from a breach of contract or warranty, tort, infringement or legal action) or (iv) which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company.

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      (j)  Absence of Certain Changes of Events.  Except as described in the Company SEC Reports, since December 31, 2000, except with respect to the actions contemplated by this Agreement, the Company has conducted its business only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (i) any Material Adverse Effect on the Company, (ii) any damage, destruction or loss of assets of the Company or any of its Subsidiaries (whether or not covered by insurance) that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (iii) any material change by the Company in its accounting methods, principles or practices; (iv) any material revaluation by the Company or any of its Subsidiaries of any of its assets, including, without limitation, writing down the value of capitalized software or inventory or deferred tax assets or writing off notes or accounts receivable other than in the ordinary course of business; (v) any labor dispute or charge of unfair labor practice (other than routine individual grievances), which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Company, any activity or proceeding by a labor union or representative thereof to organize any employee of the Company or any of its Subsidiaries or any campaign being conducted to solicit authorization from employees to be represented by such labor union in each case which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Company; (vi) any waiver by the Company or any of its Subsidiaries of any rights of material value or (vii) any other action or event that would have required the consent of Parent pursuant to Section 6.1 had such action or event occurred after the date of this Agreement.

      (k)  Brokers and Finders.  Except for the fees and expenses payable to Chatsworth Securities, LLC pursuant to that certain letter agreement dated March 27, 2001, as amended from time to time prior to the date hereof (the "Chatsworth Agreement"), a true and complete copy of which (including all amendments) has been furnished to Parent, or the letter agreement with Chatsworth Securities, LLC entered into in order to satisfy the condition set forth in Section 7.3(m) of this Agreement, neither the Company nor any of its Subsidiaries has employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

      (l)  S-4 Registration Statement and Proxy Statement/Prospectus.  None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the S-4 Registration Statement or the Proxy Statement will (i) in the case of the S-4 Registration Statement, at the time it becomes effective or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, or (ii) in the case of the Proxy Statement, at the time of the mailing of the Proxy Statement, at the time of the Company Stockholders Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to the Company, its officers and

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  directors or any of its Subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement or the S-4 Registration Statement, the Company shall promptly inform Parent so that such event may be so described and such amendment or supplement promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by, or related to, Parent or Merger Sub or any of their affiliates or advisors which is contained in any of the foregoing documents.

      (m)  Taxes.

         (i) The Company and each of its Subsidiaries have timely filed (taking all extensions into account) all Returns required by applicable Tax law to be filed by the Company and each of its Subsidiaries and have paid all Taxes shown to be due thereon. All Returns were true and correct in all material respects when filed. The Company has made accruals for Taxes on the Company Financial Statements which are adequate in all material respects to cover the aggregate Tax liability of the Company and its Subsidiaries determined in accordance with generally accepted accounting principles through the date of the Company Financial Statements.

         (ii) Except to the extent that any such failure to withhold could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and each of its Subsidiaries have withheld with respect to its employees, creditors, independent contractors, shareholders or other parties all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld.

        (iii) There is no Tax deficiency outstanding, assessed, or to the Company's Knowledge, proposed against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries have executed or requested any waiver of any statute of limitations on or extending the period for the assessment or collection of any federal or material state Tax that is still in effect. There are no material liens for Taxes on the assets of Company or of any of its Subsidiaries other than with respect to Taxes not yet due and payable.

        (iv) To the Company's Knowledge, no federal or state Tax audit or other examination of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified either in writing or orally of any request for such a federal or material state Tax audit or other examination.

         (v) Neither the Company nor any of its Subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

        (vi) Neither the Company nor any of its Subsidiaries is a party to (A) any agreement with a party other than the Company or any of its Subsidiaries providing for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Return which Return includes or

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    included the Company or any Subsidiary or (B) any Significant Tax Agreement other than any Significant Tax Agreement described in (A).

        (vii) Except for the group of which the Company and its Subsidiaries are now presently members, neither the Company nor any of its Subsidiaries has ever been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code.

       (viii) The Company is not, and has not at any time been, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

      (n)  Employee Benefits.

         (i) Section 5.2(n)(i) of the Company Disclosure Schedule lists each "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA), "employee welfare benefit plan" (as such term is defined in Section 3(1) of ERISA), severance agreement, change of control agreement, employment agreement, consulting agreement, collective bargaining agreement and other material fringe benefit, severance, medical, hospital, dental, life, disability, excess benefit, bonus, stock option, stock purchase, other incentive, tuition reimbursement, automobile use, club membership, top hat, deferred compensation plan, policy, program, or arrangement for the benefit of employees, former employees, directors, independent contractors, or any beneficiaries or dependents thereof, of the Company or any current Plan Affiliate, with respect to which the Company or any current Plan Affiliate has any liability (whether accrued, absolute, contingent or otherwise, and whether due or to become due or asserted or unasserted)(all such plans, policies, programs, agreements, or arrangements, other than the Company International Employee Plans, are referred to in this Agreement as "Company Scheduled Plans"). A "Plan Affiliate" is each entity which is or has ever been treated as a single employer with the Company pursuant to Section 4001, of ERISA or Section 414 of the Code. The Company has provided Parent with copies of all employee manuals of the Company and its Subsidiaries that include personnel policies applicable to any of their respective employees.

         (ii) The Company has made available to Parent a complete and accurate copy of each written Company Scheduled Plan, together with, if applicable, a copy of audited financial statements, actuarial reports and Form 5500 Annual Reports (including required schedules), if any, for the three (3) most recent plan years, the most recent IRS determination letter or IRS recognition of exemption; each other material letter, ruling or notice issued by a governmental body with respect to each such plan during the last three (3) years; a copy of each trust agreement, insurance contract or other funding vehicle, if any, with respect to each such plan; the current summary plan description and summary of material modifications thereto with respect to each such plan. Section 5.2(m) of the Company Disclosure Schedule contains a description of the material terms of any unwritten Company Scheduled Plan as understood by the Company as of the date of this Agreement.

        (iii) Except in the case of instances of non-compliance which would not, individually or in the aggregate, have a Material Adverse Effect on the Company, each Company Scheduled Plan (1) has been in compliance and currently complies in

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    form and in operation with all applicable requirements of ERISA and the Code, and any other legal requirements; (2) has been and is operated and administered in compliance with its terms (except as otherwise required by law); (3) has been and is operated in compliance with applicable legal requirements in such a manner as to qualify, where intended by the Company for federal income tax exclusions to its participants, federally tax-exempt income for its funding vehicle, and the allowance of federal income tax deductions and credits with respect to contributions thereto. Each Company Scheduled Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or recognition of exemption from the Internal Revenue Service on which the Company on which the Company can rely.

        (iv) With respect to each Company Scheduled Plan, there are no claims or other proceedings pending or, to the Knowledge of the Company, threatened with respect to the assets thereof (other than routine claims for benefits).

         (v) Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, with respect to each Company Scheduled Plan, no Person: (1) has entered into any "prohibited transaction," as such term is defined in ERISA or the Code and the regulations, administrative rulings and case law thereunder that is not otherwise exempt under Code Section 4975 or ERISA Section 408 (or any administrative class exemption issued thereunder); (2) has breached a fiduciary obligation or violated Sections 402, 403 405, 503, 510 or 511 of ERISA; (3) has any liability for any failure to act or comply in connection with the administration or investment of the assets of such plans; or (4) engaged in any transaction or otherwise acted with respect to such plans in such a manner which could subject Parent, or any fiduciary or plan administrator or any other Person dealing with any such plan, to liability under Section 409 or 502 of ERISA or Sections 4972 or 4976 through 4980B of the Code. No Company Scheduled Plan is a "multi-employer plan" as defined in Section 4001 of ERISA, a "multi-employer plan" within the meaning of Section 3(37) of ERISA, a "multiple employer plan" within the meaning of Section 413(c) of the Code, a "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA or a plan that is subject to Title IV of ERISA.

        (vi) No Company Scheduled Plan provides retiree health coverage to any person for any reason, except as may be required by COBRA or applicable state insurance laws, and neither the Company nor any Plan Affiliate has any liability (whether accrued, absolute, contingent or otherwise, and whether due or to become due or asserted or unasserted) to any current or former employee, consultant or director (either individually or as a group) to provide retiree health coverage, except to the extent required by applicable continuation coverage statutes.

        (vii) Except in the case of instances of non-compliance which would not, individually or in the aggregate, have a Material Adverse Effect on the Company: (1) each Company Scheduled Plan that as to which the Company or any Plan Affiliate will or may have any liability, for the benefit of the Company Employees who perform services outside the United States (the "Company International Employee Plans") has been established, maintained and administered in compliance

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    with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such Company International Employee Plan; and (2) no Company International Employee Plan has unfunded liabilities, that, as of the Effective Time, will not be offset by insurance or fully accrued.

       (viii) Neither the Company nor any current Plan Affiliate has any liability (including, but not limited to, any contingent liability) with respect to any plan subject to Title IV of ERISA or Section 412 of the Code, or any plan maintained by any former Plan Affiliate.

        (ix) Other than as a result of the provisions of this Agreement or by reason of actions taken following the Closing, the consummation of the transactions contemplated by this Agreement will not, under any Company Scheduled Plan, (1) entitle any current or former employee of the Company to severance pay, unemployment compensation or any other payment, (2) accelerate the time of payment or vesting of any payment (other than for a terminated or frozen tax-qualified plan, pursuant to a requirement herein to freeze or terminate such plan), cause the forgiveness of any indebtedness, or increase the amount of any compensation due to any such employee or former employee, (3) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available, or (4) give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

      (o)  Company Intangible Property.

         (i) The Company and its Subsidiaries own, or are licensed or otherwise possess legally enforceable rights to use, all patents, trademarks, trade names, domain names, service marks, copyrights, trade secrets and mask works, all applications for and registrations of such patents, trademarks, trade names, service marks, copyrights and mask works, and all processes, formulae, methods, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material that are used, sold, distributed or licensed in or as part of the business of the Company and its Subsidiaries as currently conducted (the "Company Intellectual Property Rights").

         (ii) Neither the Company nor any of its Subsidiaries is or will be as a result of the execution and delivery of this Agreement, the consummation of the Merger or the performance of its obligations under this Agreement, in breach in any material respect of any license, sublicense or other agreement relating to the Company Intellectual Property Rights or any license, sublicense or other agreement pursuant to which the Company or any of its Subsidiaries is authorized to use any third party patents, trademarks or copyrights, including software, which are used in the manufacture of, incorporated in, or form a part of any product of the Company or any of its Subsidiaries. Neither execution and delivery of this Agreement, the consummation of the Merger nor the performance of the Company's obligations under this Agreement will give any party the right to modify, terminate or limit the ability of the Company to conduct its business or otherwise use or provide the use of the Company Intellectual Property Rights to others.

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        (iii) To the Company's Knowledge, all patents, registered trademarks, service marks and copyrights held by the Company or any of its Subsidiaries which are material to its business are valid and enforceable and, to the Company's Knowledge, the Company's use, sale or distribution of Company Intellectual Property Rights does not infringe on the intellectual property rights of any third party. Neither the Company nor any of its Subsidiaries has been sued in any suit, action or proceeding which involves a claim of infringement of any patent, trademark, service mark or copyright or the violation of any trade secret or other proprietary rights of any third party, which claims if proven, individually or in the aggregate, could be reasonably likely to have a Material Adverse Effect on the Company.

        (iv) The Company and its Subsidiaries have taken reasonable security measures to safeguard and maintain their property rights in all the Company Intellectual Property Rights owned by the Company or its Subsidiaries.

      (p)  Agreements, Contracts and Commitments; Material Contracts.  Except as set forth in the Section 5.2(p) of the Company Disclosure Schedule or as filed prior to the date hereof as an exhibit to the Company's SEC Reports, neither the Company nor any of its Subsidiaries is a party to or is bound by:

         (i) any contract relating to the borrowing of money, the guaranty of another Person's borrowing of money, or the creation of an encumbrance or lien on the assets of the Company or any of its Subsidiaries and with outstanding obligations in excess of $500,000;

         (ii) any employment or consulting agreement, contract or commitment with any officer or director level employee or member of the Company's Board of Directors or any other employee who is one of the fifty (50) most highly compensated employees, including base salary and bonuses (the "Company Key Employees"), other than those that are terminable by the Company or any of its Subsidiaries on no more than thirty (30) days notice without liability or financial obligation or benefits generally available to employees of the Company, except to the extent general principles of wrongful termination law may limit the Company's or any of its Subsidiaries' ability to terminate employees at will;

        (iii) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

        (iv) any agreement of indemnification or guaranty by the Company or any of its Subsidiaries not entered into in the ordinary course of business other than indemnification agreements between the Company or any of its Subsidiaries and any of its officers or directors in standard forms as filed by the Company with the SEC;

         (v) any agreement, contract or commitment containing any covenant limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business or conduct business in any geographical area, compete with any person or

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    granting any exclusive distribution rights or limits the use or exploitation of the Company Intellectual Property Rights;

        (vi) any joint venture, partnership, and other Contract (however named) involving a sharing of profits or losses by the Company or any of its Subsidiaries with any other Person;

        (vii) any contract for capital expenditures in excess of $250,000;

       (viii) any agreement, contract or commitment currently in force relating to the disposition or acquisition of assets not in the ordinary course of business;

        (ix) any agreement, contract or commitment for the purchase of any ownership interest in any corporation, partnership, joint venture or other business enterprise for consideration in excess of $500,000, in any case, which includes all escrow and earn-out agreements with outstanding obligations;

         (x) any joint marketing, distribution or development agreement or other material contract of the Company or any of its Subsidiaries not previously filed with the SEC and not otherwise listed in any other section of the Company Disclosure Schedule; or

        (xi) all leases, subleases, rental agreements, contracts of sale, tenancies or licenses related to any of the real property used by the Company or any of its Subsidiaries in their respective businesses.

      A true and complete copy (including all amendments) of each Company Contract, or a summary of each oral contract, has been made available to Parent. Each contract set forth in Section 5.2(p)(i)-(xi) of the Company Disclosure Schedule (a "Company Contract") is in full force and effect. No condition exists or event has occurred which (whether with or without notice or lapse of time or both, or the happening or occurrence of any other event) would constitute a default by the Company or a Subsidiary of the Company or, to the Knowledge of the Company, any other party thereto under, or result in a right in termination of, any Company Contract, except as could not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect on the Company.

      (q)  Unlawful Payments and Contributions.  To the Knowledge of the Company, neither the Company, any Subsidiary of the Company nor any of their respective directors, officers, employees or agents has, with respect to the businesses of the Company or its Subsidiaries, (i) used any funds for any unlawful contribution, endorsement, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful payment to any Person or entity.

      (r)  Listings.  The Company's securities are not listed, or quoted, for trading on any U.S. domestic or foreign securities exchange, other than the NNM.

      (s)  Environmental Matters.  Except as disclosed in the Company SEC Reports filed prior to the date hereof, the Company and its Subsidiaries and the operations, assets and

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  properties thereof are in material compliance with all Environmental Laws; (ii) there are no judicial or administrative actions, suits, proceedings or investigations pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary of the Company alleging the violation of any Environmental Law and neither the Company nor any Subsidiary of the Company has received notice from any governmental body or Person alleging any violation of or liability under any Environmental Laws, in either case which could reasonably be expected to result in material Environmental Costs and Liabilities; (iii) to the Knowledge of the Company, there are no facts, circumstances or conditions relating to, arising from, associated with or attributable to the Company or its Subsidiaries or any real property currently or previously owned, operated or leased by the Company or its Subsidiaries that could reasonably be expected to result in material Environmental Costs and Liabilities; and (iv) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has ever generated, transported, treated, stored, handled or disposed of any Hazardous Material at any site, location or facility in a manner that could create any material Environmental Costs and Liabilities under any Environmental Law, and no such Hazardous Material has been or is currently present on, in, at or under any real property owned or used by the Company or any of its Subsidiaries in a manner that could create any material Environmental Costs and Liabilities (including without limitation, containment by means of any underground or aboveground storage tank). For the purpose of this Section 5.2(s), the following terms have the following definitions: (X) "Environmental Costs and Liabilities" means any losses, liabilities, obligations, damages, fines, penalties, judgments, actions, claims, costs and expenses (including, without limitation, fees, disbursements and expenses of legal counsel, experts, engineers and consultants and the costs of investigation and feasibility studies, remedial or removal actions and cleanup activities) arising from or under any Environmental Law; (Y) "Environmental Laws" means any applicable federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation or other requirement relating to the environment, natural resources, or public or employee health and safety; and (Z) "Hazardous Material" means any substance, material or waste regulated by federal, state or local government, including, without limitation, any substance, material or waste which is defined as a "hazardous waste," "hazardous material," "hazardous substance," "toxic waste" or "toxic substance" under any provision of Environmental Law and including but not limited to petroleum and petroleum products.

      (t)  Title to Properties; Liens; Condition of Properties.  The Company and its Subsidiaries have good and marketable title to, or a valid leasehold interest in, the real and personal property, shown on the most recent Company Financial Statement or acquired after the date thereof. None of the property owned by the Company or any of its Subsidiaries is subject to any mortgage, pledge, deed of trust, lien (other than for taxes not yet due and payable), conditional sale agreement, security title, encumbrance, or other adverse claim or interest of any kind. Since December 31, 2000, there has not been any sale, lease, or any other disposition or distribution by the Company or any of its Subsidiaries of any of its assets or properties material to the Company and its Subsidiaries, taken as a whole, except transactions in the ordinary course of business, consistent with past practices.

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      (u)  Insurance.  The Company has delivered to Parent complete and accurate copies of all insurance policies (including "self-insurance" programs) now maintained by the Company or any of its Subsidiaries (the "Insurance Policies") and all general liability policies maintained by the Company or any of its Subsidiaries during the past five years with respect to the Company's business or assets. The Insurance Policies are in full force and effect, the Company is not in default under any Insurance Policy, and no claim for coverage under any Insurance Policy has been denied. The Company has not received any notice of cancellation or intent to cancel or increase or intent to increase premiums with respect to such Insurance Policies.

      (v)  Labor and Employee Relations.

         (i) (A) None of the employees of the Company or any of its Subsidiaries is represented in his or her capacity as an employee of such company by any labor organization; (B) neither the Company nor any of its Subsidiaries has recognized any labor organization nor has any labor organization been elected as the collective bargaining agent of any of their employees, nor has the Company or any of its Subsidiaries signed any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any of their employees; and (C) to the Knowledge of the Company, there is no active or current union organization activity involving the employees of the Company or any of its Subsidiaries, nor has there ever been union representation involving employees of the Company or any of its Subsidiaries.

         (ii) The Company has made available to Parent a description of all written employment policies under which the Company and each of its Subsidiaries is operating.

        (iii) The Company and each of its Subsidiaries is in compliance with all Federal, foreign (as applicable), and state laws regarding employment practices, including laws relating to workers' safety, sexual harassment or discrimination, except where the failure to so be in compliance, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

        (iv) To the Knowledge of the Company, no executive, key employee or group of employees has any plans to terminate his or her employment with the Company or any of its Subsidiaries.

      (w)  Permits.  The Company and each of its Subsidiaries hold all licenses, permits, registrations, orders, authorizations, approvals and franchises which are required to permit it to conduct its businesses as presently conducted, except where the failure to hold such licenses, permits, registrations, orders, authorizations, approvals or franchises could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company. All such licenses, permits, registrations, orders, authorizations, approvals and franchises are now, and will be after the Closing, valid and in full force and effect, and Surviving Corporation shall have full benefit of the same, except where the failure to be valid and in full force and effect or to have the benefit of any such license, permit, registration, order, authorization, approval or franchise could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company or Surviving Corporation. Neither the Company nor any of its

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  Subsidiaries has received any notification of any asserted present failure (or past and unremedied failure) by it to have obtained any such license, permit, registration, order, authorization, approval or franchise, except where such failure could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company or Surviving Corporation.

      (x)  Transactions with Affiliates.  Except as set forth in the Company SEC Reports filed prior to the date of this Agreement, since the date of Company's last proxy statement to its stockholders, no event has occurred that would be required to be reported by Company as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC.

      (y)  Foreign Restructuring.  The reorganization of the Company's foreign Subsidiaries and operations, including, without limitation, the transfer of RoweCom France SAS from RoweCom Global Holdings BVI to RoweCom Reala, the transfer of RoweCom Australia, RoweCom Korea and RoweCom Taiwan from RoweCom Inc. to RoweCom France SAS, and the transfer of RoweCom UK and RoweCom Spain from RoweCom Global Holdings BVI to RoweCom France SAS, has been completed and all governmental consents, filings, registrations, approvals, and any other actions required in connection with such reorganization have been obtained, made or taken.

ARTICLE VI
ADDITIONAL COVENANTS AND AGREEMENTS

    6.1  Conduct of Business of the Company.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Effective Time, the Company (which for the purposes of this Section 6.1 shall include the Company and each of its Subsidiaries) agrees, except to the extent that Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), to carry on its business and to cause each of its Subsidiaries to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, and to use and cause each of its Subsidiaries to use all commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organizations, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with the Company or any such Subsidiaries, to the end that the goodwill and ongoing businesses of Company and each of its Subsidiaries be unimpaired at the Effective Time. Except as expressly provided for by this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, prior to the Effective Time or earlier termination of this Agreement pursuant to its terms, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):

      (a) Except as provided in the benefit plans and agreements of the Company or any of its Subsidiaries, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under the Company Option Plans or authorize cash payments in exchange for any options granted under any of such plans;

      (b) Enter into any material partnership arrangements, joint development agreements or strategic alliances;

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      (c) Except as provided in this Agreement or the benefit plans and agreements of the Company or any of its Subsidiaries, grant any severance or termination pay (i) to any executive officer or (ii) to any other employee except payments made in connection with the termination of employees who are not executive officers in amounts consistent with Parent's policies and past practices or pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing to Parent or pursuant to written agreements consistent with the past agreements of the Company or any of its Subsidiaries under similar circumstances;

      (d) Transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Company Intellectual Property Rights (including rights to resell or relicense the Company Intellectual Property Rights) or enter into grants to future patent rights, other than the standard forms of the Company or any of its Subsidiaries entered into in the ordinary course of business consistent with past practices;

      (e) Commence any material litigation other than (i) for the routine collection of bills, (ii) for software piracy, or (iii) in such cases where the Company in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of the business of the Company or any of its Subsidiaries, provided that the Company consults with the Parent prior to the filing of such a suit (except that the Company shall not require the approval of, and shall not be required to consult with, Parent with respect to any claim, suit or proceeding by the Company against Parent or any of its affiliates);

      (f)  Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company;

      (g) Repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements existing as of the date hereof requiring the repurchase of shares in connection with any termination of service to the Company or any of its Subsidiaries;

      (h) Issue, deliver, sell or authorize or propose the issuance, delivery, grant or sale of, any shares of its capital stock of any class or securities convertible into, or any subscriptions, rights, warrants or options to acquire, or enter into other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than (i) the issuance of Company Shares pursuant to the exercise of Company stock options or warrants therefor outstanding as of the date of this Agreement, and (ii) Company Shares issuable to participants in the Stock Purchase Plan consistent with the terms of that Plan;

      (i)  Cause, permit or propose any amendments to the Company's Certificate of Incorporation or Bylaws;

      (j)  Sell, lease, license, encumber or otherwise dispose of any of the properties or assets of the Company or any of its Subsidiaries, except in the ordinary course of business consistent with past practice;

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      (k) Incur any indebtedness for borrowed money (other than ordinary course trade payables or pursuant to existing credit facilities in the ordinary course of business) or guarantee any such prohibited indebtedness or issue or sell any debt securities or warrants or rights to acquire debt securities of the Company or any of its Subsidiaries or guarantee any debt securities of others;

      (l)  Except as required by law, adopt or amend any Company Scheduled Plan or increase the salaries or wage rates of any of its employees (except for wage increases in the ordinary course of business and consistent with past practices), including but not limited to (but without limiting the generality of the foregoing), the adoption or amendment of any stock purchase or option plan, the entering into of any employment contract or the payment of any special bonus or special remuneration to any director or employee;

      (m) Revalue any of the assets of the Company or any of its Subsidiaries, including without limitation writing down the value of inventory, writing off notes or accounts receivable, other than in the ordinary course of business consistent with past practice;

      (n) Except as set forth in the Company Disclosure Schedule, pay, discharge or satisfy in an amount in excess of $100,000 (in any one case) or $250,000 (in the aggregate), any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), including, without limitation, under any employment contract or with respect to any bonus or special remuneration, other than the payment, discharge or satisfaction in the ordinary course of business of liabilities of the type reflected or reserved against in the Company Financial Statements (or the notes thereto);

      (o) Except as required by applicable Tax law, make or change any material election in respect of Taxes, adopt or change in any material respect any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes (except settlements effected solely through payment of immaterial sums of money), or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes; or

      (p) Take, or agree in writing or otherwise to take, any of the actions described in Section 6.1(a) through (o) above, or any action which would cause or would be reasonably likely to cause any of the conditions to the Merger set forth in Sections 7.1 or 7.3, not to be satisfied.

    6.2  Conduct by Parent.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Effective Time, Parent shall not, prior to the Effective Time or earlier termination of this Agreement pursuant to its terms, without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed):

      (a) adopt a plan of complete or partial liquidation, dissolution, merger or consolidation (other than any merger or consolidation in which Parent would not become a Subsidiary of any other person);

      (b) adopt any amendments to its Certificate of Incorporation which would materially adversely affect the terms and provisions of the Parent Shares or the rights of the holders of such shares; or

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      (c) take, or agree in writing or otherwise to take, any of the actions described in this Section 6.2, or any action which would cause or would be reasonably likely to cause, any of the conditions to the Merger set forth in Sections 7.1 or 7.2 not to be satisfied.

    6.3  No Solicitation.

      (a) From and after the date of this Agreement until the Effective Time or the earlier termination of this Agreement in accordance with its terms, the Company will not, and will not permit any of its Subsidiaries or its or their respective directors, officers, investment bankers, affiliates, representatives and agents to, (i) solicit, initiate, or encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or proposals that constitute, or could reasonably be expected to lead to, any Company Acquisition Proposal, or (ii) engage in, or enter into, any negotiations or discussions concerning any Company Acquisition Proposal. Notwithstanding the foregoing, in the event that, notwithstanding compliance with the preceding sentence, the Company receives a Company Acquisition Proposal that is or reasonably may be expected to lead to a Company Superior Proposal the Company may, to the extent that the Board of Directors of the Company determines in good faith (after consultation with its outside counsel) that such action would, in the absence of the foregoing proscriptions, be required by its fiduciary duties, participate in discussions regarding any Company Acquisition Proposal in order to be informed and make a determination with respect thereto. In such event, the Company shall, (i) no less than twenty four (24) hours prior to participating in any such discussions, inform Parent of the material terms and conditions of such Company Acquisition Proposal, including the identity of the Person making such Company Acquisition Proposal and (ii) promptly keep Parent informed of the status including any material change to the terms of any such Company Acquisition Proposal. As used herein, the term "Company Acquisition Proposal" shall mean any bona fide inquiry, proposal or offer relating to any (i) merger, consolidation, business combination, or similar transaction involving the Company or any Subsidiary of the Company, (ii) sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of any assets of the Company or any Subsidiary of the Company in one or more transactions, (iii) issuance, sale, or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase such securities, or securities convertible into such securities) of the Company or any Subsidiary of the Company, (iv) liquidation, dissolution, recapitalization or other similar type of transaction with respect to the Company or any Subsidiary of the Company, (v) tender offer or exchange offer for Company securities; in the case of (i), (ii), (iii), (iv) or (v) above, which transaction would result in a third party (or its shareholders) acquiring more than twenty percent (20%) of the voting power of the Company or the assets representing more than twenty percent (20%) of the net income, net revenue or assets of the Company on a consolidated basis, (vi) transaction which is similar in form, substance or purpose to any of the foregoing transactions, or (vii) public announcement of an agreement, proposal, plan or intention to do any of the foregoing, provided, however, that the term "Company Acquisition Proposal" shall not include the Merger and the transactions contemplated thereby. For purposes of this Agreement, "Company Superior Proposal" means any offer not solicited by the Company, or by other persons in violation of the first sentence of this Section 6.3(a), and made by a third party to consummate a

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  tender offer, exchange offer, merger, consolidation or similar transaction which would result in such third party (or its shareholders) owning, directly or indirectly, more than fifty percent (50%) of the Company Shares then outstanding (or of the surviving entity in a merger) or all or substantially all of the assets of Company and its Subsidiaries, taken together, and otherwise on terms which the Board of Directors of the Company determines in good faith (after consultation with Chatsworth Securities LLC or another financial advisor of nationally recognized reputation and considering such other matters that it deems relevant) would, if consummated, result in a transaction more favorable to the Company's stockholders from a financial point of view than the Merger, taking into account, in the reasonable good faith judgment of the Board of Directors of the Company after consultation with its financial advisor, the availability to the person or entity making such Company Superior Proposal of the financial means to conclude such transaction. The Company will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

      (b) Neither the Board of Directors of the Company nor any committee thereof shall, except as required by their fiduciary duties as determined in good faith (after consultation with its outside counsel), (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval or recommendation by the Board of Directors of the Company or such committee of this Agreement or the Merger, (ii) approve, recommend, or otherwise support or endorse any Company Acquisition Proposal, or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement (each a "Company Acquisition Agreement") with respect to any Company Acquisition Proposal. Nothing contained in this Section 6.3 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or 14e-2 promulgated under the Exchange Act or from making any disclosure to the Company's stockholders if, in the good faith judgment of the Board of Directors of the Company after consultation with its outside counsel), such disclosure is necessary for the Board of Directors to comply with its fiduciary duties under applicable law; provided, however, that, except as required by their fiduciary duties as determined in good faith and after consultation with its outside counsel, neither the Company nor its Board of Directors nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend or propose publicly to approve or recommend, a Company Acquisition Proposal.

      (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 6.3, the Company will promptly (and in any event within twenty-four (24) hours) advise Parent, orally and in writing, if any Company Acquisition Proposal is made or proposed to be made or any information or access to properties, books or records of the Company is requested in connection with a Company Acquisition Proposal, the principal terms and conditions of any such Company Acquisition Proposal or potential Company Acquisition Proposal or inquiry (and will disclose any written materials received by the Company in connection with such Company Acquisition Proposal, potential Company Acquisition Proposal or inquiry) and the identity of the party making such Company Acquisition Proposal, potential Company Acquisition Proposal or inquiry. The Company will keep Parent advised of the status and details

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  (including amendments and proposed amendments) of any such request or Company Acquisition Proposal.

    6.4  Meeting of Stockholders.  Promptly after the date hereof, and subject to the fiduciary duties of the Company's board of directors under applicable law, the Company shall take all action necessary in accordance with the DGCL and its Certificate of Incorporation and by-laws to convene a meeting of stockholders ("Company Stockholders Meeting") to be held as promptly as practicable after the S-4 Registration Statement is declared effective by the SEC for the purposes of voting upon this Agreement and the Merger.

    6.5  Registration Statement.  Parent will, as promptly as practicable (but not earlier than August 1, 2001), prepare and file with the SEC a registration statement on Form S-4 (the "S-4 Registration Statement"), containing a proxy statement/prospectus and a form of proxy, in connection with the registration under the Securities Act of the Parent Shares issuable upon conversion of the Company Shares and the other transactions contemplated hereby. The Company will, as promptly as practicable (but not earlier than August 1, 2001), prepare and file with the SEC a proxy statement that will be the same proxy statement/prospectus contained in the S-4 Registration Statement and a form of proxy, in connection with the vote of the Company's stockholders with respect to the Merger (such proxy statement/prospectus, together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to the Company's stockholders, is herein called the "Proxy Statement"). The Company and Parent will, and will use commercially reasonable efforts to cause their accountants and lawyers to, use their commercially reasonable efforts to have or cause the S-4 Registration Statement declared effective as promptly as practicable thereafter, including, without limitation, using commercially reasonable efforts to cause their accountants to deliver necessary or required instruments such as opinions, consents and certificates, and will take any other action required or necessary to be taken under federal or state securities laws or otherwise in connection with the registration process, including, in the case of the Company, using commercially reasonable efforts to cause its tax counsel or accountants to render the tax opinion referred to in Section 6.13 below on the date the preliminary Proxy Statement is filed with the SEC. In rendering this opinion, the Company's tax counsel or accountants will be entitled to require and rely upon the representations set forth in certificates to be delivered by each of Parent, Merger Sub, and the Company. The Company will use its commercially reasonable efforts to cause the Proxy Statement to be mailed to its stockholders at the earliest practicable date after the S-4 Registration Statement is declared effective by the SEC and the Company shall use its commercially reasonable efforts to hold such Company Stockholders Meeting as soon as practicable after the S-4 Registration Statement is declared effective by the SEC. Parent shall also take any action required to be taken under state blue sky or other securities laws in connection with the issuance of Parent Shares in the Merger.

    6.6  Reasonable Efforts.  The Parties shall: (a) promptly make their respective filings and thereafter make any other required submissions under all applicable laws with respect to the Merger and the other transactions contemplated hereby; and (b) use their reasonable efforts to promptly take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement as soon as practicable.

    6.7  Access to Information.  Upon reasonable notice, Parent, on the one hand, and the Company, on the other, shall (and shall cause each of their Subsidiaries to) afford to officers,

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employees, counsel, accountants and other authorized representatives of the other such party (the "Authorized Representatives") reasonable access, during normal business hours throughout the period prior to the Effective Time, to their properties, assets, books and records and, during such period, shall (and shall cause each of their Subsidiaries to) furnish promptly to such Authorized Representatives all information concerning their business, properties, assets and personnel as may reasonably be requested for purposes of appropriate and necessary due diligence, provided that no investigation pursuant to this Section 6.7 shall affect or be deemed to modify any of the representations or warranties made by the Parties. The Parties each agree to treat (and cause their Authorized Representatives to treat) any and all information provided pursuant to this Section 6.7 in strict compliance with the terms of that certain Confidentiality Agreement, entered by and between the Company and Parent, dated April 25, 2001 (the "Confidentiality Agreement").

    6.8  Publicity.  The Parties agree that they will consult with each other concerning any proposed press release or public announcement pertaining to the Merger in order to agree upon the text of any such press release or the making of such public announcement, which agreement shall not be unreasonably withheld, except as may be required by applicable law or by obligations pursuant to any listing agreement with a national securities exchange or national automated quotation system, in which case the party proposing to issue such press release or make such public announcement shall use reasonable efforts to consult in good faith with the other party before issuing any such press release or making any such public announcement. Notwithstanding the foregoing, in the event the Board of Directors of Parent or the Company withdraws its recommendation of this Agreement in compliance herewith, neither party will be required to consult with or obtain the agreement of the other in connection with any press release or public announcement.

    6.9  Affiliates of the Company and Parent.  The Company has identified to Parent each person known to the Company to be an "affiliate" of the Company for purposes of Rule 145 promulgated under the Securities Act (each, a "Company Affiliate") and the Company will use its reasonable efforts to obtain as promptly as practicable from each Company Affiliate written agreements in the form attached hereto as Exhibit C (the "Company Affiliate Letter") that such Company Affiliate will not sell, pledge, transfer or otherwise dispose of any Parent Shares issued to such Company Affiliate pursuant to the Merger, except in compliance with Rule 145 promulgated under the Securities Act or an exemption from the registration requirements of the Securities Act.

    6.10  Maintenance of Insurance.  Between the date hereof and through the Effective Time, the Company will maintain in full force and effect all of its and its Subsidiaries presently existing policies of insurance or insurance comparable to the coverage afforded by such policies.

    6.11  Representations and Warranties.  Each of the Company and Parent shall give prompt notice to the other if it acquires Knowledge of any circumstances that would cause any of its representations and warranties set forth in Section 5.1 or 5.2, as the case may be, not to be true and correct in all material respects at and as of the Effective Time.

    6.12  Filings; Other Action.  Subject to the terms and conditions herein provided, the Parties shall: (a) promptly make their respective filings and thereafter make any other required submissions under the HSR Act and comparable foreign laws, rules and regulations, the Securities Act and the Exchange Act with respect to the Merger; (b) cooperate in the

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preparation of such filings or submissions under the HSR Act and comparable foreign laws, rules and regulations; and (c) use reasonable efforts promptly to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as soon as practicable. Notwithstanding anything to the contrary contained herein, nothing in this Agreement will require Parent, whether pursuant to an order of the Federal Trade Commission or the United States Department of Justice or otherwise, to dispose of any assets, lines of business or equity interests in order to obtain the consent of the Federal Trade Commission or the United States Department of Justice to the transactions contemplated by this Agreement. The Company shall use its commercially reasonable efforts to obtain all written consents, assignments, waivers, authorizations, or other certificates necessary to provide for the continuation in full force and effect of any and all material contracts and leases of the Company or any of its Subsidiaries and for the Company to consummate the transactions contemplated hereby.

    6.13  Tax-Free Reorganization Treatment.  Prior to the Effective Time, and if the Company's tax counsel or accountants deliver the opinion referred to in Section 7.2(d), then also after the Effective Time the Parties shall use their commercially reasonable efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code and shall not knowingly take or fail to take any action which action or failure to act would jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code. Prior to the Effective Time, and if the Company's tax counsel or accountants deliver the opinion referred to in Section 7.2(d), then also after the Effective Time, each of Parent, Merger Sub, and the Company (i) shall not file any Return or take any position inconsistent with the treatment of the Merger as a reorganization described in Section 368(a) of the Code, and (ii) shall comply with the record-keeping and information-reporting requirements set forth in Treas. Reg. § 1.368-3. Prior to the Effective Time, the Company shall use its commercially reasonable efforts to obtain the opinion of its tax counsel or accountants to the effect that the Merger should, or is more likely than not to, constitute a "reorganization" within the meaning of Section 368(a) of the Code. In rendering this opinion, the Company's tax counsel or accountants will be entitled to require and rely upon the representations set forth in certificates to be delivered by each of Parent, Merger Sub, and the Company.

    6.14  Company Options and Warrants and Purchase Plan

      (a) After the Effective Time, except as provided above, each Substitute Option and Substitute Warrant shall be subject to the same terms and conditions as were applicable under the related Company Option or Company Warrant, as applicable, immediately prior to the Effective Time. The Company agrees that it will not grant any stock appreciation rights or limited stock appreciation rights and will not permit cash payments to holders of Company Options or Company Warrants in lieu of the substitution therefor of Substitute Options or Substitute Warrants, as applicable and as described herein. As soon as practicable after the Effective Time, Parent shall deliver to each holder of a Company Option or Company Warrant, as applicable, an appropriate notice setting forth such holder's right to acquire Parent Shares under the Company Options or Company Warrants, as applicable, of such holder and such Company Option or Company Warrant, as applicable, shall represent rights to acquire Parent Shares on substantially the same

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  terms and conditions as contained in the outstanding Company Options or Company Warrants, as applicable.

      (b) Parent will, as promptly as practicable (but not earlier than the Effective Time), prepare and file with the SEC a registration statement on Form S-3 in connection with the registration under the Securities Act of the Parent Shares issuable upon exercise of the Substitute Warrants.

      (c) The Company will use its commercially reasonable efforts to terminate the Company Options, other than the In the Money Options, In the Money Director Options and Out of the Money Options, and to obtain from the holders of Company Options, other than In The Money Options and In the Money Director Options, any agreements necessary to terminate such Company Options and to obtain from the holders of In the Money Options and In the Money Director Options, any agreements necessary to convert such Company Options pursuant to Section 4.1(c) or Section 7.3(e), as applicable, of this Agreement.

      (d) The Company shall not commence any "offering periods" under its 1999 Employee Stock Purchase Plan after the date hereof, and shall apply all amounts deducted and withheld thereunder to purchase Company Shares in accordance with the provisions thereof.

      (e) Immediately following the Effective Time, the Surviving Corporation shall notify each of the holders of the Out of the Money Options of (i) the consummation of the Merger and (ii) their right to exercise their Out of the Money Options to purchase Company Shares pursuant to the terms of their Out of the Money Options within ten (10) days of the date of such notice. To the extent the holders of the Out of the Money Options exercise their rights to purchase Company Shares in accordance with the notice and pursuant to the terms of the Out of the Money Options and pay the exercise price for such Company Shares, the holders of such Out of the Money Options will receive that number of Parent Shares equal to the number of Company Shares to be issued in connection with the exercise of such Out of the Money Options by the holder thereof multiplied by the Exchange Ratio (rounded down to the nearest whole number). If any such Out of the Money Options are not exercised within such ten (10) day period, such Out of the Money Options will terminate.

    6.15  Nasdaq Listing.  Parent agrees to authorize for listing on the NNM the shares of Parent Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, upon official notice of issuance.

    6.16  Indemnification.

      (a) From and after the Effective Time, the Surviving Corporation will fulfill and honor in all respects the obligations of the Company to indemnify and hold harmless the Company's and its Subsidiaries' present and former directors, officers, employees, and agents and their heirs, executors and assigns (collectively, the "Indemnified Personnel"). The Certificate of Incorporation and By-laws of the Surviving Corporation will contain provisions with respect to indemnification and elimination of liability for monetary damages at least as favorable to the Indemnified Personnel as those set forth in the current certificate of incorporation and by-laws of the Company, and for a period of six years from the Effective Time, those provisions will not be repealed or amended or

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  otherwise modified in any manner that would adversely affect the rights thereunder of the Indemnified Personnel, except to the extent, if any, that such modification is required by applicable law.

      (b) After the Effective Time, the Surviving Corporation will, to the fullest extent permitted under applicable law indemnify and hold harmless each of the Indemnified Personnel against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent arising out of or pertaining to any actual or alleged action or omission in the capacity of a director, officer, employee, or agent of the Company or any of its Subsidiaries occurring prior to the Effective Time (including without limitation actions or omissions relating to the Merger) for a period of six years after the date hereof. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) any counsel retained by Parent will be reasonably satisfactory to the Indemnified Personnel, (ii) after the Effective Time, the Surviving Corporation will pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received and (iii) the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that the Surviving Corporation will not be liable for any settlement effected without its written consent (which consent will not be unreasonably withheld, delayed, or conditioned); and provided, further, that, in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims will continue until the disposition of any and all such claims. The Indemnified Personnel as group may retain only one law firm (in addition to local counsel) to represent them with respect to any single action unless there is, under applicable standards of professional conduct, a conflict of interest on any significant issue between the positions of any two or more of the Indemnified Personnel.

      (c) The Surviving Corporation will secure a "tail" on the Company's existing directors' and officers', errors and omissions, employment practices and fiduciary liability insurance policies for a period of at least six (6) years, provided that the total cost of such "tail" shall not exceed $700,000.

    6.17  Name Rights.  If at any time after the Effective Time, Parent or the Surviving Corporation decides to discontinue active commercial use of the name "RoweCom", any related terms including the root term "Rowe," and/or the domain name "Rowe.com," then the Surviving Corporation will so inform Dr. Richard R. Rowe (or his legatees, heirs, or assigns) of this and will assign such name, term(s), and/or domain name, as the case may be, to Dr. Rowe (or his legatees, heirs, or assigns). The transferee shall be required to reimburse the Surviving Corporation for any reasonable out-of-pocket costs incurred by it in connection with such assignment, but no additional consideration shall be required therefor.

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ARTICLE VII
CONDITIONS

    7.1  Conditions to Each Party's Obligations.  The respective obligations of each Party to consummate the Merger are subject to the satisfaction or waiver by each of the Parties of the following conditions:

      (a) This Agreement and the Merger shall have been approved and adopted by the requisite vote under applicable law of the stockholders of the Company;

      (b) The SEC shall have declared the S-4 Registration Statement effective. No stop order suspending the effectiveness of the S-4 Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement, shall have been initiated or threatened in writing by the SEC; and all requests for additional information on the part of the SEC shall have been complied with to the reasonable satisfaction of the parties hereto;

      (c) No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or making the Merger illegal (collectively, "Restraints") shall be in effect, and there shall not be pending any suit, action or proceeding by any Governmental Entity preventing the consummation of the Merger; provided, however, that each of the parties shall have used reasonable efforts to prevent the entry of such Restraints and to appeal as promptly as possible any such Restraints that may be entered;

      (d) The waiting period(s) under the HSR Act and all applicable material foreign merger laws, if any, shall have expired or been terminated; and

      (e) The Parent Shares issuable to stockholders and other securityholders of the Company pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger (including the Substitute Options and Substitute Warrants) shall have been authorized for listing on the NNM upon official notice of issuance.

    7.2  Conditions to the Obligations of the Company.  The obligations of the Company to consummate the Merger are subject to the fulfillment at or prior to the Effective Time of the following conditions, any or all of which may be waived in whole or in part by the Company to the extent permitted by applicable law:

      (a) the representations and warranties of Parent set forth in Section 5.1 that are qualified as to materiality or Material Adverse Effect shall be true and correct and those that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement, and as of the Effective Time with the same force and effect as if made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date), in each case except as permitted or contemplated by this Agreement (it being understood that for purposes of determining the accuracy of such representations and warranties any update or modification to the Parent's Disclosure Schedule made or purported to have been made without the Company's written consent thereto shall be disregarded);

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      (b) Parent shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

      (c) Parent shall have delivered to the Company a certificate to the effect that each of the conditions specified in Section 7.1 (as it relates to Parent) and clauses (a) and (b) of this Section 7.2 is satisfied in all respects; and

      (d) The Company shall have received the written opinion of its tax counsel or accountants, addressed to it, dated as of the Closing Date, in a form reasonably acceptable to it, and to the effect that in such counsel's or accountants' opinion, the Merger should, or is more likely than not to, constitute a "reorganization" within the meaning of Section 368(a) of the Code. In rendering such opinion, such tax counsel or accountants will be entitled to require delivery of and rely on representations set forth in certificates to be delivered by each of Parent, Merger Sub, and the Company.

    7.3  Conditions to the Obligations of Parent.  The obligation of Parent to consummate the Merger is subject to the fulfillment at or prior to the Effective Time of the following conditions, any or all of which may be waived in whole or in part by Parent to the extent permitted by applicable law:

      (a) the representations and warranties of the Company set forth in Section 5.2 that are qualified as to materiality or Material Adverse Effect, or in Sections 5.2(a), (b) or (d) shall be true and correct and those that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement, and as of the Effective Time with the same force and effect as if made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date), in each case except as permitted or contemplated by this Agreement (it being understood that for purposes of determining the accuracy of such representations or warranties any update or modifications to the Company's Disclosure Schedule made or purported to have been made without Parent's written consent thereto shall be disregarded);

      (b) the Company shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

      (c) the Company shall have delivered to Parent a certificate of its Chief Executive Officer and Chief Financial Officer to the effect that each of the conditions specified in Section 7.1 and clauses (a) and (b) of this Section 7.3 has been satisfied in all respects;

      (d) the employment of those employees who executed the Employment Agreements shall not have been terminated;

      (e) Prior to the Effective Time, each Company Option, other than In the Money Options, In the Money Director Options and the Out of the Money Options, shall have been terminated. To the extent the option agreement or option plan governing any Company Option does not currently permit the Company to take any of the actions, or have the effect upon consummation of the Merger, contemplated by Section 4.1(c) or the foregoing sentence of this Section 7.3(e), the Company shall have entered into agreements with the holders of such Company Options which allow the Company to take the actions, or have the effect upon consummation of the Merger, contemplated by

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  Section 4.1(c) or the foregoing sentence of this Section 7.3(e), which agreements shall be in a form reasonably acceptable to Parent;

      (f)  Each holder of a Company Warrant shall have executed all such consents or agreements as may be required or necessary (i) pursuant to the terms of such warrant in order to consummate the Merger and convert such warrant into a Substitute Warrant, and (ii) to waive (A) the obligation to maintain the effectiveness of a registration statement for the shares issuable upon exercise of such Substitute Warrant during the twenty (20) day period commencing at the Effective Time, or (B) any penalties resulting from the failure to maintain such effectiveness during such period, which consent or agreement shall be in form reasonably acceptable to Parent;

      (g) The Company shall have executed a Credit Agreement, in a form reasonably acceptable to the Parent, providing the Company and its Subsidiaries with financing for its U.S. operations on terms and conditions at least as favorable to the Company and its Subsidiaries as those terms and conditions set forth in the term sheet attached hereto as Exhibit C (the "Senior Credit Agreement");

      (h) All conditions to the funding under the Senior Credit Agreement shall have been satisfied, no defaults or events of default under the Senior Credit Agreement shall exist and no event shall have occurred that, with the passage of time, the giving of notice or both, would constitute a default or event of default under the Senior Credit Agreement;

      (i)  The holders of the series of promissory notes dated May 26, 2000 for an aggregate principal amount of $6,175,000 (the "Bridge Notes") and the warrants to purchase Company Shares issued in connection with the issuance of the Bridge Notes or the extension thereof (the "Bridge Notes') shall have entered into an agreement with the Company, in a form reasonably acceptable to Parent and on terms and conditions at least as favorable, in the aggregate, to the Company and its Subsidiaries as those terms and conditions set forth in the term sheet attached hereto as Exhibit D;

      (j)  The Company's French Subsidiaries, RoweCom Reala and RoweCom France SAS, shall have obtained a credit facility on the terms and conditions at least as favorable, in the aggregate, to such Subsidiaries as those contained in such financing documents for the 2000-2001 subscription year, including, without limitation, those terms set forth on Exhibit E, pursuant to agreements in forms reasonably acceptable to Parent, and there shall not exist any defaults or events of default under such credit facility as of the Effective Time, and no event shall have occurred, including but not limited to, the consummation of any transaction contemplated hereby, which with the passage of time, the giving of notice or both would constitute such a default or event of default and all conditions to the funding of such credit facility set forth in such agreement shall have been satisfied;

      (k) The Company shall have received declaratory relief from a court of competent jurisdiction that the sole owner of RoweCom UK Ltd., a company organized under the laws of Great Britain, is RoweCom Global Holdings Ltd., a company organized under the laws of the British Virgin Islands; and

      (l)  The compensation committee of the board of directors of the Company shall have approved the mailing of a notice to the holders of the Out of the Money Options of

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  their right, upon consummation of the Merger, to exercise their Out of the Money Options and the termination of such Out of the Money Options in the event such Out of the Money Options is not exercised in accordance with terms of such notice.

      (m) The Company shall have received all consents, waivers, authorizations necessary to provide for the continuation in full force and effect of at least fifty percent (50%) of the contracts and agreements listed on Exhibit F in accordance with the terms of such contracts or agreements in effect on date hereof.

      (n) RoweCom France SAS shall have obtained a waiver and amendment to its existing midterm loan with BNP Paribas and Credit Lyonnais (the "MidTerm Loan"), which waiver and amendment shall contain those modifications set forth on Exhibit G and shall be in form reasonably satisfactory to Parent, there shall not exist any defaults or events of default under the MidTerm Loan as of the Effective Time or arising as a result of the consummation of the transactions contemplated hereby and no event shall have occurred which with the passage of time, the giving of notice or both would constitute a default or event of default.

ARTICLE VIII
TERMINATION

    8.1  Termination by Mutual Consent.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after gaining the requisite approval of the stockholders of the Company, by the mutual written consent of the Company and Parent.

    8.2  Termination by either the Company or Parent.  This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either the Company or Parent if:

      (a) the Merger shall not have been consummated by December 31, 2001 (the "Outside Date"); provided, however, that the right to terminate this Agreement under this Section 8.2(a) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement;

      (b) if any Restraint shall be in effect and shall have become final and nonappealable; or

      (c) at the duly held Company Stockholders Meeting (including any adjournments thereof), the requisite approval of the Company's stockholders shall not have been obtained; provided, however, that the Company's right to terminate this Agreement under this Section 8.2(c) shall not be available to the Company if the Company has not complied with its obligations under Sections 6.3 and 6.4.

    8.3  Termination by the Company.  This Agreement may be terminated by the Company upon written notice to Parent and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by holders of the Company Shares, by action of the Board of Directors of the Company, if Parent shall have breached or failed to perform any of the representations, warranties, covenants or other agreements contained in this

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Agreement, or if any representation or warranty shall have become untrue, in either case such that (i) the conditions set forth in Section 7.2(a) or (b) would not be satisfied as of the time of such breach or as of such time as such representation or warranty shall have become untrue and (ii) such breach or failure to be true has not been or is incapable of being cured within twenty (20) business days following receipt by Parent of notice of such failure to comply.

    8.4  Termination by Parent.  This Agreement may be terminated by Parent upon written notice to the Company and the Merger may be abandoned at any time prior to the Effective Time, before or after any action of the Board of Directors of Parent, if:

      (a) the Company shall have breached or failed to perform any of the representations, warranties, covenants or other agreements contained in this Agreement, or if any representation or warranty shall have become untrue, in either case such that (i) the conditions set forth in Section 7.3(a) or (b) would not be satisfied as of the time of such breach or as of such time as such representation or warranty shall have become untrue and (ii) such breach or failure to be true has not been or is incapable of being cured within twenty (20) business days following receipt by the breaching party of notice of such failure to comply;

      (b) the Board of Directors of the Company or any committee thereof, shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of the Merger or this Agreement, (ii) the Company shall have failed to include in the Proxy Statement the recommendation of the Board of Directors of the Company in favor of approval to the Merger and this Agreement, (iii) in connection with a Rule 14d-9 disclosure, the Board of Directors of the Company shall have taken any action other than a rejection of a Rule 14d-9 proposal, (iv) the Board of Directors of the Company or any committee thereof shall have recommended any Company Acquisition Proposal, (v) the Company or any of its officers or directors shall have entered into discussions or negotiations in violation of Section 6.3 or (vi) the Board of Directors of the Company or any committee thereof shall have resolved to do any of the foregoing or (vii) any Company Acquisition Proposal is consummated or an agreement with respect to any Company Acquisition Proposal is signed;

      (c) the conditions set forth in Section 7.3(g) have not been satisfied, and will not be satisfied, prior to the Outside Date, in Parent's reasonable judgment and if Parent is obligated to pay the $1,200,000 termination fee to the Company pursuant to Section 8.5(c) hereof, Parent shall concurrently pay such termination fee to the Company.

    8.5  Effect of Termination; Termination Fee.

      (a) Except as set forth in this Section 8.5, in the event of termination of this Agreement by either Parent or the Company as provided in this Article VIII, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Parties or their respective affiliates, officers, directors or stockholders except (x) with respect to the treatment of confidential information pursuant to Section 6.7, the payment of expenses pursuant to Section 9.1, and Article IX generally, (y) to the extent that such termination results from the willful breach of a Party of any of its representations or warranties, or any of its covenants or agreements or (z) intentional

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  or knowing misrepresentation in connection with this Agreement or the transactions contemplated hereby.

      (b) In the event that (i)(1) a Company Acquisition Proposal or the intention to make a Company Acquisition Proposal shall have been made directly to the stockholders of the Company generally or otherwise publicly announced by the Company or the Person making such Company Acquisition Proposal, (2) such Company Acquisition Proposal or intention is not irrevocably and publicly withdrawn prior to the vote of the Company stockholders at the duly held Company Stockholders Meeting, and (3) thereafter this Agreement is terminated by either the Company or Parent (x) pursuant to Section 8.2(a) due to the Company Stockholders Meeting not occurring as a result of such Company Acquisition Proposal or (y) Section 8.2(c), (ii) this Agreement is terminated by Parent pursuant to Section 8.4(b) or (iii) the Company terminates this Agreement, for any reason, other than pursuant to Section 8.1, 8.2 or 8.3 hereof, then the Company shall promptly, but in no event later than the date of such termination, pay Parent a fee equal to $800,000 (the "Company Termination Fee"), payable by wire transfer of same day funds. The Company acknowledges that the agreements contained in this Section 8.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement, and accordingly, if the Company fails promptly to pay the amount due pursuant to this Section 8.5(b), and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the fee set forth in this Section 8.5(b), the Company shall pay to Parent its costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

      (c) In the event that Parent terminates this Agreement pursuant to Section 8.4(c) as a result of the failure of the conditions set forth in Section 7.3(g), Parent shall pay to the Company (i) $1,200,000 upon such termination and (ii) an amount equal to the lesser of (1) $250,000 and (2) all Transaction Expenses incurred by the Company prior to such termination promptly but in no event later than the fifth business day after receipt of an invoice from the Company for such Transaction Expenses, including reasonably detailed backup for such Transaction Expenses (collectively, the "Parent Termination Fee," and collectively with "Company Termination Fee," a "Termination Fee"). Parent acknowledges that the agreements contained in this Section 8.5(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company would not enter into this Agreement; accordingly, if Parent fails promptly to pay the amount due pursuant to this Section 8.5(c), and, in order to obtain such payment, the Company commences a suit which results in a judgment against Parent for the fee set forth in this Section 8.5(c), Parent shall pay to the Company its costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

      (d) If this Agreement is terminated under circumstances in which a party is entitled to receive a Termination Fee, the payment of such Termination Fee shall (i) survive the termination of this Agreement and (ii) be the sole and exclusive remedy available to such party, except in the event of (A) a willful and material breach by the other party of any

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  provision of this Agreement or (B) an intentional or knowing material misrepresentation in connection with this Agreement or the transactions contemplated hereby, in which event the non-breaching Party shall have all rights, powers and remedies against the breaching Party which may be available at law or in equity in respect of such willful and material breach or intentional or knowing material misrepresentation. Except as stated in the preceding sentence, all rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any such right, power or remedy by any Party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such Party.

ARTICLE IX
MISCELLANEOUS AND GENERAL

    9.1  Payment of Expenses.  Whether or not the Merger shall be consummated, each Party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby (the "Transaction Expenses"). The filing fee for any required filing under the HSR Act or any foreign anti-trust or similar merger control laws shall be borne equally by the Company and Parent.

    9.2  Non-Survival of Representations and Warranties.  The representations and warranties made in Sections 5.1 and 5.2 hereof shall not survive beyond the Effective Time or a termination of this Agreement, except to the extent a willful breach of such representation or intentional or knowing misrepresentation formed the basis for such termination. This Section 9.2 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time or after termination of this Agreement pursuant to Article VIII, including the payment of any Termination Fee.

    9.3  Modification or Amendment.  Subject to the applicable provisions of the DGCL, at any time prior to the Effective Time, the parties hereto, by resolution of their respective Board of Directors, may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that after approval of the Merger by the stockholders of the Company is obtained, no amendment which requires further stockholder approval shall be made without such approval of stockholders. After the Effective Time, no provision as to which any third party is an intended third-party beneficiary, as identified in Section 9.9 hereof, may be amended without the prior written consent of all such identified third-party beneficiaries of such provision.

    9.4  Waiver of Conditions.  The conditions to each of the Parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

    9.5  Counterparts.  For the convenience of the Parties, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

    9.6  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

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    9.7  Notices.  Any notice, request, instruction or other document to be given hereunder by any party to the other Parties shall be deemed delivered upon actual receipt and shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid (effective on the third business day after dispatch), reputable overnight courier (effective on the next business day following dispatch), or by facsimile transmission (with a confirming copy sent by reputable overnight courier) (effective upon dispatch, but only if so confirmed), addressed as follows:

(a)	if to Parent or Merger Sub, to:
divine, inc. 1301 North Elston Avenue Chicago, Illinois 60622 Attention: Jude Sullivan, Esq. Facsimile: (773) 394-6603
with a copy to:
Katten Muchin Zavis 525 West Monroe Street Suite 1600 Chicago, Illinois 60661-3693 Attention: Kenneth W. Miller, Esq. Facsimile: (312) 902-1061
(b)	if to the Company, to:
RoweCom Inc. 15 Southwest Park Westwood, Massachusetts 02090 Attention: Richard R. Rowe Facsimile: (718) 329-8527
with a copy to: Bingham Dana LLP 150 Federal Street Boston, Massachusetts 02110 Attention: Brian Keeler, Esq. Facsimile: (617) 951-8736

or to such other Persons or addresses as may be designated in writing by the party to receive such notice.

    9.8  Entire Agreement; Assignment.  This Agreement, including the exhibits and schedules hereto (including without limitation the parties' respective Disclosure Schedules), together with the Confidentiality Agreement, (i) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior or contemporaneous agreements and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof, and (ii) shall not be assigned by operation of law or otherwise (and any attempt to do so shall be void).

    9.9  Parties in Interest.  This Agreement shall be binding upon and (except as referred to in the following sentence) inure solely to the benefit of each party hereto and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, except that the parties entitled to receive the consideration

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payable in the Merger pursuant to Article IV hereof are intended third-party beneficiaries of the provisions of Article IV and Section 6.13 hereof, the Indemnified Personnel are intended third-party beneficiaries of the provisions of the provisions of Section 6.16 ("Indemnification") hereof, Dr. Richard R. Rowe and his legatees, heirs, and assigns are intended third-party beneficiaries of the provisions of Section 6.17 ("Name Rights") hereof.

    9.10  Certain Definitions.  As used herein:

      (a)  "ERISA" means the Employment Retirement Income Security Act of 1974, as amended.

      (b)  "Governmental Entity" means the United States or any state, local or foreign government, or instrumentality, division, subdivision, agency, department or authority of any thereof.

      (c)  "Knowledge" with respect to a party hereto shall mean the actual knowledge of any of the executive officers of such party.

      (d)  "Material Adverse Effect" shall mean any adverse change in the business, operations, liabilities (contingent or otherwise), results of operations or financial performance, or condition of Parent or any of its Subsidiaries or the Company or any of its Subsidiaries, as the case may be, which is material to Parent and its Subsidiaries, taken as a whole, or the Company and its Subsidiaries, taken as a whole, as the case may be; provided, however, that no change in the market price or trading volume of the Company Shares or Parent Shares, as applicable, after the date hereof shall be deemed to constitute a Material Adverse Effect.

      (e)  "Person" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, entity or Governmental Entity.

      (f)  "Significant Tax Agreement" is any agreement to which the Company or any Subsidiary of the Company is a party under which the Company or its Subsidiary could reasonably be expected to be liable to another party under such agreement in an amount in excess of $25,000 in respect of Taxes payable by such other party to any taxing authority.

      (g)  "Subsidiary" shall mean, when used with reference to any entity, (i) any entity of which fifty percent (50%) or more of the outstanding voting securities or interests or (ii) any entity of which 50% of the economic interests, in the case of partnerships or limited liability companies, are owned directly or indirectly by such former entity.

      (h)  "Tax" or "Taxes" refers to any and all federal, state, local and foreign, taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including without limitation taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, net worth, capital stock, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and including any liability for taxes of a predecessor entity.

    9.11  Obligation of the Company.  Whenever this Agreement requires the Surviving Corporation or Merger Sub to take any action or otherwise to comply with any provision of this Agreement, such requirement shall be deemed to include an undertaking on the part of

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Parent to cause such party to take such action or comply with such provision and Parent shall be jointly and severally liable for any failure to take such action or to comply with such provision.

    9.12  Severability.  If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

    9.13  Specific Performance.  The parties hereto acknowledge that irreparable damage would result if this Agreement were not specifically enforced, and they therefore consent that the rights and obligations of the parties under this Agreement may be enforced by a decree of specific performance issued by a court of competent jurisdiction. Such remedy shall, however, not be exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

    9.14  Recovery of Attorney's Fees.  In the event of any litigation between the parties relating to this Agreement, the prevailing party shall be entitled to recover its reasonable attorney's fees and costs (including court costs) from the non-prevailing party, provided that if both parties prevail in part, the reasonable attorney's fees and costs shall be awarded by the court in such manner as it deems equitable to reflect the relative amounts and merits of the parties' claims.

    9.15  Captions.  The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

    9.16  No Strict Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be used against any party hereto.

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    IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties hereto and shall be effective as of the date first hereinabove written.

DIVINE, INC.
By: /S/ JUDE SULLIVAN NAME:JUDE SULLIVAN ITS:SENIOR VICE PRESIDENT
KNOWLEDGE RESOURCES ACQUISITION CORP.
BY: /S/ JUDE SULLIVAN
NAME:JUDE SULLIVAN ITS:
ROWECOM INC. BY:/S/ RICHARD R. ROWE NAME:RICHARD R. ROWE ITS:CHAIRMAN

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Appendix B

OPINION OF CHATSWORTH SECURITIES LLC
(Financial Advisor to RoweCom Inc.)

July 6, 2001
Board of Directors
RoweCom Inc.
15 Southwest Park
Westwood, MA 02090

Attention:	Dr. Richard Rowe Chairman and Chief Executive Officer

Gentlemen:

    We understand that RoweCom Inc. ("RoweCom") and divine inc. ("divine") propose to enter into an Agreement and Plan of Merger and Reorganization (the "Merger Agreement"), pursuant to which a newly-formed acquisition subsidiary of divine will be merged with and into RoweCom, and, as the surviving entity, RoweCom will continue as a wholly-owned subsidiary of divine (the "Transaction"). Pursuant to the terms of the draft of the Merger Agreement dated July 6, 2001 that we reviewed, each outstanding share of common stock of RoweCom ("RoweCom Common Stock") will be converted into 0.75 shares of common stock of divine ("divine Common Stock") in accordance with the terms of the Merger Agreement. For purposes of this opinion, this right of RoweCom stockholders to receive 0.75 shares of divine Common Stock for each outstanding share of RoweCom Common Stock that they own in accordance with the terms of the Merger Agreement is referred to as the "Consideration."

    You have asked us to render our opinion as to whether the Consideration is fair, from a financial point of view, to the stockholders of RoweCom.

    In the course of performing our review and analyses for rendering this opinion, we have:

  •
  Reviewed the draft of the Merger Agreement dated July 6, 2001;

  •
  Reviewed RoweCom's Annual Report to Stockholders and Annual Report on Form 10-K for the year ended December 31, 2000, RoweCom's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2001, RoweCom's Registration Statement on Form S-8 filed with the SEC on January 9, 2001, and RoweCom's press release announcing its first quarter of 2001 earnings;

  •
  Reviewed certain operating and financial information, including projections for the three years ended December 31, 2003, provided to Chatsworth by RoweCom's management relating to RoweCom's business and prospects;

  •
  Reviewed certain estimates of cost savings and other combination benefits expected to result from the Transaction which were prepared and provided to Chatsworth by RoweCom's management.

  •
  Met with certain members of RoweCom's senior management to discuss RoweCom's business, operation, historical and projected financial results and future prospects;

B–1

  •
  Reviewed divine's Annual Report to Stockholders and Annual Report on Form 10-K for the year ended December 31, 2000, divine's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2001, divine's Current Reports on Form 8-K filed with the SEC since December 31, 2000 and divine's press release announcing its first quarter of 2001 earnings;

  •
  Met with certain members of divine's senior management to discuss divine's business, operations, historical and projected financial results and future prospects;

  •
  Reviewed the historical prices, trading multiples and trading volumes of RoweCom Common Stock and divine Common Stock;

  •
  Reviewed the terms of recent acquisitions of companies which Chatsworth deemed generally comparable to the Transaction; and

  •
  Conducted such other studies, analyses, inquiries and investigations as Chatsworth deemed appropriate.

    We have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information, including without limitation, the projections and synergy estimates, provided to us by RoweCom. With respect to RoweCom's projected financial results and the potential synergies that could be achieved upon consummation of the Transaction, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of RoweCom as to the expected future performance of RoweCom. We have not assumed any responsibility for the independent verification of any such information or of the projections and the synergy estimates provided to us, and we have further relied upon the assurances of the senior management of RoweCom that they are unaware of any facts that would make such information, projections or synergy estimates provided to us incomplete or misleading.

    In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (contingent or otherwise) of RoweCom or divine, nor have we been furnished with any such appraisals. We have assumed that the Transaction will (i) qualify as a tax-free "reorganization" within the meaning of Section 368 of the Internal Revenue Code and (ii) otherwise be consummated in a timely manner in accordance with the terms in the Merger Agreement, without any regulatory limitations, restrictions, conditions, amendments or modification that collectively would have a material effect on RoweCom or divine.

    We do not express any opinion as to the price or range of prices at which shares of RoweCom Common Stock and divine Common Stock may trade subsequent to the execution of the Merger Agreement or as to the price or range of prices at which the shares of divine Common Stock may trade subsequent to the consummation of the Transaction.

    We have acted as financial advisor to RoweCom in connection with the Transaction and will receive a fee for such services, a substantial portion of which is contingent upon the successful consummation of the Transaction.

    It is understood that this letter is intended for the benefit and use of the Board of Directors of RoweCom and does not constitute a recommendation to the Board of Directors of RoweCom or any holders of RoweCom Common Stock as to how to vote in connection with the Transaction. This opinion does not address RoweCom's underlying business decision

B–2

to pursue the Transaction, the relative merits of the Transaction as compared to any alternative business strategies that might exist for RoweCom or the effects of any other transaction in which RoweCom might engage. This letter is not to be used for any other purpose, or be reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be referred to, and included in its entirety in, any proxy statement/prospectus to be distributed to the holders of RoweCom Common Stock in connection with the Transaction. Our opinion is subject to the assumptions and conditions contained herein and is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.

    Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration is fair, from a financial point of view, to the stockholders of RoweCom.

Very truly yours,
/s/ CHATSWORTH SECURITIES LLC CHATSWORTH SECURITIES LLC

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ZRCI2B	DETACH HERE

PROXY
ROWECOM INC.
15 Southwest Park
Westwood, Massachusetts 02090

PROXY FOR THE SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON October 25, 2001

   The undersigned stockholder(s) of RoweCom, Inc., a Delaware corporation, hereby appoints Dr. Richard R. Rowe and Mr. Rodney M. Smith and each of them, proxies for the undersigned, with full power of substitution, to represent and to vote all of the shares of common stock of RoweCom that the undersigned is entitled to vote at the Special Meeting of Stockholders of RoweCom to be held at its corporate headquarters at 15 Southwest Park, Westwood, Massachusetts 02090, on October 25, 2001, at 10:00 a.m., local time, and at any adjournments or postponements thereof, upon the matters set forth in the Notice of Special Meeting of Stockholders and Proxy Statement/Prospectus, receipt of which is hereby acknowledged. The undersigned stockholder(s) hereby revokes any proxy or proxies previously executed for such matters.

   THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER, WILL BE VOTED AT THE SPECIAL MEETING AND AT ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR PROPOSAL 1, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXIES HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. AT THE PRESENT TIME THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE SPECIAL MEETING. THIS PROXY IS REVOCABLE.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

Vote by Telephone		Vote by Internet
It's fast, convenient, and immediate! Call Toll-Free on a Touch-Tone Phone 1-877-PRX-VOTE (1-877-779-8683).		It's fast, convenient, and your vote is immediately confirmed and posted.

Follow these four easy steps:		Follow these four easy steps:
1.	Read the accompanying Proxy Statement/Prospectus and Proxy Card.	1.	Read the accompanying Proxy Statement/Prospectus and Proxy Card.
2.	Call the toll-free number 1-877-PRX-VOTE (1-877-779-8683).	2.	Go to the Website http://www.eproxyvote.com/rowe
3.	Enter your 14-digit Voter Control Number located on your Proxy Card above your name.	3.	Enter your 14-digit Voter Control Number located on your Proxy Card above your name.
4.	Follow the recorded instructions.	4.	Follow the instructions provided.

Your vote is important!		Your vote is important!
Call 1-877-PRX-VOTE anytime! Proxies submitted by telephone or the Internet must be received by 12:00 MIDNIGHT, EASTERN TIME, ON OCTOBER 24, 2001.		Go to http://www.eproxyvote.com/rowe anytime!

   Do not return your Proxy Card if you are voting by Telephone or Internet

ZRCI2A	DETACH HERE
X	Please mark votes as in this example.

The Board of Directors unanimously recommends that you vote FOR the listed proposal.

1.	To approve and adopt the agreement and plan of merger and reorganization, dated as of July 6, 2001, by and among divine, inc., Knowledge Resources Acquisition Corp., a wholly-owned subsidiary of divine, and RoweCom Inc., and the merger of Knowledge Resources Acquisition Corp. into RoweCom.
	FOR	AGAINST	ABSTAIN

Each of the persons named as proxies herein are authorized, in such person's discretion, to vote upon such other matters as may properly come before the Special Meeting, or any adjournments or postponements thereof.
This Proxy will be voted in accordance with specifications made. If no choices are indicated, this Proxy will be voted FOR the listed proposal.
Please date this Proxy and sign it exactly as your name(s) appears hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee, guardian or other fiduciary, please indicate your capacity. If you sign for a corporation, please print full corporate name and indicate capacity of duly authorized officer executing on behalf of the corporation. If you sign for a partnership, please sign full partnership name and indicate capacity of duly authorized person executing on behalf of the partnership.
PLEASE VOTE, SIGN EXACTLY AS YOUR NAME APPEARS AT LEFT, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
Signature:	Date:	Signature:	Date:

QuickLinks

ADDITIONAL INFORMATION
TABLE OF CONTENTS
QUESTIONS AND ANSWERS ABOUT THE PROPOSED DIVINE/ROWECOM MERGER
SUMMARY
SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA
RISK FACTORS
CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS
THE ROWECOM SPECIAL MEETING
THE MERGER
THE MERGER AGREEMENT
AGREEMENTS RELATED TO THE MERGER
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
INFORMATION REGARDING DIVINE
INFORMATION REGARDING ROWECOM
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ROWECOM
STOCK OWNERSHIP BY MANAGEMENT AND PRINCIPAL STOCKHOLDERS OF ROWECOM
COMPARISON OF STOCKHOLDERS' RIGHTS
LEGAL MATTERS
EXPERTS
STOCKHOLDER PROPOSALS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF ROWECOM INC.
  Appendix A
  Appendix B